As filed with the Securities and Exchange Commission on December 22, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Charter Communications, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	4841	43-1857213
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131
(314) 965-0555
(Address, including zip code, and telephone number, including area code, of registrant principal executive offices)
Curtis S. Shaw, Esq.
Executive Vice President, General Counsel and Secretary
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Alvin G. Segel, Esq.
Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, California 90067-4276
(310) 277-1010

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

		Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to Be	Offering		Aggregate	Amount of
Securities to Be Registered	Registered	Price Per Unit		Offering Price	Registration Fee

5.875% Convertible Senior Notes due 2009	$862,500,000	108.0	%(1)	$931,500,000 (1)	$109,638(1)

Class A common stock (par value $.001 per share)	356,404,924 (2)	N/A		N/A	N/A(3)

(1)	Calculated pursuant to Rule 457(c) under the Securities Act of 1993, as amended.

(2)	The number of shares of Class A common stock to be issued upon conversion of the convertible senior notes was calculated based on the initial conversion price of $2.42 per share. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible senior notes, as such amount may be adjusted due to stock-splits, stock dividends and anti-dilution provisions.

(3)	Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Class A common stock issuable upon such conversion of the 5.875% Convertible Senior Notes due 2009 registered hereby.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER      , 2004

PROSPECTUS

$862,500,000 5.875% Convertible Senior Notes due 2009

356,404,924 Shares of Class A Common Stock Issuable Upon

Conversion of the 5.875% Convertible Senior Notes due 2009

     This prospectus relates to $862,500,000 aggregate principal amount of 5.875% Convertible Senior Notes due 2009 of Charter Communications, Inc., and 356,404,924 shares of Class A common stock of Charter Communications, Inc., which are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate.

     The convertible senior notes were originally issued and sold by Charter Communications, Inc. to certain initial purchasers in a private placement. The convertible senior notes and shares offered by this prospectus are to be sold for the account of the holders. Holders of the convertible senior notes may convert the convertible senior notes into shares of Charter Communications, Inc. Class A common stock at any time before their maturity or their prior redemption or repurchase by Charter Communications, Inc.

     The convertible senior notes are issued only in denominations of $1,000 and integral multiples of $1,000. The convertible senior notes are currently designated for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. Charter Communications, Inc.’s Class A common stock is quoted on the Nasdaq National Market under the symbol “CHTR.” On December 20, 2004, the last reported bid price for the Class A common stock on the Nasdaq National Market was $2.10 per share.

     The principal terms of the convertible senior notes include the following:

Interest	accrues from November 22, 2004 at the rate of 5.875% per year, payable semi-annually on each May 16 and November 16, commencing on May 16, 2005.

Maturity Date	November 16, 2009

Conversion Rate	413.2231 shares of Class A common stock per each $1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of approximately $2.42 per share. Upon conversion, we will have the right to deliver, in lieu of our Class A common stock, cash or a combination of cash and Class A common stock.

Ranking	rank equally with any of Charter Communications, Inc.’s existing and future senior unsecured indebtedness, but are effectively subordinated to our secured indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Redemption	Following the earlier of (1) the sale of the notes pursuant to an effective registration statement or (2) November 22, 2006, we may redeem the notes in whole or in part at any time at a redemption price equal to 100% of the accreted principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, on the Notes to but not including the redemption date, if the closing price of our Class A common stock has exceeded a specified percentage of the conversion price for at least 20 trading days in any consecutive 30 trading day period.

Make Whole Provisions	If you convert your notes at any time prior to November 16, 2007, you will receive, in addition to shares of our Class A common stock, or cash in lieu thereof, the remaining portion of a portfolio of U.S. government securities pledged as security in respect of the notes you converted, subject to certain limitations. If you convert notes that have been called for redemption, you will receive an additional redemption make whole amount. In addition, if certain corporate transactions that constitute a change of control occur on or prior to November 16, 2009, we will increase the conversion rate in certain circumstances, unless such transaction constitutes a public acquirer change of control and we elect to modify the conversion into public acquirer common stock, as described in this prospectus.

     The convertible senior notes and the shares of Class A common stock offered by this prospectus may be offered in negotiated transactions, ordinary brokerage transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

     See “Risk Factors” beginning on page 14 of this prospectus to read about important factors you should consider before buying the convertible senior notes or shares of our Class A common stock.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The distribution of this prospectus and the offering and sale of the convertible senior notes or Class A common stock in certain jurisdictions may be restricted by law. Charter Communications, Inc. requires persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the convertible senior notes or shares of Class A common stock in any jurisdiction in which such offer or invitation would be unlawful.

     Neither Charter Communications, Inc. nor any of its representatives is making any representation to any offeree or purchaser of the convertible senior notes or shares of Class A common stock regarding the legality of an investment by such offeree or purchaser under appropriate legal investment or similar laws. Each purchaser should consult with his own advisors as to legal, tax, business, financial and related aspects of a purchase of the notes or shares of Class A common stock.

Prospectus dated December     , 2004.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimate” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, or SEC, and include, but are not limited to:

•	our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed data, telephony and other services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	the availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;

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•	our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•	our ability to repay or refinance debt as it becomes due;

•	any adverse consequences arising out of our restatement of our 2000, 2001 and 2002 financial statements;

•	the results of the pending grand jury investigation by the United States Attorney’s Office for the Eastern District of Missouri, and our ability to reach a final approved settlement with respect to the putative class action, the unconsolidated state action, and derivative shareholders litigation against us on the terms of the memoranda of understanding described herein;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;

•	general business conditions, economic uncertainty or slowdown; and

•	the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form S-1 to register the sale of the securities covered by this prospectus. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement. For further information about us and the securities described in this prospectus, you should refer to the registration statement and its exhibits.

      Our Class A common stock is quoted on the Nasdaq National Market under the symbol “CHTR.” We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy at prescribed rates any document we file at the SEC’s public reference room at Room 1200, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

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SUMMARY

      This summary contains a general discussion of our business, and summary financial information. It does not contain all the information that you should consider before making an investment decision regarding the notes or our Class A common stock. For a more complete understanding of an investment in the notes or our Class A common stock, you should read this entire prospectus. Unless otherwise noted, all business data in this summary is as of September 30, 2004.

      Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business and operations of Charter Communications, Inc. and its subsidiaries. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Charter Communications, Inc. and its direct and indirect subsidiaries on a consolidated basis. The term “Charter” refers to the issuer, Charter Communications, Inc.

Our Business

      We are a broadband communications company operating in the United States, with approximately 6.3 million customers at September 30, 2004. Through our broadband network of coaxial and fiber optic cable, we offer our customers traditional cable video programming (analog and digital, which we refer to as “video” service), high-speed cable Internet access (which we refer to as “high-speed data service”), advanced broadband cable services (such as video on demand (“VOD”), high definition television service, and interactive television) and, in some of our markets, we offer telephone service (which we refer to as “telephony”). See “Business — Products and Services” for further description of these terms, including “customers.”

      At September 30, 2004, we served approximately 6.1 million analog video customers, of which approximately 2.7 million were also digital video customers. We also served approximately 1.8 million high-speed data customers (including approximately 205,000 who received only high-speed data services). We also provided telephony service to approximately 40,000 customers as of that date.

      Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and we have a website accessible at www.charter.com. The information posted or linked on our website is not part of this prospectus and you should rely solely on the information contained in this prospectus and the related documents to which we refer herein when deciding to make an investment in the notes or our Class A common stock.

Strategy

      Our principal financial goal is to maximize our return on invested capital. To do so, we will focus on increasing revenues, growing our customer base, improving customer retention and enhancing customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive bundled offerings.

      Specifically, in the near term, we are focusing on:

•	refining our sales and marketing efforts to grow revenues through consistent branding initiatives, promoting our advanced services and emphasizing what we believe to be advantages over our competitors, including one-stop shopping for video, high-speed data, voice and interactive services;

•	enhancing our digital service with new content and continued deployment of advanced products such as digital video recorder (“DVR”) service, high definition television service, VOD and subscription video on demand (“SVOD,” VOD service for selected programming categories);

•	implementing what we believe is an attractive and competitive price point strategy for various levels and bundled packages;

•	improving customer service and satisfaction;

•	managing our operating costs by exercising discipline in capital and operational spending; and

•	identifying opportunities to continue to improve our balance sheet and liquidity.

      We believe that our high-speed data service will continue to provide a substantial portion of our revenue growth in the near future. We also plan to continue to expand our marketing of high-speed data service to the business community, which we believe has shown an increasing interest in high-speed data service and private network services.

      We believe we offer our customers an excellent choice of services through a variety of bundled packages, particularly with respect to our digital video and high-speed data services. Our digital platform enables us to offer a significant number and variety of channels, and we offer customers the opportunity to choose among groups of channel offerings, including premium channels, and to combine selected programming with other services such as high-speed data, high definition television (in selected markets) and VOD (in selected markets).

      We have reduced the number of our customer contact centers from over 300 at December 31, 2000, to 36 at September 30, 2004. Our 14 largest customer contact centers now serve approximately 95% of our customers. We anticipate that this initiative will improve overall customer satisfaction while reducing costs. We believe that consolidation and standardization of call centers enable us to provide a more consistent experience for our customers and to improve sales through the use of better trained, more efficient and sales-oriented customer service representatives.

      We continue to pursue opportunities to improve our balance sheet and liquidity. Our efforts in this regard have resulted in the completion of a number of transactions since September 2003, as follows:

•	the issuance and sale by CCO Holdings, LLC and CCO Holdings Capital Corp. of $550 million of senior floating rate notes in December 2004;

•	the November 2004 sale of the $862.5 million of 5.875% convertible senior notes due 2009 described in this prospectus;

•	the sale in the first half of 2004 of non-core cable systems for $824 million, the proceeds of which we used to reduce our indebtedness;

•	the 2003 issuance by our subsidiaries, CCH II and Charter Holdings, of approximately $1.6 billion of senior notes, which they exchanged in private transactions for approximately $1.9 billion of outstanding indebtedness of Charter and Charter Holdings, resulting in a $294 million reduction of our consolidated debt outstanding; and

•	the sale in April 2004 of $1.5 billion of senior second lien notes by our subsidiary, Charter Communications Operating, LLC (“Charter Operating”), together with the concurrent refinancing of its credit facilities.

      Going forward, we plan to continue to identify and pursue opportunities to improve our liquidity and reduce indebtedness in order to enhance the long-term strength of our balance sheet and our business.

Recent Events

Sale of CCO Holdings, LLC Senior Floating Rate Notes

      On December 15, 2004, our subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., issued and sold $550 million senior floating rate notes due 2010 in a private transaction to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The notes have an annual interest rate of LIBOR plus 4.125%, reset and payable quarterly. The net proceeds from the sale of the notes will be used to pay down bank debt and for general corporate purposes.

Sale of 5.875% Convertible Senior Notes

      On November 22, 2004, we issued $862.5 million original principal amount of 5.875% Convertible Senior Notes due 2009, which are convertible into shares of our Class A common stock, par value $.001 per share, at a rate of 413.2231 shares per $1,000 principal amount of notes (or approximately $2.42 per share), subject to adjustment in certain circumstances. In connection with the issuance of the notes, we agreed to file the registration statement containing this prospectus for resale of the notes and shares of Class A common stock by the holders thereof. We agreed to use a portion of the proceeds from the original sale of the notes to redeem our outstanding 5.75% convertible senior notes due 2005. That redemption is scheduled to be completed on December 23, 2004. We also used a portion of the proceeds from the original issuance of the notes to purchase certain U.S. government securities which were pledged as security for the notes and which we expect to use to fund the first six interest payments on the notes.

      In connection with the initial sale of the notes, we also agreed to file a registration statement with the Securities and Exchange Commission that can be used by Citigroup Global Markets Inc. to sell up to 150 million shares of our Class A common stock that we will loan to an affiliate of Citigroup Global Markets Inc. pursuant to a share lending agreement.

      For additional terms of the notes and the arrangements governing the loan of shares of our Class A common stock, see “Registered Borrow Facility” and “Description of Notes.”

Organizational Structure

      The chart below sets forth our organizational structure and that of our principal direct and indirect subsidiaries. The equity ownership, voting percentages and indebtedness amounts shown below are approximations as of September 30, 2004 on the pro forma basis described in “Unaudited Pro Forma Financial Information” and do not give effect to any exercise, conversion or exchange of then outstanding options, preferred stock, convertible notes and other convertible or exchangeable securities. See “— Recent Events.”

(1)	Charter acts as the sole manager of Charter Holdco and most of its limited liability company subsidiaries.
(2)	These membership units are held by Charter Investment, Inc. and Vulcan Cable III Inc., each of which is 100% owned by Paul G. Allen, our Chairman and controlling shareholder. They are exchangeable at any time on a one-for-one basis for shares of Charter Class A common stock.
(3)	Represents 100% of the preferred membership interests in CC VIII, LLC, a subsidiary of CC V Holdings, LLC. An issue has arisen regarding the ultimate ownership of such CC VIII, LLC membership interests following Mr. Allen’s acquisition of those interests on June 6, 2003. See “Certain Relations and Related Transactions — Transactions Arising out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.”
(4)	CC V Holdings, LLC, the issuer of $113 million accreted value of senior discount notes, is a direct wholly owned subsidiary of CCO NR Holdings, LLC, and holds 100% of the common membership units of CC VIII, LLC. Mr. Allen through Charter Investment, Inc. holds 100% of the preferred membership units in CC VIII, LLC. CC VIII, LLC holds 100% of the equity of CC VIII Operating, LLC, which in turn holds 100% of the equity of a number of operating subsidiaries. One such operating subsidiary (CC Michigan, LLC) is a guarantor of the CC V Holdings senior discount notes.

The Notes

Issuer	Charter Communications, Inc. (“Charter”)

Notes Offered	$862,500,000 original principal amount of 5.875% Convertible Senior Notes due 2009.

Maturity Date	November 16, 2009.

Interest	5.875% per annum on the accreted principal amount, payable semi-annually in arrears on May 16 and November 16 of each year, commencing May 16, 2005. If we elect to accrete the principal amount of the notes to pay any liquidated damages we owe, we will be entitled to defer any interest, which we refer to as the deferred interest, that accrues with respect to the excess of the accreted principal amount over the original principal amount until May 16, 2008, or any earlier repurchase, redemption or acceleration of the notes. We will not pay any interest on such deferred interest.

Security	Our subsidiary, Charter Communications Holding Company, LLC (“Charter Holdco”), has purchased and pledged to us as security for an intercompany note, and we have repledged to the trustee under the indenture as security for the benefit of the holders of the notes, approximately $144 million of U.S. government securities, which we refer to as the Pledged Securities. We believe that the total amount of the Pledged Securities will be sufficient, upon receipt of scheduled payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the original principal amount of the notes, but not any liquidated damages we may owe or any deferred interest in respect of the accretion of the principal amount of the notes. The notes will not otherwise be secured. See “Description of the Notes — Security.” Holders who convert their notes prior to November 16, 2007 will receive the cash proceeds from the liquidation of a portion of the Pledged Securities, as described below in “— Interest Make Whole Upon Conversion.”

Ranking	The notes will be unsecured (except to the extent described above under “Security”) and unsubordinated obligations and will rank, in right of payment, the same as all of Charter’s existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to all of Charter’s subordinated indebtedness and will be effectively subordinated to any of Charter’s secured indebtedness and structurally subordinated to indebtedness and other liabilities of our subsidiaries. As of September 30, 2004, Charter had no secured indebtedness and our subsidiaries had total indebtedness and other liabilities of $20.3 billion, excluding intercompany obligations.

Conversion Rights	Holders may convert their notes at the conversion rate at any time prior to the close of business on the business day prior to the maturity date.

The initial conversion rate will be 413.2231 shares of our Class A common stock, par value $.001 per share, per $1,000 original principal amount of notes. This represents an initial conversion price of approximately $2.42 per share of our Class A common stock. We will increase the conversion rate in the same proportion that the principal amount of the notes increases if we elect to accrete the principal amount of the notes to pay certain liquidated damages instead of paying them in cash. In addition, if certain corporate transactions that constitute a change of control occur on or prior to the maturity date, we will increase the conversion rate in certain circumstances, unless such transaction constitutes a public acquirer change of control and we elect to satisfy our conversion obligation with public acquirer common stock. See “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control.”

Notwithstanding the foregoing, no holder of notes will be entitled to receive shares of our Class A common stock upon conversion to the extent, but only to the extent, that such receipt would cause such holder to become, directly or indirectly, a beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to November 16, 2008, the specified percentage will be 4.9%, and with respect to any conversion thereafter, the specified percentage will be 9.9%. See “Description of Notes — Conversion Rights — Limitation on Beneficial Ownership.”

Upon conversion, we will have the right to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and our Class A common stock. If we elect to pay holders cash upon conversion, such payment will be based on the average of the sale prices of our Class A common stock over the 20 trading day period beginning on the third trading day immediately following the conversion date of the notes, which we refer to as the average price.

As described in this prospectus, the conversion rate may be adjusted upon the occurrence of certain events, including for any cash dividend on our Class A common stock, but will not be adjusted for accrued and unpaid interest. By delivering to the holder shares of our Class A common stock, and in certain circumstances cash, we will satisfy our obligations with respect to the notes subject to the conversion, subject to our obligations described under “Description of Notes — Conversion Rights — Interest Make Whole Upon Conversion” below. Except to the extent we are required to pay any Early Conversion Make Whole Amount or Redemption Make Whole Amount, upon conversion of a note, accrued and unpaid interest will be paid or deemed to be paid in full, rather than canceled, extinguished or forfeited.

The notes called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Interest Make Whole Upon Conversion	Holders who convert their notes prior to November 16, 2007 will receive, in addition to a number of shares of our Class A common stock calculated at the conversion rate for the accreted principal amount of notes, or cash in lieu thereof, the cash proceeds of the sale by the trustee of the Pledged Securities remaining with respect to the notes being converted, which we refer to as the Early Conversion Make Whole Amount, subject to the limitation described under “Description of Notes — Conversion Rights — Interest Make Whole Upon Conversion”. The percentage of the remaining Pledged Securities to be sold will be determined based on the aggregate original principal amount of notes being converted as a percentage of the total original principal amount of notes then outstanding. The trustee will liquidate the Pledged Securities to be released, rounded down to the nearest whole multiple of the minimum denomination of such Pledged Securities, and deliver the cash value thereof to the converting holder. The Early Conversion Make Whole Amount will not compensate a converting holder for interest such holder would have earned in respect of any increase in the principal amount of the notes if we elect to accrete such principal amount to pay any liquidated damages we may owe.

Holders who convert notes that have been called for redemption will receive, in addition to the Early Conversion Make Whole Amount, the amount of any deferred interest and the present value of the interest on the notes converted that would have been payable for the period from and including November 16, 2007, or if later, the redemption date, to but excluding November 16, 2009, which we refer to as the Redemption Make Whole Amount. The Redemption Make Whole Amount will be calculated by discounting the amount of such interest on a semi-annual basis using a discount rate equal to 3.0% plus the published U.S. Treasury rate for the maturity most closely approximating the period from and including the redemption date to but excluding November 16, 2009. We may pay the Redemption Make Whole Amount in cash or in shares of our Class A common stock, with the number of such shares determined based on the average of the sale prices of our Class A common stock over the 10 trading days immediately preceding the applicable conversion date. If we elect to pay the Redemption Make Whole Amount in shares of our Class A common stock, the number of shares we deliver, together with the shares deliverable upon conversion, will not exceed 462 per $1,000 original principal amount of notes, subject to the anti-dilution adjustments, and we must deliver cash with respect to the remainder of the Redemption Make Whole Amount, if any.

Exchange in Lieu of Conversion	Unless we have called the relevant notes for redemption, we may, in lieu of delivering shares of our Class A common stock, or cash in lieu thereof, upon conversion, direct the conversion agent to surrender notes a holder has tendered for conversion to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such notes, the designated institution must agree to deliver, in exchange for such notes, a number of shares of our Class A common stock calculated using the applicable conversion rate for the accreted principal amount of the notes, plus cash for any fractional shares, or, at its option, cash or a combination of cash and shares of our Class A common stock in lieu thereof, calculated based on the average price. If the designated institution accepts any such notes, it will deliver the appropriate number of shares of our Class A common stock (and cash, if any), or cash in lieu thereof, to the conversion agent and the conversion agent will deliver those shares or cash to the holder. Such designated institution will also deliver cash equal to any Early Conversion Make Whole Amount we would owe such holder if we had paid it the conversion value of its notes. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following (1) the conversion date or (2) if the designated institution elects to deliver cash or a combination of cash and shares of our Class A common stock, the determination of the average price, convert the notes and deliver shares of our Class A common stock, as described under “Description of Notes — Conversion Rights — General,” or, at our option cash in lieu thereof based on the average price, along with any applicable Early Conversion Make Whole Amount. See “Description of Notes — Exchange in Lieu of Conversion.”

Fundamental Change	Upon a fundamental change, each holder of the notes may require us to repurchase some or all of its notes at a purchase price equal to 100% of the accreted principal amount of the notes, plus any accrued and unpaid interest, including any liquidated damages and deferred interest. See “Description of Notes — Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

Make Whole Amount and Public Acquirer Change of Control	If certain transactions that constitute a change of control occur on or prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversion of notes in connection with such transactions, as described under “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control.” The number of additional shares will be determined based on the date such transaction becomes effective and the price paid per share of our Class A common stock in such transaction. However, if such transaction constitutes a public acquirer change of control, in lieu of increasing the conversion rate, we may elect to adjust our conversion obligation such that upon conversion of the notes, we will deliver acquirer common stock or cash in lieu thereof as described under “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control.”

Redemption	Following the earlier of (1) the sale of any notes pursuant to an effective registration statement or (2) November 22, 2006, we may redeem the notes (or, in the case of clause (1) above, any such notes that have been sold pursuant to an effective registration statement) in whole or in part for cash at any time at a redemption price equal to 100% of the accreted principal amount of the notes plus any accrued and unpaid interest, deferred interest and liquidated damages, if any, on the notes to but not including the redemption date, if the closing price of our Class A common stock has exceeded, for at least 20 trading days in any consecutive 30 trading day period, 180% of the conversion price if such 30 day trading period is prior to November 16, 2007 and 150% if such 30 trading day period begins thereafter. The “conversion price” as of any day will equal the accreted principal amount of $1,000 original principal amount of notes divided by the conversion rate in effect on such day.

Sinking Fund	None.

Registered Borrow Facility	We have filed and have agreed to use our reasonable best efforts to cause to become effective within 130 calendar days after the issue date of the notes, a registration statement with the Securities and Exchange Commission covering our Class A common stock that can be used by Citigroup Global Markets Inc., one of the initial purchasers of the notes, which we refer to as Citigroup, to sell up to 150 million shares that we will loan to an affiliate of Citigroup.

If for any reason the registration statement relating to the registered borrow facility has not been declared effective by the required deadline, we will be required to pay liquidated damages in cash to all holders of the notes during the continuance of such failure until the date two years following the original issue date of the notes at a rate per month equal to .25% of the accreted principal amount of the notes for the first 60 days of such failure and .50% of the accreted principal amount of the notes thereafter, in each case with such damages accruing daily and paid monthly. In lieu of paying any such liquidated damages in cash, we may elect to add the liquidated damages to the accreted principal amount of the notes at the rate per month of .375% of the accreted principal amount of the notes for the first 60 days of such failure and .75% of the accreted principal amount of the notes thereafter, in each case accreting daily and compounding monthly.

We have been advised by Citigroup that it intends to use the short sales of our Class A common stock registered pursuant to such registration statement to facilitate transactions by which investors in the notes will hedge their investment in the notes. We will not receive any of the proceeds from such short sales of Class A common stock, but we will receive a loan fee of $.001 for each share that we lend pursuant to the share lending agreement.

United States Federal Income Tax Considerations	Under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in the notes each holder of a note is deemed to have agreed, to treat the notes for United States federal income tax purposes as debt instruments that are subject to the U.S. Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest will accrue from the issue date of the notes at a constant rate of 15% per year (subject to certain adjustments), compounded semi-annually, which represents the yield on our comparable nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to the notes. U.S. Holders (as defined herein) will be required to include interest in income as it accrues regardless of their method of tax accounting. The rate at which interest accrues for United States federal income tax purposes generally will exceed the cash payments of interest.

U.S. Holders will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received upon conversion, and their adjusted tax basis in the note. Any gain recognized by a U.S. Holder on the sale, exchange, conversion, redemption or repurchase of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and, thereafter, capital loss. See “United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the sales of notes or shares offered hereby by the selling security holders.

Events of Default	Customary events of default, including a default caused by the failure to pay interest or principal at maturity and the acceleration of indebtedness for borrowed money aggregating $100 million or more.

Trading	The notes are designated as eligible for trading in the PORTAL Market. Our Class A common stock is quoted on the Nasdaq National Market under the symbol “CHTR.”

Summary Consolidated Financial Data

      Charter is a holding company whose principal assets are a controlling common equity interest in Charter Communications Holding Company, LLC and “mirror” notes that are payable by Charter Communications Holding Company, LLC to Charter which have the same principal amount and terms as those of Charter’s convertible senior notes. Charter Communications Holding Company, LLC is a holding company whose primary assets are equity interests in our cable operating subsidiaries and intercompany loan receivables. Charter consolidates Charter Communications Holding Company, LLC on the basis of voting control. Charter Communications Holding Company, LLC’s limited liability agreement provides that so long as Charter’s Class B common stock retains its special voting rights, Charter will maintain 100% voting interest in Charter Communications Holding Company, LLC. Voting control gives Charter full authority and control over the operations of Charter Communications Holding Company, LLC.

      The following table presents summary financial and other data for Charter and its subsidiaries and has been derived from the audited consolidated financial statements of Charter and its subsidiaries for the three years ended December 31, 2003 and the unaudited consolidated financial statements of Charter and its subsidiaries for the nine months ended September 30, 2004. The consolidated financial statements of Charter and its subsidiaries for the years ended December 31, 2001 to 2003 have been audited by KPMG LLP, an independent registered public accounting firm. The pro forma data set forth below represent our unaudited pro forma consolidated financial statements after giving effect to the following transactions as if they occurred on January 1 of the respective period for the statement of operations data and other financial data and as of the last day of the respective period for the operating data and balance sheet data:

(1) the disposition of certain assets in October 2003 and in March and April 2004 and the use of proceeds in each case to pay down credit facilities;

(2) the issuance and sale of the CCH II senior notes in September 2003, the CCO Holdings senior notes in November 2003, the CCO Holdings senior floating rate notes in December 2004 and the Charter Operating senior second lien notes in April 2004 with proceeds used to refinance or repay outstanding debt and for general corporate purposes;

(3) an increase in amounts outstanding under the Charter Operating credit facilities in April 2004 and the use of such funds, together with the proceeds of the sale of the Charter Operating senior second lien notes, to refinance amounts outstanding under the credit facilities of our subsidiaries, CC VI Operating, CC VIII Operating and Falcon;

(4) the establishment of a registered borrow facility for the issuance of up to 150 million shares of our Class A common stock pursuant to a share lending agreement; and

(5) the issuance and sale of $863 million of 5.875% convertible senior notes in November 2004 with proceeds used for (i) the purchase of certain U.S. government securities pledged as security for the 5.875% convertible senior notes (and which we expect to use to fund the first six interest payments thereon), (ii) redemption of the outstanding 5.75% convertible senior notes due 2005 and (iii) general corporate purposes.

      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Capitalization,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Registered Borrow Facility” and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

					Nine Months Ended
	Year Ended December 31,				September 30,

	2001	2002	2003	2003	2004	2004
	Actual	Actual	Actual	Pro Forma(a)	Actual	Pro Forma(a)

	(Dollars in millions, except per share, share and customer data)
Statement of Operations Data:
Revenues:
Video	$2,971	$3,420	$3,461	$3,324	$2,534	$2,513
High-speed data	148	337	556	541	538	535
Advertising sales	197	302	263	255	205	204
Commercial	123	161	204	188	175	173
Other	368	346	335	322	249	247

Total revenues	3,807	4,566	4,819	4,630 (b)	3,701	3,672 (b)

Costs and Expenses:
Operating (excluding depreciation and amortization)	1,486	1,807	1,952	1,881	1,552	1,540
Selling, general and administrative	826	963	940	914	735	731
Depreciation and amortization	2,683	1,436	1,453	1,413	1,105	1,099
(Gain) loss on sale of assets, net	10	3	5	26	(104)	1
Impairment of franchises	—	4,638	—	—	2,433	2,433
Option compensation expense (income), net	(5)	5	4	4	34	34
Special charges, net	18	36	21	21	100	100
Unfavorable contracts and other settlements	—	—	(72)	(72)	—	—

Total costs and expenses	5,018	8,888	4,303	4,187	5,855	5,938

Income (loss) from operations	(1,211)	(4,322)	516	443	(2,154)	(2,266)
Interest expense, net	(1,310)	(1,503)	(1,557)	(1,719)	(1,227)	(1,286)
Gain (loss) on derivative instruments and hedging activities, net	(50)	(115)	65	65	48	48
Gain on debt exchange, net	—	—	267	—	—	—
Loss on debt to equity conversions	—	—	—	—	(23)	(23)
Loss on extinguishment of debt	—	—	—	—	(21)	—
Loss on equity investments	(54)	(3)	(3)	(3)	—	—
Other, net	(5)	(1)	(13)	(13)	—	—

Loss before minority interest, income taxes and cumulative effect of accounting change	(2,630)	(5,944)	(725)	(1,227)	(3,377)	(3,527)
Minority interest	1,461	3,176	377	377	24	24

Loss before income taxes and cumulative effect of accounting change	(1,169)	(2,768)	(348)	(850)	(3,353)	(3,503)
Income tax benefit	12	460	110	111	116	130

Loss before cumulative effect of accounting change	(1,157)	(2,308)	(238)	(739)	(3,237)	(3,373)
Cumulative effect of accounting change, net of tax	(10)	(206)	—	—	(765)	(765)

Net loss	(1,167)	(2,514)	(238)	(739)	(4,002)	(4,138)
Dividends on preferred stock — redeemable	(1)	(3)	(4)	(4)	(3)	(3)

Net loss applicable to common stock	$(1,168)	$(2,517)	$(242)	$(743)	$(4,005)	$(4,141)

Loss per common share, basic and diluted	$(4.33)	$(8.55)	$(0.82)	$(2.52)	$(13.38)	$(13.83)

Weighted-average common shares outstanding, basic and diluted	269,594,386	294,440,261	294,597,519	294,597,519	299,411,053	299,411,053

Other Financial Data:
Cash flows from operating activities	$489	$748	$765	$554	$383	$314
Cash flows from investing activities	$(4,774)	$(2,363)	$(817)	$(885)	$50	$(671)
Cash flows from financing activities	$4,156	$1,934	$(142)	$38	$(431)	$381
Capital expenditures	$2,913	$2,167	$854	$835	$639	$637
Deficiencies of earnings to cover fixed charges(c)	$2,630	$5,944	$725	$1,227	$3,377	$3,527

	December 31,		September 30,

	2003	2003	2004
	Actual	Pro Forma	Actual

Operating Data (end of period)(d):
Analog video customers	6,431,300	6,200,500	6,074,600
Digital video customers	2,671,900	2,588,600	2,688,900
Residential high-speed data customers	1,565,600	1,527,800	1,819,900
Telephony customers	24,900	24,900	40,200

Pro Forma
As of September 30,
2004

(Dollars in millions)
Balance Sheet Data (end of period):
Cash and cash equivalents	$355
Total assets	17,511
Accounts payable and accrued expenses	1,311
Long-term debt	18,878
Other long-term liabilities	695
Minority interest(e)	637
Shareholders’ deficit	(4,079)

(a)	Actual revenues exceeded pro forma revenues for the year ended December 31, 2003 and the nine months ended September 30, 2004 by $189 million and $29 million, respectively. Pro forma net loss exceeded actual net loss by $501 million and $136 million for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. The unaudited pro forma financial information required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended (a) to provide any indication of what our actual financial position or results of operations would have been had the transactions described above been completed on the dates indicated or (b) to project our results of operations for any future date.

(b)	Pro forma revenue by quarter is as follows:

	2003	2004
	Pro	Pro
	Forma	Forma
	Revenue	Revenue

	(In millions)
1st Quarter	$1,130	$1,185
2nd Quarter	1,168	1,239
3rd Quarter	1,159	1,248

Total through September 30	3,457	$3,672

4th Quarter 2003	1,173

Total 2003 pro forma revenue	$4,630

(c)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(d)	See “Business — Products and Services” for definitions of the terms contained in this section.

(e)	Minority interest represents the percentage of Charter Communications Holding Company, LLC not owned by Charter, plus preferred membership interests in CC VIII, LLC, an indirect subsidiary of Charter Holdco. Paul G. Allen indirectly holds the preferred membership units in CC VIII as a result of the exercise of a put right originally granted in connection with the Bresnan transaction in 2000. An issue has arisen regarding the ultimate ownership of the CC VIII membership interests following the consummation of the Bresnan put transaction on June 6, 2003. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.” Reported losses allocated to minority interest on the statement of operations are limited to the extent of any remaining minority interest on the balance sheet related to Charter Communications Holding Company, LLC. Because minority interest in Charter Communications Holding Company, LLC was substantially eliminated at December 31, 2003, beginning in the first quarter of 2004, Charter began to absorb substantially all losses before income taxes that otherwise would have been allocated to minority interest. As a result of negative equity at Charter Communications Holding Company, LLC, during the nine months ended September 30, 2004, no additional losses were allocated to minority interest, resulting in an approximate additional $2.0 billion of net losses. Subject to any changes in Charter Communications Holding Company, LLC’s capital structure, Charter will absorb substantially all future losses.

RISK FACTORS

      An investment in the notes or our Class A common stock entails the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before making a decision to invest in the notes or our Class A common stock.

Risks Related to Significant Indebtedness of Us and Our Subsidiaries

We and our subsidiaries have a significant amount of existing debt and may incur substantial additional debt in the future, which could adversely affect our financial health and our ability to react to changes in our business.

      We and our subsidiaries have a significant amount of debt and may (subject to applicable restrictions in their debt instruments) incur additional debt in the future. As of September 30, 2004, our total debt was approximately $18.5 billion, and our shareholders’ deficit was approximately $4.1 billion. On the pro forma basis set forth in “Summary Consolidated Financial Data”, our total debt would have been approximately $18.9 billion at September 30, 2004, and the deficiency of earnings to cover fixed charges for the nine-month period ended September 30, 2004 would have been approximately $3.5 billion. In 2006 and beyond, significant amounts will become due under our remaining long-term debt obligations. The maturities of these obligations are set forth in “Description of Certain Indebtedness.”

      We believe that as a result of our significant levels of debt and operating performance, our access to the debt markets could be limited. If our business does not generate sufficient cash flow from operating activities, and sufficient funds are not available to us from borrowings under our credit facilities or from other sources, we may not be able to repay our debt, grow our business, respond to competitive challenges, or to fund our other liquidity and capital needs. Further, if we are unable to refinance our debt, we could be forced to restructure our obligations or seek protection under the bankruptcy laws. If we were to raise capital through the issuance of additional equity or to engage in a recapitalization or other similar transaction, our shareholders could suffer significant dilution and our noteholders might not receive all principal and interest payments to which they are contractually entitled on a timely basis or at all.

      Our significant amount of debt could have other important consequences to you. For example, it will or could:

•	require us to dedicate a significant portion of our cash flow from operating activities to payments on our debt, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries and the economy at large;

•	place us at a disadvantage as compared to our competitors that have proportionately less debt;

•	make us vulnerable to interest rate increases, because a significant amount of our borrowings are, and will continue to be, at variable rates of interest;

•	expose us to increased interest expense as we refinance our existing lower interest rate instruments;

•	adversely affect our relationship with customers and suppliers;

•	limit our ability to borrow additional funds in the future; and

•	make it more difficult for us to satisfy our obligations to the holders of our notes and for our subsidiaries to satisfy their obligations to their lenders under their credit facilities and to their bondholders.

      A default by one of our subsidiaries under its debt obligations could result in the acceleration of those obligations, the obligations of our other subsidiaries and our obligations under the notes and our other convertible notes. We may not have the ability to fund our obligations under the notes in the event of such a default. If current debt levels increase, the related risks that we and you now face will intensify.

Because of our holding company structure, the notes are structurally subordinated in right of payment to all liabilities of our subsidiaries. Restrictions in our subsidiaries’ debt instruments limit their ability to provide funds to us.

      Our principal assets are our equity interests in Charter Communications Holding Company, LLC (“Charter Holdco”) (which in turn holds indirect equity interests in our operating subsidiaries) and certain mirror debt instruments issued to us by Charter Holdco, the terms of which match our existing outstanding indebtedness. We have no operating assets. Accordingly, except for those interest payments to be funded by the Pledged Securities, we will need to receive distributions from our subsidiaries or raise additional financing in order to service our debt. Our subsidiaries are separate and distinct legal entities and are not obligated to make funds available to us in the form of loans, distributions or otherwise for payment of the notes or our existing senior convertible notes or other obligations.

      Our subsidiaries’ ability to make distributions to us are restricted by the terms of their credit facilities and indentures. Our indirect subsidiaries include the borrowers and guarantors under the Charter Communications Operating, LLC credit facilities. Some of our subsidiaries are also obligors under several series of senior high-yield notes issued by them. The notes are structurally subordinated in right of payment to indebtedness and other liabilities of our subsidiaries, the total principal amount of which was $20.3 billion as of September 30, 2004 excluding intercompany obligations.

      The indentures governing the senior notes and senior discount notes of Charter Communications Holdings, LLC (“Charter Holdings”) permit Charter Holdings to make distributions to Charter Holdco for payment of interest on the notes and our existing convertible senior notes, but only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under its indentures and other specified tests are met. However, in the event that Charter Holdings could not incur any additional debt under the 8.75 to 1.0 leverage ratio test, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments in Charter Holdco or Charter, up to an amount determined by a formula, if there is no default under the indentures, subject also to certain legal principles and requirements. Charter Holdings did not meet the leverage ratio test at September 30, 2004, and as a result, distributions from Charter Holdings to Charter Holdco will be restricted until that test is met. As of September 30, 2004, Charter Holdco had $31 million in cash on hand and was owed $39 million in intercompany loans, which are available to Charter Holdco to service interest on the notes and our existing convertible senior notes.

      In the event of bankruptcy, liquidation or dissolution of one or more of our subsidiaries, that subsidiary’s assets would first be applied to satisfy its own obligations, then to any obligations owed by its parent companies that are our subsidiaries, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to us as an equity holder or otherwise. In that event:

•	the lenders under our subsidiaries’ credit facilities and the holders of their other debt instruments will have the right to be paid before us from any of our subsidiaries’ assets; and

•	although Mr. Allen’s indirect ownership interest in CC VIII, LLC is currently the subject of a dispute, Paul G. Allen, as an indirect holder of preferred membership interests in our subsidiary, CC VIII, LLC, may have a claim on a portion of its assets that would reduce the amounts available for repayment to holders of the notes. See “Risk Factors — Risks Related to Our Business — Our dispute with Paul G. Allen concerning the ownership of an interest in CC VIII, LLC could adversely impact our ability to repay our debt, the value of our common stock and our ability to obtain future financing.”

      In addition, the notes are unsecured and will rank equally with all other existing and future senior unsecured indebtedness of Charter and will be effectively subordinated in right of payment to all existing secured debt and any future secured debt we may incur to the extent of the value of the assets securing such debt. Our subsidiaries’ credit facilities are secured by pledges of equity interests and intercompany notes. See “Description of Certain Indebtedness” for a summary of our outstanding indebtedness and a description of our credit facilities and other indebtedness.

The agreements and instruments governing our debt and the debt of our subsidiaries contain restrictions and limitations that could significantly affect our ability to operate our business and adversely affect you, as holders of the notes.

      The credit facilities of our subsidiaries and the indentures governing our and our subsidiaries’ other debt contain a number of significant covenants that could adversely affect our ability to operate our business, and therefore could adversely affect the holders of the notes and our stockholders. These covenants restrict our and our subsidiaries’ ability to:

•	pay dividends or make other distributions;

•	receive distributions from our subsidiaries;

•	make certain investments or acquisitions;

•	enter into related party transactions;

•	dispose of assets or merge;

•	incur additional debt;

•	repurchase or redeem equity interests and debt;

•	grant liens; and

•	pledge assets.

      Furthermore, the credit facilities of Charter Communications Operating, LLC (“Charter Operating”) require Charter Operating and its subsidiaries to maintain specified financial ratios and meet financial tests and to provide audited financial statements with an unqualified opinion from our independent auditors. The ability to comply with these provisions may be affected by events beyond our control.

      The breach of any covenants or obligations in the foregoing indentures or credit facilities could result in a default under the applicable debt agreement or instrument and could trigger acceleration of the related debt, which in turn could trigger defaults under other agreements governing our long-term indebtedness. In addition, the secured lenders under the Charter Operating credit facilities and the Charter Operating senior second-lien notes could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors. Any default under those credit facilities, the indenture governing the notes or the indentures governing our other convertible notes or our subsidiaries’ debt could adversely affect our growth, our financial condition and our results of operations and our ability to make payments on the notes, our other notes and the credit facilities and other debt of our subsidiaries. See “Description of Certain Indebtedness.”

We may not generate sufficient cash flow to fund our capital expenditures, ongoing operations and debt obligations, including our payment obligations under the notes.

      Our ability to service our debt (including payments on the notes) and our subsidiaries’ debt and to fund our subsidiaries’ planned capital expenditures and our subsidiaries’ ongoing operations will depend on our ability to generate cash flow. Our ability to generate cash flow is dependent on many factors, including:

•	our future operating performance;

•	the demand for our products and services;

•	general economic conditions and conditions affecting customer and advertiser spending;

•	competition and our ability to stabilize customer losses; and

•	legal and regulatory factors affecting our business.

      Some of these factors are beyond our control. If we are unable to generate sufficient cash flow, we may not be able to repay our debt (including the notes), operate our business, respond to competitive challenges or fund our other liquidity and capital needs. This may also result in future impairments to the franchises in our financial statements.

Charter Operating may not be able to access funds under its credit facilities if it fails to satisfy the covenant restrictions in its credit facilities, which could adversely affect our financial condition and our ability to conduct our business.

      Our subsidiaries have historically relied on access to credit facilities in order to fund operations and to service parent company debt, and we expect such reliance to continue in the future. Unused availability under the Charter Operating credit facilities was approximately $957 million as of September 30, 2004. However, our access to these funds is subject to our satisfaction of the covenants and conditions to borrowing in those facilities.

      An event of default under the credit facilities or indentures, if not waived, could result in the acceleration of those debt obligations and, consequently, other debt obligations. Such acceleration could result in the exercise of remedies by our creditors and could force us to seek the protection of the bankruptcy laws, which could materially adversely impact our ability to operate our business and to make payments under our debt instruments. In addition, an event of default under the credit facilities, such as the failure to maintain the applicable required financial ratios, would prevent additional borrowing under our subsidiary credit facilities, which could materially adversely affect our ability to operate our business and to make payments under our debt instruments.

We may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.

      We may not have the ability to raise the funds necessary to fulfill our obligations under the notes, our other convertible senior notes and our subsidiaries’ senior notes, senior discount notes, senior floating rate notes and credit facilities following a change of control. Under the indentures governing the notes and our other convertible senior notes, upon the occurrence of specified change of control events, we are required to offer to repurchase all of our outstanding convertible senior notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of our convertible senior notes, and our subsidiaries are limited in their ability to make distributions or other payments to us to fund any required repurchase. In addition, a change of control under our subsidiaries’ credit facilities and indentures governing our subsidiaries’ notes would require the repayment of borrowings under those credit facilities and indentures. Because such credit facilities and notes are obligations of our subsidiaries, the credit facilities and our subsidiaries’ notes would have to be repaid by our subsidiaries before their assets could be available to us to repurchase the notes and our other convertible senior notes. Our failure to make or complete a change of control offer would place us in default under the notes and our other convertible senior notes. The failure of our subsidiaries to make a change of control offer or repay the amounts outstanding under their credit facilities would place them in default of these agreements and could result in a default under the indentures governing the notes and our other convertible senior notes and our subsidiaries’ notes.

If we do not fulfill our obligations to you under the notes, you will not have any recourse against Mr. Allen or his affiliates.

      None of our direct or indirect equity holders, directors, officers, employees or affiliates, including, without limitation, Mr. Allen or his affiliates, Charter Investment, Inc. or Vulcan Cable III Inc., will be an obligor or guarantor under the notes. The indenture governing the notes expressly provides that these parties will not have any liability for our obligations under the notes or the indenture governing the notes. If we do not fulfill our obligations to you under the notes, you will have no recourse against any of our direct or indirect equity holders, directors, officers, employees or affiliates including, without limitation, Mr. Allen, Charter Investment, Inc. or Vulcan Cable III Inc.

Paul G. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us or any of our subsidiaries in the future.

      Paul G. Allen and his affiliates have purchased equity, contributed funds and provided other financial support to Charter and Charter Holdco in the past. However, Mr. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us or any of our subsidiaries in the future.

Risks Related to Our Business

We operate in a very competitive business environment, which affects our ability to attract and retain customers and can adversely affect our business and operations. We have lost a significant number of customers to direct broadcast satellite competition, and further loss of customers could have a material negative impact on our business.

      The industry in which we operate is highly competitive. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and longer-established relationships with regulatory authorities and customers. Increasing consolidation in the cable industry and the repeal of certain ownership rules may provide additional benefits to certain of our competitors, either through access to financing, resources or efficiencies of scale.

      Our principal competitor for video services throughout our territory is direct broadcast satellite television services, or DBS, and, in markets where it is available, our principal competitor for data services is digital subscriber line service, or DSL. Competition from DBS, including intensive marketing efforts, aggressive pricing and the ability of DBS to provide certain services that we currently do not provide, has had an adverse impact on our ability to retain customers. Our major DBS competitors continue to offer a greater variety of channel packages than do we, and are especially competitive at the lower end pricing and have been intensively marketing their services. DBS has grown rapidly over the last several years and continues to do so. We have lost a significant number of customers to DBS competition, and will continue to face serious challenges from DBS providers.

      Local telephone companies and electric utilities can offer video and other services in competition with us and they may increasingly do so in the future. For example, certain telephone companies have begun more extensive deployment of fiber in their networks that will enable them to begin providing video services, as well as telephony and Internet access services, to residential and business customers. We also face competition from free broadcast television and from other communications and entertainment media. Further loss of customers to DBS or other alternative video and data services could have a material negative impact on our business.

      With respect to our high-speed data services, we face competition, including intensive marketing efforts and aggressive pricing, from telephone companies and other providers of “dial-up” and DSL. DSL service is competitive with high-speed data service over cable systems. Telephone companies (which already have telephone lines into the household, an existing customer base and other operational functions in place) and other companies offer DSL service. In addition, certain DBS providers are now providing two-way high-speed Internet access services, which are competing with our ability to provide bundled services to our customers.

      In order to attract new customers, from time to time we make promotional offers, including offers of temporarily reduced-price or free service. These promotional programs result in significant advertising, programming and operating expenses, and also require us to make capital expenditures to acquire additional digital set-top terminals. Customers who subscribe to our services as a result of these offerings may not remain customers for any significant period of time following the end of the promotional period. A failure to retain existing customers and customers added through promotional offerings or to collect the amounts they owe us could have an adverse effect on our business and financial results.

      Mergers, joint ventures and alliances among franchised, wireless or private cable operators, satellite television providers, local exchange carriers and others, and the repeal of certain ownership rules may provide additional benefits to some of our competitors, either through access to financing, resources or efficiencies of scale, or the ability to provide multiple services in direct competition with us.

      We cannot assure you that our cable systems will allow us to compete effectively. Additionally, as we expand our offerings to include other telecommunications services, and to introduce new and enhanced services, we will be subject to competition from other providers of the services we offer. We cannot predict the extent to which competition may affect our business and operations in the future.

Our dispute with Paul G. Allen concerning the ownership of an interest in CC VIII, LLC could adversely impact the value of our common stock, our ability to repay our debt and our ability to obtain future financing.

      As part of our acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, our indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (which we refer to collectively as the CC VIII interest) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (which we refer to as the Comcast sellers). Our controlling shareholder, Paul G. Allen, granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (which we refer to as the Comcast put right). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate.

      We are in a dispute with Mr. Allen as to whether he is entitled to retain the CC VIII interest, or whether he must exchange that interest for units of our subsidiary, Charter Holdco. The dispute and related matters (including certain issues associated with the ultimate disposition of the interest in CC VIII) are more fully described in “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.” If it is determined that Mr. Allen is entitled to retain such an ownership interest, then our indirect interest in CC VIII would continue not to include the value of Mr. Allen’s retained interest in CC VIII. As a result, the amounts available for repayment to holders of the notes or our other creditors, including creditors of our subsidiaries, may be affected, and the value of our Class A common stock may be adversely affected (which also could affect the trading value of the notes). Further, such retained interest in CC VIII could adversely affect our borrowing capacity or make it more difficult for us to secure financing for our CC VIII subsidiary. In addition, in the event of the sale of our CC VIII subsidiary or its assets, if it is determined that Mr. Allen is entitled to retain such preferred membership interest, then he would be entitled to receive a portion of such proceeds and the amount available to us and our security holders would not include Mr. Allen’s portion of these proceeds.

We are currently the subject of certain lawsuits, government investigations and other legal matters, the unfavorable outcome of which could adversely affect our business and financial condition.

      A number of putative federal class action lawsuits have been filed against us and certain of our former and present officers and directors alleging violations of securities laws. These actions have been consolidated for pretrial purposes. In addition, a number of other lawsuits have been filed against us in other jurisdictions. A shareholders derivative suit was filed in the U.S. District Court for the Eastern District of Missouri against us and our then current directors. Also, three shareholders derivative suits were filed in Missouri state court against us, our then current directors and our former independent auditor, which actions have been consolidated. The federal shareholders derivative suit and the consolidated derivative suit each allege that the individual defendants breached their fiduciary duties.

      In August 2004, we entered into Memoranda of Understanding setting forth agreements in principal to settle and resolve the class actions and derivative suits described above on the terms set forth in the Memoranda. The settlements are subject to a number of conditions, including the parties’ negotiation and execution of definitive settlement documents (including without limitation a stipulation of settlement and related papers), court approval of both settlements and certain payments by our insurance carriers. Accordingly, there can be no assurance that the settlements will become effective or that the actions will be resolved on the terms set forth in the Memoranda or at all. In the event that the settlements do not become final, the litigations would presumably resume.

      In August 2002, we became aware of a grand jury investigation being conducted by the U.S. Attorney’s Office for the Eastern District of Missouri into certain of our accounting and reporting practices focusing on how we reported customer numbers, and our reporting of amounts received from digital set-top terminal suppliers for advertising. The U.S. Attorney’s Office publicly stated in July 2003 that we are not a target of the investigation. We have also been advised by the U.S. Attorney’s Office that no member of our board of directors, including our Chief Executive Officer, is a target of the investigation. On July 24, 2003, a federal grand jury charged four of our former officers with conspiracy and mail and wire fraud, alleging improper accounting and reporting practices focusing on revenue from digital set-top terminal suppliers and inflated customer account numbers. On July 25, 2003, one of the former officers who was indicted entered a guilty plea, and on December 16, 2004, another former officer entered a guilty plea. The trial for the other two former officers is scheduled to begin on February 7, 2005. We are fully cooperating with the investigation.

      On November 4, 2002, we received an informal, non-public inquiry from the staff of the SEC. The SEC issued a formal order of investigation dated January 23, 2003, and subsequently served document and testimony subpoenas on us and a number of our former employees. The investigation and subpoenas generally concerned our prior reports with respect to our determination of the number of customers and various of our accounting policies and practices including our capitalization of certain expenses and dealings with certain vendors, including programmers and digital set-top terminal suppliers. On July 27, 2004, the SEC reached a final agreement with us to settle the investigation. In the Settlement Agreement and Cease and Desist Order, we agreed to entry of an administrative order prohibiting any future violations of United States securities laws and requiring certain other remedial internal practices and public disclosures. We neither admitted nor denied any wrongdoing, and the SEC assessed no fine against us.

      In October 2001, two customers, Nikki Nicholls and Geraldine M. Barber, filed a class action suit against Charter Holdco in South Carolina state court purportedly on behalf of a class of Charter Holdco’s customers, alleging, among other things, that Charter Holdco improperly charged them a wire maintenance fee without request or permission. They also claimed that Charter Holdco improperly required them to rent analog and/or digital set-top terminals even though their television sets were “cable ready.” A substantively identical case was filed in the Superior Court of Athens — Clarke County, Georgia by Emma S. Tobar on March 26, 2002, alleging a nationwide class for these claims. Following mediation the parties reached a tentative settlement, subject to final documentation and court approval. On November 10, 2004, the court granted final approval of the settlement, rejecting the positions advanced by two objectors to the settlement. On December 13, 2004 the court entered a written order formally approving that settlement. One of the objectors recently has filed a similar, but not identical, lawsuit.

      Furthermore, we are also a party to, or otherwise involved in, other lawsuits, claims, proceedings and legal matters that have arisen in the ordinary course of conducting our business. In addition, our restatement of our 2000, 2001 and 2002 financial statements could lead to additional or expanded claims or investigations.

      We cannot predict with certainty the ultimate outcome of any of the lawsuits, claims, investigations, proceedings and other legal matters to which we are a party to, or otherwise involved in, due to, among other things, (i) the inherent uncertainties of litigation, government investigations and proceedings and legal matters generally, (ii) the remaining conditions to the finalization of the settlements described above, (iii) the possibility of appeals and objections to the settlements described above, and (iv) the need for us to comply with, and/or otherwise implement, certain covenants, conditions, undertakings, procedures and other obligations that would be, or have been, imposed under the terms of the settlements and resolutions described above.

      The termination of the settlements described above, an unfavorable outcome in any of the lawsuits pending against us, in any government investigation or proceeding or in any other legal matter, including those described above, or our failure to comply with or properly implement the terms of the settlements described above, could result in substantial potential liabilities and otherwise have a material adverse effect on our business, consolidated financial condition and results of operations, in our liquidity, our operations, and/or our ability to comply with any debt covenants. Further, these legal matters, and our actions in response to them, could result in substantial potential liabilities, additional defense and other costs, increase our indemnification obligations, divert management’s attention, and/or adversely affect our ability to execute our business and financial strategies.

      See “Business — Legal Proceedings” for additional information concerning these and other litigation matters.

We have a history of net losses and expect to continue to experience net losses. Consequently, we may not have the ability to finance future operations.

      We have had a history of net losses and expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the interest costs we incur because of our high level of debt, the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties, and the amortization and impairment of our franchise intangibles. We expect that these expenses (other than amortization and impairment of franchises) will remain significant, and we expect to continue to report net losses for the foreseeable future. We reported losses before cumulative effect of accounting change of $1.2 billion for 2001, $2.3 billion for 2002, $238 million for 2003 and $181 million and $3.2 billion for the nine months ended September 30, 2003 and 2004, respectively. Continued losses would reduce our cash available from operations to service our indebtedness, as well as limit our ability to finance our operations.

We may not have the ability to pass our increasing programming costs on to our customers, which would adversely affect our cash flow and operating margins.

      Programming has been, and is expected to continue to be, our largest operating expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. We expect this escalation to continue, and because of market and competitive factors, we may not be able to pass programming cost increases on to our customers. As measured by programming costs, and excluding premium services (substantially all of which were renegotiated and renewed in 2003) as of September 30, 2004, approximately 33% of our current programming contracts (computed based on programming expenditures) have expired or are scheduled to expire by the end of 2004, and approximately another 12% will expire by the end of 2005. There can be no assurance that these agreements will be renewed on favorable or comparable terms. The inability to fully pass programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins.

If our required capital expenditures exceed our projections, we may not have sufficient funding, which could adversely affect our growth, financial condition and results of operations.

      During the nine months ended September 30, 2004, we spent approximately $639 million on capital expenditures. During 2004 we expect to spend approximately $850 million to $950 million on capital expenditures. The actual amount of our capital expenditures depends on the level of growth in high-speed data customers and in the delivery of other advanced services, as well as the cost of introducing any new services. We may need additional capital if there is accelerated growth in high-speed data customers or in the delivery of other advanced services. If we cannot obtain such capital from increases in our cash flow from operating activities, additional borrowings or other sources, our growth, financial condition and results of operations could suffer materially.

Our inability to respond to technological developments and meet customer demand for new products and services could limit our ability to compete effectively.

      Our business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with unanticipated technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology. Our inability to maintain and expand our upgraded systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could materially adversely affect our ability to attract and retain customers. Consequently, our growth, financial condition and results of operations could suffer materially.

We may not be able to carry out our strategy to improve operating results by standardizing and streamlining operations and procedures.

      In prior years, we experienced rapid growth through acquisitions of a number of cable operators and the rapid rebuild and rollout of advanced services. Our future success will depend in part on our ability to standardize and streamline our operations. The failure to implement a consistent corporate culture and management, operating or financial systems or procedures necessary to standardize and streamline our operations and effectively operate our enterprise could have a material adverse effect on our business, results of operations and financial condition.

The loss of any of our key executives could adversely affect our ability to manage our business.

      Our success is substantially dependent upon the retention and the continued performance of our key executives, including Carl Vogel (President and Chief Executive Officer) and Derek Chang (Executive Vice President of Finance and Strategy and interim co-Chief Financial Officer). The loss of the services of any of our key executives could adversely affect our growth, financial condition and results of operations.

Malicious and abusive Internet practices could impair our high-speed data services.

      Our high-speed data customers utilize our network to access the Internet and, as a consequence, we or they may become victim to common malicious and abusive Internet activities, such as unsolicited mass advertising (or spam) and dissemination of viruses, worms and other destructive or disruptive software. These activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers and damage to our or our customers’ equipment and data. Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to us to service our customers and protect our network. Any significant loss of high-speed data customers or revenue or significant increase in costs of serving those customers could adversely affect our growth, financial condition and results of operations.

We could be deemed an “investment company” under the Investment Company Act of 1940. This would impose significant restrictions on us and would be likely to have a material adverse impact on our growth, financial condition and results of operation.

      Our principal assets are our equity interests in Charter Holdco and certain indebtedness of Charter Holdco. If our membership interest in Charter Holdco were to constitute less than 50% of the voting securities issued by Charter Holdco, then our interest in Charter Holdco could be deemed an “investment security” for purposes of the Investment Company Act. This may occur, for example, if a court determines that the Class B common stock is no longer entitled to special voting rights and, in accordance with the terms of the Charter Holdco limited liability company agreement, our membership units in Charter Holdco were to lose their special voting privileges. A determination that such interest was an investment security could cause us to be deemed to be an investment company under the Investment Company Act, unless an exemption from registration were available or we were to obtain an order of the Securities and Exchange Commission excluding or exempting us from registration under the Investment Company Act.

      If anything were to happen which would cause us to be deemed an investment company, the Investment Company Act would impose significant restrictions on us, including severe limitations on our ability to borrow money, to issue additional capital stock and to transact business with affiliates. In addition, because our operations are very different from those of the typical registered investment company, regulation under the Investment Company Act could affect us in other ways that are extremely difficult to predict. In sum, if we were deemed to be an investment company it could become impractical for us to continue our business as currently conducted and our growth, our financial condition and our results of operations could suffer materially.

If a court determines that the Class B common stock is no longer entitled to special voting rights, we would lose our rights to manage Charter Holdco. In addition to the investment company risks discussed above, this could materially impact the value of the Class A common stock and the notes.

      If a court determines that the Class B common stock is no longer entitled to special voting rights, Charter would no longer have a controlling voting interest in, and would lose its right to manage, Charter Holdco. If this were to occur:

•	we would retain our proportional equity interest in Charter Holdco but would lose all of our powers to direct the management and affairs of Charter Holdco and its subsidiaries; and

•	we would become strictly a passive investment vehicle and would be treated under the Investment Company Act as an investment company.

      This result, as well as the impact of being treated under the Investment Company Act as an investment company, could materially adversely impact:

•	the liquidity of the Class A common stock and the notes;

•	how the Class A common stock and the notes trade in the marketplace;

•	the price that purchasers would be willing to pay for the Class A common stock in a change of control transaction or otherwise; and

•	the market price of the Class A common stock and the notes.

      Uncertainties that may arise with respect to the nature of our management role and voting power and organizational documents, including legal actions or proceedings relating thereto, may also materially adversely impact the value of the Class A common stock and the notes.

Risks Related to Mr. Allen’s Controlling Position

The failure by Mr. Allen to maintain a minimum voting and economic interest in us could trigger a change of control default under our subsidiary’s credit facilities.

      The Charter Operating credit facilities provide that the failure by Mr. Allen to maintain a 35% direct or indirect voting interest in the applicable borrower would result in a change of control default. Such a default could result in the acceleration of repayment of the notes and our and our subsidiaries’ other indebtedness, including borrowings under the Charter Operating credit facilities. See “— Risks Related to Significant Indebtedness of Us and Our Subsidiaries — We may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.”

Mr. Allen controls our stockholder voting and may have interests that conflict with your interests.

      Mr. Allen has the ability to control us. Through his control of approximately 93% of the voting power of our capital stock, Mr. Allen, as sole Class B shareholder, is entitled to elect all but one of its board members and effectively has the voting power to elect the remaining board member as well since he controls more than the majority of the vote of the Class A and Class B shareholders voting together as a class. By virtue of Mr. Allen’s control of the voting power of the Company, we are a “controlled company” under Nasdaq rule 4350(c)(5) and are not subject to requirements that a majority of our directors be “independent” (as defined in Nasdaq’s rules) or that there be a nominating committee of Charter’s board. The Company does not have a nominating committee. Mr. Allen thus has the ability to control fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of all of our directors, approval of merger transactions involving us and the sale of all or substantially all of our assets.

      Mr. Allen is not restricted from investing in, and has invested and engaged in, other businesses involving or related to the operation of cable television systems, video programming, high-speed data service, telephony or business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage in other businesses that compete or may in the future compete with us.

      Mr. Allen’s control over our management and affairs could create conflicts of interest if he is faced with decisions that could have different implications for him, us and the holders of the notes and our Class A common stock. Further, Mr. Allen could effectively cause us to enter into contracts with another entity in which he owns an interest or to decline a transaction into which he (or another entity in which he owns an interest) ultimately enters.

      Current and future agreements between us and either Mr. Allen or his affiliates may not be the result of arm’s-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties.

We are not permitted to engage in any business activity other than the cable transmission of video, audio and data unless Mr. Allen authorizes us to pursue that particular business activity, which could adversely affect our ability to offer new products and services outside of the cable transmission business and to enter into new businesses, and could adversely affect our growth, financial condition and results of operations.

      Our certificate of incorporation and Charter Holdco’s limited liability company agreement provide that Charter and Charter Holdco and its subsidiaries, cannot engage in any business activity outside the cable transmission business except for specified businesses. This will be the case unless we first offer the opportunity to pursue the particular business activity to Mr. Allen, he decides not to pursue it and he consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio (including telephone services), and data over cable television systems owned, operated or managed by us from time to time. These provisions may limit our ability to take advantage of attractive business opportunities.

The loss of Mr. Allen’s services could adversely affect our ability to manage our business.

      Mr. Allen is Chairman of our board of directors and provides strategic guidance and other services to us. If we were to lose his services, our growth, financial condition and results of operations could be adversely impacted.

The special tax allocation provisions of the Charter Holdco limited liability company agreement may cause us in some circumstances to pay more taxes than if the special tax allocation provisions were not in effect.

      Charter Holdco’s limited liability company agreement provided that through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to us based generally on our percentage ownership of outstanding common membership units of Charter Holdco would instead be allocated to the membership units held by Vulcan Cable III Inc. and Charter Investment, Inc. The purpose of these special tax allocation provisions was to allow Mr. Allen to take advantage for tax purposes of the losses generated by Charter Holdco. However, beginning in 2002, due to tax capital account limitations, certain net tax losses of Charter Holdco were allocated to us and have continued to be so allocated since that time. The limited liability company agreement further provides that beginning at the time that Charter Holdco generates net tax profits (as determined under the applicable federal income tax rules for determining book profits), the net tax profits that would otherwise have been allocated to us based generally on our percentage of outstanding common membership units of Charter Holdco will instead generally be allocated to membership units held by Vulcan Cable III Inc. and Charter Investment, Inc. In

some situations, the special tax allocation provisions could result in our having to pay taxes in an amount that is more or less than if Charter Holdco losses and net tax profits to its members were based generally on the percentage of outstanding common membership units owned by such members from the time of the completion of the offering. See “Description of Capital Stock and Membership Units — Special Tax Allocation Provisions.” For further discussions on the details of the tax allocation provision see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Income Taxes.”

The issuance of our Class A common stock offered hereby and pursuant to the share lending agreement, as well as possible future conversions of the notes, significantly increases the risk that we will experience an ownership change in the future for tax purposes, resulting in a material limitation on the use of a substantial amount of our existing net operating loss carryforwards.

      As of December 31, 2003, we had approximately $2.8 billion of tax net operating losses (resulting in a gross deferred tax asset of approximately $1.1 billion), expiring in the years 2019 through 2023 and anticipate that we will generate approximately an additional $2.0 billion (which would result in an additional gross deferred tax asset of approximately $814 million) by December 31, 2004, which would expire in 2024. Due to uncertainties in projected future taxable income, valuation allowances have been established against the gross deferred tax assets for book accounting purposes except for deferred benefits available to offset certain deferred tax liabilities. Currently, such tax net operating losses can accumulate and be used to offset any future taxable income of Charter. An “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, would place significant limitations, on an annual basis, on the use of such net operating losses to shelter any future taxable income we may generate. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to use a substantial portion of our net operating losses to offset future taxable income. In connection with the original issuance of the notes offered hereby, we agreed to issue additional shares of our Class A common stock pursuant to a share lending agreement. See “Registered Borrow Facility.” While the tax treatment of the issuance of shares issued pursuant to a borrowing transaction under the share lending agreement is uncertain, we do not believe that such issuance would result in our experiencing an ownership change. However, future transactions and the timing of such transactions, such as additional stock issuances by us (including but not limited to issuances upon future conversion of the notes), reacquisitions of the borrowed shares by us, or acquisitions or sales of shares by certain holders of our shares, including persons who have held, currently hold, or accumulate in the future five percent or more of our outstanding stock (including upon an exchange by Paul Allen or his affiliates, directly or indirectly, of membership units of Charter Holdco), could cause an ownership change. Many of the foregoing transactions are beyond our control.

Risks Related to Regulatory and Legislative Matters

Our business is subject to extensive governmental legislation and regulation, which could adversely affect our business by increasing our expenses.

      Regulation of the cable industry has increased cable operators’ administrative and operational expenses and limited their revenues. Cable operators are subject to, among other things:

•	rules governing the provision of cable equipment and compatibility with new digital technologies;

•	rules and regulations relating to subscriber privacy;

•	limited rate regulation;

•	requirements that, under specified circumstances, a cable system carry a local broadcast station or obtain consent to carry a local or distant broadcast station;

•	rules for franchise renewals and transfers; and

•	other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

      Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the federal, state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. Certain states and localities are considering new telecommunications taxes that could increase operating expenses.

Our cable systems are operated under franchises that are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business.

      Our cable systems generally operate pursuant to franchises, permits and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, franchises have not been renewed at expiration, and we have operated and are operating under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities. Approximately 28% of our franchises, covering approximately 30% of our video customers, have either expired or expire on or before December 31, 2006.

      We cannot assure you that we will be able to comply with all significant provisions of our franchise agreements and certain of our franchisors have from time to time alleged that we have not complied with these agreements. Additionally, although historically we have renewed our franchises without incurring significant costs, we cannot assure you that we will be able to renew, or to renew as favorably, our franchises in the future. A termination of and/or a sustained failure to renew a franchise in one or more key markets could adversely affect our business in the affected geographic area.

Our cable systems are operated under franchises that are non-exclusive. Accordingly, local franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.

      Our cable systems are operated under non-exclusive franchises granted by local franchising authorities. Consequently, local franchising authorities can grant additional franchises to competitors in the same geographic area or operate their own cable systems. As a result, competing operators may build systems in areas in which we hold franchises. In some cases municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority. The existence of more than one cable system operating in the same territory is referred to as an overbuild. These overbuilds could adversely affect our growth, financial condition and results of operations by creating or increasing competition. As of September 30, 2004, we are aware of overbuild situations impacting approximately 5% of our estimated homes passed, and potential overbuild situations in areas servicing approximately 2% of our estimated homes passed. Additional overbuild situations may occur in other systems.

Local franchise authorities have the ability to impose additional regulatory constraints on our business, which could further increase our expenses.

      In addition to the franchise agreement, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases the cost of operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements. Local franchising authorities also have the power to reduce rates and order refunds on the rates charged for basic services.

Further regulation of the cable industry could cause us to delay or cancel service or programming enhancements or impair our ability to raise rates to cover our increasing costs, resulting in increased losses.

      Currently, rate regulation is strictly limited to the basic service tier and associated equipment and installation activities. However, the Federal Communications Commission (or FCC) and the U.S. Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the FCC or the U.S. Congress will again restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our losses would increase.

      There has been considerable legislative interest recently in requiring cable operators to offer historically bundled programming services on an á la carte basis. Although the FCC recently made a recommendation to Congress against the á la carte mandate, it is still possible that new marketing restrictions could be adopted in the future.

Actions by pole owners might subject us to significantly increased pole attachment costs.

      Pole attachments are cable wires that are attached to poles. Cable system attachments to public utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service. The FCC clarified that a cable operator’s favorable pole rates are not endangered by the provision of Internet access, and that approach ultimately was upheld by the Supreme Court of the United States, except that subsequently on October 6, 2003, the United States Court of Appeals for the Ninth Circuit held that cable modem service is not “cable service” but is part “telecommunications service” and part “information service,” which possibly could lead to higher pole attachment rates. The Ninth Circuit’s decision has been appealed to the U.S. Supreme Court, which has agreed to hear the case. Despite the existing regulatory regime, utility pole owners in many areas are attempting to raise pole attachment fees and impose additional costs on cable operators and others. In addition, the favorable pole attachment rates afforded cable operators under federal law can be increased by utility companies if the operator provides telecommunications services, as well as cable service, over plant attached to utility poles. Any significant increased costs could have a material adverse impact on our profitability and discourage system upgrades and the introduction of new products and services.

We may be required to provide access to our networks to other Internet service providers, which could significantly increase our competition and adversely affect our ability to provide new products and services.

      A number of companies, including telephone companies and Internet service providers, or ISPs, have requested local authorities and the FCC to require cable operators to provide non-discriminatory access to cable’s broadband infrastructure, which allows cable to deliver a multitude of channels and/or services, so that these companies may deliver Internet services directly to customers over cable facilities. A federal court in each of California, Virginia and Florida has struck down “open-access” requirements imposed by a variety of franchising authorities as unlawful. Each of these decisions struck down the “open-access” requirements on different legal grounds. On October 6, 2003, however, the United States Court of Appeals for the Ninth Circuit issued a decision holding that cable modem service is part “telecommunications service” and part “information service.” The U.S. Supreme Court has agreed to hear an appeal of that decision. If not overturned, the decision could potentially result in “open access” requirements being imposed on us.

      We believe that allocating a portion of our bandwidth capacity to other Internet service providers:

•	would impair our ability to use our bandwidth in ways that would generate maximum revenues; and

•	would strengthen our Internet service provider competitors by granting them access and lowering their costs to enter into our markets.

      In addition, if we were required to provide access in this manner, it could have a significant adverse impact on our profitability. This requirement could impact us in many ways, including by:

•	increasing competition;

•	increasing the expenses we incur to maintain our systems; and/or

•	increasing the expense of upgrading and/or expanding our systems.

Changes in channel carriage regulations could impose significant additional costs on us.

      Cable operators also face significant regulation of their channel carriage. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. This carriage burden could increase in the future, particularly if the FCC were to require cable systems to carry both the analog and digital versions of local broadcast signals or to carry multiple program streams included with a single digital broadcast transmission. The FCC currently is conducting a proceeding in which it is considering these channel usage possibilities, although it previously issued a tentative decision on such dual carriage.

Offering voice communications service may subject us to additional regulatory burdens, causing us to incur additional costs.

      In 2002, we began to offer voice communications services on a limited basis over our broadband network. We continue to explore development and deployment of VOIP services. The regulatory requirements applicable to VOIP service are unclear although the FCC recently declared that certain VOIP services are not subject to traditional state public utility regulation. The full extent of the FCC preemption of VOIP services is not yet clear. Expanding our offering of these services may require us to obtain certain authorizations, including federal, state and local licenses. We may not be able to obtain such authorizations in a timely manner, or at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies generally are subject to significant regulation, and it may be difficult or costly for us to comply with such regulations, were it to be determined that they applied to VOIP offerings such as ours. In addition, pole attachment rates are higher for providers of telecommunications services than for providers of cable service. If there were to be a final legal determination by the FCC, a state Public Utility Commission, or appropriate court that VOIP services are subject to these higher rates, our pole attachment costs could increase significantly, which could adversely affect our financial condition and results of operations.

Additional Risks Related to this Offering, the Notes and the Class A Common Stock.

We may be unable to purchase the notes for cash following a fundamental change.

      Holders of the notes have the right to require us to repurchase the notes in cash upon the occurrence of a fundamental change prior to maturity. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required purchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to purchase the notes may be limited by law or the terms of other agreements relating to our debt outstanding at the time. However, if we fail to purchase the notes as required by the indenture, that would constitute an event of default under the indenture governing the notes which, in turn, may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of the notes.

      The notes are a new issue of securities, and there is no existing market for the notes. Although the notes are eligible for trading in the PORTAL Market, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. A market may not develop for the notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

      The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our Class A common stock, our ability to register the resale of the notes, our ability to register the sale of common stock loaned to an affiliate of Citigroup as described in “Registered Borrow Facility — Registration Rights on Shares Covered by Share Lending Agreement,” prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. The market for the notes may be subject to disruptions that could have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

Although the Pledged Securities will secure both principal and interest on the notes, the ability of holders of notes to enforce their security interest in the Pledged Securities will be delayed if we become the subject of a case under the U.S. Bankruptcy Code.

      Although the Pledged Securities are primarily intended to secure the first six installments of interest on the notes, if the principal amount of the notes becomes due and payable prior to November 16, 2007, any Pledged Securities then held by the trustee would also secure the accreted principal amount of the notes then due. If we become the subject of a case under the U.S. Bankruptcy Code, however, the ability of holders of notes to enforce their security interest in the Pledged Securities and receive payment in respect of the Pledged Securities, or any other payment of principal on the notes, would be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code. Any such delay could be for a substantial period of time.

The notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the notes.

      We are not restricted under the terms of the notes from incurring additional debt, including secured debt, or from repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

The trading prices for the notes will be directly affected by the trading prices for our Class A common stock, which may be volatile and are impossible to predict, and which in turn could cause the value of your investment to decline.

      We expect that the trading price of the notes in the secondary market will be significantly affected by the trading price of our Class A common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the notes than would be expected for nonconvertible debt securities.

      It is impossible to predict whether the price of our Class A common stock or interest rates will rise or fall. Trading prices of our Class A common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of our Class A common stock by us in the market after the offering of the notes, or the perception that such sales may occur, could affect the price of our Class A common stock.

      The price of our Class A common stock also could be affected by any sales of our Class A common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our Class A common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

If the registration statement covering the shares to be lent pursuant to the share lending agreement is not declared effective in a timely manner, the trading price of the notes may be adversely affected.

      Although we have filed and have agreed to use our reasonable best efforts to cause to become effective a registration statement by a specified date covering the shares of our Class A common stock to be lent to an affiliate of Citigroup pursuant to the share lending agreement, we cannot assure you that such registration statement will be declared effective within the required time period or at all. The SEC has broad discretion in reviewing any registration statement and may delay or deny the effectiveness of a registration statement for a variety of reasons. If such registration statement is not declared effective in a timely manner, the trading price of the notes may be adversely affected.

We will be entitled to defer payment of a portion of the interest on the notes if we elect to accrete the principal amount of the notes.

      We have filed and have agreed to use our reasonable best efforts to cause to become effective a registration statement covering up to 150 million shares of our Class A common stock that can be used by Citigroup to facilitate hedging transactions by purchasers of the notes. If we fail to cause that registration statement to become effective within the required time periods or at all, we will be required to pay liquidated damages to all holders of the notes during the continuance of such failure. In lieu of paying any such liquidated damages in cash, we may elect to accrete the principal amount of the notes. If we make this election, we will have the right to defer the interest payable on the portion of the accreted principal amount of the notes that exceeds the original principal amount of the notes. This deferred interest will not bear additional interest and will be payable on May 16, 2008 or upon any earlier redemption, repurchase or acceleration of the notes unless paid earlier. We may also pay any deferred interest on any interest payment date prior to May 16, 2008, upon prior notice to holders.

Your right to convert your notes will be limited if, upon conversion of your notes, you would have beneficial ownership of more than a specified percentage of our Class A common stock.

      Holders of notes will not be entitled to receive shares of our Class A common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to November 16, 2008, the specified percentage will be 4.9%, and with respect to any conversion thereafter, the specified percentage will be 9.9%. If any delivery of shares of our Class A common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after, but in no event later than two trading days after, any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. Although we have the right to deliver cash in lieu of delivering shares of our Class A common stock upon conversion of the notes, we have no obligation to do so, even if by doing so we would enable you to avoid these limitations on your right to convert the notes.

If you hold notes, you will not be entitled to any rights with respect to our Class A common stock, but you will be subject to all changes made with respect to our Class A common stock.

      If you hold notes, you will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common stock), but you will be subject to all changes affecting the Class A common stock. You will only be entitled to rights on the Class A common stock if and when we deliver shares of our Class A common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock or other classes of capital stock.

The conversion rate of the notes may not be adjusted for all dilutive events.

      The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, dividends on our Class A common stock, the issuance of certain rights or warrants, subdivisions or combinations of our Class A common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our Class A common stock and certain tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of Class A common stock for cash, that may adversely affect the trading price of the notes or the Class A common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The make whole premium payable on notes converted in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

      If certain transactions that constitute a change of control occur prior to the maturity date of the notes, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversions of notes in connection with such transaction. The amount of the additional shares will be determined based on the date on which the transaction becomes effective and the price paid per share of our Class A common stock in such transaction as described below under “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control.” While the number of additional shares is designed to compensate you for the lost option time value of your notes as a result of such transaction, the amount of the make whole premium is only an approximation of such lost option time value and may not adequately compensate you for such loss. In addition, if the price paid per share of our Class A common stock in the transaction is less than $2.16 or greater than $5.00, the conversion rate will not be increased. In no event will the number of shares issuable upon conversion of a note exceed 462 per $1,000 original principal amount of notes, subject to anti-dilution adjustments, regardless of when the transaction becomes effective or of the price paid per share of our Class A common stock in the transaction.

You may have to pay taxes with respect to some distributions on our Class A common stock that result in adjustments to the conversion rate.

      The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our Class A common stock holders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you would have to include in income would generally be equal to the amount of the distribution that you would have received if you had converted your notes into our Class A common stock. In addition,

Non-U.S. Holders (as defined herein) of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “United States Federal Income Tax Considerations.”

Conversion of the notes will dilute the ownership interests of existing stockholders.

      If and to the extent we deliver shares of our Class A common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the Class A common stock issuable upon such conversion could adversely affect prevailing market prices of our Class A common stock.

The effect of the issuance of our shares of Class A common stock pursuant to the share lending agreement and upon conversion of the notes, including sales of our Class A common stock in short sale transactions by purchasers of the notes, may lower the market price of our Class A common stock.

      We have agreed pursuant to a share lending agreement to lend to an affiliate of Citigroup Global Markets Inc., one of the initial purchasers of the notes, up to 150 million shares of our Class A common stock. We refer to Citigroup Global Markets Inc. as Citigroup. On or following the effectiveness of the registration statement that we filed with the SEC relating to such shares, we expect to loan all or substantially all of the 150 million shares of our Class A common stock to such affiliate, to be sold in a registered offering by Citigroup on behalf of such affiliate. Such loaned shares must be returned by November 16, 2009. See “Registered Borrow Facility.” Any shares not initially borrowed may be borrowed by the affiliate of Citigroup from time to time prior to November 16, 2006 and sold to others under the registration statement. We have been advised by Citigroup that it intends to use such short sales to facilitate the establishment by the note holders of hedged positions in the notes. The effect of the increase in the number of outstanding shares of our Class A common stock issued or issuable pursuant to the share lending agreement or upon conversion of the notes could have a negative effect on the market price of our Class A common stock. The market price of our Class A common stock also could be negatively affected by other short sales of our Class A common stock by the holders of the notes to hedge investments in the notes.

The market price of our Class A common stock and therefore the price of the notes could be adversely affected by the large number of additional shares of Class A common stock eligible for issuance in the future.

      As of September 30, 2004, 304,803,455 shares of Class A common stock were issued and outstanding, and 50,000 shares of Class B common stock were issued and outstanding. An additional 339,132,031 shares of Class A common stock were issuable upon conversion of outstanding units of Charter Holdco (increasing by 24,273,943 shares if Mr. Allen is required to contribute his CC VIII membership interest to Charter Holdco), and 28,213,409 shares were issuable upon the exercise of outstanding options. An additional 356 million shares are now issuable upon conversion of the notes. In addition, additional shares and warrants to acquire shares are expected to be issued in connection with the settlement of certain outstanding litigation matters, as more fully described in “Business — Legal Proceedings.” All of the 339,132,031 shares of Class A common stock issuable upon exchange of Charter Holdco membership units and all shares of the Class A common stock issuable upon conversion of shares of our Class B common stock will have “demand” and/or “piggyback” registration rights attached to them. All of the 356 million shares issuable upon conversion of the notes will be eligible for resale pursuant to this prospectus. The sale of a substantial number of shares of Class A common stock or the perception that such sales could occur could adversely affect the market price for the Class A common stock because the sale could cause the amount of the Class A common stock available for sale in the market to exceed the demand for the Class A common stock and could also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. This could adversely affect our ability to fund our current and future obligations. See “Shares Eligible for Future Sale.”

You should consider the United States federal income tax consequences of owning the notes.

      Under the indenture governing the notes, we have agreed, and, by acceptance of a beneficial interest in a note, each holder is deemed to have agreed, to treat the notes for U.S. federal income tax purposes as indebtedness that is subject to the U.S. Treasury regulations governing contingent payment debt instruments.

      Consequently, despite some uncertainty as to the proper application of such regulations, you will generally be required to accrue interest income at a constant rate of 15% per year (subject to certain adjustments), compounded semi-annually, which represents the estimated yield on our comparable non-convertible, fixed rate debt instruments with terms and conditions otherwise similar to the notes. The amount of interest required to be included by you in income for each year generally will be in excess of the stated coupon on the notes for that year.

      You will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, exchange, conversion, redemption or repurchase of a note will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter will be treated as capital loss.

      A discussion of the material United States federal income tax consequences of ownership of the notes is contained in this prospectus under the heading “United States Federal Income Tax Considerations.” You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the notes.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale by the selling security holders of the notes or shares of Class A common stock offered hereby.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our Class A common stock is quoted on the Nasdaq National Market under the symbol “CHTR.” The following table sets forth, for the periods indicated, the range of high and low last reported sale price per share of Class A common stock on the Nasdaq National Market. There is no established trading market for our Class B common stock.

2004	High	Low

First Quarter	$5.43	$3.99
Second Quarter	$4.70	$3.61
Third Quarter	$3.90	$2.61
Fourth Quarter through December 20	$3.01	$2.03

2003	High	Low

First Quarter	$1.73	$0.76
Second Quarter	$4.18	$0.94
Third Quarter	$5.50	$3.32
Fourth Quarter	$4.71	$3.72

2002	High	Low

First Quarter	$16.85	$9.10
Second Quarter	$11.53	$2.96
Third Quarter	$4.65	$1.81
Fourth Quarter	$2.27	$0.76

      As of November 30, 2004, there were 3,818 holders of record of our Class A common stock, one holder of our Class B common stock, and 13 holders of record of our Series A Convertible Redeemable Preferred Stock.

      The last reported sale price of our Class A common stock on the Nasdaq National Market on December 20, 2004 was $2.10 per share.

      We have never paid and do not expect to pay any cash dividends on our Class A common stock in the foreseeable future. Charter Holdco is required under certain circumstances to pay distributions pro rata to all its common members to the extent necessary for any common member to pay taxes incurred with respect to its share of taxable income attributed to Charter Holdco. Covenants in the indentures and credit agreements governing the debt of our subsidiaries restrict their ability to make distributions to us and, accordingly, limit our ability to declare or pay cash dividends. We intend to cause Charter Holdco and its subsidiaries to retain future earnings, if any, to finance the operation of the business of Charter Holdco and its subsidiaries.

CAPITALIZATION

      The following table sets forth as of September 30, 2004, on a consolidated basis:

•	the actual (historical) capitalization of Charter;

•	the capitalization of Charter, on a pro forma basis to reflect the December 2004 sale by CCO Holdings, LLC of $550 million of senior floating rate notes due 2010 with the net proceeds used to repay borrowings under Charter Communications Operating, LLC’s revolving credit facility and for general corporate purposes;

•	the capitalization of Charter, on a pro forma as adjusted basis to reflect:

(1)	the establishment of a registered borrow facility for the issuance of up to 150 million shares of our Class A common stock pursuant to a share lending agreement; and

(2)	the issuance and sale of $863 million of 5.875% convertible senior notes in November 2004 with proceeds used for (i) the purchase of certain U.S. government securities which were pledged as security for the 5.875% convertible senior notes (and which we expect to use to fund the first six interest payments thereon), (ii) redemption of the outstanding 5.75% convertible senior notes due 2005 and (iii) general corporate purposes.

      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2004

			Pro Forma
	Actual	Pro Forma	as adjusted

	(Dollars in millions)
Cash and cash equivalents	$129	$266	$355

Long-term debt:
Charter Communications, Inc.:
5.875% convertible senior notes due 2009(a)	$—	$—	$832
5.75% convertible senior notes due 2005	588	588	—
4.75% convertible senior notes due 2006	156	156	156
Charter Holdings:
Senior and senior discount notes(b)	8,517	8,517	8,517
CCH II:
10.250% senior notes due 2010	1,601	1,601	1,601
CCO Holdings:
8 3/4% senior notes due 2013	500	500	500
Senior floating rate notes due 2010	—	550	550
Charter Operating:
8.000% senior second lien notes	1,100	1,100	1,100
8.375% senior second lien notes	400	400	400
Renaissance:
10.00% senior discount notes due 2008	116	116	116
CC V Holdings:
11.875% senior discount notes due 2008	113	113	113
Credit facilities:
Charter Operating(c)	5,393	4,993	4,993

Total long-term debt	18,484	18,634	18,878

Preferred stock — redeemable(d)	55	55	55

Minority interest(e)	637	637	637

Shareholders’ deficit:
Class A common stock; $.001 par value; 1.75 billion shares authorized; 304,803,455, 304,803,455 and 454,803,455 shares issued and outstanding, respectively(f)	—	—	—
Class B common stock; $.001 par value; 750 million shares authorized; 50,000 shares issued and outstanding	—	—	—
Preferred stock; $.001 par value; 250 million shares	—	—	—

	As of September 30, 2004

			Pro Forma
	Actual	Pro Forma	as adjusted

	(Dollars in millions)
Additional paid-in-capital	4,783	4,783	4,796
Accumulated deficit	(8,856)	(8,856)	(8,866)
Accumulated other comprehensive income	(9)	(9)	(9)

Total shareholders’ deficit	(4,082)	(4,082)	(4,079)

Total capitalization	$15,094	$15,244	$15,491

(a)	Represents issuance and sale of the 5.875% convertible senior notes. This assumes proceeds of $863 million of which $30 million, related to certain provisions of the 5.875% convertible senior notes that for accounting purposes were derivatives which required bifurcation, is recorded as accounts payable and accrued expenses and other long-term liabilities with the resulting long-term debt of $832 million. The debt will accrete from the $832 million to the $863 million face value over three years, the duration of our pledged securities. The derivative valuation is based on preliminary estimates and may be revised as a result of the finalization of an independent valuation.

		As of September 30, 2004

				Pro Forma
		Actual	Pro Forma	as adjusted

		(Dollars in millions)
(b)	Represents the following Charter Holdings notes:
	8.250% senior notes due 2007	$451	$451	$451
	8.625% senior notes due 2009	1,242	1,242	1,242
	9.920% senior discount notes due 2011	1,108	1,108	1,108
	10.000% senior notes due 2009	640	640	640
	10.250% senior notes due 2010	318	318	318
	11.750% senior discount notes due 2010	435	435	435
	10.750% senior notes due 2009	874	874	874
	11.125% senior notes due 2011	500	500	500
	13.500% senior discount notes due 2011	571	571	571
	9.625% senior notes due 2009	638	638	638
	10.000% senior notes due 2011	708	708	708
	11.750% senior discount notes due 2011	780	780	780
	12.125% senior discount notes due 2012	252	252	252

	Total	$8,517	$8,517	$8,517

(c)	The amounts outstanding under the Charter Operating credit facilities as of September 30, 2004 totaled $5.4 billion. Borrowing availability under the credit facilities totaled $957 million as of September 30, 2004, none of which was restricted due to covenants.

(d)	In connection with Charter’s acquisition of Cable USA, Inc. and certain cable system assets from affiliates of Cable USA, Inc., Charter issued 545,259 shares of Series A Convertible Redeemable Preferred Stock valued at and with a liquidation preference of $55 million. Holders of the preferred stock have no voting rights but are entitled to receive cumulative cash dividends at an annual rate of 5.75%, payable quarterly. The preferred stock is redeemable by Charter at its option on or after August 31, 2004 and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. The preferred stock is convertible, in whole or in part, at the option of the holders from April 1, 2002 through August 31, 2008, into shares of Class A common stock at an initial conversion rate equal to a conversion price of $24.71 per share of Class A common stock, subject to certain customary adjustments.

(e)	Minority interest represents the percentage of Charter Communications Holding Company, LLC not owned by Charter, or approximately 53% of total members’ equity of Charter Communications Holding Company, LLC, plus $650 million of preferred membership interests in CC VIII, LLC, an indirect subsidiary of Charter Communications Holding Company, LLC. Paul G. Allen indirectly holds the preferred membership units in CC VIII as a result of the exercise of put rights originally granted in connection with the Bresnan transaction in 2000. An issue has arisen regarding the ultimate ownership of the CC VIII membership interests following the consummation of the Bresnan put transaction on June 6, 2003. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and its Subsidiaries — Equity Put Rights — CC VIII.” Reported losses allocated to minority interest on the statement of operations are limited to the extent of any remaining minority interest on the balance sheet related to Charter Communications Holding Company, LLC. Because minority interest in Charter Communications Holding Company, LLC was substantially eliminated at December 31, 2003, beginning in the first quarter of 2004, Charter began to absorb substantially all losses before income taxes that otherwise would have been allocated to minority interest. Subject to any changes in Charter Communications Holding Company, LLC’s capital structure, Charter will absorb substantially all future losses.

(f)	As part of the issuance of the $863 million of 5.875% convertible senior notes in November 2004, we have committed to establish a registered borrow facility. An affiliate of Citigroup Global Markets Inc. will be loaned up to 150 million shares pursuant to a share lending agreement. These loaned shares will be sold in a public offering following the effectiveness of their registration with the SEC pursuant to a separate registration statement which we have filed but which has not yet been declared effective. The shares will be considered issued and outstanding; however we do not expect they will impact earnings per share under current accounting literature.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of Charter, adjusted on a pro forma basis to reflect the following transactions as if they had occurred on September 30, 2004 (for the unaudited pro forma consolidated balance sheet) and on January 1, 2003 (for the unaudited pro forma consolidated statement of operations):

(1) the disposition of certain assets in October 2003 and in March and April 2004 and the use of proceeds in each case to pay down credit facilities;

(2) the issuance and sale of the CCH II senior notes in September 2003, the CCO Holdings senior notes in November 2003, the CCO Holdings senior floating rate notes in December 2004 and the Charter Operating senior second lien notes in April 2004 with proceeds used to refinance or repay outstanding debt and for general corporate purposes;

(3) an increase in amounts outstanding under the Charter Operating credit facilities in April 2004 and the use of such funds, together with the proceeds of the sale of the Charter Operating senior second lien notes, to refinance amounts outstanding under the credit facilities of our subsidiaries, CC VI Operating, CC VIII Operating and Falcon;

(4) the establishment of a registered borrow facility for the issuance of up to 150 million shares of our Class A common stock pursuant to a share lending agreement; and

(5) the issuance and sale of $863 million of 5.875% convertible senior notes in November 2004 with proceeds used for (i) the purchase of certain U.S. government securities pledged as security for the 5.875% convertible senior notes (and which we expect to use to fund the first six interest payments thereon), (ii) redemption of outstanding 5.75% convertible senior notes due 2005 and (iii) general corporate purposes.

      The unaudited pro forma adjustments are based on information available to us as of the date of this prospectus and certain assumptions that we believe are reasonable under the circumstances. The Unaudited Pro Forma Consolidated Financial Statements required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended (a) to provide any indication of what our actual financial position or results of operations would have been had the transactions described above been completed on the dates indicated or (b) to project our results of operations for any future date.

CHARTER COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

		Asset	Financing		Offering
		Dispositions	Transactions		Adjustments
	Historical	(Note A)	(Note B)	Subtotal	(Note C)	Pro Forma

	(Dollars in millions, except per share and share data)
Revenues
Video	$3,461	$(137)	$—	$3,324	$—	$3,324
High-speed data	556	(15)	—	541	—	541
Advertising sales	263	(8)	—	255	—	255
Commercial	204	(16)	—	188	—	188
Other	335	(13)	—	322	—	322

Total revenues	4,819	(189)	—	4,630	—	4,630
Costs and Expenses:
Operating(excluding depreciation and amortization)	1,952	(71)	—	1,881	—	1,881
Selling, general and administrative	940	(26)	—	914	—	914
Depreciation and amortization	1,453	(40)	—	1,413	—	1,413
Loss on sale of assets, net	5	21	—	26	—	26
Option compensation expense, net	4	—	—	4	—	4
Special charges, net	21	—	—	21	—	21
Unfavorable contracts and other adjustments	(72)	—	—	(72)	—	(72)

	4,303	(116)	—	4,187	—	4,187

Income (loss) from operations	516	(73)	—	443	—	443
Interest expense, net	(1,557)	27	(174)	(1,704)	(15)	(1,719)
Gain on derivative instruments and hedging activities, net	65	—	—	65	—	65
Gain on debt exchange, net	267	—	(267)	—	—	—
Loss on equity investments	(3)	—	—	(3)	—	(3)
Other, net	(13)	—	—	(13)	—	(13)

	(1,241)	27	(441)	(1,655)	(15)	(1,670)

Loss before minority interest and income taxes	(725)	(46)	(441)	(1,212)	(15)	(1,227)
Minority interest	377	—	—	377	—	377

Loss before income taxes	(348)	(46)	(441)	(835)	(15)	(850)
Income tax benefit	110	1	—	111	—	111

Net loss	(238)	$(45)	$(441)	$(724)	$(15)	(739)

Dividends on preferred stock — redeemable	(4)					(4)

Net loss applicable to common stock	$(242)					$(743)

Loss per common share, basic and diluted	$(0.82)					$(2.52)

Weighted average common shares outstanding, basic and diluted	294,597,519					294,597,519

      Note A: Represents the elimination of operating results related to the disposition of certain assets in October 2003 and in March and April 2004 and a reduction of interest expense related to the use of the net proceeds from such sales to repay a portion of our subsidiaries’ credit facilities.

      Note B: Represents adjustment to interest expense associated with the completion of the financing transactions discussed in pro forma assumptions two and three (in millions):

Interest in the Charter Operating senior second lien notes and the amended and restated Charter Operating credit facilities at a weighted average rate of 5.1%	$340
Interest on CCH II 10.25% senior notes	123
Interest on CCO Holdings 8 3/4% senior notes	38
Interest on CCO Holdings senior floating rate notes	36
Amortization of deferred financing costs	27
Less:
Historical interest expense for Charter Operating credit facilities and on subsidiary credit facilities repaid	(253)
Historical interest expense for CCI and CCH senior and senior discount notes repaid with proceeds from CCH II refinancing	(117)
Interest expense for Charter Operatings’ revolving credit facility repaid with proceeds from issuance of the CCO Holdings senior floating rate notes	(20)

Net increase in interest expense for other financing transactions	$174

      Net gain on debt exchange represents the elimination of the gain realized on the purchase of an aggregate of $609 million principal amount of our convertible senior notes and $1.3 billion principal amount of Charter Communications Holdings, LLC’s senior notes and senior discount notes in consideration for an aggregate of $1.6 billion principal amount of 10.25% notes due 2010 issued by CCH II, LLC. The gain is net of the write-off of deferred financing costs associated with the retired debt of $27 million.

      Note C: Represents the increase in interest expense from the issuance of $863 million of convertible senior notes due 2009 with a stated interest rate of 5.875% and the amortization of deferred debt issuance cost associated with such issuance reduced by the use of proceeds to retire $588 million of the 5.75% convertible senior notes due in 2005 and the interest on the $144 million of securities purchased and pledged as security for interest payments on such debt (in millions):

Interest on the convertible senior notes issued in November 2004	$51
Amortization of deferred debt issuance costs(a)	4
Less interest from the pledged securities	(3)
Less interest on 5.75% convertible senior notes retired with proceeds	(37)

Pro forma interest expense adjustment	$15

(a)	The adjustment related to the amortization of deferred financing cost is based on preliminary information available at this time and is subject to change based on finalization of an independent valuation and on finalization of the amount of financing costs to be deferred.

CHARTER COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2004

		Asset	Financing		Offering
		Dispositions	Transactions		Adjustments
	Historical	(Note A)	(Note B)	Subtotal	(Note C)	Pro Forma

	(Dollars in millions, except per share and share data)
Revenues
Video	$2,534	$(21)	$—	$2,513	$—	$2,513
High-speed data	538	(3)	—	535	—	535
Advertising	205	(1)	—	204	—	204
Commercial	175	(2)	—	173	—	173
Other	249	(2)	—	247	—	247

Total	3,701	(29)	—	3,672	—	3,672
Costs and Expenses
Operating (excluding depreciation and amortization)	1,552	(12)	—	1,540	—	1,540
Selling, general and administrative	735	(4)	—	731	—	731
Depreciation and amortization	1,105	(6)	—	1,099	—	1,099
Impairments of franchises	2,433	—	—	2,433	—	2,433
Gain (loss) on sale of assets, net	(104)	105	—	1	—	1
Option compensation expense, net	34	—	—	34	—	34
Special charges, net	100	—	—	100	—	100

	5,855	83	—	5,938	—	5,938

Loss from operations	(2,154)	(112)	—	(2,266)	—	(2,266)
Interest expense, net	(1,227)	4	(52)	(1,275)	(11)	(1,286)
Gain on derivative instruments and hedging activities, net	48	—	—	48	—	48
Loss on debt to equity conversions	(23)	—	—	(23)	—	(23)
Loss on extinguishment of debt	(21)	—	21	—	—	—

	(1,223)	4	(31)	(1,250)	(11)	(1,261)

Loss before minority interest, income taxes, and cumulative effect of accounting change	(3,377)	(108)	(31)	(3,516)	(11)	(3,527)
Minority interest	24	—	—	24	—	24

Loss before income taxes and cumulative effect of accounting change	(3,353)	(108)	(31)	(3,492)	(11)	(3,503)
Income tax benefit	116	14	—	130	—	130

Loss before cumulative effect of accounting change	(3,237)	(94)	(31)	(3,362)	(11)	(3,373)
Cumulative effect of accounting change, net of tax	(765)	—	—	(765)	—	(765)

Net loss	(4,002)	(94)	(31)	(4,127)	(11)	(4,138)
Dividends on preferred stock — redeemable	(3)	—	—	(3)	—	(3)

Net loss applicable to common stock	$(4,005)	$(94)	$(31)	$(4,130)	$(11)	$(4,141)

Loss per common share, basic and diluted	$(13.38)					$(13.83)

Weighted average common shares outstanding, basic and diluted	299,411,053					299,411,053

      Note A: Represents the elimination of operating results related to the disposition of certain assets in March and April 2004 and a reduction of interest expense related to the use of the net proceeds from such sales to repay a portion of our subsidiaries’ credit facilities.

      Note B: Represents adjustment to interest expense associated with the completion of the financing transactions discussed in pro forma assumptions two and three (in millions):

Interest on the Charter Operating senior second lien notes and the amended and restated Charter Operating credit facilities at a weighted average rate of 4.9%	$114
Interest on CCO Holdings senior floating rate notes	27
Amortization of deferred financing costs	9
Less:
Historical interest expense for Charter Operating credit facilities and on subsidiary credit facilities repaid	(83)
Interest expense for Charter Operating’s revolving credit facility repaid with proceeds from issuance of the CCO Holdings senior floating rate notes	(15)

Net increase in interest expense for other financing transactions	$52

      Loss on extinguishment of debt represents the elimination of the write-off of deferred financing fees and third party costs related to the Charter Operating refinancing in April 2004.

      Note C: Represents the increase in interest expense from the issuance of $863 million of convertible senior notes due 2009 with a stated interest rate of 5.875% and the amortization of deferred debt issuance cost associated with such issuance reduced by the use of proceeds to retire $588 million of the 5.75% convertible senior notes due in 2005 and the interest on the $144 million of securities purchased and pledged as security for interest payments on such debt (in millions):

Interest on the convertible senior notes issued in November 2004	$38
Amortization of deferred debt issuance costs(a)	3
Less interest from the pledged securities	(2)
Less interest on 5.75% convertible senior notes retired with proceeds	(28)

Pro forma interest expense adjustment	$11

(a)	The adjustment related to the amortization of deferred financing cost is based on preliminary information available at this time and is subject to change based on finalization of the amount of financing costs to be deferred.

CHARTER COMMUNICATIONS, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2004

		Financing		Offering
		Transactions		Adjustments
	Historical	(Note A)	Subtotal	(Note B)	Pro Forma

	(Dollars in millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$129	$137	$266	$89	$355
Accounts receivable, net	186	—	186	—	186
Receivables from related party	—	—	—	—	—
Prepaid expenses and other current assets	30	—	30	48	78

Total current assets	345	137	482	137	619

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	6,415	—	6,415	—	6,415
Franchises, net	9,885	—	9,885	—	9,885

Total investment in cable properties, net	16,300	—	16,300	—	16,300

OTHER NONCURRENT ASSETS	439	13	452	140	592

Total assets	$17,084	$150	$17,234	$277	$17,511

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,301	$—	$1,301	$10	1,311

Total current liabilities	1,301	—	1,301	10	1,311

LONG-TERM DEBT	18,484	150	18,634	244	18,878

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	—	14	—	14

OTHER LONG-TERM LIABILITIES	675	—	675	20	695

MINORITY INTEREST	637	—	637	—	637

PREFERRED STOCK-REDEEMABLE	55	—	55	—	55

SHAREHOLDERS’ DEFICIT:
Class A common stock	—	—	—	—	—
Class B common stock	—	—	—	—	—
Preferred stock	—	—	—	—	—
Additional paid-in capital	4,783	—	4,783	13	4,796
Accumulated deficit	(8,856)	—	(8,856)	(10)	(8,866)
Accumulated other comprehensive loss	(9)	—	(9)	—	(9)

Total shareholders’ deficit	(4,082)	—	(4,082)	3	(4,079)

Total liabilities and shareholders’ deficit	$17,084	$150	$17,234	$277	$17,511

      Note A: Financing transactions represent the issuance in December 2004 of $550 million of senior floating rate notes by CCO Holdings with proceeds used for (i) repayment of $400 million under Charter Operatings’ revolving credit facility, (ii) payment of financing costs and (iii) general corporate purposes. The amount of financing costs deferred is based on preliminary information regarding actual expenses. Sources and uses are as follows (in millions):

Source of funds:
Issuance of senior floating rate notes due 2010	$550

Total sources	$550

Uses of funds:
Repay Charter Operatings’ revolving credit facility	$400
Payment of financing costs	13
General corporate purposes	137

Total uses	$550

      Note B:  Offering adjustments include the issuance and sale of approximately $863 million of convertible senior notes with proceeds used (i) to purchase approximately $144 million of securities, which are pledged as security for interest payments on such debt, (ii) to call, at 101.15%, the outstanding 5.75% convertible senior notes due 2005, (iii) to pay financing cost and (iv) for general corporate purposes. The short-term portion of the pledged securities is recorded on our unaudited pro forma consolidated balance sheet in prepaid expenses and other current assets, while the long-term portion is recorded in other assets. Certain provisions of the 5.875% convertible senior notes with a fair value of $30 million for accounting purposes are considered derivatives and require bifurcation. These derivatives are preliminary estimates and may be revised based on finalization of independent valuations and have been bifurcated from the long-term debt, with the short-term portion recorded as accounts payable and accrued expenses and the long-term portion recorded as other long-term liabilities on the unaudited pro forma consolidated balance sheet. Additionally, the fair market value of the stock borrow arrangement of approximately $13 million was recorded as deferred financing cost (other noncurrent assets) and additional paid in capital on the unaudited consolidated balance sheet. The amount of financing costs deferred is based on preliminary information available at this time and is subject to adjustment based on final information regarding actual expenses. In addition, we wrote off approximately $4 million of deferred financing cost associated with the redemption of the 5.75% convertible senior notes. Sources and uses are as follows (in millions):

Sources of funds:
Issuance of 5.875% convertible senior notes due 2009	$863

Total sources	$863

Uses of funds:
Redeem 5.75% convertible senior notes due 2005	$595
Purchase pledged securities	144
Payment of financing cost	35
General corporate purposes	89

Total uses	$863

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table presents summary financial and other data for Charter and its subsidiaries and has been derived from (i) the audited consolidated financial statements of Charter and its subsidiaries for the four years ended December 31, 2003, (ii) the unaudited consolidated financial statements of Charter and its subsidiaries for the year ended December 31, 1999, and (iii) the unaudited consolidated financial statements of Charter and its subsidiaries for the nine months ended September 30, 2003 and 2004. The consolidated financial statements of Charter and its subsidiaries for the years ended December 31, 2000 to 2003 have been audited by KPMG LLP, an independent registered public accounting firm. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except share and per share amounts)
Statement of Operations Data:
Revenues	$1,428	$3,141	$3,807	$4,566	$4,819	$3,602	$3,701

Costs and Expenses:
Operating (excluding depreciation and amortization)	460	1,187	1,486	1,807	1,952	1,457	1,552
Selling, general and administrative	329	606	826	963	940	702	735
Depreciation and amortization	745	2,398	2,683	1,436	1,453	1,095	1,105
(Gain) loss on sale of assets, net	—	—	10	3	5	23	(104)
Impairment of franchises	—	—	—	4,638	—	—	2,433
Option compensation expense (income), net	80	38	(5)	5	4	1	34
Special charges, net	—	—	18	36	21	18	100
Unfavorable contracts and other settlements	—	—	—	—	(72)	—	—

	1,614	4,229	5,018	8,888	4,303	3,296	5,855

Income (loss) from operations	(186)	(1,088)	(1,211)	(4,322)	516	306	(2,154)
Interest expense, net	(444)	(1,040)	(1,310)	(1,503)	(1,557)	(1,163)	(1,227)
Gain (loss) on derivative instruments and hedging activities, net	—	—	(50)	(115)	65	35	48
Gain on debt exchange, net	—	—	—	—	267	267	—
Loss on debt to equity conversions	—	—	—	—	—	—	(23)
Loss on extinguishment of debt	—	—	—	—	—	—	(21)
Loss on equity investments	—	(19)	(54)	(3)	(3)	(3)	—
Other, net	(8)	(1)	(5)	(1)	(13)	(6)	—

Loss before minority interest, income taxes and cumulative effect of accounting change	(638)	(2,148)	(2,630)	(5,944)	(725)	(564)	(3,377)
Minority interest	573	1,280	1,461	3,176	377	297	24

Loss before income taxes and cumulative effect of accounting change	(65)	(868)	(1,169)	(2,768)	(348)	(267)	(3,353)
Income tax benefit (expense)	(1)	10	12	460	110	86	116

Loss before cumulative effect of accounting change	(66)	(858)	(1,157)	(2,308)	(238)	(181)	(3,237)
Cumulative effect of accounting change, net of tax	—	—	(10)	(206)	—	—	(765)

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(Dollars in millions, except share and per share amounts)
Net loss	(66)	(858)	(1,167)	(2,514)	(238)	(181)	(4,002)
Dividends on preferred stock — redeemable	—	—	(1)	(3)	(4)	(3)	(3)

Net loss applicable to common stock	$(66)	$(858)	$(1,168)	$(2,517)	$(242)	$(184)	$(4,005)

Loss per common share, basic and diluted	$(2.22)	$(3.80)	$(4.33)	$(8.55)	$(0.82)	$(0.62)	$(13.38)

Weighted-average common shares outstanding, basic and diluted	29,811,202	225,697,775	269,594,386	294,440,261	294,597,519	294,503,840	299,411,053

Other Data:
Deficiencies of earnings to cover fixed charges(a)	$(638)	$(2,148)	$(2,630)	$(5,944)	$(725)	$(564)	$(3,377)
Balance Sheet Data (end of period):
Total assets	$18,967	$24,352	$26,463	$22,384	$21,364	$21,451	$17,084
Long-term debt	8,937	13,061	16,343	18,671	18,647	18,498	18,484
Minority interest(b)	5,381	4,571	4,434	1,050	689	763	637
Redeemable securities	751	1,104	—	—	—	—	—
Preferred stock — redeemable	—	—	51	51	55	55	55
Shareholders’ equity (deficit)	3,011	2,767	2,585	41	(175)	(127)	(4,082)

(a)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(b)	Minority interest represents the percentage of Charter Communications Holding Company, LLC not owned by Charter, plus preferred membership interests in CC VIII, LLC, an indirect subsidiary of Charter. Paul G. Allen indirectly holds the preferred membership units in CC VIII, LLC as a result of the exercise of a put right originally granted in connection with the Bresnan transaction in 2000. An issue has arisen regarding the ultimate ownership of the CC VIII, LLC membership interest following the consummation of the Bresnan put transaction on June 6, 2003. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.” Reported losses allocated to minority interest on the statement of operations are limited to the extent of any remaining minority interest on the balance sheet related to Charter Communications Holding Company, LLC. Because minority interest in Charter Communications Holding Company, LLC was substantially eliminated at December 31, 2003, beginning in the first quarter of 2004, Charter began to absorb substantially all losses before income taxes that otherwise would have been allocated to minority interest. As a result of negative equity at Charter Communications Holding Company, LLC, during the nine months ended September 30, 2004, no additional losses were allocated to minority interest, resulting in an approximate additional $2.0 billion of net losses. Subject to any changes in Charter Communications Holding Company, LLC’s capital structure, Charter will absorb substantially all future losses.

SUPPLEMENTARY QUARTERLY FINANCIAL DATA

      The following tables present quarterly financial data for the periods presented on the consolidated statements of operations (in millions):

	Nine Months Ended September 30, 2004

	First Quarter	Second Quarter	Third Quarter

Revenues	$1,214	$1,239	$1,248
Income (loss) from operations	175	15	(2,344)
Loss before minority interest, income taxes and cumulative effect of accounting change	(235)	(366)	(2,776)
Net loss applicable to common stock	(294)	(416)	(3,295)
Basic and diluted loss per common share before cumulative effect of accounting change	(1.00)	(1.39)	(8.36)
Basic and diluted loss per common share	(1.00)	(1.39)	(10.89)
Weighted-average shares outstanding	295,106,077	300,522,815	302,604,978

		Year Ended December 31, 2003

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$1,178	$1,217	$1,207	$1,217
Income from operations	77	112	117	208
Income (loss) before minority interest and income taxes	(301)	(286)	23	(161)
Net income (loss) applicable to common stock	(182)	(38)	36	(58)
Basic income (loss) per common share	(0.62)	(0.13)	0.12	(0.20)
Diluted Income (loss) per common share	(0.62)	(0.13)	0.07	(0.20)
Weighted-average shares outstanding, basic	294,466,137	294,474,596	294,566,878	294,875,504
Weighted-average shares outstanding, diluted	294,466,137	294,474,596	637,822,843	294,875,504

		Year Ended December 31, 2002

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$1,074	$1,137	$1,166	$1,189
Income (loss) from operations	97	84	91	(4,597)
Loss before minority interest, income taxes and cumulative effect of accounting change	(234)	(354)	(367)	(4,989)
Net loss applicable to common stock	(317)	(161)	(167)	(1,872)
Basic and diluted loss per common share before cumulative effect of accounting change	(0.38)	(0.55)	(0.57)	(6.36)
Basic and diluted loss per common share	(1.08)	(0.55)	(0.57)	(6.36)
Weighted-average shares outstanding	294,394,939	294,453,454	294,454,659	294,457,134

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Reference is made to “Disclosure Regarding Forward-Looking Statements,” which describes important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the audited consolidated financial statements of Charter Communications, Inc. and subsidiaries as of and for the years ended December 31, 2003, 2002 and 2001 and the unaudited consolidated financial statements of Charter Communications, Inc. and subsidiaries as of and for the nine months ended September 30, 2004 included in this prospectus.

Introduction

      During 2003, we undertook a number of transition activities including reorganizing our workforce, adjusting our video pricing and packages, call center consolidations and implementing billing conversions. Due to the focus on such activities and certain financial constraints, we reduced spending on marketing our products and services. The reduced marketing activities and other necessary operational changes negatively impacted customer retention and acquisition, primarily during the first half of the year. During the second half of 2003, we increased our marketing efforts and implemented promotional campaigns to slow the loss of analog video customers, and to accelerate advanced service penetration, especially in high-speed data.

      In 2003 and the nine months ended September 30, 2004, we took a series of steps intended to improve our balance sheet and liquidity. The issuance of approximately $862.5 million original principal amount of convertible senior notes due 2009, the net proceeds of which have been used to purchase a portfolio of U.S. government securities as security for certain interest payments on the new notes and will be used to redeem Charter’s $588 million outstanding 5.75% Convertible Senior Notes due October 2005, and our subsidiaries’ issuance of $550 million of senior floating rate notes with the net proceeds used to repay Charter Operatings’ revolving credit facility and for general corporate purposes, are our most recent examples of these efforts. In addition, since September 2003:

•	We and our subsidiaries exchanged $1.9 billion of indebtedness for $1.6 billion of indebtedness while extending maturities and achieving approximately $294 million of debt discount.

•	Our subsidiary, CCO Holdings, sold $500 million total principal amount of 8 3/4% senior notes and used the net proceeds to repay approximately $486 million principal amount of our subsidiaries’ credit facilities, providing additional financial flexibility for use of our subsidiary’s credit facilities.

•	Our subsidiaries amended the Charter Operating credit facilities and concurrently issued $1.5 billion in senior second lien notes to refinance bank debt of CC VI Operating, CC VIII Operating and Falcon. The transaction extended beyond 2008 approximately $8.0 billion of scheduled debt maturities and credit facility commitment reductions which would have otherwise come due before that time.

•	Our subsidiaries completed the sale of cable systems in Port Orchard, Washington, for a total price of approximately $91 million, subject to adjustments.

•	We closed the sale of cable systems in Florida, Pennsylvania, Maryland, Delaware and West Virginia with Atlantic Broadband Finance, LLC. We closed on the sale of an additional cable system in New York to Atlantic Broadband Finance, LLC in April 2004. Subject to post-closing contractual adjustments, we expect the total net proceeds from the sale of all of these systems to be approximately $733 million, of which $5 million is currently held in an indemnity escrow account (with the unused portion thereof to be released by March 1, 2005). The proceeds received to date have been used to repay a portion of amounts outstanding under our subsidiary’s credit facilities.

•	We significantly reduced capital spending from approximately $2.2 billion for the year ended December 31, 2002 to approximately $854 million for the year ended December 31, 2003, primarily due to the substantial completion of our network rebuild and upgrade.

      During the years 1999 through 2001, we grew significantly, principally through acquisitions of other cable businesses financed by debt and, to a lesser extent, equity. We have no current plans to pursue any significant acquisitions. However, we may pursue exchanges of non-strategic assets or divestitures, such as the sale of cable systems to Atlantic Broadband Finance, LLC discussed above. We therefore do not believe that our historical growth rates are accurate indicators of future growth.

      Historically, our ability to fund operations and investing activities has depended on our continued access to credit under our subsidiary’s credit facilities. While our use of cash has changed over time such that the substantial majority of our cash now comes from cash flows from operating activities, we expect we will continue to borrow under our subsidiary’s credit facilities from time to time to fund cash needs. The occurrence of an event of default under our subsidiary’s credit facilities could result in borrowings from these facilities being unavailable to us and could, in the event of a payment default or acceleration, also trigger events of default under our notes and our subsidiaries’ outstanding notes and would have a material adverse effect on us.

Adoption of New Policies

      Commencing in January 2002 and continuing through the first quarter of 2003, our management elected to implement a number of new policies including:

      Change in Disconnect and Bad Debt Policies. Our estimated customer count is intended to include those people receiving cable service (regardless of payment status), except for complementary accounts (such as our employees). Our disconnect and bad debt guidelines for slow or nonpaying customers provide that, in general, customers are to be terminated for non-payment after approximately 60-75 days, and written off/referred to collection at approximately 90-110 days. We initially began implementing this policy in January 2002 after we decided to change our past practice under which we did not promptly disconnect these customers on a uniform basis. Effective year-end 2001, we also increased our allowance for doubtful accounts. The number of our customers who are presently more than 90 days overdue and our bad debt expense associated with such customers are lower than they were prior to the institution of these policies.

      Procedures to Ensure Adherence to Disconnect and Customer Count Policies. During our review of internal audit findings and in the course of internal investigations, and subsequently in the course of responding to governmental investigations, we became concerned that certain employees either were not complying or had not previously been complying with our customer count and disconnect policies. We have since announced to our employees that a failure to follow these polices will be met with disciplinary action including, in appropriate cases, termination. We have terminated and disciplined employees who have not followed the policies. We have instituted regular review of customer reports by senior employees in an effort to ensure adherence to our policies and consistency of application throughout our various operating divisions, and we have established a telephone hotline number for employees to call and report misconduct relating to the reporting of customer numbers. We have also elected not to provide guidance on expected customer numbers in our public disclosures.

      Corporate Compliance Program. Prior to 2003, we did not have a formal compliance program. In early 2003, we established a corporate compliance program, pursuant to which we provide training to our employees, and provide a revised Code of Conduct to our employees that is incorporated into our Employee Handbook. The Code and Handbook require that employees report violations of the Code or other behavior which they believe might be unethical or illegal. Employees can report matters to their supervisor, to the Human Resources Department, or through a hotline or through a secure website, and may do so anonymously. The compliance program is overseen by a compliance committee comprised of our high-ranking officers, which meets at least on a quarterly basis. The Chief Compliance Officer also reports to the Audit Committee on a quarterly basis.

      Treatment of Data Only Customers. We have changed our methodology for reporting analog cable video customers to exclude those customers who receive high-speed data service only. This represents a change in our methodology from prior reports through September 30, 2002, in which high-speed data service only customers (which numbered approximately 55,900 at September 30, 2002) were included within our analog cable video customers. We made this change because we determined that a substantial number of those customers who only received high-speed data service were unable to receive our most basic level of analog video service because this service was physically secured or blocked, was unavailable in certain areas or the customers were unaware that this service was available to them. In addition, in light of our decision to begin marketing of our high-speed data services as a separate product, we believed that separate disclosure of this information would assist investors in understanding our current business and in monitoring what we expected to be an increasing number of data only customers. See “Business — Products and Services.”

      Disclosure Committee. We established a Disclosure Committee, consisting of senior personnel from the business units, our internal audit group, and the finance and legal groups, and we now follow an extensive review and certification process in connection with our filings with the SEC and other disclosure documents.

      Audit Committee. We modified our Audit Committee’s charter to expand the role of the committee and to comply with the Sarbanes-Oxley Act of 2002 and the rules issued thereunder (including applicable Nasdaq rules).

      Accounting Policy Changes. Consistent with the description of the restatement, we have revised a number of our accounting policies, including treatment of launch incentives received from programmers. For a complete discussion of accounting changes and adjustments brought about as a result of the re-audit or restatement, see “— Restatement of Prior Results.”

Restatement of Prior Results

      There were no restatements in 2003 or 2004 of prior results. However, certain reclassifications have been made to 2002 and 2001 amounts to conform to 2003 presentation. Also, as discussed in our annual report on Form 10-K for the year ended December 31, 2002, on November 19, 2002, we announced that we had determined that additional franchise costs and deferred income tax liability should have been recorded for the differences between the financial statement and tax basis of assets we acquired in connection with certain cable businesses acquired throughout 1999 and 2000. As a result of this restatement, we engaged KPMG LLP to perform audits as of and for the years ended December 31, 2001 and 2000 because our former accountants, Arthur Andersen LLP, were no longer available to provide an opinion as to restated financial statements. In connection with these audits, we concluded that it was appropriate to make certain additional adjustments to previously reported results. Among other things, adjustments were made to previous interpretations and applications of generally accepted accounting principles (“GAAP”) that had been consistently followed by us since 2000 and throughout the restatement period.

      These adjustments reduced revenues reported in our 2002 quarterly reports on Form 10-Q for the first three quarters of 2002 by a total of $38 million, and in our 2001 annual report on Form 10-K for the year ended December 31, 2001 and 2000 by $146 million and $108 million, respectively. Such adjustments represent approximately 1%, 4% and 3% of previously reported revenues for the respective periods in 2002, 2001 and 2000. Our previously reported consolidated net loss increased by a total of $26 million for the first three quarters of 2002 and decreased by $11 million for the year ended December 31, 2001. Our previously reported net loss increased by $29 million for the year ended December 31, 2000, primarily due to adjustments related to the original accounting for acquisitions and elements of our rebuild and upgrade activities. Net cash flows from operating activities for the years ended December 31, 2001 and 2000 were reduced by $30 million and $303 million, respectively. The most significant categories of adjustments related to the following items outlined below.

      Launch Incentives from Programmers. Amounts previously recognized as advertising revenue in connection with the launch of new programming channels have been deferred and recorded in other long-term liabilities in the year such launch support was provided, and amortized as a reduction of programming costs based upon the relevant contract term. These adjustments decreased revenue $30 million for the first three quarters of 2002, and $118 million and $76 million for the years ended

December 31, 2001 and 2000, respectively. Additionally, for the year ended December 31, 2000, we increased marketing expense by $24 million for other promotional activities associated with launching new programming services previously deferred and subsequently amortized. The corresponding amortization of such deferred amounts reduced programming expenses by $36 million for the first three quarters of 2002, and $27 million and $5 million for the years ended December 31, 2001 and 2000, respectively.

      Customer Incentives and Inducements. Marketing inducements paid to encourage potential customers to switch from satellite providers to Charter-branded services and enter into multi-period service agreements were previously deferred and recorded as property, plant and equipment and recognized as depreciation and amortization expense over the life of customer contracts. These amounts have been restated as a reduction of revenue in the period such inducements were paid. Revenue declined a total of $5 million for the first three quarters of 2002, and $19 million and $2 million for the years ended December 31, 2001 and 2000, respectively. Substantially all of these amounts are offset by reduced depreciation and amortization expense.

      Capitalized Labor and Overhead Costs. Certain elements of labor costs and related overhead allocations previously capitalized as property, plant and equipment as part of our rebuild activities, customer installation and new service introductions have been expensed in the period incurred. Such adjustments increased operating expenses by $73 million for the first three quarters of 2002, and $93 million and $52 million for the years ended December 31, 2001 and 2000, respectively.

      Customer Acquisition Costs. Certain customer acquisition campaigns were conducted through third-party contractors in 2000, 2001 and portions of 2002. The costs of these campaigns were originally deferred and recorded as other assets and recognized as amortization expense over the average customer contract life. These amounts have been reported as marketing expense in the period incurred and totaled $32 million for the first three quarters of 2002, and $59 million and $4 million and for the years ended December 31, 2001 and 2000, respectively. We discontinued this program in the third quarter of 2002 as contracts for third-party vendors expired. Substantially all of these amounts are offset by reduced depreciation and amortization expense.

      Rebuild and Upgrade of Cable Systems. In 2000, as we were completing our acquisitions, we initiated a three-year program to replace, upgrade and integrate a substantial portion of our network (the rebuild program). This rebuild/upgrade of the cable network infrastructure was envisioned as providing the platform capacity through which many broadband communication services could be provided to the marketplace for many years to come. Such a rebuild program was unprecedented and is not expected to recur. We began implementation of this three-year rebuild program in January 2000 and adhered to it over the period. It was expanded in July 2001 to encompass cable system assets acquired in June 2001 from AT&T Broadband. There were no other significant modifications to the rebuild program over the three-year period.

      As the rebuild program was beginning in early 2000, we were nearing the end of a period in which we were acquired by Paul G. Allen and merged with Marcus Cable and in which we had subsequently completed an initial public offering and acquired 16 cable businesses adding approximately 5 million additional customers. We were faced with integrating these acquisitions, administering the rebuild program and also putting in place processes and new personnel to handle the increased size and complexity of an operation that had grown significantly in a period of about 18 months. During the first quarter of 2000, management also recognized the need to reassess depreciable lives of the property that was subject to the three-year rebuild program. Based on a review of the rebuild program, $3 billion of assets were identified as being subject to replacement, and accordingly, management reduced the useful lives of those assets. In connection with the restatement, however, it has been determined that some of these assets were to be retained and not replaced because sections of the network were scheduled to be upgraded and not rebuilt. In a cable system rebuild there is outright replacement and retirement of substantially all components of the network, whereas an upgrade involves the retention of the original property, particularly the fiber and coaxial cabling.

      Presented below is a schedule of the costs of cable distribution system assets subject to the rebuild program, as originally recorded, reconciled to the final determinations in the restatement. The depreciation lives were shortened for this asset pool as discussed previously and supplemented below.

Total

(In millions)
Total asset population subject to rebuild and upgrade, as originally recorded	$2,998
Assets which were never intended to be replaced but rather were upgraded and remain in service	(946)
Cost of assets inadvertently excluded from the asset population	401
Adjustment to record acquired assets at depreciated replacement cost at date of acquisition	(1,225)

Total adjusted asset value subject to replacement and thus shortened depreciation life	$1,228

      In connection with the restatement process, we conducted a detailed system-by-system analysis of the rebuild program to identify those assets which were intended to be rebuilt versus upgraded and determined that approximately $844 million of trunk and distribution cabling, and $102 million of headend equipment (in aggregate, $946 million) was enhanced and retained in service. Accordingly, an adjustment was made in the restatement with effect from January 1, 2000 to properly exclude those assets from the population of assets treated as subject to replacement and thus for which a shortened depreciation life was previously assigned.

      The evaluation conducted in connection with the restatement also revealed the inadvertent exclusion of $401 million of trunk and distribution cabling and electronics, which were acquired in 1999, from the population of assets that were subject to shortened depreciation lives. This group of assets were misclassified within our fixed assets sub-ledger for one acquisition and thus omitted from the analysis performed in connection with the preparation of our historical financial statements. Accordingly, an adjustment was made in the restatement to properly include these assets as well.

      Furthermore, we reduced the value of assets subject to replacement by a total of approximately $1.2 billion to record the assets at estimated depreciated replacement cost at the date of acquisition. This includes a $598 million reduction originally recorded in our previously issued financial statements and a $627 million adjustment identified as part of the restatement. As a result of the items identified above, we determined that depreciation expense was overstated by a total of $413 million for the first three quarters of 2002, and $330 million and $119 million in the years ended 2001 and 2000, respectively. This resulted in net loss being overstated by a total of $192 million for the first three quarters of 2002, and $146 million and $48 million for the years ended 2001 and 2000, respectively.

      Deferred Tax Liabilities/ Franchise Assets. Adjustments were made to record deferred tax liabilities associated with the acquisition of various cable television businesses. These adjustments increased amounts assigned to franchise assets by $1.4 billion with a corresponding increase in deferred tax liabilities of $1.2 billion. The balance of the entry was recorded to equity and minority interest. In addition, as described above, a correction was made to reduce amounts assigned in purchase accounting to assets identified for replacement over the three-year period of our rebuild and upgrade of our network. This reduced the amount assigned to the network assets to be retained and increased the amount assigned to franchise assets by approximately $627 million with a resulting increase in amortization expense for the years restated. Such adjustments increased the impairment of franchises recognized in the first quarter of 2002 by $199 million (before minority interest) and increased amortization expense by $130 million and $121 million for the years ended December 31, 2001 and 2000, respectively. This resulted in net loss being understated by a total of $71 million for the first three quarters of 2002, and $57 million and $49 million for the years ended 2001 and 2000, respectively.

      Other Adjustments. In addition to the items described above, certain other adjustments were made that increased net loss by $38 million and decreased net loss by $10 million, respectively, for the years ended December 31, 2001 and 2000. These adjustments were as follows:

•	During 2000, advertising revenue was recognized in conjunction with the promotion of equipment offered by two set-top terminal manufacturers from which we purchased digital set-top terminals. However, in connection with our restatement announced in April 2003, we reversed all advertising revenues from the set-top terminal manufacturers recognized in 2000. Based on a reassessment of the underlying structure of the arrangements during 2000, the prices paid for set-top terminals and the advertising revenues recognized were determined to be in excess of fair value. We therefore reduced our advertising revenue and decreased our related property, plant and equipment associated with the purchase of set-top terminals.

•	During 2001 and 2000, certain post-acquisition marketing and customer acquisition costs were charged against purchase accounting reserves in the financial statements. These costs have been reclassified to record them as period cost in the appropriate fiscal year.

•	During 2002, 2001 and 2000, certain state taxes, which are equity-based taxes and not based on income, were reclassified as operating expenses, rather than as taxes recorded in “other expenses” on our consolidated statements of operations.

•	During 2000, we received management fees from a joint venture pursuant to the terms of the joint venture agreement and recognized revenue. Based on the limited amount of operational management activities performed on behalf of the joint venture, we determined this amount should be reclassified from revenue and recorded as investment income within “other expense” on our consolidated statements of operations.

•	During 2000 and 2001, we accounted for the outstanding and unexercised portion of separated employees’ options by reversing all (both vested and unvested) previously recorded compensation expense for separated employees who forfeited stock-based awards. Compensation related to vested awards should not have been reversed at the time of separation, as the employee did not “fail to fulfill an obligation” associated with such vested awards. Stock compensation expense was increased to eliminate the effect of such reversal during 2000 and 2001. In addition, the computation of the compensation expense was adjusted during 2000 to reverse a miscalculation recorded during such years.

      The tables below set forth our condensed consolidated balance sheets as of December 31, 2001 and December 31, 2000, and condensed consolidated statement of operations and condensed consolidated statement of cash flows information for the years ended December 31, 2001 and 2000.

      Controls. The major adjustments discussed above, including for the rebuild and upgrade of cable systems and deferred tax matters/franchise, generally relate to non-routine items and did not result from control deficiencies in our core accounting operations. Since our period of rapid growth in 2000 and early 2001, in which we were rapidly acquiring cable systems, we have integrated the various accounting processes of our acquired cable systems. We have also substantially improved the quantity and, we believe, the quality of our accounting and internal audit staff. In addition, we are developing better interactions between our accounting and internal audit staff and the other elements of our organization. These changes in our staff have been supplemented with changes in accounting and internal controls processes and systems which we believe result in an improved ability of management to understand and analyze underlying business data. As part of our acquisitions integration process, we have, among other things, standardized our data and put in place a data warehouse, which has enhanced our abilities to analyze our operating data. Budgeting has been integrated into our financial systems, through the use of specialized commercial software rather than spreadsheet programs. Additionally, we have implemented in the first quarter 2004, a job costing system, that tracks capital at the project level. These changes have given us the ability to better understand, analyze and manage our business data. The role of our internal audit staff has also been expanded, particularly with respect to capitalization and depreciation. We believe that these changes have improved our controls over both recurring transactions and non-recurring transactions.

      The following table sets forth selected consolidated balance sheet information, showing previously reported and restated amounts, as of December 31, 2001 (in millions):

	As Previously
	Reported	As Restated

Property, plant and equipment, net	$7,150	$6,914
Franchises, net	17,139	18,911
Total assets	24,962	26,463
Long-term debt	16,343	16,343
Other long-term liabilities	341	1,725
Minority interest	3,976	4,434
Total shareholders’ equity	2,862	2,585

      The following table sets forth selected consolidated statement of operations information, showing previously reported and restated amounts, for the year ended December 31, 2001 (in millions, except per share and share data):

	As Previously
	Reported	As Restated

Revenues	$3,953	$3,807
Costs and expenses:
Operating (excluding depreciation and amortization)	1,326	1,486
Selling, general and administrative	841	826
Depreciation and amortization	3,010	2,693
Option compensation income	(46)	(5)
Special charges	18	18

	5,149	5,018

Loss from operations	(1,196)	(1,211)
Loss before minority interest, income taxes and cumulative effect of accounting change	(2,656)	(2,630)
Loss before cumulative effect of accounting change	(1,178)	(1,157)
Net loss applicable to common stock	$(1,179)	$(1,168)

Loss per common share, basic and diluted	$(4.37)	$(4.33)

Weighted average common shares outstanding, basic and diluted	269,594,386	269,594,386

      The following table sets forth selected consolidated balance sheet information, showing previously reported and restated amounts, as of December 31, 2000 (in millions):

	As Previously
	Reported	As Restated

Property, plant and equipment, net	$5,267	$4,829
Franchises, net	17,069	18,835
Total assets	23,044	24,352
Long-term debt	13,061	13,061
Other long-term liabilities	285	1,568
Minority interest	4,090	4,571
Total shareholders’ equity	3,123	2,767

      The following table sets forth selected consolidated statement of operations information, showing previously reported and restated amounts, for the year ended December 31, 2000 (in millions, except per share and share data):

	As Previously
	Reported	As Restated

Revenues	$3,249	$3,141
Costs and expenses:
Operating (excluding depreciation and amortization)	1,036	1,187
Selling, general and administrative	670	606
Depreciation and amortization	2,473	2,398
Stock compensation expense	41	38

	4,220	4,229

Loss from operations	(971)	(1,088)
Loss before minority interest and income taxes	(2,055)	(2,148)
Net loss	$(829)	$(858)

Loss per common share, basic and diluted	$(3.67)	$(3.80)

Weighted average common shares outstanding, basic and diluted	225,697,775	225,697,775

      The following table sets forth selected consolidated cash flow information, showing previously reported and restated amounts, for the years ended December 31, 2001 and 2000 (in millions):

	2001		2000

	As Previously	As	As Previously	As
	Reported	Restated	Reported	Restated

Net cash from operating activities	$519	$489	$1,131	$828
Net cash from investing activities	(4,809)	(4,774)	(4,054)	(3,751)
Net cash from financing activities	$4,162	$4,156	$2,920	$2,920

Acquisitions

      The following table sets forth information regarding our significant acquisitions from January 1, 1999 to December 31, 2002 (none in 2003 or 2004):

	Purchase Price

				Securities			Acquired
	Acquisition	Cash	Assumed	Issued/Other		Total	Customers
	Date	Paid	Debt	Consideration		Price	(approx)

	(Dollars in millions)
Renaissance	4/99	$348	$111	$—		$459	134,000
American Cable	5/99	240	—	—		240	69,000
Greater Media Systems	6/99	500	—	—		500	176,000
Helicon	7/99	410	115	25	(a)	550	171,000
Vista	7/99	126	—	—		126	26,000
Cable Satellite	8/99	22	—	—		22	9,000
Rifkin	9/99	1,200	128	133	(b)	1,461	463,000
InterMedia	10/99	873	—	420	(c)	1,293	278,000
Fanch	11/99	2,400	—	—		2,400	535,600
Falcon	11/99	1,250	1,700	550	(d)	3,500	977,200
Avalon	11/99	558	274	—		832	270,800

Total 1999 Acquisitions		$7,927	$2,328	$1,128		$11,383	3,109,600

Interlake	1/00	$13	$—	$—		$13	6,000
Bresnan	2/00	1,100	963	1,014	(e)	3,077	695,800
Capital Cable	4/00	60	—	—		60	23,200
Farmington	4/00	15	—	—		15	5,700
Kalamazoo	9/00	—	—	171	(f)	171	50,700

Total 2000 Acquisitions		$1,188	$963	$1,185		$3,336	781,400

AT&T Systems	6/01	$1,711	$—	$25		$1,736 (g)	551,100
Cable USA	8/01	45	—	55	(h)	100	30,600

Total 2001 Acquisitions		$1,756	$—	$80		$1,836	581,700

High Speed Access Corp.	2/02	78	—	—		78	N/A
Enstar Limited Partnership Systems	4/02	48	—	—		48	21,600
Enstar Income Program II-1, L.P.	9/02	15	—	—		15	6,400

Total 2002 Acquisitions		$141	$—	$—		$141	28,000

Total 1999-2002 Acquisitions		$11,012	$3,291	$2,393		$16,696	4,500,700

(a)	Represents a preferred limited liability company interest in Charter Helicon, LLC, an indirect wholly owned subsidiary.

(b)	Relates to preferred equity in Charter Holdco, approximately $130 million, excluding accrued dividends, of which was subsequently exchanged for shares of Charter Class A common stock.

(c)	As part of this transaction, we agreed to “swap” certain of our non-strategic cable systems serving customers in Indiana, Montana, Utah and Northern Kentucky valued at approximately $420 million.

(d)	Relates to common membership units in Charter Holdco issued to certain of the Falcon sellers, which were subsequently exchanged for shares of Charter Class A common stock.

(e)	Comprised of $385 million in equity in Charter Holdco and $629 million of equity in CC VIII.

(f)	In connection with this transaction, we acquired all of the outstanding stock of Cablevision of Michigan in exchange for 11,173,376 shares of Charter Class A common stock.

(g)	Comprised of approximately $1.7 billion, as adjusted, in cash and a cable system located in Florida valued at approximately $25 million, as adjusted.

(h)	In connection with this transaction, at the closing we and Charter Holdco acquired all of the outstanding stock of Cable USA and the assets of related affiliates in exchange for cash and 505,664 shares of Charter Series A convertible redeemable preferred stock. In the first quarter of 2003, an additional $0.34 million in cash was paid and 39,595 additional shares of Charter Series A convertible redeemable preferred stock were issued to certain sellers.

      All acquisitions were accounted for under the purchase method of accounting and results of operations were included in our consolidated financial statements from their respective dates of acquisition.

      We have no current plans to pursue any significant acquisitions. However, we will continue to evaluate opportunities to consolidate our operations through the sale of cable systems to, or exchange of like-kind assets with, other cable operators as such opportunities arise, and on a very limited basis, consider strategic new acquisitions. Our primary criteria in considering these opportunities are the rationalization of our operations into geographic clusters and the potential financial benefits we expect to ultimately realize as a result of the sale, exchange, or acquisition.

Overview of Operations

      Approximately 86% of our revenues for the nine months ended September 30, 2004 and the year ended December 31, 2003 are attributable to monthly subscription fees charged to customers for our video, high-speed data, telephone and commercial services provided by our cable systems. Generally, these customer subscriptions may be discontinued by the customer at any time. The remaining 14% of revenue is derived primarily from pay-per-view and VOD programming where users are charged a fee for individual programs viewed, advertising revenues, installation or reconnection fees charged to customers to commence or reinstate service, commissions related to the sale of merchandise by home shopping services and franchise fee revenues, which are collected by us but then paid to local franchising authorities. We have generated increased revenues during the past three years, primarily through the sale of digital video and high-speed data services to new and existing customers, price increases on video services and customer growth from acquisitions. Going forward, our goal is to increase revenues by stabilizing our analog video customer base, implementing price increases on certain services and packages and increasing revenues from incremental high-speed data services, digital video and advanced products and services such as telephony using voice-over-Internet protocol (“VOIP”), video on demand (“VOD”), high definition television and digital video recorder service provided to our customers. To accomplish this, we are increasing prices for certain services and we are offering new bundling of services combining digital video and our advanced services (such as high-speed data service and high definition television) at what we believe are attractive price points. See “Business — Sales and Marketing” for more details.

      Our success in our efforts to grow revenues and improve margins will be impacted by our ability to compete against companies with often fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-established relationships with regulatory authorities and customers. Additionally, controlling our cost of operations is critical, particularly cable programming costs, which have historically increased at rates in excess of inflation and are expected to continue to increase. See “Business — Programming” for more details. We are attempting to control our costs of operations by maintaining strict controls on expenses. More specifically, we are focused on managing our cost structure by renegotiating programming agreements to reduce the rate of historical increases in programming cost, managing our workforce to control increases and improve productivity, and leveraging our size in purchasing activities.

      Our expenses primarily consist of operating costs, selling, general and administrative expenses, depreciation and amortization expense and interest expense. Operating costs primarily include programming costs, the cost of our workforce, cable service related expenses, advertising sales costs, franchise fees and expenses related to customer billings. Our income from operations decreased from $306 million for the nine months ended September 30, 2003 to loss of operations of $2.2 billion for the nine months ended September 30, 2004, principally due to the impairment of franchises of $2.4 billion recorded in the third quarter of 2004. The nine months ended September 30, 2004 includes a gain on the sale of certain cable systems to Atlantic Broadband Finance, LLC which is substantially offset by an increase in option compensation expense and special charges when compared to the nine months ended September 30, 2003. For the year ended December 31, 2003, income from operations was $516 million and for the years ended December 31, 2002 and 2001, our loss from operations was $4.3 billion and $1.2 billion, respectively. Operating margin, which is defined as income (loss) from operations divided by revenues, was 11% for the year ended December 31, 2003, whereas for the years ending December 31, 2002 and 2001, we had negative operating margins of 95% and 32%, respectively. The improvement in income from operations and operating margin from 2002 to 2003 was principally due to a $4.6 billion franchise impairment charge in the fourth quarter of 2002 which did not recur in 2003 and the recognition of gains in 2003 of $93 million related to unfavorable contracts and other settlements and gain on sale of system. The increase in loss from operations and negative operating margins from 2001 to 2002 was primarily as a result of a $4.6 billion franchise impairment charge in the fourth quarter of 2002, partially offset by a decrease in amortization expense of $1.5 billion as a result of the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, which eliminated the amortization of franchises determined to have an indefinite life. Although we do not expect charges for impairment in the future of comparable magnitude, potential charges could occur due to changes in market conditions.

      We have a history of net losses. Further, we expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the interest costs we incur because of our high level of debt, the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties, and the amortization and impairment of our franchise intangibles. We expect that these expenses (other than amortization and impairment of franchises) will remain significant, and we therefore expect to continue to report net losses for the foreseeable future. Additionally, because minority interest in Charter Holdco was substantially eliminated at December 31, 2003, beginning in the first quarter of 2004, we began to absorb substantially all future losses before income taxes that otherwise would have been allocated to minority interest. This resulted in an additional $2.0 billion of net loss for the nine months ended September 30, 2004. Subject to any changes in Charter Holdco’s capital structure, future losses will continue to be absorbed by Charter.

Critical Accounting Policies and Estimates

      Certain of our accounting policies require our management to make difficult, subjective or complex judgments. Management has discussed these policies with the Audit Committee of Charter’s board of directors and the Audit Committee has reviewed the following disclosure. We consider the following policies to be the most critical in understanding the estimates, assumptions and judgments that are involved in preparing our financial statements and the uncertainties that could affect our results of operations, financial condition and cash flows:

•	Capitalization of labor and overhead costs;

•	Useful lives of property, plant and equipment;

•	Impairment of property, plant, and equipment, franchises, and goodwill;

•	Income taxes; and

•	Litigation.

      In addition, there are other items within our financial statements that require estimates or judgment but are not deemed critical, such as the allowance for doubtful accounts, but changes in judgment, or estimates in these other items could also have a material impact on our financial statements.

      Capitalization of labor and overhead costs. The cable industry is capital intensive, and a large portion of our resources are spent on capital activities associated with extending, rebuilding, and upgrading our cable network. As of September 30, 2004 and December 31, 2003 and 2002, the net carrying amount of our property, plant and equipment (consisting primarily of cable network assets) was approximately $6.4 billion (representing 38% of total assets), $7.0 billion (representing 33% of total assets) and $7.7 billion (representing 34% of total assets), respectively. Total capital expenditures for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001 were approximately $639 million, $854 million, $2.2 billion and $2.9 billion, respectively.

      Costs associated with network construction, initial customer installations, installation refurbishments and the addition of network equipment necessary to provide advanced services are capitalized. Costs capitalized as part of initial customer installations include materials, direct labor, and certain indirect costs. These indirect costs are associated with the activities of personnel who assist in connecting and activating the new service and consist of compensation and overhead costs associated with these support functions. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

      Direct labor costs directly associated with capital projects are capitalized. We capitalize direct labor costs associated with personnel based upon the specific time devoted to network construction and customer installation activities. Capitalizable activities performed in connection with customer installations include:

•	Scheduling a “truck roll” to the customer’s dwelling for service connection;

•	Verification of serviceability to the customer’s dwelling (i.e., determining whether the customer’s dwelling is capable of receiving service by our cable network and/ or receiving advanced or data services);

•	Customer premise activities performed by in-house field technicians and third-party contractors in connection with customer installations, installation of network equipment in connection with the installation of expanded services and equipment replacement and betterment; and

•	Verifying the integrity of the customer’s network connection by initiating test signals downstream from the headend to the customer’s digital set-top terminal.

      We capitalized internal direct labor costs of $59 million, $88 million, $173 million and $171 million, for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001, respectively. Capitalized internal direct labor costs substantially decreased in 2003 compared to 2002 primarily due to the substantial completion of the upgrade of our systems and a decrease in the amount of capitalizable installation costs.

      Judgment is required to determine the extent to which indirect costs (“overhead”) are incurred as a result of specific capital activities, and therefore should be capitalized. We capitalize overhead using an overhead rate applied to the amount of direct labor capitalized. We have established the overhead rates based on an analysis of the nature of costs incurred in support of capitalizable activities and a determination of the portion of costs that is directly attributable to capitalizable activities. The primary costs that are included in the determination of the overhead rate are (i) employee benefits and payroll taxes associated with capitalized direct labor, (ii) direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, (iii) the cost of support personnel, such as dispatch, that directly assist with capitalizable installation activities, and (iv) indirect costs directly attributable to capitalizable activities.

      While we believe our existing capitalization policies are appropriate, a significant change in the nature or extent of our system activities could affect management’s judgment about the extent to which we should capitalize direct labor or overhead in the future. We monitor the appropriateness of our capitalization policies, and perform updates to our internal overhead study on a periodic basis to determine whether facts or circumstances warrant a change to our capitalization policies. We capitalized overhead of $57 million, $86 million, $162 million and $134 million, respectively, for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001.

      Useful lives of property, plant and equipment. We evaluate the appropriateness of estimated useful lives assigned to our property, plant and equipment, and revise such lives to the extent warranted by changing facts and circumstances. Beginning in January 2000, we commenced a significant initiative to rebuild and upgrade portions of our cable network. We reduced the useful lives of certain assets with a book value of $1.1 billion in 2000 and an additional $125 million in 2001. These assets were expected to be replaced and retired through that process in approximately one to three years, representing management’s best estimate of the expected pattern of the retirement from service of such assets. A significant change in assumptions about the extent or timing of future asset usage or retirements could materially affect future depreciation expense.

      Depreciation expense related to property, plant and equipment totaled $1.1 billion, $1.5 billion, $1.4 billion and $1.2 billion, representing approximately 19%, 34%, 16% and 24% of costs and expenses, for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001, respectively. Of these amounts, approximately $183 million and $352 million for the years ended December 31, 2002 and 2001, respectively, relates to network assets which were replaced and retired over the three-year period of the rebuild initiative. Depreciation is recorded using the straight-line method over management’s estimate of the estimated useful lives of the related assets as follows:

Cable distribution systems	7-15 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture and fixtures	5 years

      Impairment of property, plant and equipment, franchises and goodwill. As discussed above, the net carrying value of our property, plant and equipment is significant. We also have recorded a significant amount of cost related to franchises, pursuant to which we are granted the right to operate our cable distribution network throughout our service areas. The net carrying value of franchises as of September 30, 2004, December 31, 2003 and 2002 was approximately $9.9 billion (representing 58% of total assets), $13.7 billion (representing 64% of total assets) and $13.7 billion (representing 61% of total assets), respectively. Furthermore, we recorded within other noncurrent assets approximately $52 million of goodwill as a result of the acquisition of High Speed Access in February 2002.

      We adopted SFAS No. 142 on January 1, 2002. SFAS No. 142 requires that franchise intangible assets that meet specified indefinite-life criteria no longer be amortized against earnings, but instead must be tested for impairment annually, or more frequently as warranted by events or changes in circumstances. In determining whether our franchises have an indefinite-life, we considered the exclusivity of the franchise, the expected costs of franchise renewals, and the technological state of the associated cable systems with a view to whether or not we are in compliance with any technology upgrading requirements. We have concluded that as of January 1, 2002, December 31, 2002, December 31, 2003 and September 30, 2004 more than 99% of our franchises qualify for indefinite-life treatment under SFAS No. 142, and that less than one percent of our franchises do not qualify for indefinite-life treatment due to technological or operational factors that limit their lives. Costs of finite-lived franchises, along with costs associated with franchise renewals, will be amortized on a straight-line basis over 10 years, which represents management’s best estimate of the average remaining useful lives of such franchises. Franchise amortization expense was $3 million for the nine months ended September 30, 2004 and $9 million for each of the years ended December 31, 2003 and 2002. Franchise amortization expense was $1.5 billion, representing approximately 29% of costs and expenses, for the year ended December 31, 2001. We expect that amortization expense on franchise assets will be approximately $4 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.

      SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, requires that we evaluate the recoverability of our property, plant and equipment and franchise assets which did not qualify for indefinite life treatment under SFAS No. 142 upon the occurrence of events or changes in circumstances which indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or poor operating results. Under SFAS No. 144, a long-lived asset is deemed impaired when the carrying amount of the asset exceeds the projected undiscounted future cash flows associated with the asset. Furthermore, we were required to evaluate the recoverability of our indefinite life franchises, as well as goodwill, as of January 1, 2002 upon adoption of SFAS No. 142, and on an annual basis or more frequently as deemed necessary.

      Under both SFAS No. 144 and SFAS No. 142, if an asset is determined to be impaired, it is required to be written down to its estimated fair market value. We determine fair market value based on estimated discounted future cash flows, using reasonable and appropriate assumptions that are consistent with internal forecasts. Our assumptions include these and other factors: penetration rates for analog and digital video and high-speed data, revenue growth rates, expected operating margins and capital expenditures. Considerable management judgment is necessary to estimate future cash flows, and such estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows and the discount rate used in the calculation. We utilize an independent third-party appraiser with expertise in the cable industry to assist in the determination of the fair value of intangible assets.

      Based on the guidance prescribed in Emerging Issues Task Force (“EITF”) Issue No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, franchises were aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of our cable systems into groups by which such systems are managed. Management believes such grouping represents the highest and best use of those assets. Fair value is determined based on estimated discounted future cash flows using assumptions that are consistent with internal forecasts. We have historically followed a residual method of valuing our franchise assets, which had the effect of including goodwill with the franchise assets. We determined that our franchises were impaired for the year ended December 31, 2002 and as a result recorded the cumulative effect of a change in accounting principle of $206 million (approximately $572 million before minority interest effects of $306 million and tax effects of $60 million). As required by SFAS No. 142, the standard has not been retroactively applied to results for the period prior to adoption.

      In September 2004, the Securities and Exchange Commission (“SEC”) staff issued Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. On September 30, 2004, we adopted Topic D-108 which resulted in our recording a cumulative effect of accounting change of $765 million (approximately $875 million before tax effects of $91 million and minority interest effects of $19 million) for the nine months ended September 30, 2004. The effect of the adoption was to increase net loss and loss per share by $765 million and $2.56 for the nine months ended September 30, 2004.

      We performed our annual impairment assessment as of October 1, 2002 using an independent third-party appraiser and following the guidance of EITF Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, which was issued in October 2002 and requires the consideration of assumptions that marketplace participants would consider, such as expectations of future contract renewals and other benefits related to the intangible asset. We performed an impairment assessment during the third quarter 2004 using an independent third-party appraiser and following the guidance of EITF Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, and Topic D-108. Revised estimates of future cash flows and the use of a lower projected long-term growth rate in our valuation, primarily as a result of increased competition, led to the recognition of a $4.6 billion impairment charge in the fourth quarter of 2002 and a $2.4 billion impairment charge for the nine months ended September 30, 2004. The valuation completed at October 1, 2003 showed franchise values in excess of book value and thus resulted in no impairment.

      The independent third party appraiser’s valuations as of January 1, 2002, October 1, 2002, October 1, 2003 and September 30, 2004, yielded total enterprise values of approximately $30 billion, $25 billion, $25 billion and $19 billion, respectively, which included approximately $2.4 billion, $3.1 billion, $3.2 billion and $2.0 billion, respectively, assigned to customer relationships and approximately $1.4 billion, $0.8 billion, $1.1 billion and $0.9 billion assigned to goodwill, respectively. SFAS No. 142 does not permit the recognition of intangible assets not previously recognized.

      The valuations involve numerous assumptions as noted above. While the economic conditions at the time of each valuation indicate that the combination of assumptions utilized in the appraisals are reasonable, as market conditions change so will the assumptions with a resulting impact on the valuation.

      Income Taxes. All operations are held through Charter Holdco and its direct and indirect subsidiaries. Charter Holdco and the majority of its subsidiaries are not subject to income tax. However, certain of these subsidiaries are corporations and are subject to income tax. All of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, Charter Investment, Inc. and Vulcan Cable III Inc. Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to it in accordance with the Charter Holdco limited liability company agreement (“LLC Agreement”) and partnership tax rules and regulations.

      The LLC Agreement provides for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts). Pursuant to the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable III Inc. and Charter Investment, Inc. (the “Special Loss Allocations”) to the extent of their respective capital account balances. After 2003, pursuant to the LLC Agreement, net tax losses of Charter Holdco are to be allocated to Charter, Vulcan Cable III Inc. and Charter Investment, Inc. based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances. The LLC Agreement further provides that, beginning at the time Charter Holdco generates net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units will instead generally be allocated to Vulcan Cable III Inc. and Charter Investment, Inc. (the “Special Profit Allocations”). The Special Profit Allocations to Vulcan Cable III Inc. and Charter Investment, Inc. will generally continue until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations. The amount and timing of the Special Profit Allocations are subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph. The LLC Agreement generally provides that any additional net tax profits are to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.

      Because the respective capital account balance of each of Vulcan Cable III Inc. and Charter Investment, Inc. was reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003 (subject to resolution of the issue described in “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII”) and possibly later years to Vulcan Cable III Inc. and Charter Investment, Inc. will instead be allocated to Charter (the “Regulatory Allocations”). The LLC Agreement further provides that, to the extent possible, the effect of the

Regulatory Allocations is to be offset over time pursuant to certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments are made, each member’s capital account balance is equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement. The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations through the year ended December 31, 2003 is approximately $2.0 billion to $2.6 billion pending the resolution of the issue described in “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

      As a result of the Special Loss Allocations and the Regulatory Allocations referred to above, the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable III Inc. and Charter Investment, Inc. is in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units. The cumulative amount of such excess losses was approximately $3.1 billion through December 31, 2002 and $2.0 billion to $2.5 billion through December 31, 2003, depending upon the resolution of the issue described in “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

      In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members. This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws. Further, in the event of new capital contributions to Charter Holdco, it is possible that the tax effects of the Special Profit Allocations, Special Loss Allocations, Regulatory Allocations and Curative Allocation Provisions will change significantly pursuant to the provisions of the income tax regulations. Such change could defer the actual tax benefits to be derived by Charter with respect to the net tax losses allocated to it or accelerate the actual taxable income to Charter with respect to the net tax profits allocated to it. As a result, it is possible under certain circumstances, that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards.

      In addition, under their exchange agreement with Charter, Vulcan Cable III Inc. and Charter Investment, Inc. may exchange some or all of their membership units in Charter Holdco for Charter’s Class B common stock, be merged with Charter, or be acquired by Charter in a non-taxable reorganization. If such an exchange were to take place prior to the date that the Special Profit Allocation provisions had fully offset the Special Loss Allocations, Vulcan Cable III Inc. and Charter Investment, Inc. could elect to cause Charter Holdco to make the remaining Special Profit Allocations to Vulcan Cable III Inc. and Charter Investment, Inc. immediately prior to the consummation of the exchange. In the event Vulcan Cable III Inc. and Charter Investment, Inc. choose not to make such election or to the extent such allocations are not possible, Charter would then be allocated tax profits attributable to the membership units received in such exchange pursuant to the Special Profit Allocation provisions. Mr. Allen has generally agreed to reimburse Charter for any incremental income taxes that Charter would owe as a result of such an exchange and any resulting future Special Profit Allocations to Charter.

      As of September 30, 2004 and December 31, 2003 and 2002, we have recorded net deferred income tax liabilities of $204 million, $417 million and $519 million, respectively. Additionally, as of September 30, 2004, December 31, 2003 and 2002, we have deferred tax assets of $3.4 billion, $1.7 billion and $1.5 billion, respectively, which primarily relate to financial and tax losses allocated to Charter from

Charter Holdco. We are required to record a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Given the uncertainty surrounding our ability to utilize our deferred tax assets, these items have been offset with a corresponding valuation allowance of $3.0 billion, $1.3 billion and $1.4 billion at September 30, 2004, December 31, 2003 and 2002, respectively.

      We are currently under examination by the Internal Revenue Service for the tax years ending December 31, 1999 and 2000. Management does not expect the results of this examination to have a material adverse effect on our consolidated financial condition, results of operations or our liquidity, including our ability to comply with our debt covenants.

      Litigation. As described in “Business — Legal Proceedings,” numerous allegations have been made against us. These legal contingencies have a high degree of uncertainty. No reserves have been established for these matters because we are unable to predict the outcome. When a contingency becomes estimable and probable, a reserve is established. We have established reserves for certain other matters. If any of the litigation matters described in “Business — Legal Proceedings” is resolved unfavorably, such resolution could have a material adverse effect on our consolidated financial condition, results of operations or our liquidity, including our ability to comply with our debt covenants.

Results of Operations

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

      The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constituted for the periods presented (dollars in millions, except share data):

	Nine Months Ended September 30,

	2004		2003

Revenues	$3,701	100%	$3,602	100%

Costs and expenses:
Operating (excluding depreciation and amortization)	1,552	42%	1,457	41%
Selling, general and administrative	735	20%	702	19%
Depreciation and amortization	1,105	30%	1,095	30%
Impairment of franchises	2,433	66%	—	—
(Gain) loss on sale of assets, net	(104)	(3)%	23	1%
Option compensation expense, net	34	1%	1	—
Special charges, net	100	2%	18	1%

	5,855	158%	3,296	92%

Income (loss) from operations	(2,154)	(58)%	306	8%

Interest expense, net	(1,227)		(1,163)
Gain on derivative instruments and hedging activities, net	48		35
Loss on debt to equity conversions	(23)		—
Loss on extinguishment of debt	(21)		—
Gain on debt exchange, net	—		267
Other, net	—		(9)

	(1,223)		(870)

Loss before minority interest, income taxes and cumulative effect of accounting change	(3,377)		(564)
Minority interest	24		297

Loss before income taxes and cumulative effect of accounting change	(3,353)		(267)
Income tax benefit	116		86

Loss before cumulative effect of accounting change	(3,237)		(181)
Cumulative effect of accounting change, net of tax	(765)		—

Net loss	(4,002)		(181)
Dividends on preferred stock — redeemable	(3)		(3)

Net loss applicable to common stock	$(4,005)		$(184)

Loss per common share, basic and diluted	$(13.38)		$(0.62)

Weighted average common shares outstanding, basic and diluted	299,411,053		294,503,840

      Revenues. Revenues increased by $99 million, or 3%, from $3.6 billion for the nine months ended September 30, 2003 to $3.7 billion for the nine months ended September 30, 2004. This increase is principally the result of an increase of 330,200 and 24,100 high-speed data and digital video customers, respectively, as well as price increases for video and high-speed data services, and is offset partially by a decrease of 423,500 analog video customers. Included in the reduction in analog video customers and reducing the increase in digital video and high-speed data customers are 259,100 analog video customers, 94,500 digital video customers and 48,200 high-speed data customers sold in the cable system sales to Atlantic Broadband Finance, LLC, which closed in March and April 2004 and to WaveDivision Holdings,

LLC which closed in October 2003 (collectively referred to herein as the “System Sales”). The Systems Sales reduced the increase in revenues by $116 million. Our goal is to increase revenues by stabilizing our analog video customer base, implementing price increases on certain services and packages and increasing revenues from incremental high-speed data services, digital video and advanced products and services such as telephony using VOIP, VOD, high definition television and digital video recorder service provided to our customers.

      Revenues by service offering were as follows (dollars in millions):

	Nine Months Ended September 30,

	2004		2003		2004 over 2003

		% of		% of		%
	Revenues	Revenues	Revenues	Revenues	Change	Change

Video	$2,534	68%	$2,607	73%	$(73)	(3)%
High-speed data	538	14%	403	11%	135	33%
Advertising sales	205	6%	188	5%	17	9%
Commercial	175	5%	149	4%	26	17%
Other	249	7%	255	7%	(6)	(2)%

	$3,701	100%	$3,602	100%	$99	3%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Video revenues decreased by $73 million, or 3%, from $2.6 billion for the nine months ended September 30, 2003 to $2.5 billion for the nine months ended September 30, 2004. Approximately $84 million of the decrease was the result of the Systems Sales, while the offsetting increase of approximately $11 million was primarily the result of price increases and an increase in digital video customers, partially offset by a decline in analog video customers.

      Revenues from high-speed data services provided to our non-commercial customers increased $135 million, or 33%, from $403 million for the nine months ended September 30, 2003 to $538 million for the nine months ended September 30, 2004. Approximately 88% of the increase related to the increase in the average number of customers receiving high-speed data services, whereas approximately 12% related to the increase in average price of the service. We were also able to offer this service to more of our customers, as the estimated percentage of homes passed that could receive high-speed data service increased from 85% as of September 30, 2003 to 88% as of September 30, 2004 as a result of our system upgrades. The increase in high-speed data revenues was reduced by approximately $9 million as a result of the Systems Sales.

      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales increased $17 million, or 9%, from $188 million for the nine months ended September 30, 2003 to $205 million for the nine months ended September 30, 2004, primarily as a result of an increase in national advertising campaigns and election related advertising. The increase in advertising sales was reduced by approximately $5 million as a result of the Systems Sales. For the nine months ended September 30, 2004 and 2003, we received $9 million and $10 million, respectively, in advertising revenue from vendors.

      Commercial revenues consist primarily of revenues from cable video and high-speed data services to our commercial customers. Commercial revenues increased $26 million, or 17%, from $149 million for the nine months ended September 30, 2003 to $175 million for the nine months ended September 30, 2004, primarily as a result of an increase in commercial high-speed data revenues. The increase was reduced by approximately $10 million as a result of the Systems Sales.

      Other revenues consist of revenues from franchise fees, telephony revenue, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. Other revenues decreased $6 million, or 2%, from $255 million for the nine months ended September 30, 2003 to $249 million for the nine months ended September 30, 2004.

Approximately $8 million of the decrease was the result of the Systems Sales, while the offsetting increase was primarily the result of an increase in home shopping and infomercial revenue.

      Operating Expenses. Operating expenses increased $95 million, or 7%, from $1.5 billion for the nine months ended September 30, 2003 to $1.6 billion for the nine months ended September 30, 2004. The increase in operating expenses was reduced by approximately $42 million as a result of the System Sales. Programming costs included in the accompanying condensed consolidated statements of operations were $991 million and $934 million, representing 17% and 28% of total costs and expenses for the nine months ended September 30, 2004 and 2003, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Nine Months Ended September 30,

	2004		2003		2004 over 2003

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$991	27%	$934	26%	$57	6%
Advertising sales	72	2%	65	2%	7	11%
Service	489	13%	458	13%	31	7%

	$1,552	42%	$1,457	41%	$95	7%

      Programming costs consist primarily of costs paid to programmers for analog, premium and digital channels and pay-per-view programming. The increase in programming costs of $57 million, or 6%, for the nine months ended September 30, 2004 over the nine months ended September 30, 2003 was a result of price increases, particularly in sports programming, an increased number of channels carried on our systems and an increase in digital video customers, partially offset by decreases in analog video customers. Additionally, the increase in programming costs was reduced by $30 million as a result of the Systems Sales. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $43 million and $47 million for the nine months ended September 30, 2004 and 2003, respectively. Programming costs for the nine months ended September 30, 2004 also include a $5 million reduction related to the settlement of a dispute with TechTV, Inc. See Note 17 to our September 30, 2004 unaudited condensed consolidated financial statements attached hereto for more information.

      Our cable programming costs have increased in every year we have operated in excess of customary inflationary and cost-of-living type increases, and we expect them to continue to increase because of a variety of factors, including additional programming being provided to customers as a result of system rebuilds that increase channel capacity, increased costs to produce or purchase programming, increased costs for previously discounted programming and inflationary or negotiated annual increases. Our increasing programming costs will result in declining operating margins for our video services to the extent we are unable to pass on cost increases to our customers. We expect to partially offset any resulting margin compression from our traditional video services with revenue from advanced video services, increased high-speed data revenues, advertising revenues and commercial service revenues.

      Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased $7 million, or 11%, primarily due to increased salary, benefit and commission costs. Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, Internet service provider fees, maintenance and pole rent expense. The increase in service costs of $31 million, or 7%, resulted primarily from additional activity associated with ongoing infrastructure maintenance.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $33 million, or 5%, from $702 million for the nine months ended September 30, 2003 to $735 million for the nine months ended September 30, 2004. The increase in selling, general and administrative expenses was reduced by $16 million as a result of the System Sales. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Nine Months Ended September 30,

	2004		2003		2004 over 2003

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$636	17%	$622	17%	$14	2%
Marketing	99	3%	80	2%	19	24%

	$735	20%	$702	19%	$33	5%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses of $14 million, or 2%, resulted primarily from increases in costs associated with our commercial business of $16 million, bad debt expense of $11 million, franchise taxes of $4 million and third party call center costs of $12 million. These increases were partially offset by a decrease in salaries and benefits of $19 million and property taxes of $14 million.

      Marketing expenses increased $19 million, or 24%, as a result of an increased investment in marketing and branding campaigns.

      Depreciation and Amortization. Depreciation and amortization expense increased by $10 million, or 1%, from $1.10 billion for the nine months ended September 30, 2003 to $1.11 billion for the nine months ended September 30, 2004. The increase in depreciation related to an increase in capital expenditures, which was offset by lower depreciation as the result of the Systems Sales.

      Impairment of Franchises. We performed an impairment assessment during the third quarter of 2004 using an independent third-party appraiser. The use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation, primarily as a result of increased competition, led to the recognition of a $2.4 billion impairment charge for the nine months ended September 30, 2004.

      (Gain) Loss on Sale of Assets, Net. Gain on sale of assets of $104 million for the nine months ended September 30, 2004 primarily represents the pretax gain realized on the sale of systems to Atlantic Broadband Finance, LLC which closed in March and April 2004. Loss on sale of assets of $23 million for the nine months ended September 30, 2003 primarily represents the loss recognized on the disposition of fixed assets.

      Option Compensation Expense, Net. Option compensation expense of $34 million for the nine months ended September 30, 2004 primarily represents the expense of approximately $9 million related to a stock option exchange program, under which our employees were offered the right to exchange all stock options (vested and unvested) issued under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. The exchange offer closed in February 2004. Additionally, during the nine months ended September 30, 2004, we recognized approximately $8 million related to the options granted under the Charter Long-Term Incentive Program and approximately $17 million related to options granted following the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. Option compensation expense of $1 million for the nine months ended September 30, 2003 primarily represents options expensed in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

      Special Charges, Net. Special charges of $100 million for the nine months ended September 30, 2004 represents approximately $85 million of aggregate value of the Charter Class A common stock and warrants to purchase Charter Class A common stock contemplated to be issued as part of a settlement of the consolidated federal class actions, state derivative actions and federal derivative action lawsuits, approximately $9 million of litigation costs related to the tentative settlement of a South Carolina national class action suit, all of which settlements are subject to final documentation and court approval and approximately $9 million of severance and related costs of our workforce reduction. Special charges for the nine months ended September 30, 2004 were offset by $3 million received from a third party in settlement of a dispute. Special charges of $18 million for the nine months ended September 30, 2003 represents approximately $23 million of severance and related costs of our workforce reduction partially offset by a $5 million credit from a settlement from the Internet service provider Excite@Home related to the conversion of about 145,000 high-speed data customers to our Charter Pipeline service in 2001. We expect to continue to record additional special charges in 2004 related to the continued reorganization of our operations.

      Interest Expense, Net. Net interest expense increased by $64 million, or 6%, from $1.16 billion for the nine months ended September 30, 2003 to $1.23 billion for the nine months ended September 30, 2004. The increase in net interest expense was a result of an increase in our average borrowing rate from 7.95% in the nine months ended September 30, 2003 to 8.61% in the nine months ended September 30, 2004 partially offset by a decrease of $516 million in average debt outstanding from $18.9 billion for the nine months ended September 30, 2003 compared to $18.4 billion for the nine months ended September 30, 2004.

      Gain on Derivative Instruments and Hedging Activities, Net. Net gain on derivative instruments and hedging activities increased $13 million from $35 million for the nine months ended September 30, 2003 to $48 million for the nine months ended September 30, 2004. The increase is primarily the result of an increase in gains on interest rate agreements that do not qualify for hedge accounting under SFAS No. 133, which increased from a gain of $27 million for the nine months ended September 30, 2003 to a gain of $45 million for the nine months ended September 30, 2004. This was coupled with a decrease in gains on interest rate agreements, as a result of hedge ineffectiveness on designated hedges, which decreased from $8 million for the nine months ended September 30, 2003 to $3 million for the nine months ended September 30, 2004.

      Loss on Debt to Equity Conversions. Loss on debt to equity conversions of $23 million for the nine months ended September 30, 2004 represents the loss recognized from privately negotiated exchanges of a total of $30 million principal amount of Charter’s 5.75% convertible senior notes held by two unrelated parties for shares of Charter Class A common stock. The exchange resulted in the issuance of more shares in the exchange transaction than would have been issuable under the original terms of the convertible senior notes.

      Loss on Extinguishment of Debt. Loss on extinguishment of debt of $21 million for the nine months ended September 30, 2004 represents the write-off of deferred financing fees and third party costs related to the Charter Communications Operating, LLC (“Charter Operating”) refinancing in April 2004.

      Gain on Debt Exchange, Net. Net gain on debt exchange of $267 million for the nine months ended September 30, 2003 represents the gain realized on the purchase of an aggregate of $609 million principal amount of our convertible senior notes and $1.3 billion principal amount of Charter Holdings’ senior notes and senior discount notes in consideration for an aggregate of $1.6 billion principal amount of 10.25% notes due 2010 issued by CCH II. The gain is net of the write-off of deferred financing costs associated with the retired debt of $27 million.

      Other, Net. Net other expense of $9 million for the nine months ended September 30, 2003 primarily represents losses on equity investments.

      Minority Interest. Minority interest represents the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, LLC, and since June 6, 2003, the pro rata share of the profits and losses of CC VIII, LLC. Reported losses allocated to minority interest on the statement of operations are limited to the extent of any remaining minority interest on the balance sheet related to Charter Holdco. Because minority interest in Charter Holdco was substantially eliminated at December 31, 2003, beginning in the first quarter of 2004, Charter began to absorb substantially all future losses before income taxes that otherwise would have been allocated to minority interest. For the nine months ended September 30, 2003, 52.8% of Charter’s losses were allocated to minority interest. As a result of negative equity at Charter Holdco during the nine months ended September 30, 2004, no additional losses were allocated to minority interest, resulting in an additional $2.0 billion of net losses. Subject to any changes in Charter Holdco’s capital structure, future losses will be substantially absorbed by Charter.

      Income Tax Benefit. Income tax benefit of $116 million and $86 million was recognized for the nine months ended September 30, 2004 and the nine months ended September 30, 2003, respectively. The income tax benefits were realized as a result of decreases in certain deferred tax liabilities related to our investment in Charter Holdco as well as decreases in the deferred tax liabilities of certain of our indirect corporate subsidiaries.

      The income tax benefit recognized in the nine months ended September 30, 2004 was directly related to the impairment of franchises as discussed above. We do not expect to recognize a similar benefit associated with the impairment charge in future periods. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.

      The income tax benefit recognized in the nine months ended September 30, 2003 was directly related to the tax losses allocated to Charter from Charter Holdco. In the second quarter of 2003, Charter started receiving tax loss allocations from Charter Holdco. Previously, the tax losses had been allocated to Vulcan Cable III Inc. and Charter Investment, Inc. in accordance with the Special Loss Allocations provided under the Charter Holdco limited liability company agreement. We do not expect to recognize a similar benefit related to our investment in Charter Holdco after 2003 related to tax loss allocations received from Charter Holdco, due to limitations associated with our ability to offset future tax benefits against the remaining deferred tax liabilities. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.

      Cumulative Effect of Accounting Change, Net of Tax. Cumulative effect of accounting change of $765 million (net of minority interest effects of $19 million and tax effects of $91 million) in 2004 represents the impairment charge recorded as a result of our adoption of Topic D-108.

      Net Loss. Net loss increased by $3.8 billion, from $181 million for the nine months ended September 30, 2003 to $4.0 billion for the nine months ended September 30, 2004 as a result of the factors described above.

      Preferred Stock Dividends. On August 31, 2001, Charter issued 505,664 shares (and on February 28, 2003 issued an additional 39,595 shares) of Series A Convertible Redeemable Preferred Stock in connection with the Cable USA acquisition, on which Charter pays a quarterly cumulative cash dividends at an annual rate of 5.75% on a liquidation preference of $100 per share.

      Loss Per Common Share. The loss per common share increased by $12.76, from $0.62 per common share for the nine months ended September 30, 2003 to $13.38 per common share for the nine months ended September 30, 2004 as a result of the factors described above.

Year Ended December 31, 2003, December 31, 2002 and December 31, 2001

      The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constitute for the indicated periods (dollars in millions, except per share and share data):

	Year Ended December 31,

	2003		2002		2001

Revenues	$4,819	100%	$4,566	100%	$3,807	100%

Costs and Expenses:
Operating (excluding depreciation and amortization)	1,952	40%	1,807	40%	1,486	39%
Selling, general and administrative	940	20%	963	21%	826	22%
Depreciation and amortization	1,453	30%	1,436	31%	2,683	71%
Impairment of franchises	—	—	4,638	102%	—	—
Loss on sale of assets, net	5	—	3	—	10	—
Option compensation expense (income), net	4	—	5	—	(5)	—
Special charges, net	21	—	36	1%	18	—
Unfavorable contracts and other settlements	(72)	(1)%	—	—	—	—

	4,303	89%	8,888	195%	5,018	132%

Income (loss) from operations	516	11%	(4,322)	(95)%	(1,211)	(32)%
Interest expense, net	(1,557)		(1,503)		(1,310)
Gain (loss) on derivative instruments and hedging activities, net	65		(115)		(50)
Gain on debt exchange, net	267		—		—
Loss on equity investments	(3)		(3)		(54)
Other, net	(13)		(1)		(5)

Loss before minority interest, income taxes and cumulative effect of accounting change	(725)		(5,944)		(2,630)
Minority interest	377		3,176		1,461

Loss before income taxes and cumulative effect of accounting change	(348)		(2,768)		(1,169)
Income tax benefit	110		460		12

Loss before cumulative effect of accounting change	(238)		(2,308)		(1,157)
Cumulative effect of accounting change, net of tax	—		(206)		(10)

Net loss	(238)		(2,514)		(1,167)
Dividends on preferred stock — redeemable	(4)		(3)		(1)

Net loss applicable to common stock	$(242)		$(2,517)		$(1,168)

Loss per common share, basic and diluted	$(0.82)		$(8.55)		$(4.33)

Weighted average common shares outstanding	294,597,519		294,440,261		269,594,386

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Revenues. Revenues increased by $253 million, or 6%, from $4.6 billion for the year ended December 31, 2002 to $4.8 billion for the year ended December 31, 2003. This increase is principally the result of an increase of 427,500 high-speed data customers, as well as price increases for video and high-speed data services, and is offset partially by a decrease of 147,500 and 10,900 in analog and digital video customers, respectively. Included within the decrease of analog and digital video customers and reducing the increase of high-speed data customers are 25,500 analog video customers, 12,500 digital video customers and 12,200 high-speed data customers sold in the Port Orchard, Washington sale on October 1, 2003. Our goal is to increase revenues by mitigating our past analog video customer losses, implementing limited price increases on certain services and packages and increasing revenues from incremental high-speed data services, digital video and advanced products and services such as digital video recorders, high definition television, VOD and telephony using VOIP to our existing customer base and commercial customers.

      Average monthly revenue per analog video customer increased from $56.91 for the year ended December 31, 2002 to $61.92 for the year ended December 31, 2003. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers.

      Revenues by service offering are as follows (dollars in millions):

	Year Ended December 31,

	2003		2002		2003 over 2002

	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change

Video	$3,461	72%	$3,420	75%	$41	1%
High-speed data	556	12%	337	7%	219	65%
Advertising sales	263	5%	302	7%	(39)	(13)%
Commercial	204	4%	161	3%	43	27%
Other	335	7%	346	8%	(11)	(3)%

	$4,819	100%	$4,566	100%	$253	6%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Video revenues increased by $41 million, or 1%, for the year ended December 31, 2003 compared to the year ended December 31, 2002. The increase was primarily due to price increases partially offset by a decline in analog and digital video customers.

      Revenues from high-speed data services provided to our non-commercial customers increased $219 million, or 65%, from $337 million for the year ended December 31, 2002 to $556 million for the year ended December 31, 2003. Approximately 93% of the increase related to the increase in the average number of customers, whereas approximately 7% related to the increase in average price of the service. The increase was primarily due to the addition of high-speed data customers within our existing service areas. We were also able to offer this service to more of our customers, as the estimated percentage of homes passed that could receive high-speed data service increased from 82% as of December 31, 2002 to 87% as of December 31, 2003 as a result of our system upgrades.

      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales decreased $39 million, or 13%, from $302 million for the year ended December 31, 2002, to $263 million for the year ended December 31, 2003 primarily as a result of a decrease in advertising from vendors offset partially by an increase in local advertising sales revenues. For the years ended December 31, 2003 and 2002, we received $15 million and $79 million, respectively, in advertising revenue from vendors.

      Commercial revenues consist primarily of revenues from video and high-speed data services to our commercial customers. Commercial revenues increased $43 million, or 27%, from $161 million for the year ended December 31, 2002, to $204 million for the year ended December 31, 2003, primarily due to an increase in commercial high-speed data revenues.

      Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the year ended December 31, 2003 and 2002, franchise fees represented approximately 48% and 46%, respectively, of total other revenues. Other revenues decreased $11 million, or 3%, from $346 million for the year ended December 31, 2002 to $335 million for the year ended December 31, 2003. The decrease was due primarily to a decrease in franchise fees after an FCC ruling in March 2002, no longer requiring the collection of franchise fees for high-speed data services. Franchise fee revenues are collected from customers and remitted to franchise authorities.

      The decrease in accounts receivable of 27% compared to the increase in revenues of 6% is primarily due to the timing of collection of receivables from programmers for fees associated with the launching of their networks coupled with our tightened credit and collections policy. These fees from programmers are not recorded as revenue but, rather, are recorded as reductions of programming expense on a straight-line basis over the term of the contract. Programmer receivables decreased $40 million, or 57%, from $70 million as of December 31, 2002 to $30 million as of December 31, 2003.

      Operating expenses. Operating expenses increased $145 million, or 8%, from $1.8 billion for the year ended December 31, 2002 to $2.0 billion for the year ended December 31, 2003. Programming costs included in the accompanying consolidated statements of operations were $1.2 billion and $1.2 billion, representing 64% and 65% of total operating expenses for the years ended December 31, 2003 and 2002, respectively. Key expense components as a percentage of revenues are as follows (dollars in millions):

	Year Ended December 31,

	2003		2002		2003 over 2002

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,249	26%	$1,166	26%	$83	7%
Advertising sales	88	2%	87	2%	1	1%
Service	615	12%	554	12%	61	11%

	$1,952	40%	$1,807	40%	$145	8%

      Programming costs consist primarily of costs paid to programmers for the provision of analog, premium and digital channels and pay-per-view programs. The increase in programming costs of $83 million, or 7%, was due to price increases, particularly in sports programming, and due to an increased number of channels carried on our systems, partially offset by decreases in analog and digital video customers. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels against programming costs of $62 million and $57 million for the year ended December 31, 2003 and 2002, respectively.

      Our cable programming costs have increased, in every year we have operated, in excess of customary inflationary and cost-of-living type increases, and we expect them to continue to increase due to a variety of factors, including additional programming being provided to customers as a result of system rebuilds that increase channel capacity, increased costs to produce or purchase cable programming and inflationary or negotiated annual increases. Our increasing programming costs will result in declining video product margins to the extent we are unable to pass on cost increases to our customers. We expect to partially offset any resulting margin compression from our traditional video services with revenue from advanced video services, increased incremental high-speed data revenues, advertising revenues and commercial services revenues.

      Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries and benefits and commissions. Advertising sales expenses increased $1 million, or 1%, primarily due to increased sales commissions, taxes and benefits. Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, Internet service provider fees, maintenance and pole rent expense. The increase in service costs of $61 million, or 11%, resulted primarily from additional activity associated with ongoing infrastructure maintenance and customer service, including activities associated with our promotional program.

      Selling, general and administrative expenses. Selling, general and administrative expenses decreased by $23 million, or 2%, from $963 million for the year ended December 31, 2002 to $940 million for the year ended December 31, 2003. Key components of expense as a percentage of revenues are as follows (dollars in millions):

	Year Ended December 31,

	2003		2002		2003 over 2002

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$833	17%	$810	18%	$23	3%
Marketing	107	2%	153	3%	(46)	(30)%

	$940	19%	$963	21%	$(23)	(2)%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses of $23 million, or 3%, resulted primarily from increases in salaries and benefits of $4 million, call center costs of $25 million and internal network costs of $16 million. These increases were partially offset by a decrease in bad debt and collection expense of $27 million as we continue to realize benefits from our strengthened credit policies.

      Marketing expenses decreased $46 million, or 30%, due to reduced promotional activity related to our service offerings including reductions in advertising, telemarketing and direct sales activities. However, we expect marketing expenses to increase in 2004.

      Depreciation and amortization. Depreciation and amortization expense increased by $17 million, or 1%, from $1.4 billion in 2002 to $1.5 billion in 2003 due primarily to an increase in depreciation expense related to additional capital expenditures in 2003 and 2002.

      Impairment of franchises. We performed our annual impairment assessments on October 1, 2002 and 2003 using an independent third-party appraiser. Revised estimates of future cash flows and the use of a lower projected long-term growth rate in our valuation led to a $4.6 billion impairment charge in the fourth quarter of 2002. Our 2003 assessment performed on October 1, 2003 did not result in an impairment. We do not expect to incur impairment charges of comparable magnitude to the 2002 charge in the future.

      Loss on sale of assets, net. Loss on sale of assets for the year ended December 31, 2003 represents $26 million of losses related to the disposition of fixed assets offset by the $21 million gain recognized on the sale of cable systems in Port Orchard, Washington which closed on October 1, 2003. Loss on sale of assets for the year ended December 31, 2002 represents losses related to the disposition of fixed assets.

      Option compensation expense (income), net. Option compensation expense decreased by $1 million for the year ended December 31, 2003 compared to the year ended December 31, 2002. Option compensation expense includes expense related to exercise prices on certain options that were issued prior to our initial public offering in 1999 that were less than the estimated fair values of our common stock at the time of grant. Compensation expense is being recognized over the vesting period of such options and will continue to be recorded until the last vesting period lapses in April 2004. On January 1, 2003, we adopted SFAS No. 123, Accounting for Stock-Based Compensation, using the prospective method under which we will recognize compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date.

      Special charges, net. Special charges of $21 million for the year ended December 31, 2003 represent approximately $26 million of severance and related costs of our ongoing initiative to reduce our workforce partially offset by a $5 million credit from a settlement from the Internet service provider Excite@Home related to the conversion of about 145,000 high-speed data customers to our Charter Pipeline service in 2001. In the fourth quarter of 2002, we recorded a special charge of $35 million, of which $31 million is associated with our workforce reduction program. The remaining $4 million is related to legal and other costs associated with our shareholder lawsuits and governmental investigations. We expect to continue to record additional special charges in 2004 related to the reorganization of our operations and costs of litigation.

      Unfavorable contracts and other settlements. Unfavorable contracts and other settlements of $72 million for the year ended December 31, 2003 represents the settlement of estimated liabilities recorded in connection with prior business combinations. The majority of this benefit (approximately $52 million) is due to the renegotiation in 2003 of a major programming contract, for which a liability had been recorded for the above market portion of that agreement in conjunction with the Falcon acquisition in 1999 and the Bresnan acquisition in 2000. The remaining benefit relates to the reversal of previously recorded liabilities, which, based on an evaluation of current facts and circumstances, are no longer required.

      Interest expense, net. Net interest expense increased by $54 million, or 4%, from $1.5 billion for the year ended December 31, 2002 to $1.6 billion for the year ended December 31, 2003. The increase in net interest expense was a result of increased average debt outstanding in 2003 of $18.9 billion compared to $17.8 billion in 2002, partially offset by a decrease in our average borrowing rate from 8.02% in 2002 to 7.99% in 2003. The increased debt was primarily used for capital expenditures.

      Gain (loss) on derivative instruments and hedging activities, net. Net gain on derivative instruments and hedging activities increased $180 million from a loss of $115 million for the year ended December 31, 2002 to a gain of $65 million for the year ended December 31, 2003. The increase is primarily due to an increase in gains on interest rate agreements, which do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which increased from a loss of $101 million for the year ended December 31, 2002 to a gain of $57 million for the year ended December 31, 2003.

      Gain on debt exchange, net. Net gain on debt exchange of $267 million for the year ended December 31, 2003 represents the gain realized on the purchase, in a non-monetary transaction, of a total of $609 million principal amount of our outstanding convertible senior notes and $1.3 billion principal amount of Charter Holdings’ senior notes and senior discount notes in consideration for a total of $1.6 billion principal amount of 10.25% notes due 2010 issued by our indirect subsidiary, CCH II. The gain is net of the write-off of deferred financing costs associated with the retired debt of $27 million.

      Loss on equity investments. Loss on equity investments remained constant at $3 million for the years ended December 31, 2003 and 2002. Loss on equity investments is primarily due to losses on investments carried under the equity method of accounting offset by realized gains on marketable securities.

      Other expense, net. Other expense increased by $12 million from $1 million in 2002 to $13 million in 2003. This increase is primarily due to increases in costs associated with amending a revolving credit facility of our subsidiaries and costs associated with terminated debt transactions.

      Minority interest. Minority interest represents the allocation of losses to the minority interest based on ownership of Charter Holdco, the 10% dividend on preferred membership units in our indirect subsidiary, Charter Helicon, LLC and the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, LLC, and since June 6, 2003, the pro rata share of the profits of CC VIII, LLC. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.” Additionally, reported losses allocated to minority interest on the statement of operations will be limited to the extent of any remaining minority interest on the balance sheet related to Charter Holdco. Accordingly, commencing in 2004, Charter expects to absorb all, or substantially all, future losses before income taxes because minority interest in Charter Holdco was substantially eliminated at December 31, 2003. For the year ended December 31, 2003, 53.5% of our losses before income taxes were classified as minority interest.

      Income Tax Benefit. Income tax benefit of $110 million and $460 million was recognized for the years ended December 31, 2003 and 2002, respectively. The income tax benefit was realized through decreases in certain deferred tax liabilities related to our investment in Charter Holdco, as well as to the change in the deferred tax liabilities of certain of our indirect corporate subsidiaries. In 2003, Charter received tax loss allocations from Charter Holdco. Previously, the tax losses had been allocated to Vulcan Cable III Inc. and Charter Investment, Inc. in accordance with the Special Loss Allocations provided under the Charter Holdco limited liability company agreement. We do not expect to recognize a similar benefit related to our investment in Charter Holdco after 2003 due to limitations on our ability to offset future tax benefits against the remaining deferred tax liabilities. However, the actual tax provision calculation in future periods will be the result of current and future temporary differences, as well as future operating results.

      Cumulative effect of accounting change, net of tax. Cumulative effect of accounting change in 2002 represents the impairment charge recorded as a result of adopting SFAS No. 142.

      Net loss. Net loss decreased by $2.3 billion, or 91%, from $2.5 billion in 2002 to $238 million in 2003 as a result of the factors described above. The impact of the gain on sale of system, unfavorable contracts and settlements and gain on debt exchange, net of minority interest and income tax impacts, was to decrease net loss by $168 million in 2003. The impact of the impairment of franchises and the cumulative effect of accounting change, net of minority interest and income tax impacts, was to increase net loss by $1.6 billion in 2002.

      Preferred stock dividends. On August 31, 2001, Charter issued 505,664 shares (and on February 28, 2003 issued an additional 39,595 shares) of Series A Convertible Redeemable Preferred Stock in connection with the Cable USA acquisition in August 2001, on which it pays a quarterly cumulative cash dividends at an annual rate of 5.75% on a liquidation preference of $100 per share.

      Loss per common share. The loss per common share decreased by $7.73, from $8.55 per common share for the year ended December 31, 2002 to $0.82 per common share for the year ended December 31, 2003 as a result of the factors described above.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Revenues. Revenues increased by $759 million, or 20%, from $3.8 billion in 2001 to $4.6 billion in 2002. This increase is principally the result of an increase of 538,000 and 585,200 in the number of digital video and high-speed data customers, respectively, as well as price increases, and is offset by a decrease of 357,400 in analog video customers. Average monthly revenue per analog video customer increased from $45.68 in 2001 to $56.91 in 2002. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers.

      Revenues by service offering are as follows (dollars in millions):

	Year Ended December 31,

	2002		2001		2002 over 2001

	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change

Video	$3,420	75%	$2,971	78%	$449	15%
High-speed data	337	7%	148	4%	189	128%
Advertising sales	302	7%	197	5%	105	53%
Commercial	161	3%	123	3%	38	31%
Other	346	8%	368	10%	(22)	(6)%

	$4,566	100%	$3,807	100%	$759	20%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Video revenues increased by $449 million, or 15%, to $3.4 billion in 2002 compared to $3.0 billion in 2001. The increase was due to a full year of revenue from the AT&T Broadband systems acquired in June 2001, general price increases and the addition of approximately 538,000 digital video customers partially offset by a reduction of approximately 357,400 analog video customers. Overall, the net increase in the average number of customers resulted in approximately 7% of the increase in video revenue, whereas approximately 93% resulted from the increase in average price of our video products.

      Revenues from high-speed data services provided to our non-commercial customers increased $189 million, or 128%, from $148 million for the year ended December 31, 2001 to $337 million for the year ended December 31, 2002. Approximately 73% of the increase related to the increase in the average number of customers, whereas approximately 27% related to the increase in average price of the service. The increase was primarily due to the addition of 585,200 high-speed data customers. Between 2001 and 2002, we were able to offer this service to more of our customers, as the estimated percentage of homes passed that could receive high-speed data service increased from 66% to 82% as a result of our ongoing system upgrades.

      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales increased $105 million, or 53%, from $197 million in 2001 to $302 million in 2002. The increase was due to an increase of $53 million, from $13 million in 2001 to $66 million in 2002, in advertising contracts with programmers, $40 million of additional sales primarily due to the increased advertising capacity as a result of an increased number of channels carried by our systems and $14 million related to the acquisition of AT&T Broadband systems in June 2001. For the years ended December 31, 2002 and 2001, we received $13 million and $14 million, respectively, in advertising revenues from our two largest suppliers of digital set-top terminals representing 0.3% and 0.4% of total revenues, respectively. Revenues from advertising provided to vendors and programmers are recognized based upon the fair value of advertising. Vendor advertising purchases are made pursuant to written agreements that are generally consistent with other third-party commercial advertising agreements and at prices that we believe approximate fair value. In some cases we purchased equipment from the vendors at the same time.

      Commercial revenues consist primarily of revenues from video and high-speed data services to our commercial customers. Commercial revenues increased $38 million, or 31%, from $123 million for the year ended December 31, 2001, to $161 million for the year ended December 31, 2002, primarily due to an increase in commercial high-speed data revenues.

      Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the years ended December 31, 2002 and 2001, franchise fees represented approximately 46% and 39%, respectively, of total other revenues. Other revenues decreased $22 million, or 6%, from $368 million for the year ended December 31, 2001 to $346 million for the year ended December 31,

2002. The decrease was due to decreases in late payment fees charged to customers and other miscellaneous revenues. Franchise fee revenues are collected from customers and remitted to franchise authorities.

      The decrease in accounts receivable of 11% compared to the increase in revenues of 20% is primarily due to the timing of collection of receivables from programmers for fees associated with the launching of their networks, coupled with our tightened credit and collections policy. These fees from programmers are not recorded as revenue but, rather, are recorded as reductions of programming expense on a straight-line basis over the term of the contract. Programmer receivables decreased $27 million, or 28%, from $97 million as of December 31, 2001 to $70 million as of December 31, 2002.

      Operating expenses. Operating expenses increased $321 million, or 22%, from $1.5 billion in 2001 to $1.8 billion in 2002. Programming costs included in the accompanying consolidated statements of operations were $1.2 billion and $963 million, representing 65% of total operating expenses for the years ended December 31, 2002 and 2001, respectively. Key expense components as a percentage of revenues are as follows (dollars in millions):

	Year Ended December 31,

	2002		2001		2002 over 2001

		% of		% of
	Expenses	Revenues	Expenses	Revenues	Change	% Change

Programming	$1,166	26%	$963	25%	$203	21%
Advertising sales	87	2%	64	2%	23	36%
Service	554	12%	459	12%	95	21%

	$1,807	40%	$1,486	39%	$321	22%

      Programming costs consist primarily of costs paid to programmers for the provision of analog, premium and digital channels and pay-per-view programs. The increase in programming costs of $203 million, or 21%, was primarily due to price increases, particularly in sports programming, an increased number of channels carried on our systems and an increase in digital video customers. In addition, approximately $51 million of the increase results from a full year of costs related to the acquisition of AT&T Broadband systems in June 2001. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels against programming costs of $57 million and $35 million for the years ended December 31, 2002 and 2001, respectively.

      Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries and benefits and commissions. Advertising sales expenses increased $23 million, or 36%, primarily due to increased sales commissions resulting from the increase in advertising revenues. Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, Internet service provider fees, maintenance and pole rent expense. The increase in service costs of $95 million, or 21%, resulted primarily from our growth in digital video and high-speed data services.

      Selling, general and administrative expenses. Selling, general and administrative expenses increased by $137 million, or 17%, from $826 million for the year ended December 31, 2001 to $963 million for the year ended December 31, 2002. Key components of expense as a percentage of revenues are as follows (dollars in millions):

	Year Ended December 31,

	2002		2001		2002 over 2001

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$810	18%	$689	18%	$121	18%
Marketing	153	3%	137	4%	16	12%

	$963	21%	$826	22%	$137	17%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses of $121 million, or 18%, resulted primarily from increases in salaries and benefits of $66 million, bad debt and collection expense of $24 million and insurance of $13 million. The increase in bad debt expense resulted primarily from continuing effects of our aggressive discounting of our analog video service during late 2000 and most of 2001 in an effort to grow our customer base and respond to price competition from satellite providers. This practice led to an increase in customers during the discounted period whose service was subsequently disconnected for non-payment or who subsequently cancelled their service without payment for services provided. We also lengthened the period during which we extended credit to customers, which increased exposure to customers whose accounts were subject to cancellation and increased bad debt expense. These increases were partially offset by a decrease in billing expenses of $12 million as a result of renegotiated contracts with third-party billing providers.

      Marketing expenses increased $16 million, or 12%, due to increased costs associated with promotions of our service offerings including advertising, telemarketing and direct sales.

      Depreciation and amortization. Depreciation and amortization expense decreased by $1.2 billion, or 46%, from $2.7 billion in 2001 to $1.4 billion in 2002. This decrease was due primarily to the adoption on January 1, 2002 of SFAS No. 142, which requires that franchise intangible assets that meet the indefinite life criteria of SFAS No. 142 no longer be amortized against earnings but instead be tested for impairment on an annual basis. As a result of this change, total amortization of franchise assets decreased from $1.5 billion in 2001 to $9 million in 2002. The decrease was partially offset by the increase in depreciation expense related to additional capital expenditures in 2002.

      Impairment of franchises. We performed our annual impairment assessment on October 1, 2002 using an independent third-party appraiser. Revised estimates of future cash flows and the use of a lower projected long-term growth rate in our valuation led to a $4.6 billion impairment charge in the fourth quarter of 2002. We do not expect to incur impairment charges of comparable magnitude in the future.

      Loss on sale of assets, net. Loss on sale of assets decreased by $7 million, or 70%, from $10 million for the year ended December 31, 2001 to $3 million for the year ended December 31, 2002 primarily as a result of a decrease in the losses related to the disposition of fixed assets.

      Option compensation expense (income), net. Option compensation expense increased by $10 million from $5 million of net benefit in 2001 to $5 million of expense in 2002. The net benefit in 2001 was primarily the result of the reversal of $22 million of expense previously recorded in connection with approximately 7 million options for which the rights were waived by our former President and Chief Executive Officer as part of his September 2001 separation agreement. Option compensation expense was recorded in 2002 because exercise prices on certain options issued prior to our initial public offering in 1999 were less than the estimated fair values of our common stock at the time of grant. Compensation expense is being recognized over the vesting period of such options, which ends in April 2004. On January 1, 2003, we adopted SFAS No. 123 using the prospective method under which we recognize compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date. For more information, see Note 19 to our consolidated financial statements attached hereto.

      Special charges, net. In the fourth quarter of 2002, we recorded a special charge of $35 million, of which $31 million is associated with our workforce reduction program. The remaining $4 million is related to legal and other costs associated with our shareholder lawsuits and governmental investigations. Special charges of $18 million in 2001 represent charges associated with the transition of approximately 145,000 data customers from the Excite@Home Internet service to our Charter Pipeline (now known as Charter High Speed Internet) service, as well as employee severance costs.

      Interest expense, net. Net interest expense increased by $193 million, or 15%, from $1.3 billion in 2001 to $1.5 billion in 2002. The increase in net interest expense was a result of increased average debt outstanding in 2002 of $17.8 billion compared to $15.7 billion in 2001, partially offset by a decrease in our average borrowing rate from 8.40% in 2001 to 8.02% in 2002. The increased debt was used for capital expenditures.

      Gain (loss) on derivative instruments and hedging activities, net. Loss on derivative instruments and hedging activities increased $65 million from $50 million for the year ended December 31, 2001 to $115 million for the year ended December 31, 2002. The increase is primarily due to an increase in losses on interest rate agreements, which do not qualify for hedge accounting under SFAS No. 133, which increased from $48 million for the year ended December 31, 2001 to $101 million for the year ended December 31, 2002.

      Loss on equity investments. Loss on equity investments decreased by $51 million, or 94%, from $54 million for the year ended December 31, 2001 to $3 million for the year ended December 31, 2002. This decrease is primarily due to a decrease of $38 million in our investment in High Speed Access, a related party until our acquisition of certain of its assets, as described more fully in “Certain Relationships and Related Transactions.”

      Minority interest. Minority interest increased by $1.7 billion, from $1.5 billion in 2001 to $3.2 billion in 2002. Minority interest represents the allocation of losses to the minority interest based on ownership of Charter Holdco, the 10% dividend on preferred membership units in our indirect subsidiary, Charter Helicon, LLC, and the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, LLC issued to certain sellers of the Bresnan systems acquired by CC VIII systems in February 2000. The increase is a result of an increase in loss before minority interest. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.”

      Income tax benefit. Income tax benefit of $460 million and $12 million were recognized for the years ended December 31, 2002 and 2001, respectively. The income tax benefits are realized through reductions in deferred tax liabilities related to our investment in Charter Holdco, as well as the change in the deferred tax liabilities of certain of our indirect corporate subsidiaries.

      Cumulative effect of accounting change, net of tax. Cumulative effect of accounting change in 2002 represents the impairment charge recorded as a result of adopting SFAS No. 142. Cumulative effect of accounting change in 2001 represents losses incurred upon adoption of SFAS No. 133.

      Net loss. Net loss increased by $1.3 billion, or 115%, from $1.2 billion in 2001 to $2.5 billion in 2002 as a result of the combination of factors described above. The impact of the impairment of franchises and the cumulative effect of accounting change, net of minority interest and income tax impacts, was to increase net loss by $1.6 billion in 2002. This was offset somewhat by the decrease in amortization expense, net of minority interest and income tax impacts, in 2002 verses 2001 of $645 million as a result of the adoption of SFAS No. 142 on January 1, 2002.

      Preferred stock dividends. On August 31, 2001, Charter issued 505,664 shares (and on February 28, 2003 issued an additional 39,595 shares) of Series A Convertible Redeemable Preferred Stock in connection with the Cable USA acquisition in August 2001, on which it pays a quarterly cumulative cash dividends at an annual rate of 5.75% on a liquidation preference of $100 per share.

      Loss per common share. The loss per common share increased by $4.22, from $4.33 per common share for the year ended December 31, 2001 to $8.55 per common share for the year ended December 31, 2002 as a result of the factors described above.

Liquidity and Capital Resources

Introduction

      This section contains a discussion of our liquidity and capital resources, including a discussion of our cash position, sources and uses of cash, access to credit facilities and other financing sources, historical financing activities, cash needs, capital expenditures and outstanding debt. The discussion of our cash position, our access to credit facilities and other financing sources and cash needs gives effect to the issuance of the 5.875% convertible senior notes offered for resale by this prospectus and the senior floating rate notes issued by our indirect subsidiaries in November and December 2004, respectively, and the use of those proceeds, as discussed in the “Unaudited Pro Forma Consolidated Financial Statements.”

Overview

      Our business requires significant cash to fund debt service costs, capital expenditures and ongoing operations. We have historically funded our debt service costs, operating activities and capital requirements through cash flows from operating activities, borrowings under our credit facilities, sale of assets, issuances of debt and equity securities and cash on hand. The mix of funding sources changes from period to period, but for the nine months ended September 30, 2004, approximately 49% of our funding requirements were met from cash flows from operating activities and 51% from proceeds from the sale of systems. For the nine months ended September 30, 2004, net cash flows used in financing activities were $431 million, reflecting a net repayment of $334 million of debt. Additionally, we increased cash on hand by $2 million to $129 million during the nine months ended September 30, 2004. We expect that our mix of sources of funds will continue to change in the future based on overall needs relative to our cash flow and on the availability of funds under our credit facilities, our access to the debt and equity markets, the timing of possible asset sales and our ability to generate cash flows from operating activities.

      We have a significant level of debt. In the fourth quarter of 2004, $7.5 million of our debt will mature. An additional $30 million and $186 million of our debt will mature in 2005 and 2006, respectively. In addition, the Charter Operating credit facilities require the $113 million principal amount of CC V Holdings, LLC notes to be redeemed within 45 days after the Charter Holdings leverage ratio discussed below is determined to be below 8.75 to 1.0. In 2007 and beyond, significant additional amounts will become due under our remaining long-term debt obligations.

      Our ability to operate depends upon, among other things, our continued access to capital, including credit under the Charter Operating credit facilities. These credit facilities are subject to certain restrictive covenants, some of which require us to achieve specified operating results. As of September 30, 2004, we were and, as of the date of this prospectus, we are in compliance with the covenants under our credit facilities and our indentures, and we expect to remain in compliance with those covenants throughout 2005. If our operating performance results in non-compliance with these covenants, or if any of certain other events of non-compliance under these credit facilities or indentures governing our debt occurs, funding under the credit facilities may not be available and defaults on some or potentially all debt obligations could occur. As of September 30, 2004, we had borrowing availability under the Charter Operating credit facilities of $957 million, approximately $1.4 billion after giving effect to the fourth quarter 2004 financing transactions, none of which was restricted due to covenants.

      We expect that cash on hand, cash flows from operating activities and the amounts available under our credit facilities will be adequate to meet our cash needs in 2005. However, as the principal amounts owing under our various debt obligations become due, meeting our liquidity needs in subsequent years will depend on our ability to access additional sources of capital. Cash flows from operating activities and amounts available under our credit facilities may not be sufficient to permit us to fund our operations and satisfy our principal repayment obligations that come due in 2006 and we believe will not be sufficient to fund our operations and satisfy such repayment obligations thereafter. Continued access to our credit facilities is subject to our remaining in compliance with the applicable covenants of these credit facilities, including covenants tied to our operating performance. An event of default under the covenants governing any of our debt instruments could result in the acceleration of our payment obligations under that debt and, under certain circumstances, in cross-defaults under our other debt obligations, which would have a material adverse effect on our consolidated financial condition and results of operations.

      Our ability to make interest payments on our convertible senior notes, and, in 2006 and 2009, to repay the outstanding principal of our convertible senior notes, will depend on our ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco or its subsidiaries, including CCH II, CCO Holdings, LLC (“CCO Holdings”) and Charter Operating. The indentures governing the

CCH II notes, CCO Holdings notes, and Charter Operating notes, however, restrict these entities and their subsidiaries from making distributions to their parent companies (including us) for payment of principal on our convertible senior notes, in each case unless there is no default under the applicable indenture and a specified leverage ratio test is met. In addition, each of CCH II, CCO Holdings and Charter Operating must independently assess whether such payments or distributions are advisable. CCH II, CCO Holdings and Charter Operating currently meet the applicable leverage ratio test under each of their respective indentures, and therefore are not currently prohibited from making any such distributions to their respective direct parent.

      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on our convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio test of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and other specified tests are met. For the quarter ended September 30, 2004, there were no defaults under the Charter Holdings indentures and the other specified tests were met. However, Charter Holdings continued not to meet the leverage ratio test of 8.75 to 1.0 at September 30, 2004. As a result, distributions from Charter Holdings to Charter or Charter Holdco have been restricted and will continue to be restricted until that test is met.

      During this restriction period, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments in Charter Holdco or Charter, up to an amount determined by a formula, as long as there is no default under the indentures. As of September 30, 2004, Charter Holdco had $31 million in cash on hand ($120 million after giving effect to the fourth quarter 2004 financing transactions) and was owed $39 million in intercompany loans from its subsidiaries, which were available to Charter Holdco to pay interest on Charter’s convertible senior notes, which is expected to be approximately $27 million for the remainder of 2004.

      As a result of the foregoing, it is likely that Charter or Charter Holdco will require additional funding to repay debt maturing in 2006. We are working with our financial advisors to address such funding requirements. However, there can be no assurance that such funding will be available to us. Although Mr. Allen and his affiliates have purchased equity from us in the past, Mr. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us in the future.

      It is likely that our significant amount of debt will negatively affect our ability to access additional capital in the future. No assurances can be given that we will not experience liquidity problems because of adverse market conditions, increased competition or other unfavorable events or if we do not obtain sufficient additional financing on a timely basis as our debt becomes due. If, at any time, additional capital or borrowing capacity is required beyond amounts internally generated or available through existing credit facilities or through additional debt or equity financings, we would consider:

•	issuing equity that would significantly dilute existing shareholders;

•	issuing convertible debt or some other securities that may have structural or other priority over our existing notes and may also significantly dilute Charter’s existing shareholders;

•	further reducing our expenses and capital expenditures, which would likely impair our ability to increase revenue;

•	selling assets;

•	issuing debt securities that may have structural or other priorities over our existing notes; or

•	requesting waivers or amendments with respect to our credit facilities, the availability and terms of which would be subject to market conditions.

      If the above strategies are not successful, ultimately, we could be forced to restructure our obligations or seek protection under the bankruptcy laws. In addition, if we need to raise additional capital through the issuance of equity or find it necessary to engage in a recapitalization or other similar transaction, our shareholders could suffer significant dilution and our noteholders might not receive all principal and interest payments to which they are contractually entitled.

      On March 1, 2004, we closed the sale of certain cable systems in Florida, Pennsylvania, Maryland, Delaware and West Virginia to Atlantic Broadband Finance, LLC. We closed on the sale of an additional cable system in New York to Atlantic Broadband Finance, LLC in April 2004. Subject to post-closing contractual adjustments, we expect the total net proceeds from the sale of all of these systems to be approximately $733 million, of which $5 million is currently held in an indemnity escrow account (with the unused portion thereof to be released by March 1, 2005). The proceeds received to date have been used to repay a portion of our credit facilities.

Summary of Outstanding Contractual Obligations

      The following table summarizes our payment obligations as of December 31, 2003 under our long-term debt and certain other contractual obligations and commitments (dollars in millions).

	Payments by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

Contractual Obligations
Long-Term Debt(1)	$19,208	$188	$2,199	$6,293	$10,528
Capital and Operating Lease Obligations(1)	80	19	29	14	18
Programming Minimum Commitments(2)	1,949	320	684	703	242
Other(3)	282	63	86	49	84

Total	$21,519	$590	$2,998	$7,059	$10,872

(1)	The tables present maturities of long-term debt outstanding as of December 31, 2003 and does not reflect the effects of the sale of the Charter Operating senior second lien notes, the amendment and restatement of the Charter Operating credit facilities, the 5.875% convertible senior notes and the senior floating rate notes. Refer to “Description of Certain Indebtedness” and Notes 9 and 23 to our December 31, 2003 consolidated financial statements included in this prospectus for a description of our long-term debt and other contractual obligations and commitments.

(2)	We pay programming fees under multi-year contracts ranging from three to six years typically based on a flat fee per customer, which may be fixed for the term or may in some cases, escalate over the term. Programming costs included in the accompanying statement of operations were $1.2 billion, $1.2 billion and $963 million for the years ended December 31, 2003, 2002 and 2001, respectively. Certain of our programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under our programming contracts.

(3)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to our billing services vendors.

      The following items are not included in the contractual obligations table due to various factors discussed below. However, we incur these costs as part of our operations:

•	We also rent utility poles used in our operations. Generally, pole rentals are cancelable on short notice, but we anticipate that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2003, 2002 and 2001, was $40 million, $41 million and $33 million, respectively.

•	We pay franchise fees under multi-year franchise agreements based on a percentage of revenues earned from video service per year. We also pay other franchise related costs, such as public education grants under multi-year agreements. Franchise fees and other franchise-related costs included in the accompanying statement of operations were $162 million, $160 million and $144 million for the years ended December 31, 2003, 2002 and 2001, respectively.

•	We also have $153 million in letters of credit, primarily to our various worker’s compensation, property casualty and general liability carriers as collateral for reimbursement of claims. These letters of credit reduce the amount we may borrow under our credit facilities.

Historical Operating, Financing and Investing Activities

      We held $129 million in cash and cash equivalents as of September 30, 2004 compared to $127 million as of December 31, 2003. The decrease in cash and cash equivalents reflects the use of cash in funding operations, capital expenditures and debt service cost.

      Operating Activities. Net cash provided by operating activities decreased $255 million, or 40%, from $638 million for the nine months ended September 30, 2003 to $383 million for the nine months ended September 30, 2004. For the nine months ended September 30, 2004, net cash provided by operating activities decreased primarily as a result of changes in operating assets and liabilities that provided $80 million less cash during the nine months ended September 30, 2004 than the corresponding period in 2003 and an increase in cash interest expense of $146 million over the corresponding prior period. The change in operating assets and liabilities is primarily the result of the benefit in the nine months ended September 30, 2003 from collection of receivables from programmers related to network launches, while accounts receivable remained essentially flat in the nine months ended September 30, 2004.

      Net cash provided by operating activities for the years ended December 31, 2003, 2002 and 2001 was $765 million, $748 million and $489 million, respectively. Operating activities provided $17 million more cash in 2003 than in 2002 primarily due to an increase in revenue over cash costs year over year partially offset by changes in operating assets and liabilities that provided $82 million less cash in 2003 than in 2002.

      Operating activities provided $259 million more cash in 2002 than in 2001 primarily due to increased revenues of $759 million over 2001 and changes in operating assets and liabilities that provided $65 million more cash in 2002 than in 2001 offset in part by increases in operating expenses and cash interest expense.

      Investing Activities. Net cash provided by investing activities for the nine months ended September 30, 2004 was $50 million and net cash used in investing activities for the nine months ended September 30, 2003 was $628 million. Investing activities provided $678 million more cash during the nine months ended September 30, 2004 than the corresponding period in 2003 primarily as a result of proceeds from the sale of certain cable systems to Atlantic Broadband Finance, LLC.

      Net cash used in investing activities for the years ended December 31, 2003, 2002 and 2001 was $817 million, $2.4 billion and $4.8 billion, respectively. Investing activities used $1.5 billion less cash in 2003 than in 2002 primarily as a result of reductions in capital expenditures and acquisitions. Purchases of property, plant and equipment used $1.3 billion less cash in 2003 than in 2002 as a result of reduced rebuild and upgrade activities and our efforts to reduce capital expenditures. Payments for acquisitions used $139 million less cash in 2003 than in 2002.

      Investing activities used $2.4 billion less cash in 2002 than in 2001 primarily as a result of reductions in capital expenditures and acquisitions. Purchases of property, plant and equipment used $746 million less cash in 2002 than in 2001 as a result of our efforts to reduce capital expenditures. Payments for acquisitions used $1.6 billion less cash in 2002 than in 2001.

      Financing Activities. Net cash used in financing activities for the nine months ended September 30, 2004 and 2003 was $431 million and $196 million, respectively. The increase in cash used during the nine months ended September 30, 2004, as compared to the corresponding period in 2003, was primarily the result of an increase in net repayments of long-term debt.

      Net cash used in financing activities was $142 million for the year ended December 31, 2003, whereas net cash provided by financing activities for the year ended December 31, 2002 and 2001 was $1.9 billion and $4.2 billion, respectively. Financing activities provided $2.1 billion less cash in 2003 than in 2002. The decrease in cash provided in 2003 compared to 2002 was primarily due to a decrease in borrowings of long-term debt.

      Financing activities provided $2.2 billion less cash in 2002 than in 2001. The decrease in cash provided in 2002 compared to 2001 was primarily due to a decrease in borrowings of long-term debt. In addition, in 2001 we received proceeds from the issuance of Class A common stock of $1.2 billion which did not recur in 2002. These decreases in cash provided were offset partially by decreases in cash used for repayments of long-term debt.

Capital Expenditures

      We have significant ongoing capital expenditure requirements. However, we experienced a significant decline in such requirements in 2004 and 2003, compared to prior years. This decline in 2004 and 2003 was primarily the result of a substantial reduction in rebuild costs as our network had been largely upgraded and rebuilt in prior years, consumption of inventories, negotiated savings in contract labor and network components including digital set-top terminals and cable modems and reduced volume of installation related activities. Capitalized labor and overhead declined $161 million in 2003 compared to 2002. Capital expenditures, excluding acquisitions of cable systems, were $639 million, $503 million, $854 million, $2.2 billion and $2.9 billion for the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, respectively. The majority of the capital expenditures in 2004 and 2003 related to our customer premise equipment costs. The majority of the capital expenditures in 2002 related to our rebuild and upgrade program and purchases of customer premise equipment. See the table below for more details.

      Upgrading our cable systems has enabled us to offer digital television, high-speed data services, VOD, interactive services, additional channels and tiers, and expanded pay-per-view options to a larger customer base. Our capital expenditures are funded primarily from cash flows from operating activities, the issuance of debt and borrowings under credit facilities. In addition, during the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, our liabilities related to capital expenditures decreased $23 million, $109 million, $33 million, $55 million and $88 million, respectively.

      During 2004, we expect to spend a total of $850 million to $950 million on capital expenditures. We expect that the nature of these expenditures will continue to shift from upgrade/rebuild costs to customer premise equipment and scalable infrastructure costs. Expected capital expenditures for 2004 are consistent with our total capital expenditures for 2003 and significantly lower than 2002 levels because our rebuild and upgrade plans are largely completed, a greater portion of our work force is focused on maintenance and period related activities, our purchases of digital set-top terminals have declined and the volume of installation related activities has declined. We expect to fund capital expenditures for 2004 primarily from cash flows from operating activities and borrowings under our credit facilities.

      We have adopted capital expenditure disclosure guidance, which was developed by eleven publicly traded cable system operators, including Charter, with the support of the National Cable & Telecommunications Association (“NCTA”). The new disclosure is intended to provide more consistency in the reporting of operating statistics in capital expenditures and customers among peer companies in the cable industry. These disclosure guidelines are not required disclosure under GAAP, nor do they impact our accounting for capital expenditures under GAAP.

      The following table presents our major capital expenditures categories in accordance with NCTA disclosure guidelines for the nine months ended September 30, 2004 and 2003, and the years ended December 31, 2003, 2002 and 2001 (dollars in millions):

	Nine Months
	Ended		For the Years Ended
	September 30,		December 31,

	2004	2003	2003	2002	2001

Customer premise equipment(a)	$345	$253	$380	$748	$926
Scalable infrastructure(b)	55	35	67	261	308
Line extensions(c)	94	69	131	101	161
Upgrade/ Rebuild(d)	28	76	132	777	1,014
Support capital(e)	117	70	144	280	504

Total capital expenditures(f)	$639	$503	$854	$2,167	$2,913

(a)	Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b)	Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)	Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)	Represents all capital expenditures made during the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, respectively.

Interest Rate Risk

      We are exposed to various market risks, including fluctuations in interest rates. We use interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit our exposure to, and to derive benefits from, interest rate fluctuations on variable rate debt to within a certain range of rates. Interest rate risk management agreements are not held or issued for speculative or trading purposes.

      As of September 30, 2004 and December 31, 2003, long-term debt totaled approximately $18.5 billion and $18.6 billion, respectively. This debt was comprised of approximately $5.4 billion and $7.2 billion of credit facility debt, $12.3 billion and $10.6 billion principal amount of high-yield notes and $744 million and $774 million principal amount of convertible senior notes, respectively. As of September 30, 2004 and December 31, 2003, the weighted average interest rate on the credit facility debt, was approximately 6.6% and 5.4%, respectively, the weighted average interest rate on the high-yield notes was approximately 10.3%, and the weighted average interest rate on the convertible notes was approximately 5.5%, resulting in a blended weighted average interest rate of 8.8% and 8.2%, respectively. Approximately 85% of our debt was effectively fixed including the effects of our interest rate hedge agreements as of September 30, 2004 compared to approximately 80% at December 31, 2003. The fair value of our high-yield notes was $10.6 billion and $9.9 billion at September 30, 2004 and December 31, 2003, respectively. The fair value of credit facility debt was $5.3 billion and $6.9 billion at September 30, 2004 and December 31, 2003, respectively. The fair value of our convertible senior notes was $651 million and $732 million at September 30, 2004 and December 31, 2003, respectively. The fair value of high-yield notes, credit facility debt and convertible senior notes is based on quoted market prices.

      We do not hold or issue derivative instruments for trading purposes. We do, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments are those that effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. We have formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, net gain (loss) on derivative instruments and hedging activities includes gains of $3 million, $8 million, $8 million and losses of $14 million and $2 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria of SFAS No. 133 are reported in accumulated other comprehensive loss. For the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, a gain of $31 million, $30 million, $48 million and losses of $65 million and $39 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss and minority interest. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).

      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as gain (loss) on derivative instruments and hedging activities in our condensed consolidated statements of operations. For the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, net gain (loss) on derivative instruments and hedging activities includes gains of $45 million, $27 million and $57 million and losses of $101 million and $48 million, respectively, for interest rate derivative instruments not designated as hedges.

      The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of September 30, 2004 (dollars in millions):

									Fair Value at
									September 30,
	2004	2005	2006	2007	2008	2009	Thereafter	Total	2004

Debt:
Fixed Rate	$—	$588	$156	$451	$227	$3,398	$8,631	$13,451	$11,232
Average Interest Rate	—	5.75%	4.75%	8.25%	10.93%	9.60%	9.32%	9.18%
Variable Rate	$8	$30	$30	$280	$630	$780	$3,635	$5,393	$5,319
Average Interest Rate	4.88%	6.05%	6.85%	7.15%	7.53%	7.86%	8.48%	8.18%
Interest Rate Instruments:
Variable to Fixed Swaps	$240	$990	$873	$575	$—	$—	$—	$2,678	$101
Average Pay Rate	8.05%	7.95%	8.25%	8.07%	—	—	—	8.08%
Average Receive Rate	4.64%	5.96%	6.94%	7.15%	—	—	—	6.42%

      The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts. The estimated fair value approximates the costs (proceeds) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at September 30, 2004.

      At September 30, 2004 and December 31, 2003, we had outstanding $2.7 billion and $3.0 billion and $20 million and $520 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

Recently Issued Accounting Standards

      In December 2004, the Financial Accounting Standards Board issued the revised SFAS No. 123, Share — Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This statement will be effective for us beginning July 1, 2005. Because we adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, we do not expect this revised standard to have a material impact on our financial statements.

      We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on our accompanying financial statements.

BUSINESS

Overview

      We are a broadband communications company operating in the United States, with approximately 6.3 million customers at September 30, 2004. Through our broadband network of coaxial and fiber optic cable, we offer our customers traditional cable video programming (analog and digital, which we refer to as “video” service), high-speed cable Internet access (which we refer to as “high-speed data service”), advanced broadband cable services (such as video on demand (“VOD”), high definition television service, and interactive television) and, in some of our markets, we offer telephone service (which we refer to as “telephony”). See “Business — Products and Services” for further description of these terms, including “customers.”

      At September 30, 2004, we served approximately 6.1 million analog video customers, of which approximately 2.7 million were also digital video customers. We serve approximately 1.8 million high–speed data customers (including approximately 205,000 who receive only high-speed data services). We also provided telephony service to approximately 40,000 customers as of that date.

      At September 30, 2004, our investment in cable properties, long-term debt and total shareholders’ deficit was $16.3 billion, $18.5 billion and $4.1 billion, respectively. Our working capital deficit was $956 million at September 30, 2004. For the nine months ended September 30, 2004, our revenues were approximately $3.7 billion.

      We have a history of net losses. Further, we expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the interest costs we incur because of our high level of debt, the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties, and the amortization and impairment of our franchise intangibles. We expect that these expenses (other than amortization and impairment of franchises) will remain significant, and we therefore expect to continue to report net losses for the foreseeable future.

      Charter was organized as a Delaware corporation in 1999 and completed an initial public offering of its Class A common stock in November 1999. Charter is a holding company whose principal assets are an approximate 47% equity interest and a 100% voting interest in Charter Holdco, the direct parent of Charter Holdings. Charter’s only business is to act as the sole manager of Charter Holdco and its subsidiaries. As sole manager, Charter controls the affairs of Charter Holdco and its subsidiaries. Certain of our subsidiaries commenced operations under the “Charter Communications” name in 1994, and our growth to date has been primarily due to acquisitions and business combinations, most notably acquisitions completed from 1999 through 2001, pursuant to which we acquired a total of approximately 5.5 million customers. We do not expect to make any significant acquisitions in the foreseeable future, but plan to evaluate opportunities to consolidate our operations through exchanges of cable systems with other cable operators, as they arise. We may also sell certain assets from time to time. Paul G. Allen controls Charter with an as-converted common equity interest of approximately 57% and a beneficial voting control interest of approximately 92.5% as of September 30, 2004.

Adoption of New Policies

      Commencing in January 2002 and continuing through the first quarter of 2003, our management elected to implement a number of new policies described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adoption of New Policies.”

Business Strategy

      Our principal financial goal is to maximize our return on invested capital. To do so, we will focus on increasing revenues, growing our customer base, improving customer retention and enhancing customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive bundled offerings.

      Specifically, in the near term, we are focusing on:

•	refining our sales and marketing efforts to grow revenues through consistent branding initiatives, promoting our advanced services and emphasizing what we believe to be advantages over our competitors, including one-stop shopping for video, high-speed data, voice and interactive services;

•	enhancing our digital service with new content and continued deployment of advanced products such as digital video recorder (“DVR”) service, high definition television service, VOD and subscription video on demand (“SVOD,” VOD service for selected programming categories);

•	implementing what we believe is an attractive and competitive price point strategy for various levels and bundled packages;

•	improving customer service and satisfaction;

•	managing our operating costs by exercising discipline in capital and operational spending; and

•	identifying opportunities to continue to improve our balance sheet and liquidity.

      We believe that our high-speed data service will continue to provide a substantial portion of our revenue growth in the near future. We also plan to continue to expand our marketing of high-speed data service to the business community, which we believe has shown an increasing interest in high-speed data service and private network services.

      We believe we offer our customers an excellent choice of services through a variety of bundled packages, particularly with respect to our digital video and high-speed data services. Our digital platform enables us to offer a significant number and variety of channels, and we offer customers the opportunity to choose among groups of channel offerings, including premium channels, and to combine selected programming with other services such as high-speed data, high definition television (in selected markets) and VOD (in selected markets).

      We have reduced the number of our customer contact centers from over 300 at December 31, 2000, to 36 at September 30, 2004. Our 14 largest customer contact centers now serve approximately 95% of our customers. We anticipate that this initiative will improve overall customer satisfaction while reducing costs. We believe that consolidation and standardization of call centers enable us to provide a more consistent experience for our customers and to improve sales through the use of better trained, more efficient and sales-oriented customer service representatives.

      We continue to pursue opportunities to improve our balance sheet and liquidity. Our efforts in this regard have resulted in the completion of a number of transactions since September 2003, as follows:

•	the issuance and sale by CCO Holdings, LLC and CCO Holdings Capital Corp. of $550 million of senior floating rate notes in December 2004;

•	the November 2004 sale of the $862.5 million of 5.875% convertible senior notes due 2009 described in this prospectus;

•	the sale in the first half of 2004 of non-core cable systems for $824 million, the proceeds of which we used to reduce our indebtedness;

•	the 2003 issuance by our subsidiaries, CCH II and Charter Holdings, of approximately $1.6 billion of senior notes, which they exchanged in private transactions for approximately $1.9 billion of outstanding indebtedness of Charter and Charter Holdings, resulting in a $294 million reduction of our consolidated debt outstanding; and

•	the sale in April 2004 of $1.5 billion of senior second lien notes by our subsidiary, Charter Communications Operating, LLC (“Charter Operating”), together with the concurrent refinancing of its credit facilities.

      Going forward, we plan to continue to identify and pursue opportunities to improve our liquidity and reduce indebtedness in order to enhance the long-term strength of our balance sheet and our business.

Charter Background

      In 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, which owned various operating subsidiaries that served approximately 1.1 million customers. Thereafter, in December 1998, Mr. Allen acquired, through a series of transactions, approximately 94% of the equity interests of Charter Investment, Inc., which controlled various operating subsidiaries that serviced approximately 1.2 million customers.

      In March and April of 1999, Mr. Allen acquired the remaining interests in Marcus Cable and, through a series of transactions, combined the Marcus companies with the Charter companies. As a consequence, the former operating subsidiaries of Marcus Cable and all of the cable systems they owned came under the ownership of Charter Holdings.

      In July 1999, Charter was formed as a wholly owned subsidiary of Charter Investment, Inc., and in November 1999, Charter completed its initial public offering.

      During 1999 and 2000, Charter completed 16 cable system acquisitions for a total purchase price of $14.7 billion including $9.1 billion in cash, $3.3 billion of assumed debt, $1.9 billion of equity interests issued and Charter cable systems valued at $420 million. These transactions resulted in a net total increase of approximately 3.9 million customers as of their respective dates of acquisition.

      In February 2001, Charter entered into several agreements with AT&T Broadband, LLC involving several strategic cable system transactions that resulted in a net addition of customers for our systems. In the AT&T transactions, which closed in June 2001, Charter acquired cable systems from AT&T Broadband serving approximately 551,000 customers for a total of $1.74 billion consisting of $1.71 billion in cash and a Charter cable system valued at $25 million. In 2001, Charter also acquired all of the outstanding stock of Cable USA, Inc. and the assets of certain of its related affiliates in exchange for consideration valued at $100 million (consisting of Series A preferred stock with a face amount of $55 million and the remainder in cash and assumed debt).

      During 2002, Charter purchased additional cable systems in Illinois serving approximately 28,000 customers, for a total cash purchase price of approximately $63 million.

      For additional information regarding Charter’s acquisitions see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Acquisitions.”

Products and Services

      We offer our customers traditional cable video programming (analog and digital video) as well as high-speed data services and in some areas advanced broadband services such as high definition television, VOD and interactive television. We sell our video programming and high-speed data services on a subscription basis, with prices and related charges, that vary primarily based on the types of service selected, whether the services are sold as a “bundle” versus on an “à la carte” basis, and the equipment necessary to receive the services, with some variation in prices depending on geographic location. In addition, we offer telephony service to a limited number of customers.

      The following table summarizes our customer statistics for analog and digital video, residential high-speed data, and residential telephony as of September 30, 2004 and 2003:

	Approximate as of

	September 30,	September 30,
	2004(a)	2003(a)

Cable Video Services:
Analog Video:
Residential (non-bulk) analog video customers(b)	5,825,000	6,240,000
Multi-dwelling (bulk) and commercial unit customers(c)	249,600	258,100

Analog video customers(b)(c)	6,074,600	6,498,100

Digital Video:
Digital video customers(d)	2,688,900	2,664,800
Digital percentage of analog video customers(b)(c)(d)(e)	44%	41%
Non-Video Cable Services:
Residential high-speed data customers(f)	1,819,900	1,489,700
Dial-up customers	7,300	10,900
Telephony customers(g)	40,200	24,100

Pro forma for the sale of systems to Atlantic Broadband Finance, LLC in March and April 2004 and to WaveDivision Holdings, LLC in October 2003, as if all of these sales had occurred as of January 1, 2003, analog video customers, digital video customers and residential high-speed data customers would have been 6,239,000, 2,570,300 and 1,441,500, respectively, as of September 30, 2003.

(a)	“Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). Further, “customers” include persons receiving service under promotional programs that offered up to two months of service for free, some of whom had not requested to be disconnected, but had not become paying customers as of September 30, 2004. If such persons do not become paying customers, we do not believe this would have a material impact on our consolidated financial condition or consolidated results of operations. In addition, at September 30, 2004 and 2003, “customers” include approximately 46,000 and 64,600 persons whose accounts were over 60 days past due in payment, approximately 5,500 and 7,100 persons whose accounts were over 90 days past due in payment, and approximately 2,000 and 2,300 of which were over 120 days past due in payment, respectively.

(b)	“Residential (non-bulk) analog video customers” include all residential customers who receive video services, except for complimentary accounts (such as our employees).

(c)	Included within “video customers” are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d)	“Digital video customers” include all households that have one or more digital set-top terminals. Included in “digital video customers” on September 30, 2004 and 2003 are approximately 10,700 and 12,600 customers, respectively, that receive digital video service directly through satellite transmission.

(e)	Represents the number of digital video customers as a percentage of analog video customers.

(f)	All of these customers also receive video service and are included in the video statistics above except for approximately 205,500 and 75,200 of these customers at September 30, 2004 and 2003, respectively, who were residential high-speed data only customers.

(g)	“Telephony customers” include all households receiving telephone service.

Video Services

      Our video service offerings include the following:

•	Basic Analog Video. All of our video customers receive a package of basic programming, which generally consists of local broadcast television, local community programming, including governmental and public access, and limited satellite-delivered or non-broadcast channels, such as weather, shopping and religious services. Our basic channel line-up generally has between 15 and 30 channels.

•	Expanded Basic Analog Video. This expanded programming level includes a package of satellite-delivered or non-broadcast channels and generally has between 30 and 50 channels in addition to the basic channel line-up.

•	Premium Channels. These channels provide commercial-free movies, sports and other special event entertainment programming. Although we offer subscriptions to premium channels on an individual basis, we offer an increasing number of premium channel packages and offer premium channels with our advanced services.

•	Pay-Per-View. These channels allow customers to pay on a per event basis to view a single showing of a recently released movie, a one-time special sporting event or music concert on a commercial-free basis.

•	Digital Video. We offer digital video to our customers in several different service combination packages. All of our digital packages include a digital set-top terminal, an interactive electronic programming guide, up to 45 channels of digital music, an expanded menu of pay-per-view channels and the option to also receive digital packages which range from 4 to 30 additional video channels. We also offer our customers certain digital packages with one or more premium channels of their choice with “multiplexes.” Multiplexes give customers access to several different versions of the same premium channel, which are varied as to time of airing (such as east and west coast time slots) or programming content theme (such as westerns or romance). Some digital tier packages focus on the interests of a particular customer demographic and emphasize, for example, sports, movies, family or ethnic programming. In addition to video programming, digital video service enables customers to receive our advanced services such as VOD and high definition television. Other digital packages bundle digital television with our advanced services, such as high-speed data services.

High-Speed Data Services

      We offer high-speed data services to our residential and commercial customers primarily via cable modems attached to personal computers. We generally offer our high-speed data service as Charter High-Speed InternetTM. We also provide traditional dial-up Internet access in a very limited number of our markets.

      In the fall of 2003, we re-priced our high-speed data service, offering faster speed and additional features, both as part of a service bundle and as an “à la carte” offering. We ended the third quarter of 2004 with 17% penetration of high-speed data homes passed, up from the 15% penetration of high-speed data homes passed at year-end 2003. This gave us a percentage increase in high-speed data customers of 16% and an increase in high-speed data revenues of 33% in the nine months ended September 30, 2003. As of September 30, 2003, in most of our systems, we migrated high-speed data customers to the fastest residential speed available at no additional charge to our existing high-speed data customers. These customers remained at that speed without additional charge through March 2004. As of September 30, 2004, 65% of our high-speed data customers subscribe at the fastest residential speed available.

Advanced Broadband Services

      We continue to test, evaluate and deploy new advanced services that we believe will provide new revenue streams to offset overall increasing programming costs or enhance our appeal to consumers to counter competition. These advanced services include:

•	Video On Demand and Subscription Video on Demand. We offer VOD service, which allows customers to access hundreds of movies and other programming at any time with digital picture quality. In some systems we also offer SVOD for a single monthly fee or included with a digital tier premium channel subscription. As of September 30, 2004, we offered VOD in systems serving approximately 1.3 million digital video customers or 48% of our digital video customers as of that date. We expect to make VOD service available in systems serving approximately 1.6 million digital video customers by mid-2005.

•	High Definition Television. High definition television offers our digital customers video programming at a higher resolution than the standard analog or digital video image. As of September 30, 2004, we offered high definition television in systems serving approximately 2.1 million digital video customers. Our objective in 2004 was to provide at least 8-10 broadcast and cable network high definition channels per system, focusing on providing at least two local high definition broadcast channels per system. As of September 30, 2004 we have reached our objective in systems covering 1.2 million digital video customers or 57% of our total customers able to receive high definition television as of that date.

•	Telephony Services. We continue to explore development and deployment of voice communications services using VOIP to transmit digital voice signals over our systems. At September 30, 2004, our VOIP telephony service was available to approximately 416,300 homes passed in two markets and traditional switch-based telephony was available to approximately 91,800 homes passed in another market. At year-end 2004, we anticipate having nearly 1 million telephony-ready homes. We will continue to prepare these and additional markets for VOIP launches in 2005.

•	i-TV Service. We ended 2003 with interactive television service (“i-TV”) available to over 1 million digital video customers. In 2004 we decreased availability of our i-TV channels and dropped the service in certain markets, due to incompatibility issues with our VOD provider in those markets. We are exploring a possible relaunch of i-TV in those markets in mid-2005. We expect to end 2004 with i-TV channels available to approximately 815,100 digital video customers.

•	Commercial Services. We offer integrated network solutions to commercial and institutional customers. These solutions include high-speed data and video services. In addition, we offer high- speed data services to local businesses.

Digital Video Recorder

      In December 2003, we launched digital video recording capabilities service in four Los Angeles systems serving 121,000 digital video customers at year-end. In April 2004, we launched DVR service in our Rochester, Minnesota market. As of September 30, 2004 we have DVR service available in 33 markets serving approximately 1.4 million digital video customers. We expect to end 2004 with DVR deployment in systems serving approximately 1.8 million digital video customers, which would be approximately 67% of our digital video customers as of September 30, 2004.

Sale of Advertising

      We receive revenue from the sale of local advertising on satellite-delivered networks such as MTV®, CNN® and ESPN®. In any particular market, we generally insert local advertising on a minimum of four networks, and have covered up to 39 channels. Our system rebuilds have increased the number of available channels on which we are able to insert local advertising. We also provide cross-channel advertising to some programmers.

      From time to time, certain of our equipment vendors have purchased advertising from us. For the nine months ended September 30, 2004 and the years ending December 31, 2003, 2002 and 2001, advertising revenue from vendors was recognized in the amounts of $9 million, $15 million, $79 million and $27 million respectively. These revenues resulted from purchases at market rates pursuant to executed binding agreements. However, in connection with Charter’s restatement announced in April 2003, we reversed all advertising revenues (approximately $17 million) from two set-top terminal manufacturers recognized in 2000. Based on a reassessment of the underlying structure of the arrangements during 2000, the prices paid for the set-top terminals and the advertising revenue recognized were determined to be in excess of fair value.

Pricing for Our Products and Services

      Our revenues are derived principally from the monthly fees our customers pay for the services we offer. A one-time installation fee, which is often waived during certain promotional periods for a standard installation, is charged to new customers. The prices we charge vary based on the level of service the customer chooses and the particular geographic market. Most of our pricing is reviewed and adjusted on an annual basis.

      In accordance with the Federal Communications Commission’s rules, the prices we charge for cable-related equipment, such as set-top terminals and remote control devices, and for installation services are based on actual costs plus a permitted rate of return.

      Although our cable service offerings vary across the markets we serve because of various factors including competition and regulatory factors, our services, when offered on a stand-alone basis, are typically offered at monthly price ranges, excluding franchise fees and other taxes, as follows:

	Price Range as of
Service	September 30, 2004

Analog video packages	$8.00	-	$54.00
Premium channel	$10.00	-	$15.00
Pay-per-view (per movie or event)	$3.95	-	$179.00
Digital video packages (including high-speed data service for higher tiers)	$34.00	-	$112.00
High-speed data service	$21.95	-	$49.99
Video on demand (per selection)	$0.99	-	$12.99
High definition television	$3.99	-	$6.99
Digital video recorder			$9.99

      In addition, from time to time we offer free service or reduced-price service during promotional periods in order to attract new customers. There is no assurance that these customers will remain as customers when the period of free service expires.

Our Network Technology

      We have substantially completed the build-out of our systems to a minimum bandwidth of 550 megahertz or greater, which enables us to:

•	offer digital television, high-speed data services and other advanced services;

•	offer up to 82 analog channels, and even more channels when our bandwidth is used for digital signal transmission; and

•	permit two-way communication for Internet access and interactive services, and potentially, telephony services.

      As part of the upgrade of our systems during the last several years and as a result of system sales, we reduced the number of headends that serve our customers from 1,138 at January 1, 2001 to 744 at September 30, 2004. Because headends are the control centers of a cable system, where incoming signals are amplified, converted, processed and combined for transmission to the customer, reducing the number of headends reduces related equipment, service personnel and maintenance expenditures. We expect that headend consolidation, together with our other upgrades, will allow us to provide enhanced picture quality and greater system reliability. As a result of the upgrade, approximately 84% of our customers were served by headends serving at least 10,000 customers as of September 30, 2004.

      The following table sets forth the technological capacity of our systems as of September 30, 2004:

	550 Megahertz		860 Megahertz
Less than	to	750	to	Two-way	Two-way
550 Megahertz	660 Megahertz	Megahertz	870 Megahertz	Capability	Enabled

8%	5%	42%	45%	92%	87%

      See “— Products and Services” for statistics regarding the approximate number of our customers who purchase the various services enabled by these upgrades.

      As of September 30, 2004, our cable systems consisted of approximately 220,200 strand miles, including approximately 48,400 strand miles of fiber optic cable, passing approximately 12.1 million households and serving approximately 6.3 million customers.

      We adopted the hybrid fiber coaxial cable (“HFC”) architecture as the standard for our systems upgrades. HFC architecture combines the use of fiber optic cable with coaxial cable. Fiber optic cable is a communication medium that uses glass fibers to transmit signals over long distances with minimum signal loss or distortion. Fiber optic cable has excellent broadband frequency characteristics, noise immunity and physical durability and can carry hundreds of video, data and voice channels over extended distances. Coaxial cable is less expensive and requires a more extensive signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we deliver our signals via fiber optic cable from the headend to a group of nodes, and use coaxial cable to deliver the signal from individual nodes to the homes passed served by that node. Our system design enables a maximum of 500 homes passed to be served by a single node. Currently, our average node serves approximately 385 homes passed. Our system design provides for six strands of fiber to each node, with two strands activated and four strands reserved for spares and future services. We believe that this hybrid network design provides high capacity and superior signal quality. The design also provides reserve capacity for the addition of future services.

      The primary advantages of HFC architecture over traditional coaxial-only cable networks include:

•	increased bandwidth capacity, for more channels and other services;

•	dedicated bandwidth for two-way services, which avoids reverse signal interference problems that can occur with two-way communication capability; and

•	improved picture quality and service reliability.

      We currently maintain a national network operations center to monitor our data networks and to further our strategy of providing high quality service. Monitoring previously done by our regional operations centers has been migrated to our national network operations center. Centralized monitoring becomes increasingly important as we increase the number of customers utilizing two-way high-speed data service. Our local dispatch centers focus primarily on monitoring the HFC plant, also replacing our existing regional operating centers.

Management of Our Systems

      Many of the functions associated with our financial management are centralized, including accounting, billing, finance and acquisitions, payroll, accounts payable and benefits administration, information system design and support, internal audit, purchasing, marketing, programming contract administration and Internet service, network and circuits administration.

      To improve efficiency and operational consistency throughout our systems, we have consolidated from three divisions and ten regions to five operating divisions, eliminating certain layers of middle management. Each division is supported by operational, financial, marketing and engineering functions. The reorganization has facilitated the establishment of and adherence to standard practices, Charter branding throughout our systems and improved internal communication. We believe these improvements enhance consistency of service delivery.

Customer Care

      Historically, we have fielded customer service requests, inquiries and complaints through a large number of small customer service centers throughout the country. As a consequence of our aggressive acquisition program in 1999 through 2001, the number of these service centers grew rapidly and in 2000 was in excess of 300 service centers. We believe that maintaining such a large number of service centers hindered our ability to maximize the consistency of our service delivery and related customer satisfaction due to the logistical challenges and poor economies of scale inherent in maintaining and supervising such a large number of service centers.

      In an effort to better serve our customers, we are consolidating our local customer care functions by operating technologically advanced, high-volume customer contact centers, and as a result we have closed and expect to continue to close a number of local payment and customer service centers. By establishing regional customer contact centers, we are able to service our customers 24 hours a day, seven days a week and utilize technologically advanced equipment that we believe enhances interactions with our customers. Our customer care specialists receive specialized training to develop customer contact skills and product knowledge that are targeted towards prompt and responsive resolution of customer complaints and customer retention, as well as towards selling additional and higher levels of service to our customers. As of September 30, 2004, we had 36 customer service locations, and our 14 largest customer service locations serviced approximately 95% of our customers.

Sales and Marketing

      In the third quarter of 2004, Charter shifted primary responsibility for implementing sales and marketing strategies to the divisional and system level offices with a single corporate team in place to insure compliance with certain guidelines established by the corporate marketing department designed to promote consistency in campaigns and promotion of our national brand. Our marketing efforts are intended to promote good interaction, quick information flow and sharing of best practices between our corporate office and our field offices, which make strategic decisions as to when and how various marketing programs will be rolled out to customers.

      Due to our focus in 2003 on certain other operational matters and due to certain financial constraints, we reduced spending in 2003 on marketing our products and services. We expect to reduce marketing spending again during the fourth quarter of 2004. For the nine months ended September 30, 2004, we had marketing expenditures of $99 million.

      We monitor government regulation, customer perception, competition, pricing and product preferences, among other factors, to increase our responsiveness to our customers. Our coordinated marketing techniques include door-to-door solicitation, telemarketing, media advertising, e-marketing, direct mail solicitation and retail locations. In 2004 we have also increased our focus on marketing and selling our services through consumer electronics retailers and other retailers that sell televisions or cable modems.

      In January 2004, we introduced the first national branding campaign in Charter’s history. The “Get Hooked” branding initiative has been a key focal point of our national marketing campaigns throughout 2004, designed to promote our long-term objective of increasing our cash flow through deeper market penetration and growth in revenue per customer. In 2004 our corporate team produced eight national marketing campaigns employing the “Get Hooked” Charter brand designed to:

•	Promote customer awareness and loyalty;

•	Attract former customers and households that have never subscribed to our services;

•	Promote our advanced services (such as DVR, high definition television, VOD and SVOD) with the goal that our customers will view their cable connection as one-stop shopping for video, voice, high-speed data and interactive services;

•	Promote our bundling of digital video and high-speed data services and pricing strategies; and

•	Announce the launch of our advanced services as they become available in our systems.

Programming

General

      We believe that offering a wide variety of programming is an important factor that influences a customer’s decision to subscribe to and retain our cable services. We rely on market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract. Our programming contracts generally continue for a fixed period of time, usually from three to ten years, and are subject to negotiated renewal. Some program suppliers offer financial incentives to support the launch of a channel and ongoing marketing support or launch fees. We also negotiate volume discount pricing structures. Programming costs are usually payable each month based on calculations performed by us and are subject to adjustment based on the results of periodic audits by the programmers.

Costs

      Programming tends to be made available to us for a license fee, which is generally paid based on the number of customers to whom we make such programming available. Such license fees may include “volume” discounts available for higher numbers of customers, as well as discounts for channel placement or service penetration. Some channels are available without cost to us for a limited period of time, after which we pay for the programming. For home shopping channels, we receive a percentage of the amount our customers spend on home shopping purchases.

      Our cable programming costs have increased, in every year we have operated, in excess of customary inflationary and cost-of-living type increases. We expect them to continue to increase due to a variety of factors, including:

•	annual increases imposed by programmers;

•	additional programming being provided to customers as a result of system rebuilds and bandwidth reallocation, both of which increase channel capacity; and

•	increased cost for certain previously discounted programming.

      In particular, sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes contain built-in cost increases for programming added during the term of the contract.

      Historically, we have been able to absorb increased programming costs through increased prices to our customers. However, with the impact of competition and other marketplace factors, there is no assurance that we will be able to continue to do so. In order to maintain or mitigate reduction of margins despite increasing programming costs, we plan to continue to migrate certain program services from our analog level of service to our digital tiers. We expect that this migration will result in enhanced quality of programming offered on digital tiers and provide our video customers more value and more choice. Additionally, as we migrate our programming to our digital tier packages certain programming that was previously available to all of our customers via an analog signal, may be part of an elective digital tier package. As a result, the customer base upon which we pay programming fees will proportionately decrease, and the overall expense for providing that service would likewise decrease. Reductions in the size of certain programming customer bases may result in the loss of specific volume discount benefits. We plan to seek to renegotiate the terms of our agreements with certain programmers as these agreements come due for renewal.

      As measured by programming costs, and excluding premium services (substantially all of which were renegotiated and renewed in 2003), as of September 30, 2004 approximately 33% of our current programming contracts are scheduled to expire by the end of 2004, and approximately another 12% by the end of 2005. There can be no assurance that these agreements will be renewed on favorable or comparable terms. To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable, we may be forced to remove such programming channels from our line-up by the programmers, which could result in a further loss of customers. In addition, our inability to fully pass these programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins.

Franchises

      As of September 30, 2004, our systems operated pursuant to a total of approximately 4,200 franchises, permits and similar authorizations issued by local and state governmental authorities. Each franchise is awarded by a governmental authority and such governmental authority often must approve a transfer to another party. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of revenues as defined in the various agreements, provided that revenue is derived from a “cable service,” which is the maximum amount that may be charged under the applicable federal law. We are entitled to and generally do pass this fee through to the customer.

      Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process usually takes three years but can take a longer period of time. The Communications Act provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. In connection with the franchise renewal process, many governmental authorities require the cable operator to make certain commitments. Historically we have been able to renew our franchises without incurring significant costs, although any particular franchise may not be renewed on commercially favorable terms or otherwise. Our failure to obtain renewals of our franchises, especially those in the major metropolitan areas where we have the most customers, would have a material adverse effect on our consolidated financial condition, results of operations or our liquidity, including our ability to comply with our debt covenants. Approximately 28% of our franchises covering approximately 30% of our video customers expire on or before December 31, 2006. We expect to renew substantially all of these franchises.

      Under the Telecommunications Act of 1996 (the “1996 Telecom Act”), state and local authorities are prohibited from limiting, restricting or conditioning the provision of telecommunications services. They may, however, impose “competitively neutral” requirements and manage the public rights-of-way. Granting authorities may not require a cable operator to provide telecommunications services or facilities, other than institutional networks, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also limits franchise fees to an operator’s cable-related revenues and clarifies that they do not apply to revenues that a cable operator derives from providing new telecommunications services. In a March 2002 decision, the Federal Communications Commission (“FCC”) held that revenue derived from the provision of cable modem service should not be added to franchise fee payments already limited by federal law to 5% of traditional cable service revenue. The same decision tentatively limited local franchising authority regulation of cable modem service. On October 6, 2003, the United States Court of Appeals for the Ninth Circuit vacated in part the FCC’s March 2002 decision and remanded for further proceedings. The Ninth Circuit affirmed the portion of the FCC’s March 2002 decision holding that cable modem service is not a “cable service.” Although the Ninth Circuit’s decision should not subject cable operators to additional cable franchise fee requirements for the provision of cable modem service, it could possibly result in other telecommunications regulation.

Competition

      We face competition in the areas of price, services, and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we continue to expand into additional services such as high-speed Internet access and telephony, we face competition from other providers of each type of service. We operate in a very competitive business environment, which can adversely affect our business and operations.

      In terms of competition for customers, we view ourselves as a member of the broadband communications industry, which encompasses multi-channel video for television and related broadband services, such as high-speed data and other interactive video services. In the broadband industry, our principal competitor for video services throughout our territory is direct broadcast satellite (“DBS”), and, in markets where it is available, our principal competitor for data services is digital subscriber line (“DSL”). We do not consider other cable operators to be significant one-on-one competitors in the market overall, as traditional overbuilds are infrequent and spotty geographically (although in a particular market, a cable operator overbuilder would likely be a significant competitor at the local level). As of September 30, 2004, we are aware of traditional overbuild situations impacting approximately 5% of our total homes passed and potential overbuilds in areas servicing approximately 2% of our total homes passed.

      Although cable operators tend not to be direct competitors for customers, their relative size may affect the competitive landscape in terms of how a cable company competes against non-cable competitors in the marketplace as well as in relationships with vendors who deal with cable operators. For example, a larger cable operator might have better access to and pricing for the multiple types of services cable companies offer. Also, a larger entity might have different access to financial resources and acquisition opportunities.

      Our key competitors include:

Direct Broadcast Satellite

      Direct broadcast satellite (DBS) is a significant competitor to cable systems. The DBS industry has grown rapidly over the last several years, far exceeding the growth rate of the cable television industry, and now serves approximately 24 million subscribers nationwide. DBS service allows the subscriber to receive video and high-speed Internet access services directly via satellite using a relatively small dish antenna, although DBS providers have indicated that they may not continue to promote their high-speed Internet services on a going forward basis. Consistent with increasing consolidation in the communications industry, News Corp., one of the world’s largest media companies, recently acquired a controlling interest in DIRECTV, Inc. (“DirecTV”), the largest domestic DBS company. This business combination could significantly strengthen DirecTV’s competitive posture, particularly through favorable programming arrangements with various News Corp. affiliates and subsidiaries, such as the Fox television network. In addition to the two established DBS providers, DirecTV and EchoStar Communications Corporation (“EchoStar”), a third DBS provider, Rainbow DBS, a division of Cablevision Systems Corp., commenced offering service in the fall of 2003. Additionally, EchoStar and DirecTV both have entered into joint marketing agreements with major telecommunications companies to offer bundled packages combining phone service, DSL and DBS services.

      Video compression technology and high powered satellites allow DBS providers to offer more than 200 digital channels from a single 32 transponder satellite, thereby surpassing the typical analog cable system. In 2003, major DBS competitors offered a greater variety of channel packages, and were especially competitive at the lower end pricing, such as a monthly price of approximately $30 for 75 channels compared to approximately $40 for the closest comparable package in most of our markets. In addition, while we continue to believe that the initial investment by a DBS customer exceeds that of a cable customer, the initial equipment cost for DBS has decreased substantially, as the DBS providers have aggressively marketed offers to new customers of incentives for discounted or free equipment, installation and multiple units. DBS providers are able to offer service nationwide and are able to establish a national image and branding with standardized offerings, which together with their ability to avoid franchise fees of up to 5% of revenues and property tax, leads to greater efficiencies and lower costs in the lower tiers of service. However, we believe that most consumers continue to prefer our stronger local presence in our markets. We believe that cable-delivered VOD and SVOD service are superior to DBS service because cable headends can store thousands of titles which customers can access and control independently, whereas DBS technology can only make available a much smaller number of titles with DVR-like customer control. We also believe that our higher tier products, particularly our bundled premium packages, are price-competitive with DBS packages and that many consumers prefer our ability to economically bundle video packages with data packages. Further, cable providers have the potential in some areas to provide a more complete “whole house” communications package when combining video, high-speed data and voice. We believe that this ability to bundle, combined with the introduction of more new products that DBS cannot readily offer (local high definition television and local interactive television) differentiates us from DBS competitors and could enable us to win back some of our former customers who migrated to satellite. However, joint marketing arrangements between DBS providers and telecommunications carriers allow similar bundling of services in certain areas.

      DBS companies historically were prohibited from retransmitting popular local broadcast programming. However, a change to the copyright laws in 1999 eliminated this legal impediment. As a result, DBS companies now may retransmit such programming, once they have secured retransmission consent from the popular broadcast stations they wish to carry, and honor mandatory carriage obligations of less popular broadcast stations in the same television markets. In response to the legislation, DirecTV and EchoStar have begun carrying the major network stations in the nation’s top television markets. DBS, however, is limited in the local programming it can provide because of the current capacity limitations of satellite technology. DBS companies do not offer local broadcast programming in every U.S. market, although the number of markets covered is increasing.

      DirecTV (through an affiliate) is now providing two-way high-speed Internet access services in some areas. Another satellite company called WildBlue Communications, Inc. (formerly iSKY, Inc.) reports that it plans to deliver two-way high-speed Internet access to residential and small business markets in the contiguous United States and portions of Canada in early 2005 using the Ka-band and spot beam technology. EchoStar is offering its video programming services with the Internet services provided by EarthLink, an Internet service provider, using digital subscriber line technology. In addition, EchoStar may expand into dish-based broadband service offerings.

DSL and Other Broadband Services

      The deployment of DSL allows Internet access to subscribers at data transmission speeds greater than those available over conventional telephone lines. DSL service therefore is competitive with high-speed Internet access over cable systems. Most telephone companies which already have plant, an existing customer base, and other operational functions in place (such as, billing, service personnel, etc.) offer DSL service. DSL actively markets its service, and many providers have offered promotional pricing with a one-year service agreement. The FCC has initiated a rulemaking proceeding that could materially reduce existing regulation of DSL service, essentially freeing such service from traditional telecommunications regulation. It is also possible that federal legislation could reduce regulation of Internet services offered by incumbent telephone companies. Legislative action and the FCC’s decisions and policies in this area are subject to change. We expect DSL to remain a significant competitor to our data services.

      DSL and other forms of high-speed Internet access provide competition to our own provision of Internet access. For example, as discussed above, satellite-based delivery options are available. In addition, local wireless Internet services have recently begun to operate in many markets using available unlicensed radio spectrum. This service option, popularly known as “wi-fi”, offers another alternative to cable-based Internet access.

      High-speed Internet access facilitates the streaming of video into homes and businesses. As the quality and availability of video streaming over the Internet improves, video streaming likely will compete with the traditional delivery of video programming services over cable systems. It is possible that programming suppliers will consider bypassing cable operators and market their services directly to the consumer through video streaming over the Internet.

      We believe that pricing for residential and commercial data services on our system is generally comparable to that for similar DSL services and that some residential customers prefer our ability to bundle data services with video services. However, DSL providers may currently be in a better position to offer data services to businesses since their networks tend to be more complete in commercial areas. They also have the ability to bundle telephony with data services for a higher percentage of their customers, and that ability is appealing to many consumers. Joint marketing arrangements between DSL providers and DBS providers may allow some additional bundling of services. Moreover, major telephone companies, such as SBC and Verizon, are now deploying fiber deep into their networks that will enable them to offer video services over their networks, in addition to established voice and Internet services.

Broadcast Television

      Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an “off-air” antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through “off-air” reception compared to the services provided by the local cable system. Traditionally, cable television has provided a higher picture quality and more channel offerings than broadcast television. However, the recent licensing of digital spectrum by the FCC will provide traditional broadcasters with the ability to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video and data transmission. Walt Disney Co. has deployed a movie service that bypasses cable through direct access to homes by data streams sent over the television broadcast spectrum.

Traditional Overbuilds

      Cable systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. It is possible that a franchising authority might grant a second franchise to another cable operator and that such a franchise might contain terms and conditions more favorable than those afforded us. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system’s cable system, may be able to avoid local franchising requirements. Well-financed businesses from outside the cable industry, such as public utilities that already possess fiber optic and other transmission lines in the areas they serve, may over time become competitors. There are a number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. There also has been interest in traditional overbuilds by private companies. Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor’s overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than we can. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.

      As of September 30, 2004, we are aware of overbuild situations impacting approximately 5% of our total homes passed and potential overbuild situations in areas servicing approximately 2% of our total homes passed, together representing a total of approximately 7% of our homes passed. Additional overbuild situations may occur in other systems. In response to such overbuilds, these systems have been designated priorities for the upgrade of cable plant and the launch of new and enhanced services. As of September 30, 2004, we have upgraded many of these systems to at least 750 megahertz two-way HFC architecture.

Telephone Companies and Utilities

      The competitive environment has been significantly affected by technological developments and regulatory changes enacted under the 1996 Telecom Act, which was designed to enhance competition in the cable television and local telephone markets. Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable business. The 1996 Telecom Act modified this cross-

ownership restriction, making it possible for local exchange carriers, who have considerable resources, to provide a wide variety of video services competitive with services offered by cable systems.

      Telephone companies can lawfully enter the cable television business, and although activity in this area historically has been quite limited, recent announcements by telephone companies indicate a growing interest in offering a video product. Local exchange carriers do already provide facilities for the transmission and distribution of voice and data services, including Internet services, in competition with our existing or potential interactive services ventures and businesses. In addition, major telephone companies, such as SBC and Verizon, are now deploying fiber into their networks that will enable them to offer video services over their networks, in addition to established voice and Internet services. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. The large scale entry of major telephone companies as direct competitors in the video marketplace could adversely affect the profitability and valuation of established cable systems.

      As we expand our offerings to include Internet access and other telecommunications services, we will be subject to competition from other telecommunications providers. The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities and customers. Moreover, mergers, joint ventures and alliances among franchises, wireless or private cable operators, local exchange carriers and others may result in providers capable of offering cable television, Internet, and telecommunications services in direct competition with us. For example, major local exchange carriers have entered into arrangements with EchoStar and DirecTV in which they will market packages combining phone service, DSL and DBS services.

      Additionally, we are subject to competition from utilities which possess fiber optic transmission lines capable of transmitting signals with minimal signal distortion. Utilities are also developing broadband over power line technology, which will allow the provision of Internet and other broadband services to homes and offices.

Private Cable

      Additional competition is posed by satellite master antenna television systems, or SMATV systems, serving multiple dwelling units, or MDUs, such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with such MDUs, which may preclude operators of franchise systems from serving residents of such private complexes. Private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services that are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. Exemption from regulation may provide a competitive advantage to certain of our current and potential competitors.

Wireless Distribution

      Cable systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems or “wireless cable,” known as MMDS, which uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology increases significantly the channel capacity of their systems. Both analog and digital MMDS services, however, require unobstructed “line of sight” transmission paths and MMDS ventures have been quite limited to date.

      The FCC has completed its auction of Multichannel Video Distribution & Data Service (“MVDDS”) licenses. MVDDS is a new terrestrial video and data fixed wireless service that the FCC hopes will spur competition in the cable and DBS industries.

Properties

      Our principal physical assets consist of cable distribution plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of our cable systems.

      Our cable plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. We own or lease real property for signal reception sites and own most of our service vehicles.

      Historically our subsidiaries have owned the real property and buildings for our data centers, customer contact centers and our divisional administrative offices. Since early 2003 we have reduced our total real estate portfolio square footage by approximately 17% and have decreased our operating annual lease costs by approximately 30%. We plan to continue reducing our number of administrative offices and lease the space, where possible, while attempting to sell those existing locations that we believe are no longer required. Our subsidiaries generally have leased space for business offices throughout our operating divisions. Our headend and tower locations are located on owned or leased parcels of land, and we generally own the towers on which our equipment is located. Charter Holdco owns the real property and building for our principal executive offices.

      The physical components of our cable systems require maintenance as well as periodic upgrades to support the new services and products we introduce. See “Business — Our Network Technology.” We believe that our properties are generally in good operating condition and are suitable for our business operations.

Employees

      As of September 30, 2004, we had approximately 15,550 full-time equivalent employees. At September 30, 2004, approximately 100 of our employees were represented by collective bargaining agreements. We have never experienced a work stoppage.

      The corporate office, which includes employees of Charter and Charter Holdco, is responsible for coordinating and overseeing our operations. The corporate office performs certain financial and administrative functions on a centralized basis such as accounting, billing, finance and acquisitions, payroll and benefit administration, information system design and support, internal audit, purchasing, marketing and programming contract administration. The corporate office performs these services on a cost reimbursement basis pursuant to a management services agreement. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Intercompany Management Arrangements.”

Legal Proceedings

Securities Class Actions and Derivative Suits

      Fourteen putative federal class action lawsuits (the “Federal Class Actions”) were filed against Charter and certain of its former and present officers and directors in various jurisdictions allegedly on behalf of all purchasers of Charter’s securities during the period from either November 8 or November 9, 1999 through July 17 or July 18, 2002. Unspecified damages were sought by the plaintiffs. In general, the lawsuits alleged that Charter utilized misleading accounting practices and failed to disclose these accounting practices and/or issued false and misleading financial statements and press releases concerning Charter’s operations and prospects. The Federal Class Actions were specifically and individually identified in public filings made by Charter prior to the date of this prospectus.

      In October 2002, Charter filed a motion with the Judicial Panel on Multidistrict Litigation (the “Panel”) to transfer the Federal Class Actions to the Eastern District of Missouri. On March 12, 2003, the Panel transferred the six Federal Class Actions not filed in the Eastern District of Missouri to that district for coordinated or consolidated pretrial proceedings with the eight Federal Class Actions already pending there. The Panel’s transfer order assigned the Federal Class Actions to Judge Charles A. Shaw. By virtue of a prior court order, StoneRidge Investment Partners LLC became lead plaintiff upon entry of the Panel’s transfer order. StoneRidge subsequently filed a Consolidated Amended Complaint. The Court subsequently consolidated the Federal Class Actions into a single action (the “Consolidated Federal Class Action”) for pretrial purposes. On June 19, 2003, following a status and scheduling conference with the parties, the Court issued a Case Management Order setting forth a schedule for the pretrial phase of the Consolidated Federal Class Action. Motions to dismiss the Consolidated Amended Complaint were filed. On February 10, 2004, in response to a joint motion made by StoneRidge and Defendants Charter, Vogel and Allen, the Court entered an order providing, among other things, that: (1) the parties who filed such motion, engage in a mediation within ninety (90) days; and (2) all proceedings in the Consolidated Federal Class Actions were stayed until May 10, 2004. On May 11, 2004, the Court extended the stay in the Consolidated Federal Class Action for an additional sixty (60) days. On July 12, 2004, the parties submitted a joint motion to again extend the stay, this time until September 10, 2004. The Court granted that extension on July 20, 2004. On August 5, 2004, Stoneridge, Charter and the individual defendants who were the subject of the suit entered into a Memorandum of Understanding (described more fully below) setting forth agreements in principle to settle the Consolidated Federal Class Action.

      The Consolidated Federal Class Action is entitled:

•	In re Charter Communications, Inc. Securities Litigation, MDL Docket No. 1506 (All Cases), StoneRidge Investments Partners, LLC, Individually and On Behalf of All Others Similarly Situated, v. Charter Communications, Inc., Paul Allen, Jerald L. Kent, Carl E. Vogel, Kent Kalkwarf, David G. Barford, Paul E. Martin, David L. McCall, Bill Shreffler, Chris Fenger, James H. Smith, III, Scientific-Atlanta, Inc., Motorola, Inc. and Arthur Andersen, LLP, Consolidated Case No. 4:02-CV-1186-CAS.

      On September 12, 2002, a shareholders derivative suit (the “State Derivative Action”) was filed in the Circuit Court of the City of St. Louis, State of Missouri (the “Missouri State Court”), against Charter and its then current directors, as well as its former auditors. A substantively identical derivative action was later filed and consolidated into the State Derivative Action. The plaintiffs allege that the individual defendants breached their fiduciary duties by failing to establish and maintain adequate internal controls and procedures. Unspecified damages, allegedly on Charter’s behalf, are sought by the plaintiffs.

      The consolidated State Derivative Action is entitled:

•	Kenneth Stacey, Derivatively on behalf of Nominal Defendant Charter Communications, Inc., v. Ronald L. Nelson, Paul G. Allen, Marc B. Nathanson, Nancy B. Peretsman, William Savoy, John H. Tory, Carl E. Vogel, Larry W. Wangberg, Arthur Andersen, LLP and Charter Communications, Inc.

      On March 12, 2004, an action substantively identical to the State Derivative Action was filed in the Missouri State Court, against Charter and certain of its current and former directors, as well as its former auditors. The plaintiffs in that case alleged that the individual defendants breached their fiduciary duties by failing to establish and maintain adequate internal controls and procedures. Unspecified damages, allegedly on Charter’s behalf, were sought by plaintiffs. On July 14, 2004, the Court consolidated this case with the State Derivative Action.

      This action is entitled:

•	Thomas Schimmel, Derivatively on behalf on Nominal Defendant Charter Communications, Inc., v. Ronald L. Nelson, Paul G. Allen, Marc B. Nathanson, Nancy B. Peretsman, William D. Savoy, John H. Tory, Carl E. Vogel, Larry W. Wangberg, and Arthur Andersen, LLP, and Charter Communications, Inc.

      Separately, on February 12, 2003, a shareholders derivative suit (the “Federal Derivative Action”), was filed against Charter and its then current directors in the United States District Court for the Eastern

District of Missouri. The plaintiff in that suit alleged that the individual defendants breached their fiduciary duties and grossly mismanaged Charter by failing to establish and maintain adequate internal controls and procedures. Unspecified damages, allegedly on Charter’s behalf, were sought by the plaintiffs.

      The Federal Derivative Action is entitled:

•	Arthur Cohn, Derivatively on behalf of Nominal Defendant Charter Communications, Inc., v. Ronald L. Nelson, Paul G. Allen, Marc B. Nathanson, Nancy B. Peretsman, William Savoy, John H. Tory, Carl E. Vogel, Larry W. Wangberg, and Charter Communications, Inc.

      On August 5, 2004, Charter entered into Memoranda of Understanding setting forth agreements in principle regarding settlement of the Consolidated Federal Class Action, the State Derivative Action(s) and the Federal Derivative Action (the “Actions”). In exchange for a release of all claims by plaintiffs against Charter and its former and present officers and directors named in the Actions, Charter will pay to the plaintiffs a combination of cash and equity collectively valued at $144 million, which will include the fees and expenses of plaintiffs’ counsel. Of this amount, $64 million will be paid in cash (by Charter’s insurance carriers) and the balance will be paid in shares of Charter Class A common stock having an aggregate value of $40 million and ten-year warrants to purchase shares of Charter Class A common stock having an aggregate warrant value of $40 million. The warrants would have an exercise price equal to 150% of the fair market value (as defined) of Charter Class A common stock as of the date of the entry of the order of final judgment approving the settlement. In addition, Charter expects to issue additional shares of its Class A common stock to its insurance carrier having an aggregate value of $5 million. As part of the settlements, Charter will also commit to a variety of corporate governance changes, internal practices and public disclosures, some of which have already been undertaken and none of which are inconsistent with measures Charter is taking in connection with the recent conclusion of the SEC investigation described below. The settlement of each of the lawsuits is conditioned upon, among other things, the parties’ approval and execution of definitive settlement agreements with respect to the matters described above, judicial approval of the settlements by the Court following notice to the class, and dismissal of the consolidated derivative actions now pending in Missouri State Court, which are related to the Federal Derivative Action.

      In addition to the Federal Class Actions, the State Derivative Action(s) and the Federal Derivative Action, six putative class action lawsuits were filed against Charter and certain of its then current directors and officers in the Court of Chancery of the State of Delaware (the “Delaware Class Actions”). The lawsuits were filed after the filing of a Schedule 13D amendment by Mr. Allen indicating that he was exploring a number of possible alternatives with respect to restructuring or expanding his ownership interest in Charter. We believe the plaintiffs speculated that Mr. Allen might have been contemplating an unfair bid for shares of Charter or some other sort of going private transaction on unfair terms and generally alleged that the defendants breached their fiduciary duties by participating in or acquiescing to such a transaction. The lawsuits, which are substantively identical, were brought on behalf of Charter’s securities holders as of July 29, 2002, and sought unspecified damages and possible injunctive relief. However, no such transaction by Mr. Allen has been presented. On April 30, 2004, orders of dismissal without prejudice were entered in each of the Delaware Class Actions.

      The Delaware Class Actions consist of:

•	Eleanor Leonard, v. Paul G. Allen, Larry W. Wangberg, John H. Tory, Carl E. Vogel, Marc B. Nathanson, Nancy B. Peretsman, Ronald L. Nelson, William Savoy, and Charter Communications, Inc., filed on August 12, 2002;

•	Helene Giarraputo, on behalf of herself and all others similarly situated, v. Paul G. Allen, Carl E. Vogel, Marc B. Nathanson, Ronald L. Nelson, Nancy B. Peretsman, William Savoy, John H. Tory, Larry W. Wangberg, and Charter Communications, Inc., filed on August 13, 2002;

•	Ronald D. Wells, Whitney Counsil and Manny Varghese, on behalf of themselves and all others similarly situated, v. Charter Communications, Inc., Ronald L. Nelson, Paul G. Allen, Marc B.

Nathanson, Nancy B. Peretsman, William Savoy, John H. Tory, Carl E. Vogel, Larry W. Wangberg, filed on August 13, 2002;

•	Gilbert Herman, on behalf of himself and all others similarly situated, v. Paul G. Allen, Larry W. Wangberg, John H. Tory, Carl E. Vogel, Marc B. Nathanson, Nancy B. Peretsman, Ronald L. Nelson, William Savoy, and Charter Communications, Inc., filed on August 14, 2002;

•	Stephen Noteboom, on behalf of himself and all others similarly situated, v. Paul G. Allen, Larry W. Wangberg, John H. Tory, Carl E. Vogel, Marc B. Nathanson, Nancy B. Peretsman, Ronald L. Nelson, William Savoy, and Charter Communications, Inc., filed on August 16, 2002; and

•	John Fillmore on behalf of himself and all others similarly situated, v. Paul G. Allen, Larry W. Wangberg, John H. Tory, Carl E. Vogel, Marc B. Nathanson, Nancy B. Peretsman, Ronald L. Nelson, William Savoy, and Charter Communications, Inc., filed on October 18, 2002.

Government Investigations

      In August 2002, Charter became aware of a grand jury investigation being conducted by the U.S. Attorney’s Office for the Eastern District of Missouri into certain of its accounting and reporting practices, focusing on how Charter reported customer numbers, and its reporting of amounts received from digital set-top terminal suppliers for advertising. The U.S. Attorney’s Office has publicly stated that Charter is not a target of the investigation. Charter has also been advised by the U.S. Attorney’s office that no member of its board of directors, including its Chief Executive Officer, is a target of the investigation. On July 24, 2003, a federal grand jury charged four former officers of Charter with conspiracy and mail and wire fraud, alleging improper accounting and reporting practices focusing on revenue from digital set-top terminal suppliers and inflated customer account numbers. On July 25, 2003, one of the former officers who was indicted entered a guilty plea, and on December 16, 2004, another former officer entered a guilty plea. The trial for the other two former officers is scheduled to begin on February 7, 2005. We are fully cooperating with the investigation.

      On November 4, 2002, Charter received an informal, non-public inquiry from the staff of the SEC. The SEC issued a formal order of investigation dated January 23, 2003, and subsequently served document and testimony subpoenas on Charter and a number of its former employees. The investigation and subpoenas generally concerned Charter’s prior reports with respect to its determination of the number of customers, and various of its accounting policies and practices including its capitalization of certain expenses and dealings with certain vendors, including programmers and digital set-top terminal suppliers. On July 27, 2004, the SEC and Charter reached a final agreement to settle the investigation. In the Settlement Agreement and Cease and Desist Order, Charter agreed to entry of an administrative order prohibiting any future violations of United States securities laws and requiring certain other remedial internal practices and public disclosures. Charter neither admitted nor denied any wrongdoing, and the SEC assessed no fine against Charter.

Indemnification

      Charter is generally required to indemnify each of the named individual defendants in connection with the matters described above pursuant to the terms of its bylaws and (where applicable) such individual defendants’ employment agreements. In accordance with these documents, in connection with the pending grand jury investigation, the now settled SEC investigation and the above described lawsuits, some of Charter’s current and former directors and current and former officers have been advanced certain costs and expenses incurred in connection with their defense.

Other Litigation

      In October 2001, two customers, Nikki Nicholls and Geraldine M. Barber, filed a class action suit against Charter Holdco in South Carolina Court of Common Pleas (the “South Carolina Class Action”), purportedly on behalf of a class of Charter Holdco’s customers, alleging that Charter Holdco improperly charged them a wire maintenance fee without request or permission. They also claimed that Charter Holdco improperly required them to rent analog and/or digital set-top terminals even though their television sets were “cable ready.” A substantively identical case was filed in the Superior Court of Athens — Clarke County, Georgia by Emma S. Tobar on March 26, 2002 (the “Georgia Class Action”), alleging a nationwide class for these claims. Charter Holdco removed the South Carolina Class Action to the United States District Court for the District of South Carolina in November 2001, and moved to dismiss the suit in December 2001. The federal judge remanded the case to the South Carolina Court of Common Pleas in August 2002 without ruling on the motion to dismiss. The plaintiffs subsequently moved for a default judgment, arguing that upon return to state court, Charter Holdco should have, but did not file a new motion to dismiss. The state court judge granted the plaintiff’s motion over Charter Holdco’s objection in September 2002. Charter Holdco immediately appealed that decision to the South Carolina Court of Appeals and the South Carolina Supreme Court, but those courts ruled that until a final judgment was entered against Charter Holdco, they lacked jurisdiction to hear the appeal.

      In January 2003, the Court of Common Pleas granted the plaintiffs’ motion for class certification. In October and November 2003, Charter Holdco filed motions (a) asking that court to set aside the default judgment, and (b) seeking dismissal of plaintiffs’ suit for failure to state a claim. In January 2004, the Court of Common Pleas granted in part and denied in part Charter Holdco’s motion to dismiss for failure to state a claim. It also took under advisement Charter Holdco’s motion to set aside the default judgment. In April 2004, the parties to both the Georgia and South Carolina Class Actions participated in a mediation. The mediator made a proposal to the parties to settle the lawsuits. In May 2004, the parties accepted the mediator’s proposal and reached a tentative settlement, subject to final documentation and court approval. As a result of the tentative settlement, we recorded a special charge of $9 million in our consolidated statement of operations in the first quarter of 2004. On July 8, 2004, the Superior Court of Athens — Clarke County, Georgia granted a motion to amend the Tobar complaint to add Nicholls, Barber and April Jones as plaintiffs in the Georgia Class Action and to add any potential class members in South Carolina. The court also granted preliminary approval of the proposed settlement on that date. On August 2, 2004, the parties submitted a joint request to the South Carolina Court of Common Pleas to stay the South Carolina Class Action pending final approval of the settlement and on August 17, 2004, that court granted the parties’ request. On November 10, 2004, the court granted final approval of the settlement, rejecting positions advanced by two objectors to the settlement. On December 13, 2004 the court entered a written order formally approving that settlement. One of the objectors had recently filed a similar, but not identical, lawsuit.

      The South Carolina Class Action was entitled:

•	Nikki Nicholls and Geraldine M. Barber, on behalf of themselves and all others similarly situated v. Charter Communications Holding Company, LLC and City of Spartanburg filed on October 29, 2001.

      The Georgia Class Action is now entitled:

•	Emma S. Tobar, Nikki Nicholls, Geraldine M. Barber and April Jones, on behalf of themselves and all others similarly situated v. Charter Communications Holding Company, LLC, et al, originally filed on March 26, 2002.

Outcome

      In addition to the matters set forth above, Charter is also party to other lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after taking into account recorded liabilities, the outcome of these other lawsuits and claims are not expected to have a material adverse effect on our consolidated financial condition, results of operations or our liquidity.

REGULATION AND LEGISLATION

      The following summary addresses the key regulatory and legislative developments affecting the cable industry. Cable system operations are extensively regulated by the FCC, some state governments and most local governments. A failure to comply with these regulations could subject us to substantial penalties. Our business can be dramatically impacted by changes to the existing regulatory framework, whether triggered by legislative, administrative, or judicial rulings. Congress and the FCC have expressed a particular interest in increasing competition in the communications field generally and in the cable television field specifically. The 1996 Telecom Act altered the regulatory structure governing the nation’s communications providers. It removed barriers to competition in both the cable television market and the local telephone market. At the same time, the FCC has pursued spectrum licensing options designed to increase competition to the cable industry by wireless multichannel video programming distributors. We could be materially disadvantaged in the future if we are subject to new regulations that do not equally impact our key competitors. Congress and the FCC have frequently revisited the subject of communications regulation, and they are likely to do so in the future. In addition, franchise agreements with local governments must be periodically renewed, and new operating terms may be imposed. Future legislative, regulatory, or judicial changes could adversely affect our operations. We can provide no assurance that the already extensive regulation of our business will not be expanded in the future.

Cable Rate Regulation

      The cable industry has operated under a federal rate regulation regime for more than a decade. The regulations currently restrict the prices that cable systems charge for basic service and associated equipment. All other cable offerings are now universally exempt from rate regulation. Although rate regulation operates pursuant to a federal formula, local governments, commonly referred to as local franchising authorities, are primarily responsible for administering this regulation. The majority of our local franchising authorities have never certified to regulate basic cable rates, but they retain the right to do so (and order rate reductions and refunds), except in those specific communities facing “effective competition.” Federal law defines effective competition as existing in a variety of circumstances that historically were rarely satisfied, but are increasingly likely to be satisfied with the recent increase in DBS competition.

      There have been frequent calls to impose expanded rate regulation on the cable industry. Confronted with rapidly increasing cable programming costs, it is possible that Congress may adopt new constraints on the retail pricing or packaging of cable programming. Such constraints could adversely affect our operations. In response to Congressional sensitivity to the cable industry’s practice of bundling programming into large tiers, the FCC recently conduced an inquiry into the advisability of mandating the a la carte offering of programming services. Although the FCC recommended against an a la carte mandate, it is still possible that new marketing restrictions could be adopted in the future.

      The federal rate regulations also require cable operators to maintain a “geographically uniform” rate within each community, except in those communities facing effective competition. As we attempt to respond to a changing marketplace with competitive pricing practices, we may face legal restraints and challenges that impede our ability to compete.

Must Carry/ Retransmission Consent

      Federal law currently includes “must carry” regulations, which require cable systems to carry certain local broadcast television stations that the cable operator would not select voluntarily. Alternatively, popular commercial television stations can prohibit cable carriage unless the cable operator first negotiates for “retransmission consent,” which may be conditioned on significant payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with must carry could increase significantly if the FCC requires cable systems to simultaneously carry both the analog and digital signals of each television station, as the broadcast industry transitions from an analog to a digital format.

      The burden could also increase significantly if the FCC requires cable systems to carry multiple program streams included within a single digital broadcast transmission. Although the FCC tentatively ruled against this expansion in a 2001 ruling, it is reviewing the issue and could reach a contrary result in the near future. If these expanded must-carry requirements were adopted, we would have less freedom over our distribution capacity.

Access Channels

      Local franchise agreements often require cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. Increased activity in this area could further burden the channel capacity of our cable systems.

Access to Programming

      The FCC recently extended a regulation prohibiting video programmers affiliated with cable companies from favoring cable operators over new competitors and requiring such programmers to sell their satellite-delivered programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. DBS providers traditionally had no similar restriction on exclusive programming, but the FCC recently imposed that restriction as part of its approval of the DirecTV-News Corp. merger. The FCC has also adopted regulations to avoid unreasonable conduct in retransmission consent negotiations between broadcasters and multichannel video programming distributors, including cable and DBS. It imposed special conditions on the DirectTV-News Corp. merger, including a requirement that Fox affiliated broadcast stations enter into commercial arbitration for disputes over retransmission consent. Given the heightened competition and media consolidation that Charter faces, it is possible that we will find it increasingly difficult to gain access to popular programming at favorable terms. Such difficulty could adversely impact our business.

Ownership Restrictions

      Federal regulation of the communications field traditionally included a host of ownership restrictions, which limited the size of certain media entities and restricted their ability to enter into competing enterprises. Through a series of legislative, regulatory, and judicial actions, most of these restrictions recently were eliminated or substantially relaxed. For example, historic restrictions on local exchange carriers offering cable service within their telephone service area, as well as those prohibiting broadcast stations from owning cable systems within their broadcast service area, no longer exist. Changes in this regulatory area, including some still subject to judicial review, could alter the business landscape in which we operate, as formidable new competitors (including electric utilities, local exchange carriers, and broadcast/media companies) may increasingly choose to offer cable services. The relaxation of ownership restrictions could, for example, simplify transactions such as the one that would have resulted from Comcast Corporation’s bid for Walt Disney Company had it been accepted, notwithstanding overlapping cable and broadcast properties.

      The FCC previously adopted regulations precluding any cable operator from serving more than 30% of all domestic multichannel video subscribers and from devoting more than 40% of the activated channel capacity of any cable system to the carriage of affiliated national video programming services. These cable ownership restrictions were invalidated by the courts, and the FCC is now considering adoption of replacement regulations.

Internet Service

      Over the past several years, proposals have been advanced at the FCC and Congress that would require cable operators offering Internet service to provide non-discriminatory access to unaffiliated Internet service providers. Several local franchising authorities actually adopted mandatory “open access” requirements, but various federal courts rejected each of these actions, relying on different legal theories. It remains unclear today precisely what regulatory regime ultimately will be applied to the cable industry’s high-speed Internet service. The FCC has ruled that cable modem service is an interstate information service, rather than a cable or telecommunications service. This classification left cable modem service exempt from the burdens associated with traditional cable and telecommunications regulation. The United States Court of Appeals for the Ninth Circuit however, vacated in part the FCC’s ruling and remanded for further proceedings. The Ninth Circuit held that cable modem service is not “cable service,” but is part “telecommunications service” and part “information service.” That decision has been appealed to the Supreme Court, which has agreed to hear the case. The Ninth Circuit decision, if not overturned, could potentially result in adverse regulatory treatment, including the imposition of “open access” requirements on the cable industry’s Internet access service.

      Although the FCC previously suggested that regulatory forbearance of cable modem service would be appropriate, regardless of the technical classification ultimately assigned to it, a number of technology companies continue to press the FCC to subject cable modem service to certain “nondiscrimination principles.” The final regulatory status of cable modem service remains uncertain. Its outcome could materially affect our business. It could also affect whether local franchising authorities can collect franchise fees on cable modem service and whether cable systems will have any payment obligations to the federal government’s universal service fund.

      As the Internet has matured, it has become the subject of increasing regulatory interest. There is now a host of federal laws affecting Internet service, including the Digital Millennium Copyright Act, which affords copyright owners certain rights against us that could adversely affect our relationship with any customer accused of violating copyright laws. Recently enacted Anti-Spam legislation also imposes new obligations on our operations. The adoption of new Internet regulations could adversely affect our business.

Phone Service

      The 1996 Telecom Act created a more favorable regulatory environment for us to provide telecommunications services. In particular, it limited the regulatory role of local franchising authorities and established requirements ensuring that we could interconnect with other telephone companies to provide a viable service. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could impact, in both positive and negative ways, our primary telecommunications competitors and our own entry into the field of phone service. The FCC and state regulatory authorities are considering, for example, whether common carrier regulation traditionally applied to incumbent local exchange carriers should be modified. The FCC recently decided that alternative voice technologies, like certain types of VOIP, should be regulated only at the federal level, rather than by individual states. As the FCC generally does not favor extensive regulation of such services, this decision appears to be a positive development for VOIP offerings. It is unclear how these regulatory matters ultimately will be resolved and how they will affect our potential expansion into phone service.

Pole Attachments

      The Communications Act requires most utilities to provide cable systems with access to poles and conduits and simultaneously regulates the rates charged for this access. The Act specific that significantly higher rates apply if the cable plant is providing telecommunications service, as well as traditional cable service. The FCC has clarified that a cable operator’s favorable pole rates are not endangered by the provision of Internet access. Although that determination was upheld by the United States Supreme Court, a subsequent decision by the United States Court of Appeals for the Ninth Circuit regarding the proper regulatory classification of Internet service has once again created controversy in this area. The U.S. Supreme Court has agreed to hear an appeal of that decision. It remains possible that the underlying pole attachment formula, or its application to Internet and telecommunications offerings, will be modified in a manner that substantially increases our pole attachment costs.

Cable Equipment

      The FCC has undertaken several steps to promote competition in the delivery of cable equipment and compatibility with new digital technology. The FCC has expressly ruled that cable customers must be allowed to purchase set-top terminals from third parties and established a multi-year phase-in during which security functions (which would remain in the operator’s exclusive control) would be unbundled from the basic converter functions, which could then be provided by third party vendors. The first phase of implementation has already passed. A prohibition on cable operators leasing digital set-top terminals that integrate security and basic navigation functions is currently scheduled to go into effect as of July 1, 2006.

      The FCC recently adopted rules implementing an agreement between major cable operators and manufacturers of consumer electronics on “plug and play” specifications for one-way digital televisions. The rules require cable operators to provide “CableCard” security modules and support to customer owned digital televisions and similar devices already equipped with built-in set-top terminal functionality. Cable operators must support basic home recording rights and copy protection rules for digital programming content. The FCC has adopted companion “broadcast flag” rules, requiring cable carriage of a code embedded in digital broadcast programming that will regulate the further use of copyright programming.

      The FCC is conducting additional related rulemakings, and the cable and consumer electronics industries are currently negotiating an agreement that would establish additional “plug and play” specifications for two-way digital televisions.

      The FCC rules are subject to challenge and inter-industry negotiations are ongoing. It is unclear how this process will develop and how it will affect our offering of cable equipment and our relationship with our customers.

Other Communications Act Provisions and FCC Regulatory Matters

      In addition to the Communications Act provisions and FCC regulations noted above, there are other statutory provisions and FCC regulations affecting our business. The Communications Act, for example, includes cable-specific privacy obligations. The Act carefully limits our ability to collect and disclose personal information.

      FCC regulations include a variety of additional areas, including, among other things: (1) equal employment opportunity obligations; (2) customer service standards; (3) technical service standards; (4) mandatory blackouts of certain network, syndicated and sports programming; (5) restrictions on political advertising; (6) restrictions on advertising in children’s programming; (7) restrictions on origination cablecasting; (8) restrictions on carriage of lottery programming; (9) sponsorship identification obligations; (10) closed captioning of video programming; (11) licensing of systems and facilities; (12) maintenance of public files; and (13) emergency alert systems.

      It is possible that Congress or the FCC will expand or modify its regulation of cable systems in the future, and we cannot predict at this time how that might impact our business. For example, there have been recent discussions about imposing “indecency” restrictions directly on cable programming.

Copyright

      Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. We cannot predict the outcome of this legislative activity. Moreover, the Copyright Office has not yet provided any guidance as to the how the compulsory copyright license should apply to newly offered digital broadcast signals.

      Copyright clearances for non-broadcast programming services are arranged through private negotiations. Cable operators also must obtain music rights for locally originated programming and advertising from the major music performing rights organizations. These licensing fees have been the source of litigation in the past, and we cannot predict with certainty whether license fee disputes may arise in the future.

Franchise Matters

      Cable systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for noncompliance and may be terminable if the franchisee fails to comply with material provisions.

      The specific terms and conditions of cable franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, franchise fees, system construction, maintenance, technical performance, and customer service standards. A number of states subject cable systems to the jurisdiction of centralized state government agencies, such as public utility commissions. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal protections. For example, federal law caps local franchise fees and includes renewal procedures designed to protect incumbent franchisees from arbitrary denials of renewal. Even if a franchise is renewed, however, the local franchising authority may seek to impose new and more onerous requirements as a condition of renewal. Similarly, if a local franchising authority’s consent is required for the purchase or sale of a cable system, the local franchising authority may attempt to impose more burdensome requirements as a condition for providing its consent.

MANAGEMENT

Directors and Executive Officers of Registrant

      The persons listed below are directors of Charter.

Directors	Position(s)

Paul G. Allen	Chairman of the board of directors
W. Lance Conn	Director
Jonathan L. Dolgen	Director
Charles M. Lillis	Director
Robert P. May	Director
David C. Merritt	Director
Marc B. Nathanson	Director
Jo Allen Patton	Director
John H. Tory	Director
Carl E. Vogel	Director, President and Chief Executive Officer
Larry W. Wangberg	Director

      The following sets forth certain biographical information with respect to the directors listed above.

      Paul G. Allen, 51, has been Chairman of our Board of Directors since July 1999, and Chairman of the Board of Directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, Charter) since December 1998. Mr. Allen, co-founder of Microsoft Corporation, has been a private investor for more than 15 years, with interests in over 50 technology, telecommunications, content and biotech companies. Mr. Allen’s investments include Vulcan Inc., Vulcan Productions, Inc., the Portland Trail Blazers NBA and Seattle Seahawks NFL franchises, and investments in DreamWorks LLC and Oxygen Media. In addition, Mr. Allen is a director of Vulcan Programming Inc., Vulcan Ventures, Vulcan Inc., Vulcan Cable III Inc., numerous privately held companies and, until its sale in May 2004 to an unrelated third party, TechTV L.L.C.

      W. Lance Conn, 36, was elected to our Board of Directors in September 2004. Since July 2004, Mr. Conn has served as Executive Vice President, Investment Management for Vulcan Inc., the investment and project management company that oversees a diverse multi-billion dollar portfolio of investments by Paul G. Allen. Prior to joining Vulcan Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From 1997 to 2000, Mr. Conn served in various senior business development roles at America Online. In 2000, Mr. Conn began supervising all of America Online’s European investments, alliances and business initiatives. In 2002 he became Senior Vice President of American Online U.S. where he led a company-wide effort to restructure and optimize America Online’s operations. From September 1994 until February 1996, Mr. Conn was an attorney with the Shaw Pittman law firm in Washington, D.C. Mr. Conn holds a J.D. degree from the University of Virginia, a master’s degree in history from the University of Mississippi and an A.B. in history from Princeton University.

      Jonathan L. Dolgen, 59, was elected to our Board of Directors in October 2004. Since July 2004, Mr. Dolgen has been a Senior Advisor to Viacom, Inc. (“Viacom”) a worldwide entertainment and media company, where he provides advisory services to the current Chairman and Chief Executive of Viacom, or others designated by him, on an as requested basis. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Viacom, where he oversaw various operations of Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. Mr. Dolgen began his career in the entertainment industry in 1976 and until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures

Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen holds a B.S. degree from Cornell University and a J.D. degree from New York University.

      Charles M. Lillis, 63, was elected to our Board of Directors in October 2003. Presently, he is the Managing Partner of Lone Tree Capital, a private equity partnership he co-founded in 2002. Mr. Lillis served as Chairman and Chief Executive Officer of MediaOne Group, Inc. from June 1998 to May 2000. He served as Chief Executive Officer of MediaOne while it was a tracking stock company from November 1995 to May 1997. Prior to that, he held various senior management positions at US WEST, MediaOne’s predecessor. Before joining US WEST, he served as Dean of the University of Colorado’s College of Business and as a professor at Washington State University. In addition, he is a director and serves on the audit committees of SuperValu, Inc. and Williams Companies. Mr. Lillis is also Chairman of the University of Washington Business Advisory Board, a member of the University of Washington Foundation Board, and a former member of the University of Colorado Foundation Board. Mr. Lillis is a graduate of the University of Washington, Seattle, with an M.B.A., and he holds a doctorate of Philosophy in Business from the University of Oregon, in Eugene.

      Robert P. May, 55, was elected to our Board of Directors in October 2004. Mr. May has served on the Board of Directors of HealthSouth Corporation, a national provider of healthcare services since October 2002, and has been its Chairman since July 2004. Mr. May also served as HealthSouth Corporation’s Interim Chief Executive Officer from March 2003 until May of 2004, and as Interim President of its Outpatient and Diagnostic Division from August 2003 to January 2004. From March 2001 until March 2003, Mr. May was principal of RPM Systems, a strategic and private investing consulting firm. From March 1999 to March 2001, Mr. May served on the Board of Directors and was Chief Executive Officer of PNV Inc., a national telecommunications company. PNV Inc. filed for bankruptcy in December 2000. Prior to his employment at PNV Inc., Mr. May was Chief Operating Officer and a member of the Board of Directors of Cablevision Systems Corporation from October 1996 to February 1998, and from 1973 to 1993 he held several senior executive positions with Federal Express Corporation, including President, Business Logistics Services. Mr. May was educated at Curry College and Boston College and attended Harvard Business School’s Program for Management Development.

      David C. Merritt, 50, was elected to our Board of Directors in July 2003, and was also appointed as Chairman of the Audit Committee at that time. Since October 2003, Mr. Merritt has been a Managing Director of Salem Partners, LLC, an investment banking firm. He was a Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provides financial advisory services to the entertainment and media industries from January 2001 through April 2003. Prior to that, he served as Chief Financial Officer of CKE Associates, Ltd., a privately held company with interests in talent management, film production, television production, music and new media from July 1999 to November 2001. He also served as a director of Laser-Pacific Media Corporation from January 2001 until October 2003 and served as Chairman of its audit committee. During December 2003, he became a director of Outdoor Channel Holdings, Inc. Mr. Merritt joined KPMG LLP in 1975 and served in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice and before joining CKE Associates, Mr. Merritt was an audit and consulting partner of KPMG LLP for 14 years. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge.

      Marc B. Nathanson, 59, has been a director of Charter since January 2000. Mr. Nathanson is the Chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as Chairman and Chief Executive Officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as Chairman and Chief Executive Officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to the Broadcasting Board of Governors, and from 1998 through September 2002, served as its Chairman. Mr. Nathanson holds a Bachelors degree in Mass Communications from the University of Denver and a Masters degree in Political Science from University of California/ Santa Barbara.

      Jo Allen Patton, 46, has been a director of Charter since April 2004. Ms. Patton joined Vulcan Inc. as Vice President in 1993, and since that time has served as an officer and director of many affiliates of Mr. Allen, including in her current position as President and Chief Executive Officer of Vulcan Inc. since July 2001. Vulcan Inc. is the investment and project management company founded by Mr. Allen to oversee a diverse multi-billion dollar portfolio of investments, real estate, sports teams, entertainment and charitable projects. Ms. Patton is also President of Vulcan Productions, an independent feature film and documentary production company, Vice Chair of First & Goal, Inc., which developed and operates the Seattle Seahawks NFL stadium, and serves as Executive Director of the six Paul G. Allen Foundations. Ms. Patton is a co-founder of the Experience Music Project museum, as well as the Science Fiction Museum and Hall of Fame. Ms. Patton is the sister of Mr. Allen.

      John H. Tory, 50, has been a director of Charter since December 2001. Mr. Tory served as the Chief Executive Officer of Rogers Cable Inc., Canada’s largest broadband cable operator, from 1999 until 2003. From 1995 to 1999 Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a Managing Partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada’s largest law firms. Mr. Tory serves on the Board of Directors of a number of Canadian companies, including Cara Operations Limited. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

      Carl E. Vogel, 47, has been a director of Charter and its President and Chief Executive Officer since October 2001. Mr. Vogel has more than 20 years experience in telecommunications and the subscription television business. He was a Senior Vice President of Liberty Media Corp. from November 1999 until October 2001, and Chief Executive Officer of Liberty Satellite and Technology, a distributor of Internet data and other content via satellite, from April 2000 until October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and Chief Operating Officer of Field Operations for AT&T Broadband and Internet Services with responsibility for managing operations of all of AT&T’s cable broadband properties from June 1999 until November 1999. From June 1998 to June 1999, when the business of Primestar Inc. was sold, Mr. Vogel served as Chief Executive Officer of Primestar Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director and member of the Executive Committee of the National Cable & Telecommunications Association, CableLabs and Digeo, Inc. and serves as a director of Women in Cable and Telecommunications. Mr. Vogel holds a B.S. degree in Finance and Accounting from St. Norbert College. His employment agreement provides that he will serve on our Board of Directors. See “— Employment Arrangements.”

      Larry W. Wangberg, 62, has been a director of Charter since January 2002. From August 1997 to May 2004, Mr. Wangberg was a director of TechTV L.L.C., a cable television network controlled by Paul Allen. He also served as its Chairman and Chief Executive Officer from August 1997 through July 2002. In May 2004, TechTV was sold to an unrelated third party. Prior to joining TechTV L.L.C., Mr. Wangberg was Chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company, which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was Chairman and Chief Executive Officer of Times Mirror Cable Television and Senior Vice President of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor’s degree in Mechanical Engineering and a master’s degree in Industrial Engineering, both from the University of Minnesota.

Director Compensation

      Commencing in July 2003, each member of our Board receives an annual retainer of $40,000 in cash plus restricted stock, vesting one year after the date of grant, with a value on the date of grant of $50,000. In addition, the Audit Committee chair receives $25,000 per year, and the chair of each other committee receives $10,000 per year. All committee members also receive $1,000 for attendance at each committee meeting. Each of our directors is entitled to reimbursement for costs incurred in connection with attendance at Board and Committee meetings.

      Except for Mr. Nathanson, directors who were not employees did not receive additional compensation in 2002 or the first half of 2003. Mr. Vogel, who was our President and Chief Executive Officer in 2003, was the only director who was also an employee during 2003. Mr. Vogel is party to an employment agreement with Charter, which is summarized in “— Employment Agreements.” He did not receive any additional compensation for serving as a director or attending any meeting of the Board of Directors during 2003.

      Marc B. Nathanson entered into a letter agreement with Charter for a term that expired in November 2002. Under this agreement, Mr. Nathanson served as Vice Chairman of Charter’s Board of Directors and as a director of Charter. During the term of this agreement, Mr. Nathanson received a benefit equal to approximately $200,000 per year, which Charter paid to a company controlled by Mr. Nathanson Mr. Nathanson continues to hold the title of Vice Chairman, a non-salaried non-executive position with Charter.

      Our Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

Executive Officers

      The following persons are executive officers of Charter Communications, Inc.

Executive Officers	Position

Paul G. Allen	Chairman of the Board of Directors
Carl E. Vogel	President and Chief Executive Officer
Derek Chang	Executive Vice President of Finance and Strategy and interim co-Chief Financial Officer
Thomas A. Cullen	Executive Vice President of Advanced Services and Business Development
Wayne H. Davis	Executive Vice President and Chief Technical Officer
Michael J. Lovett	Executive Vice President, Operations and Customer Care
Paul E. Martin	Senior Vice President, Principal Accounting Officer and interim co-Chief Financial Officer
Steven A. Schumm	Executive Vice President — Chief Administrative Officer
Curtis S. Shaw	Executive Vice President, General Counsel and Secretary

      Information regarding our executive officers who do not serve as directors is set forth below.

      Derek Chang, 36, Executive Vice President of Finance and Strategy and interim co-Chief Financial Officer. Mr. Chang joined Charter in December 2003 as Executive Vice President of Finance and Strategy and was appointed interim co-Chief Financial Officer in August 2004. Prior to joining us, Mr. Chang was Executive Vice President of the Yankees Entertainment and Sports (YES) Network, a regional sports programming network in New York where he headed corporate development and financing activities from the company’s inception in 2001 until January 2003. Prior to joining YES, he was the Chief Financial Officer and Co-Chief Operating Officer of GlobalCenter, the web hosting subsidiary of Global Crossing. Mr. Chang worked for TCI Communications/ AT&T Broadband in Denver from 1997 to 2000, ultimately as Executive Vice President of Corporate Development, where he directed mergers and acquisitions activities and managed a multi-billion dollar portfolio of cable joint ventures. He was with InterMedia Partners in San Francisco from 1994 to 1997 where he held a number of positions and was ultimately Treasurer. Mr. Chang received a B.A. degree from Yale University and an M.B.A. from the Stanford University Graduate School of Business.

      Thomas A. Cullen, 45, Executive Vice President of Advanced Services and Business Development. Mr. Cullen joined Charter as Senior Vice President of Advanced Services and Business Development in August 2003 and was promoted to Executive Vice President in August 2004. From January 2001 to October 2002, Mr. Cullen was General Partner of Lone Tree Capital, a private equity partnership focused on investment opportunities in the technology and communications sector. From March 1997 to June 2000, Mr. Cullen was President of MediaOne Ventures. Prior to that, Mr. Cullen served in several capacities with MediaOne Internet Services including Vice President from April 1998 to June 2000 and Vice President of Business Development from September 1995 to March 1997. Mr. Cullen is a member of the Colorado State University Global Leadership Council. He is also a member of the board of directors of the Cable & Telecommunications Association for Marketing (CTAM). Mr. Cullen is a graduate of Northern Arizona University with a B.S. degree in Business Administration. He earned a Master of Business Administration from the University of Colorado.

      Wayne H. Davis, 50, Executive Vice President and Chief Technical Officer. Prior to his current position, Mr. Davis served as Senior Vice President, Engineering and Technical Operations, and as Assistant to the President/ Vice President of Management Services, prior to that, he was Vice President of Engineering/ Operations for our National Region from December 2001. Before joining Charter, Mr. Davis held the position of Vice President of Engineering for Comcast Corporation, Inc. Prior to that, he held various engineering positions including Vice President of Engineering for Jones Intercable Inc. He began his career in the cable industry in 1980. He attended the State University of New York at Albany. Mr. Davis serves as an advisory board member of Cedar Point Communications, and as a board member of @Security Broadband Corp., a company in which Charter owns an equity investment interest. Mr. Davis is also a member of the Society of Cable Telecommunications Engineers.

      Michael J. Lovett, 43, Executive Vice President, Operations and Customer Care. Mr. Lovett was promoted to his current position in September 2004. Prior to that he served as Senior Vice President, Midwest Division Operations and as Senior Vice President of Operations Support, since joining Charter in August 2003. Mr. Lovett was Chief Operating Officer of Voyant Technologies, Inc., a voice conferencing hardware/ software solutions provider, from December 2001 to August 2003. From November 2000 to December 2001, he was Executive Vice President of Operations for OneSource, Inc., a startup delivering management/ monitoring of firewalls and virtual private networks. Prior to that, Mr. Lovett was Regional Vice President at AT&T from June 1999 to November 2000 where he was responsible for operations. Mr. Lovett was Senior Vice President at Jones Intercable from October 1989 to June 1999 where he was responsible for operations in nine states. Mr. Lovett began his career in cable television at Centel Corporation where he held a number of positions.

      Paul E. Martin, 44, Senior Vice President, Interim Co-Chief Financial Officer and Principal Accounting Officer. Mr. Martin has been employed by Charter since March 2000, when he joined the Company as Vice President and Corporate Controller. In April 2002, Mr. Martin was promoted to Senior Vice President and Principal Accounting Officer and in August 2004 was named interim co-Chief Financial Officer. Prior to joining us in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin received a B.S. degree with honors in Accounting from the University of Missouri — St. Louis.

      Steven A. Schumm, 52, Executive Vice President — Chief Administrative Officer. Prior to joining Charter Investment, Inc. in 1998, Mr. Schumm was a partner of Ernst & Young LLP for 14 years where he was Managing Partner of Ernst & Young’s St. Louis office and a member of the Ernst & Young National Tax Committee. Mr. Schumm joined Ernst & Young in 1974 and served in a variety of capacities during his years with the firm. Mr. Schumm earned a B.S. degree in Business Administration from Saint Louis University. Mr. Schumm served as our Interim Chief Financial Officer from December 2002 to January 2004.

      Curtis S. Shaw, 56, Executive Vice President, General Counsel and Secretary. Mr. Shaw was promoted to Executive Vice President in October 2003. Prior to joining Charter Investment as Senior Vice President, General Counsel and Secretary in 1997, Mr. Shaw served as corporate counsel to NYNEX from 1988 through 1996. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree with honors in Economics from Trinity College and a J.D. degree from Columbia University School of Law.

Compensation Committee Interlocks and Insider Participation

      Until April 27, 2004, when Mr. Savoy resigned from the board, our Compensation Committee was comprised of Messrs. Allen, Savoy and Nathanson. In 2003, Nancy Peretsman and Ronald Nelson served as the Option Plan Committee that administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan until July 2003 when Mr. Nelson resigned and was replaced by Mr. Merritt. Mr. Lillis replaced Ms. Peretsman on the Option Plan Committee in July 2004.

      No member of the Compensation Committee or the Option Plan Committee was an officer or employee of the Company or any of its subsidiaries during 2003, except for Mr. Allen who served as a non-employee chairman of the Compensation Committee. Also, Mr. Nathanson was an officer of certain of our subsidiaries prior to their acquisition by the Company in 1999 and held the title of Vice Chairman of Charter’s Board of Directors, a non-executive, non-salaried position, in 2003. Mr. Allen is the 100% owner and a director of Vulcan Inc. and certain of its affiliates, which employed Mr. Savoy, one of our directors until April 27, 2004, as an executive officer in the past. Mr. Allen also was a director of and indirectly owned 98% of TechTV, of which Mr. Wangberg, one of our directors, was a director until the sale of TechTV to an unrelated third party in May 2004. Transactions between us and members of the Compensation Committee are more fully described in “— Director Compensation” and in “Certain Relationships and Related Transactions — Other Miscellaneous Relationships.”

      During 2003, (1) none of our executive officers served on the compensation committee of any other company that has an executive officer currently serving on our board of directors, Compensation Committee or Option Plan Committee and (2) except for Carl Vogel who serves as a director of Digeo, Inc., an entity of which Paul Allen is a director and by virtue of his position as Chairman of the board of directors of Digeo, Inc. is also a non-employee executive officer, none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee or Option Plan Committee.

Executive Compensation

  Summary Compensation Table

      The following table sets forth information regarding the compensation to those executive officers listed below for services rendered for the fiscal years ended December 31, 2001, 2002 and 2003. These officers consist of the Chief Executive Officer, each of the other four most highly compensated executive officers as of December 31, 2003, and one other highly compensated executive officer who served during 2003 but was not an executive officer on December 31, 2003.

					Long-Term
					Compensation Award
	Annual Compensation
					Restricted			Securities
	Year				Other Annual		Stock	Underlying	All Other
Name and Principal	Ended				Compensation		Awards	Options	Compensation
Position	Dec. 31	Salary($)	Bonus($)(1)		($)		($)(2)	(#)	($)(3)

Carl E. Vogel(4)	2003	1,000,000	150,000		30,345	(14)	—	750,000	12,639	(16)
President and Chief	2002	980,769	330,000	(9)	214,961	(14)	—	1,000,000	10,255	(16)
Executive Officer	2001	207,692	546,000	(9)	—		513,000	3,400,000	8,996	(16)
Steven A. Schumm	2003	448,077	45,000		—		—	250,000	9,889
Executive Vice President	2002	436,058	588,000	(10)	—		—	300,000	5,255
and Chief Administrative	2001	435,000	402,000	(10)	—		—	165,000	5,250
Officer
Curtis S. Shaw(5)	2003	275,782	37,500		—		—	250,000	9,411	(17)
Executive Vice President,	2002	249,711	281,500	(11)	—		—	100,000	3,096
General Counsel and Secretary	2001	245,000	236,000	(11)	—		—	149,000	5,250
Wayne H. Davis(6)	2003	212,885	47,500		—		—	225,000	581	(18)
Executive Vice President,
Engineering and Chief Technical Officer
Margaret A. Bellville(7)	2003	581,730	203,125		30,810	(15)	—	—	109,139	(19)
Former Executive Vice	2002	9,615	150,000	(12)	—		—	500,000	—
President, Chief Operating Officer
Stephen E. Silva(8)	2003	213,005	—		—		—	—	134,345	(20)
Former Executive Vice	2002	294,231	196,000	(13)	—		—	150,000	5,255
President Corporate	2001	235,385	380,000	(13)	—		347,760	290,000	5,250
Development and Chief Technology Officer

(1)	Includes senior management bonuses for 2003 under the 2003 senior management incentive plan. Mr. Vogel’s and Ms. Bellville’s bonuses were determined in accordance with the terms of their respective employment agreements. The bonus amounts for Messrs. Vogel and Silva for 2001 include the value of the vested portion of grants of restricted stock during 2001 under our 2001 Stock Incentive Plan, calculated based on the fair market values of the vested shares on the grant date, which pursuant to the terms of the plan is the average of the high and low trading price on the grant date. These restricted stock grants made in 2001 immediately vested as to twenty-five percent (25%) of the shares, with the remaining shares vesting in 36 equal monthly installments commencing approximately 15 months from the grant date. Also, where indicated in the footnotes below, the bonuses for 2002 and 2001 include “stay” bonuses in the form of principal and interest forgiven under the employee’s promissory note. In 2002, all the remaining principal and accrued interest on these notes was forgiven as provided by the terms of the notes, so that at December 31, 2002, these notes were no longer outstanding.

(2)	Includes the grants of restricted stock made during 2001 under the Charter Communications, Inc. 2001 Stock Incentive Plan, as described above. The total grant amounts were: (i) Carl E. Vogel, 50,000 shares as of October 8, 2001 and (ii) Stephen E. Silva, 36,000 shares as of October 18, 2001. Under the terms of the restricted stock agreement, the employee is entitled to any cash and/or stock dividends on the unvested restricted shares. The value as of the date of grant based on the closing market price of those shares vested immediately is disclosed in the “Bonus” column of the table. At December 31, 2003, based on a per share closing market price of $4.02 for Class A common stock, the total number (and value) of Mr. Vogel’s outstanding unvested restricted stock was 23,959 shares ($96,315). Mr. Silva’s shares of unvested restricted stock were cancelled upon his resignation, effective July 1, 2003.

(3)	Except as noted for Mr. Vogel, Ms. Bellville, Mr. Shaw, Mr. Davis and Mr. Silva in notes 16, 17, 18, 19 and 20 below respectively, these amounts consist of matching contributions under our 401(k) plan. The 2002 amounts also include premiums for supplemental life insurance available to executives, and the 2003 amounts include long-term disability available to executives.

(4)	Mr. Vogel became the Chief Executive Officer of Charter in October 2001.

(5)	Mr. Shaw was promoted to Executive Vice President in October 2003.

(6)	Mr. Davis was promoted to Senior Vice President, Engineering and Technical Operations in March 2003 and to Executive Vice President and Chief Technical Officer in August 2004.

(7)	Ms. Bellville became the Chief Operating Officer of Charter in December 2002 and terminated her employment, effective September 30, 2004.

(8)	Mr. Silva terminated his employment, effective July 1, 2003. See “— Employment Arrangements” for additional information.

(9)	Includes: (i) for 2001, $171,000, representing the value based on the fair market value on October 8, 2001, the original grant date, of 12,500 shares of Class A common stock, the vested portion of Mr. Vogel’s restricted stock grant; (ii) for 2001, a one-time signing bonus of $250,000; and (iii) $330,000 and $125,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(10)	Includes a “stay” bonus representing the principal and interest forgiven under employee’s promissory note, amounting to $363,000 and $342,000, respectively, for 2002 and 2001; and $225,000 and $60,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(11)	Includes a “stay” bonus representing the principal and interest forgiven under employee’s promissory note, amounting to $181,500 and $171,000, respectively, for 2002 and 2001; and $100,000 and $65,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(12)	Includes a one-time signing bonus of $150,000 pursuant to an employment agreement.

(13)	Includes: (i) $116,000 for 2001, representing the value based on the fair market value on October 18, 2001, the original grant date, of 9,000 shares of Class A common stock, the vested portion of Mr. Silva’s restricted stock grant; (ii) a “stay” bonus representing the principal and interest forgiven under employee’s promissory note, amounting to $121,000 and $114,000, respectively for 2002 and 2001; and (iii) $75,000 and $150,000 awarded as a bonus for services performed in 2002 and 2001, respectively.

(14)	Amount attributed to personal use of the corporate airplane in 2003 and $100,000 attributed to personal use and commuting in the corporate airplane in 2002 and $114,961 for purchase of a car in 2002.

(15)	Includes $26,010 attributed to personal use of the corporate airplane and $4,800 for car allowance.

(16)	Includes (i) for 2003, $2,639 paid as premium for long-term disability available for executives and $10,000 as reimbursement for tax advisory services; (ii) for 2002, $255 paid as premiums for supplemental life insurance available for executives and $10,000 as reimbursement for tax advisory services; and (iii) for 2001, $7,500 as reimbursement for legal expenses and $1,496 for COBRA expenses.

(17)	Includes for 2003, $2,287 attributed to personal use of the corporate airplane.

(18)	Includes for 2003, $581 attributed to personal use of the corporate airplane.

(19)	Includes for 2003, $2,955 paid as premium for long-term disability insurance available to executives, $5,000 as reimbursement for tax advisory services, $7,500 for legal services and $93,684 paid in relation to relocation expenses.

(20)	Includes for 2003, $128,769 paid in severance, $5,000 paid in matching contributions under our 401(k) plan, $576 paid as premium for long-term disability insurance available to executives.

  2003 Option Grants

      The following table shows individual grants of options made to individuals named in the Summary Compensation Table during 2003. All such grants were made under the 2001 Stock Incentive Plan and the exercise price was based upon the fair market value of the Class A common stock on the respective grant dates.

						Potential Realizable
						Value at Assumed
						Annual Rate of
	Number of	% of Total				Stock Price
	Securities	Options				Appreciation For
	Underlying	Granted to				Option Term(2)
	Options	Employees	Exercise	Expiration
Name	Granted(#)(1)	In 2003	Price ($/Sh)	Date	5%($)	10%($)

Carl E. Vogel	750,000	9.39%	$4.30	10/28/13	2,025,827	5,133,843
Margaret A. Bellville(3)	—	—	—	—	—	—
Steven A. Schumm	250,000	3.13%	4.13	12/19/13	648,548	1,643,547
Curtis S. Shaw	250,000	3.13%	4.30	10/28/13	675,276	1,711,281
Wayne H. Davis	225,000	2.82%	1.60	04/29/13	225,695	571,954
Stephen E. Silva(4)	—	—	—	—	—	—

(1)	Options are transferable under limited conditions, primarily to accommodate estate planning purposes. These options generally vest in four equal installments commencing on the first anniversary following the grant date.

(2)	This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(3)	Ms. Bellville’s employment terminated on September 30, 2004 and she received no options in 2003.

(4)	Mr. Silva’s employment terminated in 2003 and he received no options in 2003.

  2003 Aggregated Option Exercises and Option Value

      The following table sets forth, for the individuals named in the Summary Compensation Table, (i) information concerning options exercised during 2003, (ii) the number of shares of our Class A common stock underlying unexercised options at year-end 2003, and (iii) the value of unexercised “in-the-money” options (i.e., the positive spread between the exercise price of outstanding options and the market value of our Class A common stock) on December 31, 2003.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at December 31,		Money Options at
	Shares		2003 (#)(1)		December 31, 2003 ($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Carl E. Vogel	—	—	1,970,833	3,179,167	234,000	936,000
Margaret A. Bellville	—	—	250,000	250,000	611,250	611,250
Steven A. Schumm	—	—	912,136	585,545	70,200	280,800
Curtis S. Shaw	—	—	310,332	413,668	23,400	93,600
Wayne H. Davis	—	—	20,000	295,000	11,700	592,425
Stephen E. Silva	—	—	367,916	277,084	35,100	140,400

(1)	Options granted prior to 2001 and under the 1999 Charter Communications Option Plan, when vested, are exercisable for membership units of Charter Holdco which are immediately exchanged on a one-for-one basis for shares of our Class A common stock upon exercise of the option. Options granted under the 2001 Stock Incentive Plan and after 2000 are exercisable for shares of our Class A common stock.

(2)	Based on a per share market value (closing price) of $4.02 as of December 31, 2003 for our Class A common stock.

  Option/ Stock Incentive Plans

      The Plans. We have granted stock options, restricted stock and other incentive compensation pursuant to two plans — the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan. The 1999 Charter Communications Option Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and to our current and prospective non-employee directors. Membership units received upon exercise of any options are immediately exchanged for shares of our Class A common stock on a one-for-one basis.

      The 2001 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 3,000,000 shares) as each term is defined in the 2001 Stock Incentive Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Stock Incentive Plan. Generally, options expire 10 years from the grant date. Unless sooner terminated by our board of directors, the 2001 Stock Incentive Plan will terminate on February 12, 2011, and no option or award can be granted thereafter.

      Together, the plans allow for the issuance of up to a total of 90,000,000 shares of our Class A common stock (or units exchangeable for our Class A common stock). Any shares covered by options that are terminated under the 1999 Charter Communications Option Plan will be transferred to the 2001 Stock Incentive Plan, and no new options will be granted under the 1999 Charter Communications Option Plan. At September 30, 2004, 903,970 shares had been issued under the plans upon exercise of options, 160,645 had been issued upon vesting of restricted stock granted under the plans, and 2,104,978 shares were subject to future vesting under restricted stock agreements. Of the remaining 86,830,407 shares covered by the plans, as of September 30, 2004, 28,213,409 were subject to outstanding options (34% of which were vested) and 58,616,998 remained eligible for future grant. Of the 58,616,998 shares remaining there are 6,663,600 performance units granted under Charter’s Long-Term Incentive Program as of September 30, 2004, which will be issued on the third anniversary of the date of grant conditional upon Charter’s performance against certain financial targets approved by Charter’s Board of Directors at the time of the award.

      In July 2003, we amended the plans to authorize the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method.

      In January 2004, the Compensation Committee of our board of directors approved our Long-Term Incentive Program, or LTIP, which is a program administered under the 2001 Stock Incentive Plan. Employees of the Company and its subsidiaries whose pay classifications exceeded a certain level were eligible to receive stock options, and more senior level employees were eligible to receive stock options and performance shares. Under the LTIP, the stock options vest 25% on each of the first four anniversaries of the date of grant. The performance units vest on the third anniversary of the grant date and shares of Class A common stock are issued, conditional upon our performance against financial performance measures targets established by our management and approved by the board of directors as of the time of the award. No awards were made under the LTIP in 2003.

      The Option Plan Committee of our board of directors administers and authorizes grants and awards under the 2001 Stock Incentive Plan to any eligible individuals. The Option Plan Committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant, including the exercise price to be paid for the shares, the vesting schedule for each option, the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. The Option Plan Committee also has the power to accelerate the vesting of any grant or extend the term thereof.

      Upon a change of control of the Company, the Option Plan Committee can shorten the exercise period of any option, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. If an optionee’s or grantee’s employment is terminated without “cause” or for “good reason” following a “change in control” (as those terms are defined in the plans), unless otherwise provided in an agreement, with respect to such optionee’s or grantee’s awards under the plans, all outstanding options will become immediately and fully exercisable, all outstanding stock appreciation rights will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance shares will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level.

      February 2004 Option Exchange. In January 2004, we began an option exchange program in which we offered employees of the Company and its subsidiaries the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee’s outstanding options, if exchange for tendered options, we issued to that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, we instead paid to the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options to purchase a total of 22,929,573 shares of Class A common stock, or approximately 48% of our 47,882,365 total options (vested and unvested) issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Those members of our board of directors who were not also employees of the Company or any of its subsidiaries were not eligible to participate in the exchange offer.

      In the closing of the exchange offer on February 20, 2004, we accepted for cancellation eligible options to purchase approximately 18,137,664 shares of our Class A common stock. In exchange, we granted approximately 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.

      The cost of the stock option exchange program was approximately $12 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $8 million to be expensed ratably over the three-year vesting period of the restricted stock issued in the exchange.

  Employment Arrangements

      Mr. Vogel is currently employed under an employment agreement that was signed in 2001 and terminates on December 31, 2005. Of the other individuals named in the Summary Compensation Table, Ms. Bellville is no longer an employee, but served until September 30, 2004 under the terms of an employment agreement signed in April 2003 and Mr. Silva is no longer an employee, but served until July of 2003 under the terms of an employment agreement signed in 2001.

      Mr. Vogel is employed as President and Chief Executive Officer, earning a base annual salary of $1,000,000 and is eligible to receive an annual bonus of up to $500,000, a portion based on personal performance goals and a portion based on company performance measured against criteria established by the board with Mr. Vogel. Pursuant to his employment agreement, Mr. Vogel was granted 3,400,000 options to purchase Class A common stock and 50,000 shares of restricted stock under our 2001 Stock Incentive Plan. In the February 2004 option exchange Mr. Vogel exchanged his 3,400,000 options for 340,000 shares of restricted stock and 340,000 performance shares. Mr Vogel’s 50,000 restricted shares vested 25% on the grant date, with the remainder vesting in 36 equal monthly installments beginning December 2002. The 340,000 shares of restricted stock vest over a three-year period, with one-third of the shares vesting on each of the first three anniversaries of the grant date. The 340,000 performance shares vest at the end of a three-year period if certain financial criteria are met. Mr. Vogel’s agreement provides that if Mr. Vogel is terminated without cause or if Mr. Vogel terminates the agreement for good reason (including, in the event Mr. Vogel is required to report, directly or indirectly, to persons other than the board), he is entitled to his aggregate base salary due during the remainder of the term and full prorated benefits and bonus for the year in which termination occurs. Mr. Vogel’s agreement includes a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year in the event of termination without cause or by Mr. Vogel with good reason. Mr. Vogel’s agreement entitles him to participate in any disability insurance, pensions or other benefit plans afforded to employees generally or to our executives, including our LTIP. We agreed to reimburse Mr. Vogel annually for the cost of term life insurance in the amount of $5 million, although he declined this reimbursement in 2001, 2002 and 2003. Mr. Vogel is entitled to reimbursement of fees and dues for his membership in a country club of his choice, which he declined in 2001, 2002 and 2003 and reimbursement for up to $10,000 per year for tax, legal and financial planning services. His agreement also provides for a car and associated expenses for Mr. Vogel’s use. Mr. Vogel’s agreement provides for automatic one-year renewals and also provides that we will cause him to be elected to our board of directors without any additional compensation.

      Ms. Bellville was employed as Executive Vice President, Chief Operating Officer. Until her resignation in September 2004, she was employed under an employment agreement entered into as of April 27, 2003, that would have terminated on September 1, 2007. Her annual base salary was $625,000 and she was eligible to receive an annual bonus in an amount to be determined by our board of directors, with a contractual minimum for 2003 of $203,125. Commencing in 2004, Ms. Bellville would have been eligible to receive a target annual bonus equal to 100% of her base salary for the applicable year at the discretion of the board of directors, 50% to be based on personal performance goals and 50% to be based on overall company performance. Under a prior offer letter dated December 3, 2002, Ms. Bellville was granted 500,000 options to purchase shares of our Class A common stock, which vested 25% on the date of the grant (December 9, 2002), with the balance to vest in 36 equal installments commencing January 2003. Ms. Bellville’s employment agreement provided that if she was terminated without cause or if she terminated the agreement for good reason (including due to a change in control or if Ms. Bellville was required to report, directly or indirectly, to persons other than the Chief Executive Officer), we would pay

Ms. Bellville an amount equal to the aggregate base salary due to Ms. Bellville during the remainder of the term, or renewal term and a full prorated bonus for the year in which the termination occurs, within thirty days of termination. Ms. Bellville’s agreement included a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year, in the event of termination without cause or by her with good reason. Her agreement further provided that she was entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to our executives, including our LTIP. Ms. Bellville was entitled to a monthly car allowance and reimbursement for all business expenses associated with the use of such car. Ms. Bellville’s agreement provided that she was entitled to the reimbursement of dues for her membership in a country club of her choice, and reimbursement for up to $5,000 per year for tax, legal and financial planning services. Her base salary may have been increased at the discretion of our board of directors. Ms. Bellville’s agreement provided for automatic one-year renewals.

      On September 16, 2004, Charter entered into an agreement with Ms. Bellville governing the terms and conditions of her resignation as an officer and employee of the Company. Under the terms of this agreement, Ms. Bellville will have the right to receive 65 weeks of base pay based on an annual base of $625,000, plus usual compensation for all accrued vacation and other leave time. Her options to purchase 700,000 shares of Class A common stock will continue to vest during the salary continuation period. Ms. Bellville will have 60 days after the expiration of the salary continuation period to exercise any outstanding vested options at the applicable exercise prices established at each grant date. To date, Ms. Bellville has exercised her options to purchase 350,000 shares. Ms. Bellville is entitled to receive relocation benefits under the Company’s current relocation policy with respect to a move to a specified geographic area and will be provided outplacement assistance for 6 months following the date of her separation from the Company. Her resignation was effective September 30, 2004. The Agreement provided that the previously existing Employment Agreement would terminate, except for certain ongoing obligations on Ms. Bellville’s part concerning confidentiality, non-solicitation and non-disparagement. The contractual restriction on her ability to solicit current Charter employees does not apply to persons who, at the time of solicitation, have not worked for Charter in the prior 6 months and are not receiving severance from Charter. In addition, the non-competition provisions of her Employment Agreement were waived. Under the Agreement, Ms. Bellville waived a right to any bonus or incentive plan and released the Company from any claims arising out of or based upon any facts occurring prior to the date of the Agreement, but the Company will continue to provide Ms. Bellville certain indemnification rights for that period.

      Mr. Silva was employed as Executive Vice President — Corporate Development and Chief Technology Officer. Until his resignation in July 2003, he received a base salary of $300,000 and was eligible to receive an annual bonus of up to 50% of base, according to our Executive Bonus Policy in accordance with past practices, and additional bonuses at the discretion of the board. Pursuant to his employment agreement, Mr. Silva received 36,000 shares of restricted stock under our 2001 Stock Incentive Plan. Under his agreement, Mr. Silva’s restricted shares vested 25% on the grant date, with the remainder to vest in 36 equal monthly installments beginning December 2002. Mr. Silva’s agreement provided that he was eligible for any disability insurance, pension or other benefit plan offered to employees generally or to our executives. Mr. Silva’s agreement also provided that, to the extent we did not provide life insurance in an amount at least equal to the unpaid amount of his base salary through the end of the term of his agreement, we would continue to pay his estate an amount equal to his base salary in installments through the end of the term.

      In addition to the indemnification provisions which apply to all employees under our bylaws, each of these agreements provides that we will indemnify and hold harmless each employee to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the applicable employee of his or her duties. Each of the above agreements also contains confidentiality and non-solicitation provisions.

      Mr. Chang is employed under the terms contained in an offer letter effective December 2, 2003 providing for an annual base salary of $400,000 and eligibility for an annual incentive target of 100% of the base salary (based on a combination of personal performance goals and overall company performance). Mr. Chang is also eligible to participate in our 2001 Stock Incentive Plan. Under this plan, Mr. Chang was granted 350,000 options to purchase Class A common stock and 50,000 restricted shares on December 9, 2003. Mr. Chang is also entitled to participate in our LTIP. Mr. Chang’s agreement provides that one half of each of his unvested restricted shares would immediately vest, and one half of his unvested options of the initial option grant would vest if (1) there is a change in our current Chief Executive Officer, (2) there is a change in reporting relationship to anyone other than the Chief Executive Officer, (3) there is a requirement that the employee relocate, (4) there is a change of control of the Company or (5) if terminated without cause. In addition, Mr. Chang would be entitled to eighteen months of full severance benefits at his current compensation rate, plus the pro rata portion of his bonus amounts within thirty days after termination because of any of these events.

      From January 5, 2004 until his resignation in August 2004, Michael P. Huseby was employed as Charter’s Chief Financial Officer under the terms of a letter agreement dated January 5, 2004. The terms contained in such letter agreement were essentially the same as those contained in Mr. Chang’s letter agreement.

      We have established separation guidelines which generally apply to all employees in situations where management determines that an employee is entitled to severance benefits. Severance benefits are granted solely in management’s discretion and are not an employee entitlement or guaranteed benefit. The guidelines provide that persons employed at the level of Senior Vice President may be eligible to receive between six and fifteen months of severance benefits and persons employed at the level of Executive Vice President may be eligible to receive between nine and eighteen months of severance benefits in the event of separation under certain circumstances generally including the elimination of a position, work unit or general staff reduction. Separation benefits are contingent upon the signing of a separation agreement containing certain provisions including a release of all claims against us. Severance amounts paid under these guidelines are distinct and separate from any one-time, special or enhanced severance programs that may be approved by us from time to time.

  Limitation of Directors’ Liability and Indemnification Matters

      Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1) any breach of the director’s duty of loyalty to the corporation and its stockholders;

(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4) any transaction from which the director derived an improper personal benefit.

      Our bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      We have reimbursed certain of our current and former directors, officers and employees in connection with their defense of certain legal actions. See “Certain Relationships and Related Transactions — Other Miscellaneous Relationships — Indemnification Advances.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the Company’s Class A common stock as of November 30, 2004 by:

•	each person serving as a director of the Company;

•	the current chief executive officer and the other individuals named in the Summary Compensation Table;

•	all persons serving as directors and officers of the Company, as a group; and

•	each person known by us to own beneficially 5% or more of the outstanding Class A common stock.

With respect to the percentage of voting power set forth in the following table:

•	each holder of Class A common stock is entitled to one vote per share; and

•	each holder of Class B common stock is entitled to (i) ten votes per share of Class B common stock held by such holder and its affiliates and (ii) ten votes per share of Class B Common Stock for which membership units in Charter Holdco held by such holder and its affiliates are exchangeable.

			Class A
			Shares
		Unvested	Receivable			Class B
		Restricted	on Exercise	Class A		Shares
	Number of	Class A	of Vested	Shares		Issuable
	Class A Shares	Shares	Options or	Receivable on	Number of	upon		% of
	(Voting and	(Voting	Other	Exercise of	Class B	Exchange or	% of	Voting
	Investment	Power	Convertible	Convertible	Shares	Conversion of	Equity	Power
Name and Address of Beneficial Owner	Power)(1)	Only)(2)	Securities(3)	Sr. Notes	Owned	Units(4)	(4)(5)	(5)(6)

Paul G. Allen(7)	29,126,463	15,823	10,000		50,000	368,318,494	57.15%	92.53%
Charter Investment, Inc.(8)						222,818,858	42.19%	*
Vulcan Cable III Inc.(9)						116,313,173	27.59%	*
Carl E. Vogel	89,583	690,417	732,500	34,786			*	*
John H. Tory	14,182	15,823	40,000				*	*
Marc B. Nathanson	389,882	15,823	50,000	46,382			*	*
Charles M. Lillis(10)	11,429	18,416					*	*
David C. Merritt	9,882	15,823					*	*
Jo Allen Patton(11)		10,977					*	*
W. Lance Conn(12)		19,231					*	*
Robert P. May(13)		19,685					*	*
Jonathan L. Dolgen(13)		19,685					*	*
Larry W. Wangberg	12,882	15,823	40,000				*	*
Curtis S. Shaw	5,000		472,583				*	*
Steven A. Schumm(14)	12,440	108,768	216,250	4,638			*	*
Wayne H. Davis	250	8,000	110,000				*	*
All current directors and executive officers as a group (18 persons)	29,707,993	1,029,018	2,028,833	88,125	50,000	339,132,031	57.49%	92.58%
Margaret A. Bellville(15)			85,416				*	*
Stephen E. Silva (16)			479,833				*	*
Mark Cuban(17)	19,000,000						6.22%	*
Wallace R. Weitz & Company(18)	32,549,600						10.66%	*
UBS Americas Inc.(19)	19,520,000						6.39%	*
Amaranth L.L.C.(20)	23,895,616						7.83%

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting and investment power; or shared voting and investment power with a spouse. Does not include shares that may be acquired through exercise of options.

(2)	Includes unvested shares of restricted stock issued under the Charter Communications, Inc. 2001 Stock Incentive Plan (including those issued in the February 2004 option exchange for those eligible employees who elected to participate), as to which the applicable director or employee has sole voting power but not investment power.

(3)	Includes shares of Class A common stock issuable upon exercise of options that have vested or will vest on or before January 29, 2005, under the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan.

(4)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The beneficial owners at November 30, 2004 of Class B common stock, Charter Holdco membership units and convertible senior notes of Charter are deemed to be beneficial owners of an equal number of shares of Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares and convertible senior notes) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned. An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII, LLC membership interests following the consummation of the Bresnan put transaction on June 6, 2003. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

(5)	The calculation of this percentage assumes for each person that:

•	305,236,652 shares of Class A common stock are issued and outstanding as of November 30, 2004;

•	50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;

•	the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries or conversion of Series A Convertible Redeemable Preferred Stock or 5.75% or 4.75% convertible senior notes;

•	the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by January 29, 2005; and

•	that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such persons pursuant to the exercise of options or otherwise.

  A person is deemed to have the right to acquire shares of Class A common stock with respect to options vested under the 1999 Charter Communications Option Plan. When vested, these options are exercisable for membership units of Charter Holdco, which are immediately exchanged on a one-for-one basis for shares of Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Stock Incentive Plan.

(6)	The calculation of this percentage assumes that Mr. Allen’s equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Holdco owned by each of Vulcan Cable III Inc. and Charter Investment, Inc. have not been exchanged for shares of Class A common stock).

(7)	The total listed includes:

•	222,818,858 membership units in Charter Holdco held by Charter Investment, Inc.; and

•	116,313,173 membership units in Charter Holdco held by Vulcan Cable III Inc.

The listed total excludes 24,273,943 shares of Class A common stock issuable upon exchange of units of Charter Holdco, which may be issuable to Charter Investment, Inc. (which is owned by Mr. Allen) as a consequence of the closing of his purchase of the membership interests in CC VIII, LLC that were put to Mr. Allen and were purchased by him on June 6, 2003. An issue has arisen regarding the ultimate ownership of such CC VIII, LLC membership interests following the consummation of such put transaction. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(8)	Includes 222,818,858 membership units in Charter Holdco which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131.

(9)	Includes 116,313,173 membership units in Charter Holdco which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(10)	Mr. Lillis was granted 11,429 shares of restricted Class A common stock on October 3, 2003, which vested fully on October 3, 2004. He was granted 18,416 shares of restricted Class A common stock on October 3, 2004, which will vest fully on October 3, 2005.

(11)	Ms. Patton was appointed to the board of directors of the Company on April 27, 2004 and was granted 10,997 shares on that date which will vest fully on April 27, 2005.

(12)	Mr. Conn was elected to the Board of Directors of the Company on September 24, 2004 and was granted 19,231 shares on September 30, 2004, which will vest fully on September 30, 2005.

(13)	Mr. May and Mr. Dolgen were elected to the Board of Directors of the Company on October 21, 2004 and were granted 19,685 shares on October 21, 2004 which will fully vest on October 21, 2005.

(14)	Includes 1,000 shares for which Mr. Schumm has shared investment and voting power.

(15)	Ms. Bellville resigned from the Company effective September 30, 2004. Under the terms of her separation agreement, her options will continue to vest until December 31, 2005, and all vested options are exercisable until sixty (60) days thereafter.

(16)	Mr. Silva’s 21,000 shares of unvested restricted stock were cancelled upon his resignation, effective July 1, 2003. Under the terms of his severance, his options continued to vest until October 15, 2004, and all vested options were exercisable until sixty (60) days thereafter.

(17)	The equity ownership reported in this table is based upon holder’s Schedule 13G filed with the SEC May 19, 2003. The address of this person is: 5424 Deloache, Dallas, Texas 75220.

(18)	The equity ownership reported in this table, for both the named holder and its president and primary owner, Wallace R. Weitz, is based upon holders’ Schedule 13F filed with the SEC on November 5, 2004, and reflects the holders’ ownership in its capacity as an investment advisor and not ownership for its own account. The address of this person is: 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124-6008.

(19)	The equity ownership reported in this table is based upon holder’s Schedule 13G filed with the SEC February 19, 2004. The address of this person is: 677 Washington Blvd., Stamford, Connecticut 06901. This person disclaims beneficial ownership of all of these shares. In addition, these shares include all of the shares described in footnote 18 above.

(20)	The equity ownership reported in this table is based upon holder’s Schedule 13G filed with the SEC November 29, 2004. The address of this person is: c/o Amaranth Advisors L.L.C., One American Lane, Greenwich, Connecticut, 06831.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter or us have or may have a material interest. The transactions fall generally into three broad categories:

•	Transactions in which Mr. Allen has an interest that arise directly out of Mr. Allen’s investment in Charter and Charter Holdco. A large number of the transactions described below arise out of Mr. Allen’s direct and indirect (through Charter Investment, Inc., or the Vulcan entities, each of which Mr. Allen controls) investment in Charter and its subsidiaries, as well as commitments made as consideration for the investments themselves.

•	Transactions with third party providers of products, services and content in which Mr. Allen has a material interest. Mr. Allen has numerous investments in the areas of technology and media. We have a number of commercial relationships with third parties in which Mr. Allen has an interest.

•	Other Miscellaneous Transactions. We have a limited number of transactions in which certain of the officers, directors and principal shareholders of Charter and its subsidiaries, other than Mr. Allen, have an interest.

      A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with Mr. Allen or his affiliates involving more than $50 million. Such fairness opinions have been obtained whenever required. All of our transactions with Mr. Allen or his affiliates have been considered for approval either by the board of directors of Charter or a committee of the board of directors and, in compliance with corporate governance requirements, all related party transactions are considered by Charter’s Audit Committee comprised entirely of independent directors. All of our transactions with Mr. Allen or his affiliates have been deemed by the board of directors or a committee of the board of directors to be in our best interest. Except where noted below, we do not believe that these transactions present any unusual risks for us that would not be present in any similar commercial transaction.

      The chart below summarizes certain information with respect to these transactions. Additional information regarding these transactions is provided following the chart.

Transaction	Interested Related Party	Description of Transaction

Intercompany Management Arrangements	Paul G. Allen	Subsidiaries of Charter Holdco paid Charter approximately $69 million, $79 million, $84 million and $65 million for management services rendered in 2001, 2002 and 2003 and the nine months ended September 30, 2004, respectively.
Mutual Services Agreement	Paul G. Allen	Charter paid Charter Holdco approximately $51 million, $70 million, $73 million and $54 million for services rendered in 2001, 2002, 2003 and the nine months ended September 30, 2004, respectively.
Management Agreement	Paul G. Allen	No fees were paid in 2001, 2002, 2003 or 2004, although total management fees payable to Charter Investment, Inc., exclusive of interest, were approximately $14 million at December 31, 2001 and 2002, 2003 and September 30, 2004.

Transaction	Interested Related Party	Description of Transaction

Tax Provisions of Charter Holdco’s Operating Agreement	Paul G. Allen	In 2001 and 2002, the operating agreement of Charter Holdco allocated certain of our tax losses to entities controlled by Paul Allen.
Channel Access Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	At Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage on eight of our digital cable channels as partial consideration for a prior capital contribution of $1.3 billion.
Equity Put Rights	Paul G. Allen	Certain sellers of cable systems that we acquired were granted, or previously had, the right, as described below, to put to Paul Allen equity in us (in the case of Rifkin and Falcon), Charter Holdco (in the case of Rifkin) and CC VIII, LLC (in the case of Bresnan) issued to such sellers in connection with such acquisitions.
Funding Commitment of Vulcan Inc.	Paul G. Allen W. Lance Conn Jo Allen Patton	Pursuant to a commitment letter dated April 14, 2003, Vulcan Inc., which is an affiliate of Paul Allen, agreed to lend, under certain circumstances, or cause an affiliate to lend to Charter Holdings or any of its subsidiaries a total amount of up to $300 million, which amount includes a subfacility of up to $100 million for the issuance of letters of credit. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment prior to termination.
High Speed Access Corp. Asset Purchase Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	In February 2002, our subsidiary purchased certain assets of High Speed Access for $78 million, plus the delivery of 37,000 shares of High Speed Access Series D preferred stock and certain warrants. In connection with the transaction, High Speed Access also purchased 38,000 shares of its Series D preferred stock from Vulcan Ventures for approximately $8 million, and all of Vulcan Ventures’ shares of High Speed Access common stock.
High Speed Access Corp.	Paul G. Allen	In January 2002, we granted a royalty free right to use intellectual property purchased by Charter Communications Holding Company, LLC, received approximately $4 million in management fees and approximately $17 million in revenues and paid approximately $2 million under agreements that have terminated.

Transaction	Interested Related Party	Description of Transaction

TechTV Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton William D. Savoy Larry W. Wangberg	We recorded approximately $9 million, $4 million, $1 million and $5 million from TechTV under the Carriage Agreement in 2001, 2002, 2003 and the nine months ended September 30, 2004, respectively, related to launch incentives as a reduction of programming expense. We paid TechTV approximately $0, $0.2 million, $80,600 and $1 million in 2001, 2002, 2003 and the nine months ended September 30, 2004, respectively.
Oxygen Media Corporation Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	We paid Oxygen Media approximately $3 million, $6 million, $9 million and $10 million under a carriage agreement in exchange for programming in 2001, 2002, 2003 and the nine months ended September 30, 2004, respectively.
We recorded approximately $2 million, $1 million and $1 million in 2002, 2003 and the nine months ended September 30, 2004, respectively, from Oxygen Media related to launch incentives as a reduction of programming expense.
We hold warrants to purchase 2.4 million shares of Oxygen Media common stock and received the rights to receive unregistered shares of Oxygen Media common stock to be issued on or prior to February 2, 2005 at a guaranteed fair market value of $34 million. We recognized approximately $3 million, $6 million, $9 million and $10 million as a reduction of programming expense in 2001, 2002, 2003 and the nine months ended September 30, 2004, respectively, in recognition of the guaranteed value of the investment.
Portland Trail Blazers Carriage Agreement	Paul G. Allen	We paid approximately $1 million for rights to carry the cable broadcast of certain Trail Blazers basketball games in both 2001 and 2002, and approximately $135,200 in 2003 and $73,500 for the nine months ended September 30, 2004.
Action Sports Cable Network Carriage Agreement	Paul G. Allen	We paid approximately $0.4 million and $1 million for rights to carry its programming in 2001 and 2002, respectively.
Click2learn, Inc. Software License Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	We paid approximately $250,000, $57,100 and $0 under the Software License Agreement in 2002, 2003 and the nine months ended September 30, 2004, respectively.

Transaction	Interested Related Party	Description of Transaction

Digeo, Inc. Broadband Carriage Agreement	Paul G. Allen William D. Savoy Carl E. Vogel	We paid Digeo approximately $0, $3 million, $4 million and $2 million for customized development of the i-channels and the local content tool kit in 2001, 2002, 2003 and the nine months ended September 30, 2004, respectively. We entered into a license agreement in 2004 for the Digeo software that runs DVR units purchased from a third party. In 2004, we executed a purchase agreement for the purchase of up to 70,000 DVR units and a related software license agreement, both subject to satisfaction of certain conditions.
USA Networks/ Home Shopping Network	Paul G. Allen William D. Savoy	For the year ended December 31, 2001, we received approximately $12 million from USA Networks under the affiliation agreement and for commissions from USA Networks for home shopping sales generated by its customers and/or promotion of the Home Shopping Network. For the year ended December 31, 2001, we paid USA Networks approximately $39 million for cable television programming.
Viacom Networks	Jonathan L. Dolgen	We are party to certain affiliation agreements with networks of Viacom, pursuant to which Viacom provides Charter with programming for distribution via our cable systems. For the years ended December 31, 2001, 2002 and 2003 and for the nine months ended September 30, 2004, Charter paid Viacom approximately $147 million, $177 million, $188 million and $146 million, respectively, for programming, and Charter recorded as receivables approximately $11 million, $5 million, $5 million and $2 million from Viacom for launch incentives and marketing support for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, respectively.
ADC Telecommunications Inc.	Larry W. Wangberg	We paid $759,600 and $60,100 and $263,900 to purchase certain access/network equipment in 2002, 2003 and the nine months ended September 30, 2004, respectively.

Transaction	Interested Related Party	Description of Transaction

HDNet and HDNet Movies Network	Mark Cuban	Charter Holdco is party to an agreement to carry two around-the-clock, high-definition networks, HDNet and HDNet Movies. We paid HDNet and HDNet Movies approximately $21,900 in 2003 and $323,900 in the nine months ended September 30, 2004.
Office lease agreement	David L. McCall	We paid $117,600, $117,600, $189,200 and $43,400 in 2001, 2002, 2003 and the nine months ended September 30, 2004, respectively, under an office lease agreement to a partnership controlled by Mr. McCall.
Construction Services	David L. McCall	In 2001, 2002 and 2003, we paid $571,600, $644,800 and $381,300, respectively, to a construction company controlled by Mr. McCall’s brother and $462,100, $3 million and $373,800, respectively, to a construction company controlled by Mr. McCall’s son.
Lease Arrangements	Marc B. Nathanson	We paid approximately $127,000, $76,000 and $16,600 in 2001, 2002 and 2003, respectively, to companies controlled by Mr. Nathanson under a warehouse lease agreement and in 2001 we paid approximately $204,000 in rent under an office lease agreement and $639,000 to terminate such lease.
Charter airplane	Howard L. Wood	In 2001, Mr. Wood received a benefit of $118,500 for the cost of two individuals to operate an airplane for a company controlled by Mr. Wood. In addition, Mr. Wood also used Charter’s airplane for occasional personal use in 2001, a benefit valued at $12,500 for the year ended December 31, 2001.

Transaction	Interested Related Party	Description of Transaction

Payment for relatives’ services	Howard L. Wood Jerald R. Kent Carl E. Vogel	In 1999, one of Mr. Wood’s daughters, received a bonus in the form of a three- year promissory note bearing interest at 7% per year. The amount of principal and interest forgiven on this note for the year ended December 31, 2001, was $85,500, and the outstanding balance on the note was forgiven effective as of February 22, 2002. Another daughter of Mr. Wood received approximately $70,200 during the year ended December 31, 2001 for event planning services performed by her company. In 2001, a travel agency owned and operated by Mr. Kent’s mother-in-law received approximately $132,000 for travel arrangements made for Charter by her company. Since June 2003, Mr. Vogel’s brother-in-law has been an employee of Charter Holdco and has received a salary commensurate with his position in the engineering department.
Replay TV Joint Venture	Paul G. Allen	Charter Communications Ventures received management fees of $1 million for the year ended December 31, 2001.
Enstar Limited Partnership Systems Purchase and Management Services	Charter officers who were appointed by a Charter subsidiary (as general partner) to serve as officers of Enstar limited partnerships	Certain of our subsidiaries purchased certain assets of the Enstar Limited Partnerships for approximately $63 million. We also earned approximately $2 million, $1 million, $469,300 and $0 in 2001, 2002, 2003, and the nine months ended September 30, 2004, respectively, by providing management services to the Enstar Limited Partnerships.
Indemnification Advances	Directors and current and former officers named in certain legal proceedings	Charter has reimbursed certain of its current and former directors and executive officers a total of approximately $3 million, $8 million and $2.6 million for costs incurred in connection with certain litigation matters in 2002, 2003 and the nine months ended September 30, 2004, respectively.

The following sets forth additional information regarding the transactions summarized above.

Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries

      As noted above, a number of our related party transactions arise out of Mr. Allen’s investment in Charter and its subsidiaries, including us. Some of these transactions are with Charter Investment, Inc. and Vulcan Ventures (both owned 100% by Mr. Allen), Charter (controlled by Mr. Allen) and Charter

Holdco (approximately 47% owned by us and 53% owned by other affiliates of Mr. Allen). See “Summary — Organizational Structure” for more information regarding the ownership by Mr. Allen and certain of his affiliates.

Intercompany Management Arrangements

      Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries. These management agreements provide for reimbursement to Charter for all costs and expenses incurred by it attributable to the ownership and operation of the managed cable systems (referred to as “company expenses”), plus an additional management fee to cover additional costs incurred by Charter that are not in the nature of company expenses (such as corporate overhead, administration and salary expense). The management agreements covering the CC VI and CC VII companies limit the management fee portion payable to Charter to 5% of their respective gross revenues. Under the arrangement covering all of our other operating subsidiaries, there is no limit on the dollar amount or percentage of revenues payable as management fees, except for CC VIII, LLC, where the operating agreement limits management fees payable to amounts allowed under the CC VIII Credit Agreement.

      However, the total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse Charter for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements and in connection with its corporate overhead, administration, salary expense and similar items. The expenses subject to reimbursement include fees Charter is obligated to pay under the mutual services agreement with Charter Investment, Inc. Payment of management fees by Charter’s operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries and the indentures governing the Charter Holdings public debt. If any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, the subsidiaries of Charter Holdings paid approximately $69 million, $79 million, $84 million and $65 million, respectively, in management fees to Charter.

Mutual Services Agreement

      Charter, Charter Holdco and Charter Investment, Inc. are parties to a mutual services agreement whereby each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries all on a cost-reimbursement basis. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by Charter. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days’ written notice to the other. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, Charter paid approximately $51 million, $70 million, $73 million and $54 million to Charter Holdco for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to Charter pursuant to a management arrangement with our subsidiaries. See “— Intercompany Management Arrangements.” The accounts and balances related to these services eliminate in consolidation. Charter Investment, Inc. no longer provides services pursuant to this agreement.

Previous Management Agreement with Charter Investment, Inc.

      Prior to November 12, 1999, Charter Investment, Inc. provided management and consulting services to our operating subsidiaries for a fee equal to 3.5% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, Inc., with interest payable on unpaid amounts. For the years ended December 31, 2001, 2002 and 2003, and the nine months ended September 30, 2004, Charter’s subsidiaries did not pay any fees to Charter Investment, Inc. to reduce management fees payable. As of December 31, 2001, 2002 and 2003 and September 30, 2004, total management fees payable by our subsidiaries to Charter Investment, Inc. were approximately $14 million, exclusive of any interest that may be charged.

Charter Communications Holding Company, LLC Limited Liability Agreement — Taxes

      The limited liability company agreement of Charter Holdco contains special provisions regarding the allocation of tax losses and profits among its members — Vulcan Cable III Inc., Charter Investment, Inc. and us. In some situations, these provisions may cause us to pay more tax than would otherwise be due if Charter Holdco had allocated profits and losses among its members based generally on the number of common membership units. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Income Taxes.”

Vulcan Ventures Channel Access Agreement

      Vulcan Ventures, an entity controlled by Mr. Allen, Charter, Charter Investment and Charter Holdco are parties to an agreement dated September 21, 1999 granting to Vulcan Ventures the right to use up to eight of our digital cable channels as partial consideration for a prior capital contribution of $1.325 billion. Specifically, at Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable systems with local and to the extent available, national control of the digital product owned, operated, controlled or managed by Charter or its subsidiaries now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which it will pay the programmer, if possible, a fee per digital video customer. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. The initial term of the channel access agreement was 10 years, and the term extends by one additional year (such that the remaining term continues to be 10 years) on each anniversary date of the agreement unless either party provides the other with notice to the contrary at least 60 days prior to such anniversary date. To date, Vulcan Ventures has not requested to use any of these channels. However, in the future it is possible that Vulcan Ventures could require us to carry programming that is less profitable to us than the programming that we would otherwise carry and our results would suffer accordingly.

Equity Put Rights

      CC VIII. As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, Charter’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to the 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003). The limited liability company agreement of CC VIII does not provide for a mandatory redemption of the CC VIII interest.

      An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Specifically, under the terms of the Bresnan transaction documents that were entered into in June 1999, the Comcast sellers originally would have received, after adjustments, 24,273,943 Charter Holdco membership units, but due to an FCC regulatory issue raised by the Comcast sellers shortly before closing, the Bresnan transaction was modified to provide that the Comcast sellers instead would receive the preferred equity interests in CC VIII represented by the CC VIII interest. As part of the last-minute changes to the Bresnan transaction documents, a draft amended version of the Charter Holdco limited liability company agreement was prepared, and contract provisions were drafted for that agreement that would have required an automatic exchange of the CC VIII interest for 24,273,943 Charter Holdco membership units if the Comcast sellers exercised the Comcast put right and sold the CC VIII interest to Mr. Allen or his affiliates. However, the provisions that would have required this automatic exchange did not appear in the final version of the Charter Holdco limited liability company agreement that was delivered and executed at the closing of the Bresnan transaction. The law firm that prepared the documents for the Bresnan transaction brought this matter to the attention of Charter and representatives of Mr. Allen in 2002.

      Thereafter, the board of directors of Charter formed a Special Committee (currently comprised of Messrs. Merritt, Tory and Wangberg) to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.

      Mr. Allen disagrees with the Special Committee’s determinations described above and has so notified the Special Committee. Mr. Allen contends that the transaction is accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures.

      The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee is evaluating what further actions or processes it may undertake to resolve this dispute. To accommodate further deliberation, each party has agreed to refrain from initiating legal proceedings over this matter until it has given at least ten days’ prior notice to the other. In addition, the Special Committee and Mr. Allen have determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute. If the Special Committee and Mr. Allen are unable to reach a resolution through that mediation process or to agree on an alternative dispute resolution process, the Special Committee intends to seek resolution of this dispute through judicial proceedings in an action that would be commenced, after appropriate notice, in the Delaware Court of Chancery against Mr. Allen and his affiliates seeking contract reformation, declaratory relief as to the respective rights of the parties regarding this dispute and alternative forms of legal and equitable relief. The ultimate resolution and financial impact of the dispute are not determinable at this time.

      Rifkin. On September 14, 1999, Mr. Allen and Charter Holdco entered into a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of 3,006,202 Class A preferred membership units of Charter Holdco. This put agreement allowed these holders to compel Charter Holdco to redeem their Class A preferred membership units at any time before September 14, 2004 at $1.00 per unit, plus accretion thereon at 8% per year from September 14, 1999. Mr. Allen had guaranteed the redemption obligation of Charter Holdco. These units were put to Charter Holdco for redemption, and were redeemed on April 18, 2003 for a total price of approximately $3.9 million.

      Mr. Allen also was a party to a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of shares of Class A common stock of Charter. Under this put agreement, such holders have the right to sell to Mr. Allen any or all of such shares of Charter’s Class A common stock at $19 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 4.6 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.

      Falcon. Mr. Allen also was a party to a put agreement with certain sellers of the Falcon cable systems (including Mr. Nathanson, one of our directors) that received a portion of their purchase price in the form of shares of Class A common stock of Charter. Under the Falcon put agreement, such holders had the right to sell to Mr. Allen any or all shares of Class A common stock received in the Falcon acquisition at $25.8548 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 19.4 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.

Previous Funding Commitment of Vulcan Inc.

      Effective April 14, 2003, our subsidiary, Charter Communications VII, LLC entered into a commitment letter with Vulcan Inc., which is an affiliate of Paul Allen, under which Vulcan Inc. agreed to lend, under certain circumstances, or cause an affiliate to lend initially to Charter Communications VII, LLC, or another subsidiary of Charter Holdings, up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. No amounts were ever drawn under the commitment letter. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment (including an extension fee) prior to termination. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc., and Mr. Lance Conn is Executive Vice President of Vulcan Inc.

Allocation of Business Opportunities with Mr. Allen

      As described under “— Third Party Business Relationships in which Mr. Allen has an Interest” in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries, to engage in any business transaction outside the cable transmission business except for the Digeo, Inc. joint venture; a joint venture to develop a digital video recorder set-top terminal; an existing investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner of the business of Interactive Broadcaster Services Corporation or, Chat TV, an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of Charter’s initial public offering in November 1999. This restriction will remain in effect until all of the shares of Charter’s high-vote Class B common stock have been converted into shares of Charter Class A common stock due to Mr. Allen’s equity ownership falling below specified thresholds.

      Should Charter or Charter Holdco or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to Charter or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of Charter and the limited liability company agreement of Charter Holdco would need to be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.

      Under Delaware corporate law, each director of Charter, including Mr. Allen, is generally required to present to Charter, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to Charter and they may exploit such opportunities for their own account.

      Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates in connection with his investments in businesses in which we are permitted to engage under Charter’s restated certificate of incorporation and our limited liability company agreement. Certain of the indentures of Charter and its subsidiaries, including the indenture governing the original notes and the new notes, require the applicable issuer of notes to obtain, under certain circumstances, approval of the board of directors of Charter and, where a transaction is valued at or in excess of $50 million, a fairness opinion with respect to transactions in which Mr. Allen has an interest. We have not instituted any other formal plan or arrangement to address potential conflicts of interest.

      The restrictive provisions of the organizational documents described above may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations.

Mirror Notes

      Charter is a holding company and its principal assets are its equity interest in Charter Holdco and certain mirror notes payable by Charter Holdco to Charter, which have the same principal amount and terms as those of Charter’s convertible senior notes. In 2003, Charter Holdco paid to Charter $68 million related to interest on the mirror notes. In connection with our repurchase of approximately $477 million of our outstanding 4.75% senior convertible notes due 2006 and approximately $132 million of our outstanding 5.75% senior convertible notes due 2005, $520 million of CCH II 10.25% senior notes were transferred (through a series of distributions) by CCH II to Charter Holdco, which in turn assigned those CCH II senior notes to us in exchange for the cancellation of mirror notes of each series having a principal amount equal to the amount of convertible notes of that series repurchased by us. As part of the closing of that transaction, Charter Holdco also paid to Charter cash in the amount of $10 million, which represented the sum of (a) all accrued and unpaid interest on the portions of the mirror notes transferred by Charter to Charter Holdco, to, but not including, the date of the closing, on the basis set forth in the mirror notes, (b) an amount equal to the total amount of cash payable by Charter in lieu of fractional interests in the 10.25% CCH II senior notes which would have otherwise been due to the holders as a consequence of the exchange and (c) the costs and expenses relating to such transactions. In addition, in connection with our recent sale of the $862.5 million principal amount of 5.875% convertible senior notes due 2009 offered for resale by this prospectus, Charter Holdco issued to us mirror notes in identical principal amount in exchange for the proceeds of that offering, purchased and pledged certain U.S. government securities to us as security for the mirror notes (which were in turn repledged by us to the trustee of for the benefit of holders of our 5.875% convertible notes and which we expect to use to fund the first six interest payments on the notes), agreed to lend common units to us, the terms of which will, to the extent practicable, mirror the terms of the shares offered hereby, and agreed to redeem the remaining $588 million principal amount of the mirror notes in respect of our 5.75% convertible senior notes due 2005 concurrently with our December 23, 2004 redemption of our 5.75% convertible senior notes.

Third Party Business Relationships in Which Mr. Allen has an Interest

      As previously noted, Mr. Allen has extensive investments in the areas of media and technology. We have a number of commercial relationships with third parties in which Mr. Allen has an interest. Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with products, services or programming. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated and Vulcan Inc. and is the president of Vulcan Ventures. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Inc. and Vulcan Ventures. Mr. Savoy serves as a consultant to, and is a former vice president and director of Vulcan Ventures. The various cable, media, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one another. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen’s affiliated companies.

      Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party.

      In February 2001, Charter entered into certain of the purchase agreements related to the AT&T transactions and in June 2001, it assigned its rights and obligations under these contracts to certain of its subsidiaries which purchased the assets from AT&T. In August 2001, the systems acquired in the Cable USA transaction by Charter and Charter Holdco, were contributed through Charter Holdings to certain of its subsidiaries, which are now our subsidiaries and which own and operate these systems.

High Speed Access

      High Speed Access Corp. has been a provider of high-speed Internet access services over cable modems. During the period from 1997 to 2000, certain Charter entities entered into Internet-access related service agreements, and both Vulcan Ventures, an entity owned by Mr. Allen, and Charter Holdco made equity investments in High Speed Access.

      On February 28, 2002, our subsidiary, CC Systems, purchased from High Speed Access the contracts and associated assets, and assumed related liabilities, that served our customers, including a customer contact center, network operations center and provisioning software. At the closing, certain of our subsidiaries paid $78 million to High Speed Access and delivered 37,000 shares of High Speed Access’s Series D convertible preferred stock and all of the warrants to buy High Speed Access common stock owned by Charter Holdco (which had been acquired pursuant to two network services agreements which were cancelled in connection with this transaction, as described below), and High Speed Access purchased 38,000 shares of its Series D Preferred Stock from Vulcan Ventures for $8 million. Additional purchase price adjustments were made as provided in the asset purchase agreement. Charter Holdco obtained a fairness opinion from a qualified investment-banking firm regarding the valuation of the assets purchased. Concurrently with the closing of the transaction, High Speed Access also purchased all of its common stock held by Vulcan Ventures.

      In conjunction with the High Speed Access asset purchase, on February 28, 2002, Charter Communications Holding Company granted High Speed Access the right to use certain intellectual property sold by High Speed Access to Charter Holdco. High Speed Access does not pay any fees under the agreement. The domestic portion of the license terminated on June 30, 2002, and the international portion of the license will expire on February 2, 2005. Prior to closing the asset purchase, Charter performed certain management services formerly performed by High Speed Access, for which it received approximately $4 million in January and February 2002. Concurrently with the asset purchase, all of the other agreements between Charter Holdco and High Speed Access Corp. (other than the license agreement described above), namely the programming content agreement, the services agreement, the systems access agreement, the 1998 network services agreement and the May 2000 network services agreement, were terminated. The revenues we earned from High Speed Access for the year ended December 31, 2002 were approximately $17 million. In addition, for the year ended December 31, 2002, we paid High Speed Access approximately $2 million under the 1998 network services agreement and the 2000 network services agreement, representing a per customer fee to High Speed Access according to agreed pricing terms and compensation for services exceeding certain minimum thresholds.

      Immediately prior to the asset purchase, Vulcan Ventures beneficially owned approximately 37%, and Charter Holdco and its subsidiaries beneficially owned approximately 13%, of the common stock of High Speed Access (including the shares of common stock which could be acquired upon conversion of the Series D preferred stock, and upon exercise of the warrants owned by Charter Holdco). Following the consummation of the asset purchase, neither Charter Holdco nor Vulcan Ventures beneficially owned any securities of, or were otherwise affiliated with, High Speed Access.

      On May 12, 2000, Charter entered into a five-year network services agreement with High Speed Access, which was assigned by Charter Communications, Inc. to Charter Holdco on August 1, 2000. With respect to each system launched or intended to be launched, we paid a per customer fee to High Speed Access according to agreed pricing terms. In addition, we compensated High Speed Access for services exceeding certain minimum thresholds. For the year ended December 31, 2001, we paid High Speed Access approximately $13 million under this agreement and a 1998 network services agreement.

      In 2001, Charter Holdco was a party to a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. These agreements provided High Speed Access with exclusive access to certain of our homes passed. The term of the network services agreement was, as to a particular cable system, five years from the date revenue billing commenced for that cable system. The programming content agreement provided each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. The revenues we earned from High Speed Access for the year ended December 31, 2001 were approximately $8 million.

      Under the above described transactions, we also earned certain warrants to purchase High Speed Access stock. These warrants were cancelled in February 2002 in connection with the asset purchase described above. As a result of the transaction with High Speed Access described above, we neither paid to, nor received, any amounts from High Speed Access in 2003.

TechTV, Inc.

      TechTV, Inc. (“TechTV”) operated a cable television network that offered programming mostly related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided us with programming for distribution via its cable systems. The affiliation agreement provides, among other things, that TechTV must offer Charter certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, we were entitled to incentive payments for channel launches through December 31, 2003.

      In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, we recognized approximately $9 million, $4 million, $1 million and $5 million, respectively, of the Vulcan Programming payment as an offset to programming expense and paid approximately $0, $0.2 million, $80,600 and $1 million, respectively, to TechTV under the affiliation agreement.

      We believe that Vulcan Programming, which is 100% owned by Mr. Allen, owned an approximate 98% equity interest in TechTV at the time of the transaction. Until September 2003, Mr. Savoy, a former Charter director, was the president and director of Vulcan Programming and was a director of TechTV. Mr. Wangberg, one of Charter’s directors, was the chairman, chief executive officer and a director of TechTV. Mr. Wangberg resigned as the chief executive officer of TechTV in July 2002. He remained a director of TechTV along with Mr. Allen until Vulcan Programming sold TechTV to an unrelated third party in May 2004.

Oxygen Media Corporation

      Oxygen Media LLC (“Oxygen”) provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen, whereby we agreed to carry programming content from Oxygen. Under the carriage agreement, we currently make Oxygen programming available to approximately 5 million of our video customers. The term of the carriage agreement was retroactive to February 1, 2000, the date of launch of Oxygen programming by us, and runs for a period of five years from that date. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, we paid Oxygen approximately $3 million, $6 million, $9 million and $10 million, respectively, for programming content. In addition, Oxygen pays us marketing support fees for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. We recorded approximately $2 million, $1 million and $1 million related to these launch incentives as a reduction of programming expense for each of the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2004, respectively.

      Concurrently with the execution of the carriage agreement, Charter Holdco entered into an equity issuance agreement pursuant to which Oxygen’s parent company, Oxygen Media Corporation (“Oxygen Media”), granted a subsidiary of Charter Holdco a warrant to purchase 2.4 million shares of Oxygen Media common stock for an exercise price of $22.00 per share. Charter Holdco was also to receive unregistered shares of Oxygen Media common stock with a guaranteed fair market value on the date of issuance of $34 million, on or prior to February 2, 2005, with the exact date to be determined by Oxygen Media.

      We recognize the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, we recorded approximately $3 million, $6 million, $9 million and $10 million, respectively, as a reduction of programming expense. The carrying value of our investment in Oxygen was approximately $4 million, $10 million, $19 million and $29 million as of December 31, 2001, 2002, 2003 and September 30, 2004, respectively.

      In August 2004, Charter Holdco and Oxygen entered into agreements that amend and renew the carriage agreement. The amendment to the carriage agreement (a) revises the number of our customers to which Oxygen programming must be carried and for which we must pay, (b) releases Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) requires Oxygen to make payment on outstanding receivables for marketing support fees due to us under the affiliation agreement; and (d) requires that Oxygen provide its programming content to us on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than us. The renewal of the carriage agreement (a) extends the period that we will carry

Oxygen programming to our customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks.

      In August 2004, Charter Holdco and Oxygen also amended the equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco on February 1, 2005 in place of the $34 million of unregistered shares of Oxygen Media common stock. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of Oxygen Media common stock on the conversion date.

      As of September 30, 2004, through Vulcan Programming, Mr. Allen owned an approximate 31% interest in Oxygen assuming no exercises of outstanding warrants or conversion or exchange of convertible or exchangeable securities. Ms. Jo Allen Patton is a director and the President of Vulcan Programming. Mr. Lance Conn is a Vice President of Vulcan Programming.

      Marc Nathanson has an indirect beneficial interest of less than 1% in Oxygen.

Portland Trail Blazers and Action Sports Cable Network

      On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. After the acquisition of the Falcon cable systems in November 1999, we continued to operate under the terms of these agreements until their termination on September 30, 2001. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each customer in areas directly served by the Falcon cable systems. Under the cable television agreement, we shared subscription revenues with Trail Blazers Inc. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, we paid approximately $1 million, $1 million, $135,200 and $73,500, respectively, in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement and subsequent local cable distribution agreements.

      On July 1, 2001, Charter Holdco and Action Sports Cable Network (“Action Sports”), which is 100% owned by Mr. Allen, entered into a new carriage agreement for a five-year term, which became effective on October 1, 2001 with the expiration of the previous agreement. Under the July 2001 carriage agreement, Charter Holdco pays Action Sports a fixed fee for each customer receiving the Action Sports programming, which covers sporting events in the Pacific Northwest, including the Portland Trail Blazers, the Seattle Seahawks, a National Football League football team, and the Portland Fire, a Women’s National Basketball Association basketball team. On November 5, 2002, Action Sports, which is 100% owned by Mr. Allen, announced that it was discontinuing its business following its failure to obtain an acceptable carriage agreement with AT&T Cable, the cable television provider in Portland, Oregon. Action Sports service was terminated on November 5, 2002 and Charter Holdco ceased carriage of the service. For the years ended December 31, 2001 and 2002, we paid Action Sports approximately $0.4 million and $1 million, respectively, for rights to carry its programming. We believe that the failure of this network will not materially affect our business or results of operations.

Click2learn

      Charter Holdco executed a Software License Agreement with Click2learn, Inc. (“Click2learn”) effective September 30, 2002. Since October 1999, Charter Holdco has purchased professional services, software and maintenance from Click2learn, a company which provides enterprise software for organizations seeking to capture, manage and disseminate knowledge throughout their extended enterprise. As of December 31, 2003, Mr. Allen owned an approximate 21% interest in Click2learn through 616,120 shares held of record by Vulcan Ventures and 387,096 shares issuable upon exercise of a warrant issued to Vulcan Ventures. Mr. Allen owns 100% of Vulcan Ventures. Ms. Jo Allen Patton is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Ventures. For the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2004, we paid approximately $250,000, $57,100 and $0, respectively, to Click2learn.

Digeo, Inc.

      On March 2, 2001, a subsidiary of Charter, Charter Communications Ventures, LLC (“Charter Ventures”) entered into a broadband carriage agreement with Digeo Interactive, LLC (“Digeo Interactive”), a wholly owned subsidiary of Digeo, Inc. (“Digeo”), an entity controlled by Paul Allen. The carriage agreement provided that Digeo Interactive would provide to Charter a “portal” product, which would function as the television-based Internet portal (the initial point of entry to the Internet) for Charter’s customers who received Internet access from Charter. The agreement term was for 25 years and Charter agreed to use the Digeo portal exclusively for six years. Before the portal product was delivered to Charter, Digeo terminated development of the portal product.

      On September 27, 2001, Charter and Digeo Interactive amended the broadband carriage agreement. According to the amendment, Digeo Interactive would provide to Charter the content for enhanced “Wink” interactive television services, known as Charter Interactive Channels (“i-channels”). In order to provide the i-channels, Digeo Interactive sublicensed certain Wink technologies to Charter. Charter is entitled to share in the revenues generated by the i-channels. Currently, our digital video customers who receive i-channels receive the service at no additional charge.

      On September 28, 2002, Charter entered into a second amendment to its broadband carriage agreement with Digeo Interactive. This amendment supersedes the amendment of September 27, 2001. It provides for the development by Digeo Interactive of future features to be included in the Basic i-TV service provided by Digeo and for Digeo’s development of an interactive “toolkit” to enable Charter to develop interactive local content. Furthermore, Charter may request that Digeo Interactive manage local content for a fee. The amendment provides for Charter to pay for development of the Basic i-TV service as well as license fees for customers who receive the service, and for Charter and Digeo to split certain revenues earned from the service. In 2001, 2002, 2003 and the nine months ended September 30, 2004, we paid Digeo Interactive approximately $0, $3 million, $4 million and $2 million, respectively, for customized development of the i-channels and the local content tool kit. We received no revenues under the broadband carriage agreement in 2003. This amendment expired pursuant to its terms on December 31, 2003. Digeo Interactive is continuing to provide the Basic i-TV service on a month-to-month basis.

      On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive, LLC (“Digeo Interactive”), a wholly owned subsidiary of Digeo, Inc. (“Digeo”), under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deploys from a maximum of 10 headends through year-end 2004. This maximum number of headends was increased from 10 to 15 pursuant to a letter agreement executed on June 11, 2004 and was increased again from 15 to 20 pursuant to a second letter agreement dated August 4, 2004. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Total license and maintenance fees during the term of the agreement are expected to be approximately $3 million. The agreement provides that Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer.

      In April 2004, we launched DVR service (using units containing the Digeo software) in our Rochester, Minnesota market using a broadband media center that is an integrated set-top terminal with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).

      Charter and Digeo entered into a letter agreement effective September 28, 2004 amending the April 2004 license agreement to reduce certain fees payable to Digeo by Charter and to increase the maximum number of headends in which Charter has the right to deploy the DVR units from a maximum of 20 by year end 2004, to a maximum of 30 by June 30, 2005.

      In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units. The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. In November 2004, Charter Holdco and Digeo Interactive executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $42 million. The definitive agreements are terminable at no penalty to Charter in certain circumstances.

      In March 2001, Charter Ventures and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC. Vulcan Ventures also agreed to make, through January 24, 2004, certain additional contributions through DBroadband Holdings, LLC to acquire additional equity in Digeo as necessary to maintain Charter Ventures’ pro rata interest in Digeo in the event of certain future Digeo equity financings by the founders of Digeo. These additional equity interests are also subject to a priority return of capital to Vulcan Ventures up to amounts contributed by Vulcan Ventures on Charter Ventures’ behalf. DBroadband Holdings, LLC is therefore not included in our consolidated financial statements. Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $224 million to Digeo, of which approximately $56 million was contributed on Charter Ventures’ behalf.

      We believe that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 67% equity interest in Digeo, Inc., on a fully-converted basis. Messrs. Allen and Vogel are directors of Digeo. Mr. Vogel owns options to purchase 10,000 shares of Digeo common stock.

Other Miscellaneous Relationships

Viacom Networks

      Pursuant to certain affiliation agreements with networks of Viacom, Inc. (“Viacom”), including MTV, MTV2, Nickelodeon, VH1, TVLand, CMT, Spike TV, Comedy Central, Viacom Digital Suite, CBS-owned and operated broadcast stations, Showtime, The Movie Channel, and Flix, Viacom provides Charter with programming for distribution via our cable systems. The affiliation agreements provide for, among other things, rates and terms of carriage, advertising on the Viacom networks, which Charter can sell to local advertisers and marketing support. For the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004, Charter paid Viacom approximately $147 million, $177 million, $188 million and $146 million, respectively, for programming. Charter recorded approximately $11 million, $5 million, $5 million and $2 million as receivables from Viacom networks related to launch incentives for certain channels and marketing support, respectively, for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004. Mr. Dolgen is a Senior Advisor to Viacom, and from April 1994 to July 2004, served as Chairman and Chief Executive Officer of the Viacom Entertainment Group.

ADC Telecommunications Inc.

      Charter and Charter Holdco purchase certain equipment for use in our business from ADC Telecommunications, which provides broadband access and network equipment. Mr. Wangberg serves as a director for ADC Telecommunications. For the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2004, we paid $759,600, $60,100 and $263,900, respectively, to ADC Telecommunications under this arrangement.

HDNet and HDNet Movies Network

      On January 10, 2003 we signed an agreement to carry two around-the-clock, high-definition networks, HDNet and HDNet Movies. HDNet Movies delivers a commercial-free schedule of full-length feature films converted from 35mm to high-definition, including titles from an extensive library of Warner Bros. films. HDNet Movies will feature a mix of theatrical releases, made-for-TV movies, independent films and shorts. The HDNet channel features a variety of HDTV programming, including live sports, sitcoms, dramas, action series, documentaries, travel programs, music concerts and shows, special events, and news features including the popular HDNet World Report. HDNet also offers a selection of classic and recent television series. We paid HDNet and HDNet Movies approximately $21,900 in 2003 and $323,900 for the nine months ended September 30, 2004. We believe that entities controlled by Mr. Cuban owned approximately 81% of HDNet as of September 30, 2004. As of September 30, 2004, we believe that Mark Cuban, co-founder and president of HDNet, owned approximately 19,000,000 shares, or 6.2% of the total common equity in Charter based on a Schedule 13G filed with the SEC on May 19, 2003.

Affiliate Leases and Agreements

      David L. McCall, who served as Senior Vice President — Operations — Eastern Division during 2002 and January 2003, is a partner in a partnership that leases office space to us under a lease agreement, which expires December 31, 2010. The partnership received approximately $117,600, $117,600, $189,200 and $43,400 pursuant to such lease and related agreements for the years ended December 31, 2001, 2002, 2003 and the nine months ended September 30, 2004, respectively. In addition, during 2001, 2002 and 2003, we paid approximately $571,600, $644,800 and $381,300, respectively, for construction services to a construction company controlled by Mr. McCall’s brother under a construction agreement that expired on December 31, 2003. We also paid approximately $462,100, $3 million and $373,800 during 2001, 2002 and 2003, respectively, for construction services to a construction company controlled by Mr. McCall’s son under several agreements, the last of which expired January 31, 2004.

      Companies controlled by Mr. Nathanson, a director of Charter, leased certain office space in Pasadena, California, and warehouse space in Riverside, California, to our subsidiaries. For the Pasadena office lease, which Charter terminated in April 2001 in exchange for a payment of $639,000, total rent of $204,000 was paid from January 1, 2001 to April 2001. For the years ended December 31, 2001, 2002 and 2003, total rent paid for the Riverside warehouse space was approximately $127,000, $76,000 and $16,600, respectively, under a lease agreement which expired March 15, 2003.

Charter Airplane

      Howard L. Wood resigned as a director of Charter in December 2001. In 2001, the benefit to a company controlled by Mr. Wood that owned an airplane for the full annual cost of two individuals qualified to operate the plane, who were otherwise available to Charter in connection with its own flight operations, was approximately $118,500 for annual compensation to the pilots. Charter was entitled to reimbursement for these amounts. In addition, Mr. Wood also used Charter’s airplane for occasional personal use in 2001, a benefit valued at $12,500 for the year ended December 31, 2001.

Payments for Relative’s Services

      Additionally, in 1999, one of Mr. Wood’s daughters, who resigned as a Vice President of Charter Holdco in February 2002, received a bonus in the form of a three-year promissory note bearing interest at 7% per year. One-third of the original outstanding principal amount of the note and interest were forgiven as long as she remained employed by Charter Holdco at the end of each of the first three anniversaries of the issue date in February 1999. The amount of principal and interest forgiven on this note for the year ended December 31, 2001, was $85,500, and the outstanding balance on the note was forgiven effective as of February 22, 2002. Another daughter of Mr. Wood received approximately $70,200 during the year ended December 31, 2001 for event planning services performed by her company.

      Since June 2003, Charter Holdco has employed the brother-in-law of Carl E. Vogel, Charter’s President, Chief Executive Officer and a director. Mr. Vogel’s brother-in-law receives a salary commensurate with his position in our engineering department.

Travel Service

      Jerald L. Kent resigned as President, Chief Executive Officer and a director of Charter in September 2001. In 2001, a travel agency owned and operated by Mr. Kent’s mother-in-law received approximately $132,000 for travel arrangements made for Charter by her company.

Replay TV Joint Venture

      Charter Communications Ventures was party to a joint venture with General Instrument Corporation (doing business as Broadband Communications Sector of Motorola, Inc.), Replay TV Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in advanced digital set-top terminals. The joint venture focused on creating a set-top based digital recording platform designed for storing video, audio and Internet content. Prior to the dissolution of the joint venture in 2001, Charter Communications Ventures received management fees of approximately $1 million for the year ended December 31, 2001, which is included in other revenues in the accompanying consolidated statement of operations.

Purchase of Certain Enstar Limited Partnership Systems; Management Fees

      In April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly owned subsidiary of Charter Holdings, completed the cash purchase of certain assets of Enstar Income Program II-2, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Income Program IV-1, L.P., Enstar Income Program IV-2, L.P., and Enstar Income Program IV-3, L.P., serving approximately 21,600 customers, for a total cash sale price of approximately $48 million. In September 2002, Charter Communications Entertainment I, LLC purchased all of Enstar Income Program II-1, L.P.’s Illinois cable television systems, serving approximately 6,400 customers, for a cash sale price of $15 million. Enstar Communications Corporation, a direct subsidiary of Charter Holdco is a general partner of the Enstar limited partnerships but does not exercise control over them. The purchase prices were allocated to assets acquired based on fair values, including approximately $41 million assigned to franchises and $4 million assigned to other intangible assets amortized over a useful life of three years.

      In addition, Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Holdco to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Holdco provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Communications Holding Company, LLC. For the years ended December 31, 2001, 2002, 2003 and the nine months ended September 30, 2004, Charter Holdco earned approximately $2 million, $1 million, $469,300 and $0, respectively, by providing management services to the Enstar limited partnerships. In September 2003 the Enstar limited partnerships completed sales of all their remaining assets, and as a result no further management fees were paid in 2004. In November 2004, the Enstar limited partnerships were dissolved.

      All of the executive officers of Charter (with the exception of Mr. Allen), Charter Holdco and Charter Holdings act as officers of Enstar Communications Corporation.

Indemnification Advances

      Pursuant to Charter’s bylaws (and the employment agreements of certain of our current and former officers), Charter is obligated (subject to certain limitations) to indemnify and hold harmless, to the fullest extent permitted by law, any officer, director or employee against all expense, liability and loss (including, among other things, attorneys’ fees) reasonably incurred or suffered by such officer, director or employee as a result of the fact that he or she is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of Charter. In addition, Charter is obligated to pay, as an advancement of its indemnification obligation, the expenses (including attorneys’ fees) incurred by any officer, director or employee in defending any such action, suit or proceeding in advance of its final disposition, subject to an obligation to repay those amounts under certain circumstances. Pursuant to these indemnification arrangements and as an advancement of costs, Charter has reimbursed certain of its current and former directors and executive officers a total of approximately $3 million, $8 million and $2.6 million in respect of invoices received in 2002, 2003 and the nine months ended September 30, 2004, respectively, in connection with their defense of certain legal actions described herein. See “Business — Legal Proceedings.” Those current and former directors and officers include: Paul G. Allen, David C. Andersen, David G. Barford, Mary Pat Blake, J. Christian Fenger, Kent D. Kalkwarf, Ralph G. Kelly, Jerald L. Kent, Paul E. Martin, David L. McCall, Ronald L. Nelson, Nancy B. Peretsman, John C. Pietri, William D. Savoy, Steven A. Schumm, Curtis S. Shaw, William J. Shreffer, Stephen E. Silva, James Trey Smith and Carl E. Vogel. These amounts have been submitted to Charter’s director and officer insurance carrier for reimbursement. The carrier has raised various objections to portions of these amounts, and Charter is in negotiations with the carrier regarding their reimbursement.

DESCRIPTION OF NOTES

      The 5.875% convertible senior notes due 2009 offered hereby (the “Notes”) were issued under an indenture dated as of November 22, 2004 between us and Wells Fargo Bank, N.A., as trustee. Copies of the indenture, the pledge agreement, the resale registration rights agreement and the borrow facility registration rights agreement are included as exhibits to the registration statement of which this prospectus forms a part and will be made available upon request. We have summarized portions of these documents below. This summary is not complete. We urge you to read the indenture, the pledge agreement, the resale registration rights agreement and the borrow facility registration rights agreement because these documents define your rights as a holder of the Notes. In this section, “Charter Communications, Inc.,” “we,” “our” and “us” each refers only to Charter Communications, Inc. and not to any existing or future subsidiary.

General

      The Notes are senior unsecured obligations of Charter Communications, Inc. and are convertible into our Class A common stock as described under “— Conversion Rights” below. The Notes were issued in an aggregate original principal amount of $862,500,000 and will mature on November 16, 2009.

      The Notes bear interest at the rate of 5.875% per year on the accreted principal amount from November 22, 2004, the date of original issuance of the Notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on May 16 and November 16 of each year, commencing May 16, 2005, to holders of record at the close of business on the preceding May 1 and November 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a Note, interest will cease to accrue on the Note under the terms of and subject to the conditions of the indenture.

      Principal is payable, and Notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “— Form, Denomination and Registration.”

      The principal amount of the Notes will increase if we elect to accrete the principal amount to pay liquidated damages we may owe in connection with the registered borrow facility. See “Registered Borrow Facility — Registration Rights on Shares Covered by Share Lending Agreement.” We will be entitled to defer any interest, which we refer to as the deferred interest, that accrues with respect to the excess of the accreted principal amount over the original principal amount until May 16, 2008, or any earlier purchase by us at the option of the holder, redemption or acceleration of the Notes. We will pay any accrued deferred interest on May 16, 2008 to the record holders of the Notes as of the close of business on May 1, 2008 unless paid earlier. We may elect to pay any accrued deferred interest on any interest payment date prior to May 16, 2008 if we notify the trustee and the record holders of Notes at least 10 days prior to the record date for such interest payment date. We will not pay any additional interest on such accrued deferred interest.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by us. The indenture will contain no covenants or other provisions to protect holders of the Notes in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” below.

Ranking

      The Notes are our unsecured, except with respect to the Pledged Securities as described below, and unsubordinated obligations. The Notes rank, in right of payment, the same as all of our existing and future unsecured and unsubordinated indebtedness, except with respect to the Pledged Securities as described below. The Notes rank senior in right of payment to all of our subordinated indebtedness and will be effectively subordinated to any secured indebtedness, except with respect to the Pledged Securities as described below, and structurally subordinated to indebtedness and other liabilities of our subsidiaries.

      As of September 30, 2004, Charter Communications, Inc. had no secured indebtedness and our subsidiaries had total indebtedness and other liabilities of $20.3 billion, excluding intercompany obligations.

Security

      Our subsidiary, Charter Communications Holding Company, LLC, which we refer to as Charter Holdco, has purchased and pledged to us as security for an intercompany note, and pursuant to a pledge agreement we repledged to the trustee as security for the benefit of the holders of the Notes (and not for the benefit of our other creditors), U.S. government securities, which we refer to as the Pledged Securities, in such amount as will be sufficient upon receipt of scheduled payments with respect to such Pledged Securities to provide for payment in full of the first six scheduled interest payments due on the Notes, without regard to any liquidated damages we may owe or any deferred interest in respect of accretion of the principal amount of the Notes. Charter Holdco used approximately $144 million of the net proceeds from the offering to acquire such Pledged Securities.

      The Pledged Securities were repledged by us to the trustee for the exclusive benefit of the holders of the Notes and are held by the trustee in a pledge account. Immediately prior to each of the first six interest payment dates, the trustee will release from the pledge account cash generated by Pledged Securities then maturing sufficient to pay the interest then due on the original principal amount of the Notes. A failure to pay interest on the original principal amount of the Notes when due through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace period (unless the failure to make such payment results from the failure by the trustee to release such proceeds from the pledge account, provided such failure is not caused by any act or omission by us). Upon any conversion of Notes prior to November 16, 2007, the trustee will liquidate a portion of the Pledged Securities and release from the pledge account proceeds sufficient to pay the Early Conversion Make Whole Amount described under “— Conversion Rights — Interest Make Whole Upon Conversion.” If any Early Conversion Make Whole Amount is limited by the formula described therein, the portion of the proceeds of the liquidation of the Pledged Securities not paid to the converting holder as a result of such limitation will be released to Charter Holdco from the pledge account.

      If prior to November 16, 2007

•	an event of default under the Notes occurs and is continuing, and

•	the trustee or the holders of 25% in aggregate original principal amount of the Notes accelerate the Notes by declaring the accreted principal amount of the Notes to be immediately due and payable (by written consent, at a meeting of Note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the Notes will be accelerated automatically, then the proceeds from the liquidation of the Pledged Securities will be promptly released to Note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

•	first, to any accrued and unpaid interest on the Notes, and

•	second, to the extent available, to the repayment of a portion of the principal amount of the Notes.

      However, if any event of default is cured or waived prior to the acceleration of the Notes by the trustee or holders of the Notes referred to above, the trustee and the holders of the Notes will not be able to accelerate the Notes as a result of that event of default.

      For example, if the first two interest payments were made when due but the third interest payment was not made when due and the Note holders promptly exercised their right to declare the accreted principal amount of the Notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the Pledged Securities are promptly distributed from the pledge account,

•	an amount equal to the interest payment due with respect to the third interest payment would be distributed from the pledge account as accrued interest, and

•	the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the Notes.

      In addition, Note holders would have an unsecured claim against us for the remainder of the accreted principal amount of their Notes.

      Once we make the first six scheduled interest payments on the Notes, all of the remaining Pledged Securities, if any, will be released to Charter Holdco from the pledge account and thereafter the Notes will be unsecured.

Conversion Rights

General

      Holders may convert their Notes into shares of our Class A common stock at an initial conversion rate of 413.2231 shares of our Class A common stock, par value $.001 per share, per $1,000 original principal amount of Notes, unless previously redeemed or purchased. This is equivalent to an initial conversion price of approximately $2.42 per share.

      The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in “— Conversion Rate Adjustments” below. In addition, if we elect to accrete the principal amount of the Notes to pay any liquidated damages, we will increase the conversion rate at the same rate as the accretion rate and over the same period of time. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are a multiple of $1,000 original principal amount.

      Upon conversion of a Note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates), subject to our obligations described under “— Interest Make Whole Upon Conversion” below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and shares, if any, of our Class A common stock into which the Note is convertible will be deemed to satisfy our obligation with respect to such Note, subject to our obligations described under “— Interest Make Whole Upon Conversion” below. Except to the extent we are required to make payments in respect of such obligations, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder of receiving our Class A common stock upon conversion, see “United States Federal Income Tax Considerations.”

      Holders of Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Notes; provided, however, that no such payment need be made (1) if the conversion date is prior to November 16, 2007, (2) we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (3) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (4) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

      If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our Class A common stock upon the conversion, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

      If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The date a holder makes such required deliveries is the conversion date for the Notes converted. The conversion agent will, on the holder’s behalf, convert the Notes into shares of our Class A common stock, subject to our right to deliver cash or a combination of cash and shares. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full shares of our Class A common stock into which any Notes are converted, together with a cash payment for any fractional shares, and cash or shares, if applicable, with respect to any Early Conversion Make Whole Amount or Redemption Make Whole Amount as described under “— Interest Make Whole Upon Conversion” below, will be delivered through the conversion agent on the “conversion settlement date,” which will be as soon as practicable, but no later than the fifth business day, following the conversion date, unless we elect cash settlement as described under “— Cash Settlement Option” below. The trustee will initially act as the conversion agent.

      Notes called for redemption may be surrendered for conversion at any time prior to the close of business on the business day immediately preceding the redemption date. If a holder has already delivered a purchase notice as described under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Cash Settlement Option

      Upon conversion, we will have the right to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and Class A common stock. We will inform converting holders through the trustee no later than two business days following the conversion date if we elect to pay cash in lieu of delivering shares and will specify in such notice the percentage of the shares otherwise deliverable for which we will pay cash, unless we have already informed holders of our election in a notice of redemption for the Notes, as described under “— Redemption” below. If we elect to pay holders cash upon conversion, such payment will be based on the average price of our Class A common stock. If we elect cash settlement, the “conversion settlement date” on which we deliver the cash and shares of our Class A common stock, if any, together with the cash or shares, if applicable, with respect to any Early Conversion Make Whole Amount or Redemption Make Whole Amount, to converting holders will be the third business day following the determination of the average price. We will deliver cash in lieu of any fractional shares of our Class A common stock issuable in connection with any conversion of Notes based upon the average price.

      The “average price” of our Class A common stock means, with respect to any conversion of Notes, the average of the sale prices of our Class A common stock over the 20 trading day period beginning on the third trading day immediately following the applicable conversion date.

      The “sale price” of our Class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The sale price will be determined without reference to after-hours or extended market trading.

      If our Class A common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “sale price” will be the last quoted bid price for our common stock on the Nasdaq Small Cap Market or in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or any similar organization.

      If our Class A common stock is not so quoted, the “sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

      “Trading day” means a day during which trading in securities generally occurs on the principal U.S. national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not then listed on a national or regional securities exchange, on the Nasdaq National Market or, if our Class A common stock is not then quoted on Nasdaq National Market, on the principal other market on which our Class A common stock is then traded.

Limitation on Beneficial Ownership

      Notwithstanding the foregoing, no holder of Notes will be entitled to receive shares of our Class A common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to November 16, 2008, the specified percentage will be 4.9%, and with respect to any conversion thereafter until the maturity of the Notes, the specified percentage will be 9.9%. Any purported delivery of shares of our Class A common stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. If any delivery of shares of our Class A common stock owed to a holder upon conversion of Notes is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after, but in no event later than two trading days after, any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time.

Interest Make Whole Upon Conversion

Early Conversion Make Whole Amount

      Holders who convert their Notes prior to November 16, 2007 will receive, in addition to a number of shares of our Class A common stock equal to the conversion rate, or cash in lieu thereof, the cash proceeds, subject to the limitation described below, of the sale by the trustee of the Pledged Securities remaining with respect to the Notes being converted, which we refer to as the Early Conversion Make Whole Amount; provided that if a holder converts Notes after the close of business on any regular record date but prior to the next interest payment date, the Pledged Securities with respect to the Notes being converted that will mature immediately prior to the applicable interest payment date shall be excluded from such sale and from the Early Conversion Make Whole Amount since the proceeds thereof will be paid to such holder on such interest payment date. The Early Conversion Make Whole Amount will not compensate a converting holder for any deferred interest in respect of accretion of the principal amount of the Notes if we elect to accrete such principal amount to pay any liquidated damages we may owe.

      Upon receipt by the conversion agent of a conversion notice, the trustee will liquidate a portion of the Pledged Securities, excluding, in the case of any conversion after the close of business on any regular record date but prior to the next interest payment date, Pledged Securities that will mature immediately prior to the applicable interest payment date, rounded down to the nearest whole multiple of the minimum denomination of such Pledged Securities, and release the cash proceeds thereof to the converting holder. The percentage of the remaining Pledged Securities to be sold will be determined based on the aggregate original principal amount of Notes being converted as a percentage of the total original principal amount of Notes then outstanding.

      If a holder converts Notes prior to the earlier of (1) the sale of such Notes pursuant to an effective registration statement (including under this prospectus) or (2) November 22, 2006, the Early Conversion

Make Whole Amount such holder will receive upon conversion of each $1,000 original principal amount of Notes will not exceed $18.18, which is the amount determined pursuant to the following formula:

1000 - 1.1(CR * OP)

Where CR is 413.2231, the initial conversion rate for the Notes and OP is $2.16, the last reported sale price of our Class A common stock on the date we priced this offering of Notes. The portion of the Early Conversion Make Whole Amount not paid to the holder upon conversion of its Notes because of the limitation described above will be paid to Charter Holdco promptly following the sale of the relevant Pledged Securities.

      Notwithstanding the foregoing paragraph, the cash proceeds received upon conversion by any holders who convert Notes that have been called for redemption will not be limited by the formula described above.

Redemption Make Whole Amount

      Any holders who convert Notes that have been called for redemption shall receive, in addition to the Early Conversion Make Whole Amount, if applicable, the present value of the interest on the Notes converted that would have been payable for the period from and including November 16, 2007, or if later, the redemption date, to but excluding November 16, 2009, plus any accrued and unpaid deferred interest, which we refer to as the Redemption Make Whole Amount. The Redemption Make Whole Amount shall be calculated by discounting the amount of such interest, other than any deferred interest, on a semi-annual basis using a discount rate equal to 3.0% plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the period from and including the redemption date to but excluding November 16, 2009. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the applicable rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the applicable rate, the most recent Statistical Release published prior to the date of determination of the Redemption Make Whole Amount shall be used.

      The term “Statistical Release” shall mean the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index that we will designate.

      We may pay the Redemption Make Whole Amount in cash or in shares of our Class A common stock, with the number of such shares determined based on the average of the sale prices of our Class A common stock over the ten trading days immediately preceding the applicable conversion date. If we elect to pay the Redemption Make Whole Amount in shares of our Class A common stock, the number of shares we deliver, together with the shares deliverable upon conversion, shall not exceed 462 per $1,000 original principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments,” and we must deliver cash with respect to the remainder of the Redemption Make Whole Amount, if any.

Make Whole Amount and Public Acquirer Change of Control

      If a transaction described in clause (2) of the definition of change of control (as set forth under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder”) occurs on or prior to November 16, 2009, we must give notice to all record holders of Notes and the trustee at least ten trading days prior to the anticipated effective date of such change of control transaction. We must also give notice to all record holders of Notes and the trustee that such a transaction has occurred within 15 days after the actual effective date of such change of control transaction. If a holder elects to convert its Notes at any time following the date we give notice of the anticipated effective date of such change of control transaction we will increase the applicable conversion rate for the Notes surrendered for conversion by a number of additional shares of Class A common stock (the “additional shares”), as described below.

      The number of additional shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our Class A common stock in such transaction. If the holders of our Class A common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the sale prices of our Class A common stock on the 10 trading days up to but not including the effective date.

      The additional shares will be delivered to holders who elect to convert their Notes during the period described above on the later of (1) five business days following the effective date and (2) the conversion settlement date for those Notes.

      The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to deliver the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

      The following table sets forth the hypothetical stock price and number of additional shares to be received per $1,000 original principal amount of Notes.

	Stock Price

Effective Date	$2.16	$2.25	$2.50	$3.00	$3.50	$4.00	$4.50	$5.00

November 16, 2004	37.5	32.2	20.2	4.9	0.0	0.0	0.0	0.0
November 16, 2005	54.7	48.2	33.6	14.6	3.5	0.0	0.0	0.0
November 16, 2006	74.2	66.2	48.5	25.4	12.1	4.1	0.0	0.0
November 16, 2007	95.1	85.5	64.0	36.5	20.9	11.7	6.3	3.0
November 16, 2008	85.6	75.0	52.0	24.5	10.7	3.8	0.8	0.0
November 16, 2009	49.7	31.2	0.0	0.0	0.0	0.0	0.0	0.0

      The exact stock price and effective dates may not be set forth on the table, in which case:

1. if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the additional premium will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

2. if the stock price is in excess of $5.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

3. if the stock price is less than $2.16 per share (the last reported sale price of our Class A common stock on the date the Notes were priced) (subject to adjustment), no additional shares will be issued upon conversion.

      Notwithstanding the foregoing, in no event will the total number of shares of Class A common stock issuable upon conversion exceed 462 per $1,000 original principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

      Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

      Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below) we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a Note will be changed into a right to convert a Note into a number of shares of “acquirer common stock” (as defined below). The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such change of control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the “valuation period”), of:

(i) the “acquisition value” of our Class A common stock on each such trading day in the valuation period, divided by

(ii) the closing sale price of the acquirer common stock on each such trading day in the valuation period.

      The “acquisition value” of our Class A common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our Class A common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash,

•	for any acquirer common stock or any other securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market, 100% of the closing sale price of such acquirer common stock or other traded securities on each such trading day; and

•	for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.

      A “public acquirer change of control” is any transaction described in clause (2) of the definition of change control below where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer’s or other entity’s class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change as the “acquirer common stock.”

Conversion Rate Adjustments

      The initial conversion rate will be adjusted for certain events, including:

(1) the issuance of our Class A common stock as a dividend or distribution on our Class A common stock, or certain subdivisions and combinations of our Class A common stock, in which event the conversion rate will be adjusted based on the following formula:

OS1
CR1 = CR0	×
OS0

      where,

CR 0	=	the conversion rate in effect at the close of business on the record date

CR [1]	=	the conversion rate in effect immediately after the record date

OS 0	=	the number of shares of our Class A common stock outstanding at the close of business on the record date

OS [1]	=	the number of shares of our Class A common stock that would be outstanding immediately after such event

(2) the issuance to all holders of our Class A common stock of certain rights or warrants to purchase our Class A common stock (or securities convertible into our Class A common stock) for a period expiring 45 days or less from the date of issuance of such rights or warrants at less than (or having a conversion price per share less than) the current market price of our Class A common stock; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	OS 0 + X ------------ OS 0 + Y

      where,

CR 0	=	the conversion rate in effect at the close of business on the record date

CR [1]	=	the conversion rate in effect immediately after the record date

OS 0	=	the number of shares of our Class A common stock outstanding at the close of business on the record date

X	=	the total number of shares of our Class A common stock issuable pursuant to such rights

Y	=	the number of shares of our Class A common stock equal to the aggregate price payable to exercise such rights divided by the average of the sale prices of our Class A common stock for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3) the dividend or other distribution to all holders of our Class A common stock of shares of our capital stock (other than Class A common stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	SP 0 ---------- SP0 – FMV

      where,

CR 0	=	the conversion rate in effect at the close of business on the record date

CR [1]	=	the conversion rate in effect immediately after the record date

SP 0	=	the current market price

FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Class A common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Class A common stock or shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	FMV0 + MP 0 MP 0

      where,

CR 0	=	the conversion rate in effect at the close of business on the record date

CR [1]	=	the conversion rate in effect immediately after the record date

FMV0	=	the average of the sale prices of the capital stock or similar equity interest distributed to holders of our Class A common stock applicable to one share of our Class A common stock over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted

MP 0	=	the average of the sale prices of our Class A common stock over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted

(4) dividends or other distributions consisting exclusively of cash to all holders of our Class A common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	SP0 SP0 - C

      where,

CR0	=	the conversion rate in effect at the close of business on the record date

CR [1]	=	the conversion rate in effect immediately after the record date

SP0	=	the current market price

C	=	the amount in cash per share we distribute to holders of our Class A common stock

(5) we or one or more of our subsidiaries make purchases of our Class A common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our Class A common stock to the extent that the cash and value of any other consideration included in the payment per share of our Class A common stock exceeds the current market price per share of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	FMV + (SP1 × OS1) -------------------------- OS0 × SP1

      where,

CR 0	=	the conversion rate in effect on the expiration date
CR [1]	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
OS [1]	=	the number of shares of our Class A common stock outstanding immediately after the expiration date less any purchased shares
OS0	=	the number of shares of our Class A common stock outstanding immediately after the expiration date, including any purchased shares
SP [1]	=	the sale price of our Class A common stock on the trading day next succeeding the expiration date

(6) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration date, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	FMV + (SP1 × OS1) --------------------- OS 0 × SP1

      where,

CR 0	=	the conversion rate in effect on the expiration date
CR [1]	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date
OS [1]	=	the number of shares of our Class A common stock outstanding immediately after the expiration date less any purchased shares
OS0	=	the number of shares of our Class A common stock outstanding immediately after the expiration date, including any purchased shares
SP [1]	=	the sale price of our Class A common stock on the trading day next succeeding the expiration date

The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Class A common stock to more than 25% of the total shares of Class A common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the sale price of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.

      “Current market price” of our Class A common stock on any day means the average of the sale price of our Class A common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

      “Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our Class A common stock have the right to receive any cash, securities or other property or in which our Class A common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Class A common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

      To the extent that we have a rights plan in effect upon conversion of the Notes into Class A common stock, you will receive, in addition to the Class A common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Class A common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

      Except as stated above, the conversion rate will not be adjusted for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or carrying the right to purchase any of the foregoing.

      In the case of any recapitalization, reclassification or change of our Class A common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which holders of our Class A common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our Class A common stock, the holders of the Notes then outstanding will be entitled thereafter to convert those Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Notes been converted into our Class A common stock immediately prior to such transaction. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

      We may from time to time, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, increase the conversion rate of the Notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our Class A common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

      As a result of any adjustment of the conversion rate, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Class A common stock. In addition, non-U.S. holders of Notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “United States Federal Income Tax Considerations — Tax Consequences to U.S. Holders — Constructive Dividends” and “— Tax Consequences to Non-U.S. Holders — Constructive Dividends.”

Exchange in Lieu of Conversion

      Unless we have called the relevant Notes for redemption, when a holder surrenders Notes for conversion, we may direct the conversion agent to surrender, on or prior to the date two business days following the conversion date, such Notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such Notes, the designated institution must agree to deliver, in exchange for such Notes, a number of shares of our common stock equal to the applicable conversion rate, or at its option, cash or a combination of cash and shares of our common stock in lieu thereof, calculated based on the average price, plus cash for any fractional shares and any Early Conversion Make Whole Amount.

      If the designated institution accepts any such Notes, it will deliver the appropriate number of shares of our common stock (and cash, if any), or cash in lieu thereof, to the conversion agent and the conversion agent will deliver those shares or cash to the holder. Such designated institution will also deliver cash equal to any Early Conversion Make Whole Amount we would owe such holder if we had converted its Notes. Any Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following (1) the conversion date, or (2) if the designated institution elects to deliver cash or a combination of cash and shares of our common stock, the determination of the average price, convert the Notes and deliver shares of our common stock, as described under “— Conversion Rights — General,” or, at our option cash in lieu thereof based on the average price, along with any applicable Early Conversion Make Whole Amount.

      Our designation of an institution to which the Notes may be submitted for exchange does not require the institution to accept any Notes. If the designated institution declines to accept any Notes surrendered for exchange, we will convert those Notes into shares of our Class A common stock, or cash in lieu thereof, as described under “— Conversion Rights” above. We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Redemption

      Following the earlier of (1) the sale of any Notes pursuant to the registration statement of which this prospectus forms a part or (2) November 22, 2006, we may redeem for cash the Notes (or, in the case of clause (1) above, any such Notes that have been sold pursuant to an effective registration statement) in whole or in part, at a price equal to 100% of the accreted principal amount of such Notes plus accrued and unpaid interest, deferred interest and liquidated damages, if any, on the Notes to, but excluding, the redemption date, if the closing price of our Class A common stock has exceeded, for at least 20 trading days in any consecutive 30 trading day period, 180% of the conversion price if such 30 trading day period begins prior to November 16, 2007 and 150% if such 30 trading day period begins thereafter. The “conversion price” as of any day will equal the accreted principal amount of $1,000 original principal amount of Notes divided by the conversion rate in effect on such day. We are required to give notice of redemption to the trustee and all registered holders not less than 30 nor more than 60 days prior to the redemption date. We must specify in such notice (1) whether we will deliver shares of our Class A common stock, or cash in lieu thereof, upon conversion of any Notes called for redemption, (2) if we elect to deliver cash, the percentage of the shares otherwise deliverable for which we will pay cash and (3) whether we will deliver cash or shares of our Class A common stock upon conversion with respect to the Redemption Make Whole Amount.

      Notes or portions of Notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

      If we decide to redeem fewer than all of the outstanding Notes, the trustee will select the Notes to be redeemed (in original principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

      If any Notes are to be redeemed in part only, we will issue a new Note or Notes with a principal amount equal to the unredeemed principal portion thereof. If the trustee selects a portion of your Note for partial redemption and you convert a portion of the same Note, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated Note during a period of 15 days before the mailing of the redemption notice.

Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder

      If a fundamental change occurs, each holder of Notes will have the right to require us to purchase some or all of that holder’s Notes for cash on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will purchase such Notes at a purchase price equal to 100% of the accreted principal amount of the Notes to be purchased, plus any accrued and unpaid interest (including deferred interest and liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any, but excluding any deferred interest) payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

      Within 20 days after the occurrence of a fundamental change, we are required to give notice to all holders of Notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of Notes must deliver, on or before the fundamental change repurchase date specified in our notice, written notice to the trustee of the holder’s exercise of its repurchase right, together with the Notes with respect to which the right is being exercised. We will promptly pay the repurchase price for Notes surrendered for repurchase following the fundamental change repurchase date.

      You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the original principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate number of the withdrawn Notes (or, if your Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the original principal amount, if any, that remains subject to the repurchase notice.

      Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Note. If the paying agent holds money sufficient to pay the repurchase price of the Note, on the repurchase date, then, on and after the business day following the repurchase date:

•	the Note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Note.

      This will be the case whether or not book-entry transfer of the Note has been made or the Note has been delivered to the paying agent.

      A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

      A “termination of trading” will be deemed to have occurred if our Class A common stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market; provided that a termination of trading will not occur so long as our Class A common stock is listed for trading on the Nasdaq Small Cap market or quoted bid prices for our Class A common stock in the over-the-counter market are reported by Pink Sheets LLC or any similar organization.

      A “change of control” will be deemed to have occurred at such time after the original issuance of the Notes when the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Paul G. Allen and Related Parties, becomes the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of more than 35% of the Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, unless Mr. Allen and the Related Parties, collectively, beneficially own, directly or indirectly, a greater percentage of Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, than such person;

(2) the consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of the fair market value of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on any U.S. national securities exchange or quoted on the Nasdaq National Market;

(3) the sale, transfer, conveyance, lease or other disposition (including by way of liquidation or dissolution, but excluding by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Charter Communications, Inc. and its subsidiaries, taken as a whole, to any “person” or “group” as defined above;

(4) the purchase by Mr. Allen or any Allen Affiliates in any transaction or series of transactions, of shares of our Class A common stock, which results in the aggregate number of shares of Class A common stock held by Mr. Allen and any Allen Affiliates exceeding 70% of the total number of shares of Class A common stock issued and outstanding (including any shares borrowed pursuant to the share lending agreement) at such time to the extent that the closing price per share of the Class A common stock for any five trading days within the period of the ten consecutive trading days immediately after the later of the last date of such purchases or the public announcement of such purchases is less than 100% of the applicable conversion price of the Notes in effect on each of those trading days; provided that the calculation of the number of shares of Class A common stock held by Mr. Allen and any Allen Affiliates will not include any share of our Class A common stock acquired by Mr. Allen or any Allen Affiliates as a result of the exchange or conversion of membership units of Charter Holdco or shares of our Class B common stock or any securities exchangeable or convertible into shares of Class A common stock or issued in exchange (by merger or otherwise) for shares of a Person that holds units of Charter Holdco.

(5) the adoption of a plan relating to the liquidation or dissolution of Charter Holdco; or

(6) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

      As used in connection with the definition of change of control, the following terms will have the meaning described below:

      “Allen Affiliate” means any person in which Mr. Allen, directly or indirectly, owns at least a 50.1% equity interest, provided that Charter Communications, Inc., Charter Holdco or any of its subsidiaries will not be included in such definition.

      “Continuing director” means a director who either was a member of our board of directors on November 16, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

      “Related Party” means:

(i) the spouse or an immediate family member, estate or heir of the Mr. Allen; or

(ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of Mr. Allen and/or such other persons referred to in the immediately preceding clause (i) or this clause (ii).

      “Voting Stock” of any person as of any date means the capital stock of such person that is at the time entitled to vote in the election of the board of directors of such person.

      The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

      The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of our consolidated assets “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety.” under applicable law. Accordingly, your ability to require us to repurchase your Notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

      Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Notes. We will comply with this rule to the extent applicable at that time.

      We may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

      The foregoing provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

      Our ability to repurchase Notes upon the occurrence of a fundamental change is subject to important limitations. Our subsidiaries’ existing credit agreements and indentures contain and any future credit agreements or other agreements relating to our indebtedness may also contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit our repurchase of the Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Notes, we could seek the consent of our or our subsidiaries’ lenders and noteholders to repurchase the Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Notes. Our failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

      No Notes may be purchased by us at the option of the holders upon a fundamental change if the accreted principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

      The fundamental change purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our Class A common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Notes.

Consolidation, Merger and Sale of Assets

      We may, without the consent of the holders of Notes, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving entity assumes all our obligations under the indenture and the Notes;

•	if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party that is not the successor under the Notes and the indenture, such third party fully and unconditionally guarantees all obligations of Charter Communications, Inc. or such successor under the Notes and the indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Information Requirement

      We will agree that for a period of two years after closing, during any period in which we are not subject to the reporting requirements of the Exchange Act, to make available to holders of the Notes, or beneficial owners of interests therein, or any prospective purchaser of the Notes, the information required by Rule 144A(d)(4) to be made available in connection with the sale of Notes or beneficial interests in the Notes.

Covenant

      We agreed in the indenture that we will redeem our outstanding 5.75% convertible senior notes due 2005 to the extent of the proceeds from the sale of the Notes, net of the purchase price of Pledged Securities and expenses of the offering, and that we will issue the related notice of redemption no later than the close of business on the business day immediately following the closing of the sale of the Notes. The notice was issued on November 23, 2004, and we expect to consummate the redemption on December 23, 2004.

Events of Default

      Each of the following will constitute an event of default under the indenture:

•	our failure to pay when due the principal on any of the Notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest (including liquidated damages, if any) other than any deferred interest on any of the Notes for 30 days after the date when due; provided that a failure to make any of the first six scheduled interest payments on the original principal amount of the Notes on the applicable interest payment date will constitute an event of default with no grace or cure period (unless the failure to make such payment results from the failure by the trustee to release the relevant cash amount from the pledge account, provided that such failure is not caused by any act or omission by us);

•	our failure to deliver shares of our Class A common stock, or cash in lieu thereof, when due upon conversion of Notes, together with cash in respect of any fractional shares and any Early

Conversion Make Whole Amount and any Redemption Make Whole Amount, upon conversion of a Note, and that failure continues for 10 days;

•	our failure to comply with our obligations described under “— Covenant” when required and such failure continues for five days;

•	our failure for 30 days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate original principal amount of the Notes then outstanding to comply with any of the other covenants or agreements in the indenture;

•	our failure to make any payment under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, if that default:

(i) is caused by a failure to pay at final stated maturity the principal amount on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such indebtedness prior to its express maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

•	our failure to give timely notice of a fundamental change or of the anticipated effective date of a change of control transaction as described under “— Conversion Rights — Make Whole Amount and Public Acquirer Change of Control”; and

•	certain events of our bankruptcy, insolvency or reorganization or any significant subsidiary of ours.

      “Significant subsidiary” has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.

      If an event of default specified in the eighth bullet point above occurs and is continuing, then the principal of all the Notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the eighth bullet point above, the trustee or the holders of at least 25% in aggregate original principal amount of the Notes then outstanding may declare the Notes due and payable at their accreted principal amount together with accrued and unpaid interest (including deferred interest and liquidated damages, if any), and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate original principal amount of the Notes then outstanding, subject to the provisions of the indenture.

      The holders of a majority in aggregate original principal amount of Notes at the time outstanding through their written consent, or the holders of a majority in aggregate original principal amount of Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the Notes;

•	in respect of the failure to convert the Notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each Note affected as described in “— Modification, Waiver and Meetings” below.

      Holders of a majority in aggregate original principal amount of the Notes then outstanding through their written consent, or the holders of a majority in aggregate original principal amount of the Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the Notes to pursue remedies with respect to the indenture and the Notes are subject to a number of additional requirements set forth in the indenture.

      The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any conversion, redemption or repurchase obligation.

      We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

      The indenture contains provisions for convening meetings of the holders of Notes to consider matters affecting their interests.

      The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of Notes;

•	adding additional dates on which holders may require us to repurchase their Notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of Notes if any reclassification or change of our Class A common stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	providing for the assumption of our obligations to the holders of Notes in the case of a merger, consolidation, conveyance, sale, transfer or lease;

•	increasing the conversion rate in the manner described in the indenture, provided that the increase will not adversely affect the interests of holders of Notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the Notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the Notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of Notes in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Notes in this prospectus will not be deemed to adversely affect the interests of the holders of the Notes; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Notes.

      Modifications and amendments to the indenture or to the terms and conditions of the Notes may also be made, and noncompliance by us with any provision of the indenture or the Notes may be waived, either:

•	with the written consent of the holders of at least a majority in aggregate original principal amount of the Notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate original principal amount of the Notes represented at such meeting.

      However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each Note affected:

•	change the maturity of the principal of or any installment of interest on any Note (including any payment of liquidated damages);

•	reduce the principal amount of, or any premium, if any, on any Note;

•	reduce the interest rate or amount of interest (including any liquidated damages) on any Note;

•	reduce the Early Conversion Make Whole Amount or the Redemption Make Whole Amount or otherwise modify the provisions of the indenture related thereto in a manner adverse to the holders of the Notes;

•	modify the provisions of the indenture relating to the Pledged Securities as described above under “— Security” in a manner adverse to the holders of the Notes;

•	other than as contemplated by the terms of the indenture, change the currency of payment of principal of, premium, if any, or interest on any Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of holders of the Notes;

•	adversely affect any repurchase option of holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of Notes;

•	reduce the percentage in aggregate original principal amount of Notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate original principal amount of Notes outstanding required for any other waiver under the indenture.

      The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate original principal amount of the Notes at the time outstanding.

Form, Denomination and Registration

      The Notes were issued in fully registered form, without coupons, in denominations of $1,000 original principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form

      The Notes are evidenced by one or more global Notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

      Ownership of beneficial interests in a global Note will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

      So long as Cede & Co., as nominee of DTC, is the registered owner of the global Notes, Cede & Co. for all purposes will be considered the sole holder of the global Notes. Except as provided below, owners of beneficial interests in the global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global Notes to such persons may be limited.

      We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global Notes to Cede & Co., the nominee for DTC, as the registered owner of the global Notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Notes to owners of beneficial interests in the global Notes.

      It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the global Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      If a holder would like to convert Notes into Class A common stock pursuant to the terms of the Notes, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Notes represented by global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

      Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Notes are credited and only for the principal amount of the Notes for which directions have been given.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Notes to be issued in definitive registered form in exchange for the global Notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Notes.

      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

      We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Notes at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

      Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Note. Subject to the foregoing, a global Note is not exchangeable except for a global Note or global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

      Except as otherwise provided in the indenture, notices to holders of Notes will be given by mail to the addresses of holders of the Notes as they appear in the Note register.

Governing Law

      The indenture, the Notes and the registration rights agreement are governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

      Wells Fargo Bank, N.A., as trustee under the indenture, has been appointed by us as paying agent, collateral agent, conversion agent, registrar and custodian with regard to the Notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Resale Registration Rights

      We have agreed to file with the SEC, at our expense, the shelf registration statement of which this prospectus forms a part covering resales by holders of all Notes and the Class A common stock issuable upon conversion of the Notes. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to:

•	file such shelf registration statement with the SEC within 30 days after the earliest date of original issuance of any of the Notes;

•	cause such registration statement to become effective as promptly as is practicable, but in no event later than 150 days after the earliest date of original issuance of any of the Notes; and

•	keep the registration statement effective for a period (the “registration period”) from the date such registration statement is declared effective by the SEC until such date that is the earlier of (1) the date as of which all the Notes or the Class A common stock issuable upon conversion of the Notes have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement; (2) the date as of which all the Notes or the Class A common stock issuable upon conversion of the Notes held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; and (3) the date on which there are no outstanding registrable securities.

      This prospectus forms a part of the registration statement that we agreed to file, cause to become effective and keep effective, as described above.

      We also agreed to provide to each registered holder copies of this prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes and the Class A common stock issuable upon conversion of the Notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in this prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering the Notes and Class A common stock is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

      We may suspend the holder’s use of the prospectus for a maximum of 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if (i) we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole or (ii) the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred or is continuing. However, if the disclosure relates to a proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise have a material adverse effect on us and our subsidiaries taken as a whole, we may extend the suspension period from 45 days to 60 days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the Notes of the existence of such a suspension.

      If,

•	on the 30th day following the earliest date of original issuance of any of the Notes, the shelf registration statement has not been filed with the SEC; or

•	on the 150th day following the earliest date of original issuance of any of the Notes, the shelf registration statement is not declared effective; or

•	prior to or on the 45th, 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph (in each case except as the result of filing of a post-effective amendment solely to add additional selling securityholders), such suspension has not been terminated

(each, a “registration default”), liquidated damages will accrue on the Notes, from and including the day following the registration default to but excluding the earlier of (i) the day after the end of the registration period and (ii) the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate equal to:

•	0.25% per annum of the accreted principal amount for the first 90 days following such registration default; and

•	0.50% per annum of the accreted principal amount after the first 90 days following such registration default.

      In no event will liquidated damages relating to the resale registration statement accrue at a rate per year exceeding 0.50%. Liquidated damages will be computed on the basis of a 360-day year composed of twelve 30-day months. If a holder has converted some or all of its Notes into Class A common stock, the holder will be entitled to receive equivalent amounts based on the accreted principal amount of the Notes converted. A holder’s right to liquidated damages shall be its sole remedy in the event of a registration default.

REGISTERED BORROW FACILITY

Share Lending Agreement

      In connection with the original issuance of the notes, to make the purchase of the notes more attractive to prospective investors, we entered into a share lending agreement, dated as of November 22, 2004, with an affiliate of Citigroup Global Markets Inc., which we refer to as borrower, under which we have agreed to loan to borrower up to 150 million shares of our Class A common stock. We will receive a loan fee of $.001 per share for each share that we loan to borrower, payable at the time such share is borrowed.

      Under the agreement, borrower has agreed that it will not transfer or dispose of the borrowed shares except for the purpose of directly or indirectly facilitating the hedging of the notes by holders. Except in limited circumstances, any borrowed shares that are returned to us cannot be reborrowed.

      Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us, under the following circumstances:

•	borrower may terminate all or any portion of a loan at any time;

•	we may terminate any or all of the outstanding loans upon a default by borrower under the share lending agreement, including a breach by borrower of any of its representations and warranties, covenants or agreements under the share lending agreement or the bankruptcy of borrower, and

•	all loans will terminate on November 16, 2009, the termination date for the share lending agreement or, if sooner, any date as of which all of the notes have been converted, repaid or redeemed.

      We will not otherwise have the right to terminate any loan of borrowed shares.

      Any shares that we loan to borrower will be issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of Class A common stock, although. However, under the share lending agreement, borrower has agreed:

•	to pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

•	to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

      Borrower has also agreed under the share lending agreement that it will not vote any borrowed shares of which it is the record owner and it will not transfer or dispose of any borrowed shares except pursuant to a registration statement that is effective under the Securities Act.

      If the credit ratings of borrower’s guarantor decline below a specified level, borrower has agreed to post and maintain with Citigroup Global Markets Inc., as collateral agent on our behalf, collateral in the form of cash, government securities, certificates of deposit, high grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the borrowed shares as security for the obligation of borrower to return the borrowed shares to us when required.

      In view of the contractual undertakings of borrower in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

      The existence of the share lending agreement and the short positions established in connection with facilitating the hedging of the notes could have the effect of causing the market price of our Class A common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement.

Registration Rights on Shares Covered by Share Lending Agreement

      We have filed and have agreed to use our reasonable best efforts to cause to become effective within 130 days after the original issue date of the notes, a registration statement with the Securities and Exchange Commission covering our Class A common stock that can be used by Citigroup Global Markets Inc., as agent for borrower, to sell up to 150 million shares that we will loan to borrower pursuant to the share lending agreement.

      If, on April 1, 2005, the registration statement is not declared effective or we otherwise fail to execute the underwriting agreement required by the registration rights agreement and perform our essential material obligations thereunder (an “effectiveness default”), liquidated damages, which we refer to as the borrow facility liquidated damages, will accrue on the notes, from and including the day following such default to but excluding the earlier of (i) the date two years following the original issue date of the notes and (ii) the day on which the applicable default has been cured.

      Upon the occurrence and during the continuance of a filing default, we will be required to pay liquidated damages in cash to all holders of the notes at a rate per month equal to ..25% of the accreted principal amount of their notes, with such damages accruing daily and paid monthly. In lieu of paying any such liquidated damages in cash, we may elect that liquidated damages will be added to the accreted principal amount of the notes at the rate of .375% per month, accreting daily and compounding monthly.

      Upon the occurrence and during the continuance of an effectiveness default, we will be required to pay liquidated damages in cash to all holders of the notes at a rate per month equal to .25% of the accreted principal amount of the notes for the first 60 days of such failure and .50% of the accreted principal amount of the notes thereafter, in each case with such damages accruing daily and paid monthly. In lieu of paying any such liquidated damages in cash, we may elect that liquidated damages will be added to the principal amount of the notes at the rate of .375% of the accreted principal amount of the notes for the first 60 days of such failure and .75% of the accreted principal amount of the notes thereafter, in each case accreting daily and compounding monthly.

      All borrow facility liquidated damages will be computed on the basis of a 360-day year composed of twelve 30-day months and when accrued will be paid, or added to the accreted principal amount of the notes, monthly on the sixteenth day of each month to record holders of notes as of the close of business on the first day of each month. Holders who convert their notes into our Class A common stock will not be entitled to any borrow facility liquidated damages.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      As of September 30, 2004 and December 31, 2003, our total debt was approximately $18.5 billion and $18.6 billion, respectively. A table of our other indebtedness as of September 30, 2004 is summarized below (dollars in millions):

	Actual
	September 30,		Pro Forma			Start date for
	2004		September 30, 2004			cash interest
					Interest	payment on
	Face	Accreted	Face	Accreted	payment	discount	Maturity
	value	value(a)	value	value	dates	notes	date(b)

Charter Communications, Inc.:
5.750% convertible senior notes due 2005	$588	$588	$—	$—	4/15 & 10/15		10/15/05
4.750% convertible senior notes due 2006	156	156	156	156	12/1 & 6/1		6/1/06
5.875% convertible senior notes due 2009	—	—	863	832	5/16 & 11/16		11/16/09
Charter Holdings:
8.250% senior notes due 2007	451	451	451	451	4/1 & 10/1		4/1/07
8.625% senior notes due 2009	1,244	1,242	1,244	1,242	4/1 & 10/1		4/1/09
9.920% senior discount notes due 2011	1,108	1,108	1,108	1,108	4/1 & 10/1	10/1/04	4/1/11
10.000% senior notes due 2009	640	640	640	640	4/1 & 10/1		4/1/09
10.250% senior notes due 2010	318	318	318	318	1/15 & 7/15		1/15/10
11.750% senior discount notes due 2010	450	435	450	435	1/15 & 7/15	7/15/05	1/15/10
10.750% senior notes due 2009	874	874	874	874	4/1 & 10/1		10/1/09
11.125% senior notes due 2011	500	500	500	500	1/15 & 7/15		1/15/11
13.500% senior discount notes due 2011	675	571	675	571	1/15 & 7/15	7/15/06	1/15/11
9.625% senior notes due 2009	640	638	640	638	5/15 & 11/15		11/15/09
10.000% senior notes due 2011	710	708	710	708	5/15 & 11/15		5/15/11
11.750% senior discount notes due 2011	939	780	939	780	5/15 & 11/15	11/15/06	5/15/11
12.125% senior discount notes due 2012	330	252	330	252	1/15 & 7/15	7/15/07	1/15/12
CCH II:
10.250% senior notes due 2010	1,601	1,601	1,601	1,601	3/15 & 9/15		9/15/10
CCO Holdings:
8.750% senior notes due 2013	500	500	500	500	5/15 & 11/15		11/15/13
Senior floating rate notes due 2010	—	—	550	550	3/15, 6/15, 9/15 & 12/15		12/15/10
Charter Operating:
8% senior second lien notes due 2012	1,100	1,100	1,100	1,100	4/30 & 10/30		4/30/12
8 3/8% senior second lien notes due 2014	400	400	400	400	4/30 & 10/30		4/30/14
Renaissance:
10.000% senior discount notes due 2008	114	116	114	116	4/15 & 10/15	10/15/03	4/15/08
CC V Holdings:
11.875% senior discount notes due 2008	113	113	113	113	6/1 & 12/1	6/1/04	12/1/08
Credit Facilities
Charter Operating	5,393	5,393	4,993	4,993

	$18,844	$18,484	$19,269	$18,878

(a)	The accreted value presented above represents the face value of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date.

(b)	In general, the obligors have the right to redeem all of the notes set forth in the above table (except with respect to the 5.875% convertible senior notes due 2009 and the Charter Holdings notes with terms of eight years) in whole or part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest. We have called for redemption the remaining 5.75% convertible senior notes due 2005, and expect to consummate that redemption on December 23, 2004. While we are required to redeem the CC V Holdings notes under the circumstances described in “— Outstanding Notes — CC V Holdings, LLC Notes” and “Charter Communications Operating, LLC Notes,” we are not required to redeem any of the other notes described above prior to their stated maturity dates. For additional information, see Note 9 to our consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included elsewhere in this prospectus.

      As of September 30, 2004 and December 31, 2003, long-term debt totaled approximately $18.5 billion and $18.6 billion, respectively. This debt was comprised of approximately $5.4 billion and $7.2 billion of credit facility debt, $12.3 billion and $10.6 billion principal amount of high-yield notes and $744 million and $774 million principal amount of convertible senior notes at September 30, 2004 and December 31, 2003, respectively.

      As of September 30, 2004 and December 31, 2003, the weighted average interest rate on the credit facility debt was approximately 6.6% and 5.4%, respectively, the weighted average interest rate on the high-yield notes was approximately 10.3%, and the weighted average interest rate on the convertible senior notes was approximately 5.5%, resulting in a blended weighted average interest rate of 8.8% and 8.2%, respectively. The interest rate on approximately 85% and 80% of the total principal amount of our debt was effectively fixed, including the effects of our interest rate hedge agreements as of September 30, 2004 and December 31, 2003, respectively. The fair value of our credit facility debt was approximately $5.3 billion and $6.9 billion at September 30, 2004 and December 31, 2003, respectively. The fair value of our high-yield notes was $10.6 billion and $9.9 billion at September 30, 2004 and December 31, 2003, respectively. The fair value of our convertible senior notes was $651 million and $732 million at September 30, 2004 and December 31, 2003, respectively. The fair value of high-yield notes is based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.

      The following description is merely a summary of certain material provisions of the amended and restated Charter Operating credit facilities and the public notes of our subsidiaries (collectively, the “Debt Agreements”). The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all terms of the Debt Agreements. The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.

Credit Facilities

Amended and Restated Charter Operating Credit Facilities — General

      The Charter Operating credit facilities were amended and restated concurrently with the sale of $1.5 billion senior second lien notes in April 2004, among other things, to defer maturities and increase availability under these facilities and to enable Charter Operating to acquire the interests of the lenders under the CC VI Operating, CC VIII Operating and Falcon credit facilities.

      The amended and restated Charter Operating credit facilities:

•	increase the availability thereunder from $5.1 billion to $6.5 billion; and

•	provide for two term facilities:

(i) a Term A facility with a total principal amount of $2.0 billion, of which 12.5% matures in 2007, 30% matures in 2008, 37.5% matures in 2009 and 20% matures in 2010; and

(ii) a Term B facility with a total principal amount of $3.0 billion, which shall be repayable in 27 equal quarterly installments aggregating in each loan year to 1% of the original amount of the Term B facility, with the remaining balance due at final maturity in 2011; and

•	provide for a revolving credit facility, in a total amount of $1.5 billion, with a maturity date in 2010.

      Amounts under the amended and restated Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate, as defined, plus a margin for Eurodollar loans of up to 3.00% for the Term A facility and revolving credit facility, and up to 3.25% for the Term B facility, and for base rate loans of up to 2.00% for the Term A facility and revolving credit facility, and up to 2.25% for the Term B facility. A quarterly commitment fee of up to .75% is payable on the average daily unborrowed balance of the revolving credit facilities.

      Obligations arising under the original $5.1 billion commitment amount (the “Original Obligations”) continue to be guaranteed by CCO Holdings and by Charter Operating’s domestic subsidiaries, other than the non-guarantor subsidiaries (defined below), existing subsidiaries of Charter Operating precluded from so guaranteeing by reason of the provisions of other indebtedness to which they are subject and immaterial subsidiaries. The “non-guarantor subsidiaries,” include CCO NR Holdings, LLC, and subsidiaries contributed to CCO NR Holdings, LLC by Charter Holdings in the organizational restructuring that occurred in June of 2003, including CC VI Operating, CC VIII Operating and Falcon and their respective subsidiaries. The Original Obligations continue to be secured by a pledge of the equity interests owned by the subsidiary guarantors, as well as a pledge of CCO Holdings’ equity interests in Charter Operating and its subsidiaries, and intercompany obligations owing to CCO Holdings by Charter Operating and its subsidiaries, and intercompany obligations owing to the subsidiary guarantors. Obligations arising under the amended commitment amount of $6.5 billion (the “Amended Obligations”) are secured by a lien on all assets of Charter Operating, to the extent such lien can be perfected under the Uniform Commercial Code by filing a financing statement, which assets include capital stock owned by Charter Operating and intercompany obligations owing to it from its subsidiaries, CC VI Operating, CC VIII Operating and Falcon.

      At such time as the Charter Holdings Leverage Ratio, as defined in the indentures governing the Charter Holdings senior notes and senior discount notes and as certified by an officer of Charter Holdings, is below 8.75 to 1.0: (i) the guarantors’ guarantees will be amended to increase the amount guaranteed to include all of the Amended Obligations; (ii) most of the non-guarantor subsidiaries will become additional subsidiary guarantors of the Amended Obligations; and (iii) the guarantees of the Amended Obligations will be secured by a lien on all assets of the subsidiary guarantors (including the additional subsidiary guarantors), to the extent such lien can be perfected under the Uniform Commercial Code by filing a financing statement; provided that the guarantee and pledge of such interests by CC V Holdings, LLC and its subsidiaries will not occur until the notes issued by CC V Holdings, LLC are redeemed. The CC V Holdings notes are required to be redeemed within 45 days after the Charter Holdings leverage ratio is below 8.75 to 1.0, provided that such ratio remains below such leverage ratio for the entire 45 day period.

Amended and Restated Charter Operating Credit Facilities — Restrictive Covenants

      The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage, debt service coverage, and interest coverage, tested as of the end of each quarter. The maximum allowable leverage ratio is 4.25 to 1.0 until maturity, tested as of the end of each quarter beginning September 30, 2004. Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not reinvested in assets useful in the business of the borrower within a specified period, and upon the incurrence of certain indebtedness when the ratio of senior first lien debt to operating cash flow is greater than 2.0 to 1.0.

      The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the Charter Operating senior second lien notes, the CCH II senior notes, the CCO Holdings senior notes, the Charter convertible senior notes and the Charter Holdings senior notes, provided that, among other things, no default has occurred and is continuing under the amended and restated Charter Operating credit facilities. Conditions to future borrowings include absence of a default or an event of default under the amended and restated Charter Operating credit facilities and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2003 of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on our business.

      The events of default under the Charter Operating credit facilities include, among other things:

(i) the failure to make payments when due or within the applicable grace period,

(ii) the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements with an unqualified opinion from our independent auditors,

(iii) the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating or Charter Operating’s subsidiaries in amounts in excess of $50 million in aggregate principal amount,

(iv) the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

(v) Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

(vi) the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating,

(vii) certain of Charter Operating’s indirect or direct parent companies having indebtedness in excess of $500 million aggregate principal amount which remains undefeased three months prior to the final maturity of such indebtedness, and

(viii) Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

Outstanding Notes

Charter Communications, Inc. Notes

Charter 5.875% Convertible Senior Notes due 2009

      See “Description of Notes” for the terms of $862.5 million outstanding principal amount of 5.875% convertible senior notes due 2009.

5.75% Convertible Senior Notes due 2005

      In October and November 2000, Charter issued 5.75% convertible senior notes with a total principal amount at maturity of $750 million. As of September 30, 2004, there was $588 million in total principal amount of these notes outstanding. The 5.75% convertible notes rank equally with any of our future unsubordinated and unsecured indebtedness, but are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

      The 5.75% convertible notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 46.3822 shares per $1,000 principal amount of notes, which is equivalent to a price of $21.56 per share, subject to certain adjustments. Specifically, the adjustments include anti-dilutive provisions, which cause adjustments to occur automatically based on the occurrence of specified events to provide protection rights to holders of the notes. Additionally, Charter may adjust the conversion ratio under certain circumstances when deemed appropriate.

      These notes have been called for redemption at a price of 101.15% of the outstanding principal amount plus accrued and unpaid interest through the redemption date, which is expected to be December 23, 2004.

4.75% Convertible Senior Notes due 2006

      In May 2001, Charter issued 4.75% convertible senior notes with a total principal amount at maturity of $633 million. As of December 31, 2003, there was $156 million in total principal amount of these notes outstanding. The 4.75% convertible notes rank equally with any of our future unsubordinated and unsecured indebtedness, but are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

      The 4.75% convertible notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 38.0952 shares per $1,000 principal amount of notes, which is equivalent to a price of $26.25 per share, subject to certain adjustments. Specifically, the adjustments include anti-dilutive provisions, which automatically occur based on the occurrence of specified events to provide protection rights to holders of the notes. Additionally, Charter may adjust the conversion ratio under certain circumstances when deemed appropriate. These notes are redeemable at our option at amounts decreasing from 101.9% to 100% of the principal amount, plus accrued and unpaid interest beginning on June 4, 2004, to the date of redemption.

      Upon a change of control, subject to certain conditions and restrictions, Charter may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.

Charter Communications Holdings, LLC Notes

March 1999 Charter Holdings Notes

      The March 1999 Charter Holdings notes were issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. Charter Holdings and Charter Capital exchanged these notes for new March 1999 Charter Holdings notes with substantially similar terms, except that the new March 1999 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer and are not subject to further registration or special interest obligations.

      The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the March 1999 9.920% Charter Holdings notes did not accrue prior to April 1, 2004.

      The March 1999 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital, including the January 2000, January 2001, May 2001 and January 2002 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the Charter Operating notes and the amended and restated Charter Operating credit facilities.

      Charter Holdings and Charter Capital will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. On or after April 1, 2004, Charter Holdings and Charter Capital may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the March 1999 Charter Holdings senior notes contain restrictive covenants that limit certain transactions or activities by Charter Holdings and its restricted subsidiaries. All but two of Charter Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries.

January 2000 Charter Holdings Notes

      The January 2000 Charter Holdings notes were issued under three separate indentures, each dated as of January 12, 2000, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In June 2000, Charter Holdings and Charter Capital exchanged these notes for new January 2000 Charter Holdings notes, with substantially similar terms, except that the new January

2000 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer and are not subject to further registration or special interest obligations.

      The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the January 2000 11.75% Charter Holdings notes will not accrue prior to January 15, 2005.

      The January 2000 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital, including the March 1999, January 2001, May 2001 and January 2002 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the amended and restated Charter Operating credit facilities and the Charter Operating notes.

      Charter Holdings and Charter Capital will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity date on April 1, 2009. On or after January 15, 2005, Charter Holdings and Charter Capital may redeem some or all of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2000 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes. See “— Summary of restrictive covenants under the Charter Holdings high-yield note indentures.”

January 2001 Charter Holdings Notes

      The January 2001 Charter Holdings notes were issued under three separate indentures, each dated as of January 10, 2001, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In March 2001, Charter Holdings and Charter Capital exchanged these notes for new January 2001 Charter Holdings notes, with substantially similar terms, except that the new January 2001 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer, and are not subject to further registration or special interest obligations.

      The January 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the January 2001 13.500% Charter Holdings notes will not accrue prior to January 15, 2006.

      The January 2001 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital, including the March 1999, January 2000, May 2001 and January 2002 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the amended and restated Charter Operating credit facilities and the Charter Operating notes.

      Charter Holdings and Charter Capital will not have the right to redeem the January 2001 10.750% Charter Holdings notes prior to their maturity date on October 1, 2009. On or after January 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2001

Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2009.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the January 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 and January 2000 Charter Holdings notes. See “— Summary of restrictive covenants under the Charter Holdings high-yield note indentures.”

May 2001 Charter Holdings Notes

      The May 2001 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In September 2001, Charter Holdings and Charter Capital exchanged substantially all of these notes for new May 2001 Charter Holdings notes, with substantially similar terms, except that the new May 2001 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer, and are not subject to further registration or special interest obligations.

      The May 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the May 2001 11.750% Charter Holdings notes will not accrue prior to May 15, 2006.

      The May 2001 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital, including the March 1999, January 2000, January 2001 and January 2002 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the amended and restated Charter Operating credit facilities and the Charter Operating notes.

      Charter Holdings and Charter Capital will not have the right to redeem the May 2001 9.625% Charter Holdings notes prior to their maturity date on November 15, 2009. Before May 15, 2004, Charter Holdings and Charter Capital may redeem up to 35% of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes, in each case, at a premium with proceeds of certain offerings of equity securities. In addition, on or after May 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the May 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after May 15, 2009.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding May 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the May 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000 and January 2001 Charter Holdings notes. See “— Summary of restrictive covenants under the Charter Holdings high-yield note indentures.”

January 2002 Charter Holdings Notes

      The January 2002 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee, two of which were supplements to the indentures for the May 2001 Charter Holdings notes. In July 2002, Charter Holdings and Charter Capital exchanged substantially all of these notes for new January 2002

Charter Holdings notes, with substantially similar terms, except that the new January 2002 notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer and are not subject to further registration or special interest obligations.

      The January 2002 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. Cash interest on the January 2002 12.125% Charter Holdings notes will not accrue prior to January 15, 2007.

      The January 2002 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the Charter Operating amended and restated credit facilities and the Charter Operating notes.

      The Charter Holdings 12.125% senior discount notes are redeemable at the option of the issuers at amounts decreasing from 106.063% to 100% of accreted value beginning January 15, 2007. At any time prior to January 15, 2005, the issuers may redeem up to 35% of the total principal amount of the 12.125% senior discount notes at a redemption price of 112.125% of the accreted value under certain conditions.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2002 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the January 2002 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes. See “— Summary of restrictive covenants under the Charter Holdings high-yield note indentures.”

Summary of Restrictive Covenants Under the Charter Holdings High-Yield Note Indentures

      The limitations on incurrence of debt and issuance of preferred stock contained in Charter Holdings’ indentures permit Charter Holdings and its subsidiaries to incur additional debt or issue preferred stock, so long as there is no default under the Charter Holdings indentures. These limitations restrict the incurrence of debt unless, after giving pro forma effect to the incurrence, the Charter Holdings Leverage Ratio would be below 8.75 to 1.0. In addition, regardless of whether that leverage ratio test could be met, so long as no default exists or would result from the incurrence or issuance, Charter Holdings and its restricted subsidiaries are permitted to issue:

•	up to $3.5 billion of debt under credit facilities,

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets,

•	up to $300 million of additional debt for any purpose,

•	additional debt in an amount equal to 200% of new cash equity proceeds received by Charter Holdings and its restricted subsidiaries since March 1999, the date of our first indenture, and not allocated for restricted payments or permitted investments, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

      The restricted subsidiaries of Charter Holdings are generally not permitted to issue debt securities contractually subordinated in right of payment to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.

      The Charter Holdings indentures permit Charter Holdings and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than Charter Holdings’ indentures, so our subsidiaries that are subject to the Charter Operating credit facilities may not be permitted to utilize the full debt incurrence that would otherwise be available under the Charter Holdings indenture covenants.

      Generally, under Charter Holdings’ high-yield indentures:

•	Charter Holdings and its restricted subsidiaries are generally permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if, after giving pro forma effect to the transaction, the Charter Holdings Leverage Ratio would be below 8.75 to 1.0 and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments in a total amount of up to 100% of Charter Holdings’ consolidated EBITDA, as defined, minus 1.2 times its consolidated interest expense, plus 100% of new cash and non-cash equity proceeds received by Charter Holdings and not allocated to the debt incurrence covenant or to permitted investments, all cumulatively from March 1999, the date of the first Charter Holdings indenture, plus $100 million.

      In addition, Charter Holdings may make distributions or restricted payments, so long as no default exists or would be caused by transactions:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year,

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in Charter Holdings or its restricted subsidiaries, or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

      Charter Holdings and its restricted subsidiaries may not make investments except permitted investments if there is a default under the indentures or if, after giving effect to the transaction, the Charter Holdings Leverage Ratio would be below 8.75 to 1.0.

      Permitted investments include:

•	investments by Charter Holdings in restricted subsidiaries or by restricted subsidiaries in Charter Holdings,

•	investments in productive assets (including through equity investments) aggregating up to $150 million since March 1999,

•	investments aggregating up to 100% of new cash equity proceeds received by Charter Holdings since March 1999 and not allocated to the debt incurrence or restricted payments covenant, and

•	other investments aggregating up to $50 million since March 1999.

      Charter Holdings is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under our and our subsidiaries’ credit facilities, liens securing the purchase price of new assets, and liens of up to $50 million incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of Charter Holdings.

      Charter Holdings and Charter Capital, its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless after giving effect to the transaction, the Charter Holdings Leverage Ratio would be below 8.75 to 1.0, no default exists, and the surviving entity is a U.S. entity that assumes the Charter Holdings notes.

      Charter Holdings and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. Charter Holdings and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Charter Holdings notes with any remaining proceeds.

      Charter Holdings and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, Charter Holdings could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

      Charter Holdings’ restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to Charter Holdings on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when they entered into the indentures, unless those restrictions are on customary terms that will not materially impair Charter Holdings’ ability to repay the high-yield notes.

      The restricted subsidiaries of Charter Holdings are generally not permitted to guarantee or pledge assets to secure debt of Charter Holdings, unless the guarantying subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.

      The indentures also restrict the ability of Charter Holdings and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors of Charter Holdings that the transaction is on terms no less favorable than arms length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction addressed to the holders of the Charter Holdings notes.

CCH II, LLC Notes

      In September 2003, CCH II and CCH II Capital Corp. jointly issued approximately $1.6 billion total principal amount of 10.25% senior notes due 2010. The CCH II notes are general unsecured obligations of CCH II and CCH II Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCH II and CCH II Capital Corp. The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes, the Renaissance notes, the CC V Holdings notes, the amended and restated CCO credit facilities and the notes.

      Interest on the CCH II notes accrues at 10.25% per annum, from September 23, 2003 or, if interest already has been paid, from the date it was most recently paid. Interest is payable semi-annually in arrears on each March 15 and September 15, commencing on March 15, 2004.

      At any time prior to September 15, 2006, the issuers of the CCH II notes may redeem up to 35% of the total principal amount of the CCH II notes on a pro rata basis at a redemption price equal to 110.25% of the principal amount of CCH II notes redeemed, plus any accrued and unpaid interest.

      On or after September 15, 2008, the issuers of the CCH II notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after September 15, 2009 of 100.0% of the principal amount of the CCH II notes redeemed, plus, in each case, any accrued and unpaid interest.

      In the event of specified change of control events, CCH II must offer to purchase the outstanding CCH II notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

      The indenture governing the CCH II notes contains restrictive covenants that limit certain transactions or activities by CCH II and its restricted subsidiaries, including the covenants summarized below. As of the issue date, all but two of CCH II’s direct and indirect subsidiaries were restricted subsidiaries.

      The covenant in the indenture governing the CCH II notes that restricts incurrence of debt and issuance of preferred stock permits CCH II and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving effect to the incurrence, CCH II could meet a leverage ratio (ratio of consolidated debt to four times EBITDA from the most recent fiscal quarter for which internal financial reports are available) of 5.5 to 1.0.

      In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCH II and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities, including debt under credit facilities outstanding on the issue date of the CCH II notes,

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets,

•	up to $300 million of additional debt for any purpose, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

      The restricted subsidiaries of CCH II are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.

      The CCH II indenture permits CCH II and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. Our and our subsidiaries’ credit agreements generally impose more restrictive limitations on incurring new debt than the CCH II indenture, so we and our subsidiaries that are subject to credit agreements are not permitted to utilize the full debt incurrence that would otherwise be available under the CCH II indenture covenants.

      Generally, under the CCH II indenture, CCH II and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCH II can incur $1.00 of new debt under the leverage ratio test, which requires that CCH II meet a 5.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments in a total amount of up to 100% of CCH II’s consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and non-cash equity proceeds received by CCH II and not allocated to the debt incurrence covenants, all cumulatively from the fiscal quarter commenced July 1, 2003, plus $100 million.

      In addition, CCH II may make distributions or restricted payments, so long as no default exists or would be caused by transactions:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in CCH II or its restricted subsidiaries;

•	regardless of the existence of any default, to pay interest when due on Charter Holdings notes, to pay, so long as there is no default, interest on the convertible senior notes (including the notes) of Charter, to purchase, redeem or refinance, so long as CCH II could incur $1.00 of indebtedness under the 5.5 to 1.0 leverage ratio test referred to above and there is no default, Charter Holdings notes, Charter notes, and other direct or indirect parent company notes (including the CCH II notes);

•	to make distributions in connection with the private exchanges pursuant to which the CCH II notes were issued; and

•	other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

      The indenture governing the CCH II notes restricts CCH II and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCH II could not incur $1.00 of new debt under the 5.5 to 1.0 leverage ratio test described above after giving effect to the transaction.

      Permitted investments include:

•	investments by CCH II and its restricted subsidiaries in CCH II and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment;

•	investments aggregating up to 100% of new cash equity proceeds received by CCH II since September 23, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant described above;

•	investments resulting from the private exchanges pursuant to which the CCH II notes were issued;

•	other investments up to $750 million outstanding at any time; and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.

      CCH II is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under our amended and restated CCO credit facilities, liens securing the purchase price of new assets, and liens up to $50 million incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of CCH II.

CCO Holdings, LLC Notes

8 3/4% Senior Notes due 2013

      In November 2003, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million total principal amount of 8 3/4% senior notes due 2013.

      Interest on the CCO Holdings senior notes accrues at 8 3/4% per year, from November 10, 2003 or, if interest already has been paid, from the date it was most recently paid. Interest is payable semi-annually in arrears on each May 15 and November 15, commencing on May 15, 2004.

      At any time prior to November 15, 2006, the issuers of the CCO Holdings senior notes may redeem up to 35% of the total principal amount of the CCO Holdings senior notes to the extent of public equity proceeds they have received on a pro rata basis at a redemption price equal to 108.75% of the principal amount of CCO Holdings senior notes redeemed, plus any accrued and unpaid interest.

      On or after November 15, 2008, the issuers of the CCO Holdings notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings senior notes redeemed, plus, in each case, any accrued and unpaid interest.

Senior Floating Rate Notes Due 2010

      In December 2004, CCO Holdings and CCO Holdings Capital Corp. jointly issued $550 million total principal amount of senior floating rate notes due 2010.

      Interest on the CCO Holdings senior floating rate notes accrues at the LIBOR rate plus 4.125% annually, from December 15, 2004 or, if interest already has been paid, from the date it was most recently paid. Interest is reset and payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on March 15, 2005.

      At any time prior to December 15, 2006, the issuers of the senior floating rate notes may redeem up to 35% of the notes in an amount not to exceed the amount of proceeds of one or more public equity offerings at a redemption price equal to 100% of the principal amount, plus a premium equal to the interest rate per annum applicable to the notes on the date notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the notes issued remains outstanding after the redemption.

      The issuers of the senior floating rate notes may redeem the notes in whole or in part at the issuers’ option from December 15, 2006 until December 14, 2007 for 102% of the principal amount, from December 15, 2007 until December 14, 2008 for 101% of the principal amount and from and after December 15, 2008, at par, in each case, plus accrued and unpaid interest.

Additional terms of the CCO Holdings Senior Notes and Senior Floating Rate Notes

      The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Renaissance notes, the CC V Holdings notes, the Charter Operating senior second lien notes and the amended and restated Charter Operating credit facilities.

      In the event of specified change of control events, CCO Holdings senior must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

      The indenture governing the CCO Holdings senior notes contains restrictive covenants that limit certain transactions or activities by CCO Holdings and its restricted subsidiaries, including the covenants summarized below. As of the issue date, all but two of CCO Holdings’ direct and indirect subsidiaries were restricted subsidiaries.

      The covenant in the indenture governing the CCO Holdings senior notes that restricts incurrence of debt and issuance of preferred stock permits CCO Holdings and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving pro forma effect to the incurrence or issuance, CCO Holdings could meet a leverage ratio (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 4.5 to 1.0.

      In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCO Holdings and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities, including debt under credit facilities outstanding on the issue date of the CCO Holdings senior notes;

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets;

•	up to $300 million of additional debt for any purpose; and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

      The restricted subsidiaries of CCO Holdings are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.

      The CCO Holdings indenture permits CCO Holdings and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The amended and restated Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than CCO Holdings’ indenture, so our subsidiaries that are subject to credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the CCO Holdings indenture covenants.

      Generally, under CCO Holdings’ indenture:

•	CCO Holdings and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCO Holdings can incur $1.00 of new debt under the leverage ratio test, which requires that CCO Holdings meet a 4.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of CCO Holdings’ consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and appraised non-cash equity proceeds received by CCO Holdings and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced on October 1, 2003, plus $100 million.

      In addition, CCO Holdings may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	to pay, regardless of the existence of any default, pass-through tax liabilities in respect of ownership of equity interests in Charter Holdings or its restricted subsidiaries;

•	to pay, regardless of the existence of any default, interest when due on Charter Holdings notes and our notes;

•	to pay, so long as there is no default, interest on the Charter convertible notes;

•	to purchase, redeem or refinance Charter Holdings notes, our notes, Charter notes, and other direct or indirect parent company notes, so long as CCO Holdings could incur $1.00 of indebtedness under the 4.5 to 1.0 leverage ratio test referred to above and there is no default; or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

      The indenture governing the CCO Holdings senior notes restricts CCO Holdings and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCO Holdings could not incur $1.00 of new debt under the 4.5 to 1.0 leverage ratio test described above after giving effect to the transaction.

      Permitted investments include:

•	investments by CCO Holdings and its restricted subsidiaries in CCO Holdings and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•	investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since November 10, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.

      CCO Holdings is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under our subsidiaries’ credit facilities, liens securing the purchase price of new assets, liens up to $50 million and liens incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of CCO Holdings.

      CCO Holdings and CCO Holdings Capital, its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless CCO Holdings and its subsidiaries could incur $1.00 of new debt under the 4.50 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the CCO Holdings senior notes.

      CCO Holdings and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. CCO Holdings and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the CCO Holdings senior notes with any remaining proceeds.

      CCO Holdings and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, CCO Holdings could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

      CCO Holdings’ restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to CCO Holdings on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when they entered into the indenture, unless those restrictions are on customary terms that will not materially impair CCO Holdings’ ability to repay the high-yield notes.

      The restricted subsidiaries of CCO Holdings are generally not permitted to guarantee or pledge assets to secure debt of CCO Holdings, unless the guarantying subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.

      The indenture also restricts the ability of CCO Holdings and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the CCO Holdings notes.

Charter Communications Operating, LLC Notes

      On April 27, 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second lien notes due 2012 and $400 million of 8 3/8% senior second lien notes due 2014, for total gross proceeds of $1.5 billion.

      The Charter Operating notes were sold in a private transaction that was not subject to the registration requirements of the Securities Act of 1933. The Charter Operating notes are not expected to have the benefit of any exchange or other registration rights, except in specified limited circumstances.

      On the issue date of the Charter Operating notes, because of restrictions contained in the Charter Holdings indentures, there were no Charter Operating note guarantees, even though Charter Operating’s immediate parent, CCO Holdings, and certain of our subsidiaries were obligors and/or guarantors under the amended and restated Charter Operating credit facilities. Upon the occurrence of the guarantee and pledge date (generally, the fifth business day after the Charter Holdings leverage ratio is certified to be below 8.75 to 1.0), CCO Holdings and those subsidiaries of Charter Operating that are then guarantors of, or otherwise obligors with respect to, indebtedness under the amended and restated Charter Operating credit facilities and related obligations will be required to guarantee the Charter Operating notes. The note guarantee of each such guarantor will be:

•	a senior obligation of such guarantor;

•	structurally senior to the outstanding senior notes of CCO Holdings and CCO Holdings Capital Corp. (except in the case of CCO Holdings’ note guarantee, which is structurally pari passu with such senior notes), the outstanding senior notes of CCH II and CCH II Capital Corp., the outstanding senior notes and senior discount notes of Charter Holdings and the outstanding convertible senior notes of Charter (but subject to provisions in the Charter Operating indenture that permit interest and, subject to meeting the 4.25 to 1.0 leverage ratio test, principal payments to be made thereon); and

•	senior in right of payment to any future subordinated indebtedness of such guarantor.

      All the subsidiaries of Charter Operating (except CCO NR Sub, LLC, and certain other subsidiaries that are not deemed material and are designated as nonrecourse subsidiaries under the amended and restated Charter Operating credit facilities) are restricted subsidiaries of Charter Operating under the Charter Operating notes. Unrestricted subsidiaries generally will not be subject to the restrictive covenants in the Charter Operating indenture.

      In the event of specified change of control events, Charter Operating must offer to purchase the Charter Operating notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.

      The limitations on incurrence of debt contained in the indenture governing the Charter Operating notes permit Charter Operating and its restricted subsidiaries that are guarantors of the Charter Operating notes to incur additional debt or issue shares of preferred stock if, after giving pro forma effect to the incurrence, Charter Operating could meet a leverage ratio test (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 4.25 to 1.0.

      In addition, regardless of whether the leverage ratio test could be met, so long as no default exists or would result from the incurrence or issuance, Charter Operating and its restricted subsidiaries are permitted to incur or issue:

•	up to $6.5 billion of debt under credit facilities (but such incurrence is permitted only by Charter Operating and its restricted subsidiaries that are guarantors of the Charter Operating notes, so long as there are such guarantors), including debt under credit facilities outstanding on the issue date of the Charter Operating notes;

•	up to $75 million of debt incurred to finance the purchase or capital lease of assets;

•	up to $300 million of additional debt for any purpose, and

•	other items of indebtedness for specific purposes such as refinancing of existing debt and interest rate swaps to provide protection against fluctuation in interest rates and, subject to meeting the leverage ratio test, debt existing at the time of acquisition of a restricted subsidiary.

      The Charter Operating indenture provides that Charter Operating will not pay, or permit its subsidiaries to pay, any interest or principal on $361 million of intercompany loans received by it and its subsidiaries in November 2003 from CCO Holdings, all of which shall become a common equity capital contribution to Charter Operating on the guarantee and pledge date.

      The indenture governing the Charter Operating notes permits Charter Operating to incur debt under one of the categories above, and later reclassify the debt into a different category. The amended and restated Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than the Charter Operating indenture, so our subsidiaries that are subject to the amended and restated Charter Operating credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the Charter Operating indenture covenants.

      Generally, under Charter Operating’s indenture Charter Operating and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if Charter Operating could incur $1.00 of new debt under the leverage ratio test, which requires that Charter Operating meet a 4.25 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of Charter Operating’s consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and appraised non-cash equity proceeds received by Charter Operating and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced April 1, 2004, plus $100 million.

      In addition, Charter Operating may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in Charter Operating or its restricted subsidiaries;

•	to pay, regardless of the existence of any default, interest when due on the Charter Holdings notes, the CCO Holdings notes, and our notes;

•	to pay, so long as there is no default, interest on the Charter convertible notes;

•	to purchase, redeem or refinance the Charter Holdings notes, our notes, the CCO Holdings notes, the Charter notes, and other direct or indirect parent company notes, so long as Charter Operating could incur $1.00 of indebtedness under the 4.25 to 1.0 leverage ratio test referred to above and there is no default, or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

      The indenture governing the Charter Operating notes restricts Charter Operating and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if Charter Operating could not incur $1.00 of new debt under the 4.25 to 1.0 leverage ratio test described above after giving effect to the transaction.

      Permitted investments include:

•	investments by Charter Operating and its restricted subsidiaries in Charter Operating and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•	investments aggregating up to 100% of new cash equity proceeds received by Charter Operating since April 27, 2004 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.

      Charter Operating and its restricted subsidiaries are not permitted to grant liens senior to the liens securing the Charter Operating notes, other than permitted liens, on their assets to secure indebtedness or other obligations, if, after giving effect to such incurrence, the senior secured leverage ratio (generally, the ratio of obligations secured by first priority liens to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) would exceed 3.75 to 1.0. Permitted liens include liens securing indebtedness and other obligations under permitted credit facilities, liens securing the purchase price of new assets, liens securing amounts up to $50 million, and liens incurred in the ordinary course of business.

      Charter Operating and Charter Communications Operating Capital Corp., its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless Charter Operating and its subsidiaries could incur $1.00 of new debt under the 4.25 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the Charter Operating notes.

      Charter Operating and its restricted subsidiaries generally may not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. Charter Operating and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Charter Operating notes with any remaining proceeds.

      Charter Operating and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, Charter Operating could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

      Charter Operating’s restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to Charter Operating on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when Charter Operating entered into the indenture governing the Charter Operating Senior second lien notes unless those restrictions are on customary terms that will not materially impair Charter Operating’s ability to repay the Charter Operating notes.

      The restricted subsidiaries of Charter Operating are generally not permitted to guarantee or pledge assets to secure debt of Charter Operating, unless the guarantying subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.

      The indenture also restricts the ability of Charter Operating and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the Charter Operating notes.

      Charter Operating and its restricted subsidiaries are generally not permitted to transfer equity interests in restricted subsidiaries unless the transfer is of all of the equity interests in the restricted subsidiary or the restricted subsidiary remains a restricted subsidiary and net proceeds of the equity sale are applied in accordance with the asset sales covenant.

      Until the guarantee and pledge date, the Charter Operating notes are secured by a second-priority lien on all of Charter Operating’s assets that secure the obligations of Charter Operating under the Charter Operating credit facility and specified related obligations. The collateral secures the obligations of Charter Operating with respect to the 8% senior second lien notes due 2012 and the 8 3/8% senior second lien notes due 2014 on a ratable basis. The collateral consists of substantially all of Charter Operating’s assets in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

•	all of the capital stock of all of Charter Operating’s direct subsidiaries, including, but not limited to, CCO NR Holdings, LLC; and

•	all intercompany obligations owing to Charter Operating including, but not limited to, intercompany notes from CC VI Operating, CC VIII Operating and Falcon, which notes are supported by the same guarantees and collateral that supported these subsidiaries’ credit facilities prior to the amendment and restatement of the Charter Operating credit facilities.

      On and after the guarantee and pledge date, the collateral for the Charter Operating notes will consist of all of Charter Operating’s and its subsidiaries’ assets that secure the obligations of Charter Operating or any subsidiary of Charter Operating with respect to the Charter Operating credit facility and the related obligations or certain other indebtedness on such date. It is currently contemplated that, as of the guarantee and pledge date, such collateral will consist of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings) in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

•	with certain exceptions, all capital stock (limited in the case of capital stock of foreign subsidiaries, if any, to 66% of the capital stock of first tier foreign Subsidiaries) held by Charter Operating or any guarantor; and

•	with certain exceptions, all intercompany obligations owing to Charter Operating or any guarantor.

      In addition, within a time frame specified under the Charter Operating credit facility (45 days after Charter Holdings satisfies the Leverage Condition, as defined), Charter Operating will be required to redeem, or cause to be redeemed, in full the notes outstanding under the CC V indenture. Within five business days after the redemption, and provided that such Leverage Condition remains satisfied, CC V Holdings, LLC and its subsidiaries will be required to guarantee the Charter Operating credit facility and the related obligations and to secure those guarantees with first-priority liens, and to guarantee the notes and to secure the Charter Operating senior second lien notes with second-priority liens, on substantially all of their assets in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations). In addition, if Charter Operating or its subsidiaries exercise any option to redeem in full the notes outstanding under the Renaissance indenture, then, provided that the Leverage Condition remains satisfied, the Renaissance entities will be required to provide corresponding guarantees of the amended and restated Charter Operating credit facilities and related obligations and note guarantees and to secure the Charter Operating notes and the amended and restated Charter Operating credit facilities and related obligations with corresponding liens.

      In the event that additional liens are granted by Charter Operating or its subsidiaries to secure obligations under the amended and restated Charter Operating credit facilities or the related obligations, second priority liens on the same assets will be granted to secure the Charter Operating notes, which liens will be subject to the provisions of an intercreditor agreement. Notwithstanding the foregoing sentence, no such second priority liens need be provided if the time such lien would otherwise be granted is not during a guarantee and pledge availability period (when the Leverage Condition is satisfied), but such second priority lien will be required to be provided in accordance with the foregoing sentence on or prior to the fifth business day of the commencement of the next succeeding guarantee and pledge availability period.

CC V Holdings, LLC Notes

      On December 10, 1998, CC V Holdings, LLC, formerly known as Avalon Cable LLC, and CC V Holdings Finance, Inc. (formerly Avalon Cable Holdings Finance, Inc.) (collectively the

“CC V Issuers”) jointly issued $196.0 million total principal amount at maturity of 11.875% senior discount notes due 2008. On July 22, 1999, the issuers exchanged $196.0 million of the original issued and outstanding CC V Holdings notes for an equivalent amount of new CC V Holdings notes. The form and terms of the new CC V Holdings notes are substantially identical to the original CC V Holdings notes except that they are registered under the Securities Act and, therefore, are not subject to the same transfer restrictions.

      The CC V Holdings notes are guaranteed by certain subsidiaries of CC V Holdings. The Charter Operating credit facilities require us to redeem the CC V Holdings notes within 45 days after the first date that the Charter Holdings leverage ratio is less than 8.75 to 1.0.

      In the event of specified change of control events, holders of the CC V Holdings notes have the right to sell their CC V Holdings notes to the issuers of the CC V Holdings notes at 101% of the total principal amount of the CC V Holdings notes, plus accrued and unpaid interest, if any, to the date of purchase.

      Our acquisition of Avalon triggered this right. In January 2000, we completed change of control offers in which we repurchased $16.3 million total accreted value of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000. The repurchase price of $11 million was funded with proceeds of the sale of the January 2000 Charter Holdings notes.

      On December 1, 2003, the issuers redeemed at par value an amount equal to $369.79 per $1,000 in principal amount at maturity of each senior discount note then outstanding. Based on the amount outstanding on December 1, 2003, the redemption amount was $67 million.

      There were no current payments of cash interest on the CC V Holdings notes before December 1, 2003. The CC V Holdings notes accreted in value at a rate of 11.875% per year, compounded semi-annually, to a total principal amount of $180 million on December 1, 2003. At December 31, 2003, after principal repayments in the fourth quarter of 2003, the total principal amount outstanding was $113 million. Since December 1, 2003, cash interest on the CC V Holdings notes:

•	accrues at the rate of 11.875% per year on the principal amount at maturity; and

•	is payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2004.

      After December 1, 2003, the issuers of the CC V Holdings notes may redeem the CC V Holdings notes, in whole or in part, at a specified premium. The optional redemption price declines to 100% of the principal amount of the CC V Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemptions on or after December 1, 2006.

      The limitations on incurrence of debt contained in the indenture governing the CC V Holdings notes permit the CC V Issuers and their restricted subsidiaries to incur additional debt or issue shares of preferred stock, so long as we are not in default under the CC V Holdings indenture:

•	if, after giving effect to the incurrence, the CC V Issuers could meet a leverage ratio (ratio of consolidated debt to four times consolidated cash flow from the most recent quarter) of 6.5 to 1.0, and, regardless of whether the leverage ratio could be met,

•	up to approximately $346 million of debt under a credit facility,

•	up to $10 million of debt incurred to finance the purchase of new assets,

•	up to $15 million of additional debt, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt and interest rate swaps to provide protection against fluctuation in interest rates.

      The indenture governing the CC V Holdings notes permits the CC V Issuers to incur debt under one of the categories above, and reclassify the debt into a different category.

•	Under the indenture governing the CC V Holdings notes, the CC V Issuers and their restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, make restricted investments, or make other specified restricted payments only if CC V Holdings could, after giving effect thereto, incur $1.00 of additional debt under the leverage ratio test, which would require that the CC V Issuers meet the 6.5 to 1.0 leverage ratio of the indebtedness covenant and no default would exist or result as a consequence thereof. If those conditions are met, the CC V Issuers and their restricted subsidiaries are permitted to make restricted payments in a total amount not to exceed the result of 100% of the CC V Issuers’ consolidated cash flow, minus 1.4 times their consolidated interest expense, plus 100% of new equity proceeds received by the CC V Issuers, plus returns on certain investments, all cumulatively from January 1, 1999. The CC V Issuers and their restricted subsidiaries may make permitted investments up to $10 million and other specified permitted investments, restricted payments up to $5 million, and other specified restricted payments without meeting the foregoing test.

•	The CC V Issuers and their restricted subsidiaries are not permitted to grant liens on their assets other than specified permitted liens. Permitted liens include liens securing debt permitted by the covenant limiting incurrence of debt, liens securing amounts up to the greater of $15 million or 5% of total assets, certain existing liens and specified liens incurred in the ordinary course of business.

•	The CC V Issuers are generally not permitted to sell or otherwise dispose of all or substantially all of their assets or merge with or into other companies unless the CC V Issuers and their subsidiaries could incur $1.00 of additional debt under the leverage ratio test described above, after giving effect to the transaction.

•	The CC V Issuers and their subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, with at least 75% of the consideration for such sale consisting of a controlling interest in a permitted business or assets useful in a permitted business or cash, assumption of liabilities or securities promptly converted into cash. The CC V Issuers and their restricted subsidiaries are then required within 360 days after any asset sale either to commit to use the net cash proceeds over a specified threshold either to acquire assets, including controlling assets in permitted businesses, make capital expenditures or use the net cash proceeds to repay debt, or to offer to repurchase the CC V Holdings notes with any remaining proceeds.

•	The CC V Issuers and their restricted subsidiaries may not engage in sale and leaseback transactions unless, at the time of the transaction, the applicable CC V Issuer or restricted subsidiary could have incurred indebtedness under the leverage ratio test described above in an amount equal to the present value of the net rental payments to be made under the lease, the gross proceeds of the sale are at least equal to the fair market value of the subject property, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

•	The CC V Issuers’ restricted subsidiaries may not enter into restrictions on their abilities to make dividends or distributions or transfer assets to the CC V Issuers except under documents governing debt, asset sales, leases and like transactions permitted by the indenture.

•	The restricted subsidiaries of the CC V Issuers are generally not permitted to guarantee or pledge assets to secure debt of the CC V Issuers, unless the guarantying subsidiary issues a guarantee of the CC V Holdings notes, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction.

•	The CC V Issuers and their restricted subsidiaries are generally not permitted to transfer equity interests in restricted subsidiaries unless the transfer is of all of the equity interests in the restricted subsidiary or the restricted subsidiary remains a restricted subsidiary and net proceeds of the equity sale are applied in accordance with the asset sales covenant. Restricted subsidiaries of the

CC V Issuers are not permitted to issue equity interests if as a result, the issuing subsidiary would no longer be a restricted subsidiary.

•	The indenture governing the CC V Holdings notes also restricts the ability of the CC V Issuers and their restricted subsidiaries to enter into certain transactions with affiliates involving over $2.5 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving consideration in excess of $10 million with affiliates without receiving an independent opinion as to the fairness of the transaction to the holders of the CC V Holdings notes.

Renaissance Media Notes

      The 10% senior discount notes due 2008 were issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Holdings Capital Corporation, with Renaissance Media Group LLC as guarantor and the United States Trust Company of New York as trustee. Renaissance Media Group LLC, which is the direct or indirect parent company of these issuers, is now a subsidiary of Charter Operating. The Renaissance 10% notes and the Renaissance guarantee are unsecured, unsubordinated debt of the issuers and the guarantor, respectively. In October 1998, the issuers of the Renaissance notes exchanged $163 million of the original issued and outstanding Renaissance notes for an equivalent value of new Renaissance notes. The form and terms of the new Renaissance notes are the same in all material respects as the form and terms of the original Renaissance notes except that the issuance of the new Renaissance notes was registered under the Securities Act.

      There was no payment of any interest in respect of the Renaissance notes prior to October 15, 2003. Since October 15, 2003, interest on the Renaissance notes is payable semi-annually in arrears in cash at a rate of 10% per year. On April 15, 2003, the Renaissance notes became redeemable at the option of the issuers thereof, in whole or in part, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006.

      Our acquisition of Renaissance triggered change of control provisions of the Renaissance notes that required us to offer to purchase the Renaissance notes at a purchase price equal to 101% of their accreted value on the date of the purchase, plus accrued interest, if any. In May 1999, we made an offer to repurchase the Renaissance notes, and holders of Renaissance notes representing 30% of the total principal amount outstanding at maturity tendered their Renaissance notes for repurchase.

      The limitations on incurrence of debt contained in the indenture governing the Renaissance notes permit Renaissance Media Group and its restricted subsidiaries to incur additional debt, so long as they are not in default under the indenture:

•	if, after giving effect to the incurrence, Renaissance Media Group could meet a leverage ratio (ratio of consolidated debt to four times consolidated EBITDA, as defined, from the most recent quarter) of 6.75 to 1.0, and, regardless of whether the leverage ratio could be met,

•	up to the greater of $200 million or 4.5 times Renaissance Media Group’s consolidated annualized EBITDA, as defined,

•	up to an amount equal to 5% of Renaissance Media Group’s consolidated total assets to finance the purchase of new assets,

•	up to two times the sum of (a) the net cash proceeds of new equity issuances and capital contributions, and (b) 80% of the fair market value of property received by Renaissance Media Group or an issuer as a capital contribution, in each case received after the issue date of the Renaissance notes and not allocated to make restricted payments, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt and interest rate swaps to provide protection against fluctuation in interest rates.

      The indenture governing the Renaissance notes permits us to incur debt under one of the categories above, and reclassify the debt into a different category.

•	Under the indenture governing the Renaissance notes, Renaissance Media Group and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, make restricted investments, or make other specified restricted payments only if Renaissance Media Group could incur $1.00 of additional debt under the debt incurrence test, which requires that Renaissance Media Group meet the 6.75 to 1.0 leverage ratio after giving effect to the transaction of the indebtedness covenant and that no default exists or would occur as a consequence thereof. If those conditions are met, Renaissance Media Group and its restricted subsidiaries are permitted to make restricted payments in a total amount not to exceed the result of 100% of Renaissance Media Group’s consolidated EBITDA, as defined, minus 130% of its consolidated interest expense, plus 100% of new cash equity proceeds received by Renaissance Media Group and not allocated to the indebtedness covenant, plus returns on certain investments, all cumulatively from June 1998. Renaissance Media Group and its restricted subsidiaries may make permitted investments up to $2 million in related businesses and other specified permitted investments, restricted payments up to $10 million, dividends up to 6% each year of the net cash proceeds of public equity offerings, and other specified restricted payments without meeting the foregoing test.

•	Renaissance Media Group and its restricted subsidiaries are not permitted to grant liens on their assets other than specified permitted liens, unless corresponding liens are granted to secure the Renaissance notes. Permitted liens include liens securing debt permitted to be incurred under credit facilities, liens securing debt incurred under the incurrence of indebtedness test, in amounts up to the greater of $200 million or 4.5 times Renaissance Media Group’s consolidated EBITDA, as defined, liens as deposits for acquisitions up to 10% of the estimated purchase price, liens securing permitted financings of new assets, liens securing debt permitted to be incurred by restricted subsidiaries, and specified liens incurred in the ordinary course of business.

•	Renaissance Media Group and the issuers of the Renaissance notes are generally not permitted to sell or otherwise dispose of all or substantially all of their assets or merge with or into other companies unless their consolidated net worth after any such transaction would be equal to or greater than their consolidated net worth immediately prior to the transaction, or unless Renaissance Media Group could incur $1.00 of additional debt under the debt incurrence test, which would require them to meet a leverage ratio of 6.75 to 1.00 after giving effect to the transaction.

•	Renaissance Media Group and its subsidiaries may generally not otherwise sell assets or, in the case of subsidiaries, equity interests, unless they receive consideration at least equal to the fair market value of the assets, consisting of at least 75% cash, temporary cash investments or assumption of debt. Charter Holdings and its restricted subsidiaries are then required within 12 months after any asset sale either to commit to use the net cash proceeds over a specified threshold either to acquire assets used in their own or related businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Renaissance notes with any remaining proceeds.

•	Renaissance Media Group and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless the lease term does not exceed three years or the proceeds are applied in accordance with the covenant limiting asset sales.

•	Renaissance Media Group’s restricted subsidiaries may generally not enter into restrictions on their abilities to make dividends or distributions or transfer assets to Renaissance Media Group except those not more restrictive than is customary in comparable financings.

•	The restricted subsidiaries of Renaissance Media Group are not permitted to guarantee or pledge assets to secure debt of the Renaissance Media Group or its restricted subsidiaries, unless the guarantying subsidiary issues a guarantee of the Renaissance notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction.

•	Renaissance Media Group and its restricted subsidiaries are generally not permitted to issue or sell equity interests in restricted subsidiaries, except sales of common stock of restricted subsidiaries so long as the proceeds of the sale are applied in accordance with the asset sale covenant, and issuances as a result of which the restricted subsidiary is no longer a restricted subsidiary and any remaining investment in that subsidiary is permitted by the covenant limiting restricted payments.

•	The indenture governing the Renaissance Notes also restricts the ability of Renaissance Media Group and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $2 million without a determination by the disinterested members of the board of directors that the transaction is on terms no less favorable than arms length, or transactions with affiliates involving over $4 million with affiliates without receiving an independent opinion as to the fairness of the transaction to Renaissance Media Group.

      All of these covenants are subject to additional specified exceptions. In general, the covenants of the amended and restated Charter Operating credit facilities are more restrictive than those of our indentures.

Cross-Defaults

      Our indentures and those of certain of our subsidiaries include various events of default, including cross-default provisions. Under these provisions, a failure by any of the issuers or any of their restricted subsidiaries to pay at the final maturity thereof the principal amount of other indebtedness having a principal amount of $100 million or more (or any other default under any such indebtedness resulting in its acceleration) would result in an event of default under the indenture governing the applicable notes. The CC V Holdings indenture contains events of default that include a cross-default in the event of acceleration of, or failure to make payments when due or within the applicable grace period, by the CC V Issuers or any of their restricted subsidiaries, on any indebtedness of $5 million or more. The Renaissance indenture contains a similar cross-default provision with a $10 million threshold that applies to the issuers of the Renaissance notes and their restricted subsidiaries. As a result, an event of default related to the failure to repay principal at maturity or the acceleration of the indebtedness under the Charter Holdings notes, Charter Operating notes, the Charter Operating credit facilities or the CC V Holdings or Renaissance indentures could cause a cross-default under our subsidiaries’ indentures.

DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS

General

      Our capital stock and the provisions of our restated certificate of incorporation and bylaws are as described below. These summaries are qualified by reference to the restated certificate of incorporation and the bylaws, copies of which have been filed with the Securities and Exchange Commission.

      Our authorized capital stock consists of 1.750 billion shares of Class A common stock, par value $.001 per share, 750 million shares of Class B common stock, par value $.001 per share, and 250 million shares of preferred stock, par value $.001 per share.

      Our restated certificate of incorporation and Charter Communications Holding Company, LLC’s amended and restated limited liability company agreement contain provisions that are designed to cause the number of shares of our common stock that are outstanding to equal the number of common membership units of Charter Communications Holding Company, LLC owned by Charter and to cause the value of a share of common stock to be equal to the value of a common membership unit. These provisions are meant to allow a holder of our common stock to easily understand the economic interest that such holder’s common shares represent of Charter Communications Holding Company, LLC’s business.

      In particular, provisions in our restated certificate of incorporation provide that:

(1) at all times the number of shares of our common stock outstanding will be equal to the number of Charter Communications Holding Company, LLC common membership units owned by Charter.

(2) Charter will not hold any assets other than, among other allowable assets:

•	working capital and cash held for the payment of current obligations and receivables from Charter Communications Holding Company, LLC;

•	common membership units of Charter Communications Holding Company, LLC; and

•	obligations and equity interests of Charter Communications Holding Company, LLC that correspond to obligations and equity interests issued by Charter;

(3) Charter will not borrow any money or enter into any capital lease unless Charter Communications Holding Company, LLC enters into the same arrangements with Charter so that Charter’s liability flows through to Charter Communications Holding Company, LLC.

      Provisions in Charter Communications Holding Company, LLC’s amended and restated limited liability company agreement provide that, upon the contribution by Charter of assets acquired through the issuance of common stock by Charter, Charter Communications Holding Company, LLC will issue to Charter that number of common membership units as equals the number of shares of common stock issued by Charter. In the event of the contribution by Charter of assets acquired through the issuance of indebtedness or preferred interests of Charter, Charter Communications Holding Company, LLC will issue to Charter a corresponding obligation or interest, respectively to allow Charter to pass through to Charter Communications Holding Company, LLC these liabilities or preferred interests. Such liabilities or preferred interest of Charter Communication Holding Company, LLC will be assets of Charter, in addition to the Class B common units of Charter Communications Holding Company, LLC that are held by Charter.

Common Stock

      As of September 30, 2004, there were 304,803,455 shares of Class A common stock issued and outstanding and 50,000 shares of Class B common stock issued and outstanding. If, as described below, all shares of Class B common stock convert to shares of Class A common stock as a result of dispositions by Mr. Allen and his affiliates, the holders of Class A common stock will be entitled to elect all members of the board of directors, other than any members elected separately by the holders of any preferred shares with the right to vote, of which there are currently none outstanding.

      Voting Rights. The holders of Class A common stock and Class B common stock generally have identical rights, except:

•	each Class A common shareholder is entitled to one vote per share; and

•	each Class B common shareholder is entitled to a number of votes based on the number of outstanding Class B common stock and Charter Communications Holding Company, LLC membership units exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit held by him or his affiliates; and

•	the Class B common shareholders have the sole power to vote to amend or repeal the provisions of our restated certificate of incorporation relating to:

(1) the activities in which Charter may engage;

(2) the required ratio of outstanding shares of common stock to outstanding membership units owned by Charter; and

(3) the restrictions on the assets and liabilities that Charter may hold.

      The effect of the provisions described in the final bullet point is that holders of Class A common stock have no right to vote on these matters. These provisions allow Mr. Allen, for example, to amend the restated certificate of incorporation to permit Charter to engage in currently prohibited business activities without having to seek the approval of holders of Class A common stock.

      The voting rights relating to the election of Charter’s board of directors are as follows:

•	The Class B common shareholders, voting separately as a class, are entitled to elect all but one member of our board of directors.

•	Class A and Class B common shareholders, voting together as one class, are entitled to elect the remaining member of our board of directors who is not elected by the Class B common shareholders.

•	Class A common shareholders and Class B common shareholders are not entitled to cumulate their votes in the election of directors.

•	In addition, Charter may issue one or more series of preferred stock that entitle the holders of such preferred stock to elect directors.

      Other than the election of directors and any matters where Delaware law or Charter’s restated certificate of incorporation or bylaws requires otherwise, all matters to be voted on by shareholders must be approved by a majority of the votes cast by the holders of shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

      Amendments to Charter’s restated certificate of incorporation that would adversely alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of the affected class, voting as a separate class. In addition, the following actions by Charter must be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Class B common stock, voting as a separate class:

•	the issuance of any Class B common stock other than to Mr. Allen and his affiliates and other than pursuant to specified stock splits and dividends;

•	the issuance of any stock other than Class A common stock (and other than Class B common stock as described above); and

•	the amendment, modification or repeal of any provision of its restated certificate of incorporation relating to capital stock or the removal of directors.

      Charter will lose its rights to manage the business of Charter Communications Holding Company, LLC and Charter Investment, Inc. will become the sole manager of Charter Communications Holding Company, LLC if at any time a court holds that the holders of the Class B common stock no longer:

•	have the number of votes per share of Class B common stock described above;

•	have the right to elect, voting separately as a class, all but one member of Charter’s board of directors, except for any directors elected separately by the holders of preferred stock; or

•	have the right to vote as a separate class on matters that adversely affect the Class B common stock with respect to:

(1) the issuance of equity securities of Charter other than the Class A common stock; or

(2) the voting power of the Class B common stock.

      These provisions are contained in the amended and restated limited liability company agreement of Charter Communications Holding Company, LLC. The Class B common stock could lose these rights if a holder of Class A common stock successfully challenges in a court proceeding the voting rights of the Class B common stock. In any of these circumstances, Charter would also lose its 100% voting control of Charter Communications Holding Company, LLC as provided in Charter Communications Holding Company, LLC’s amended and restated limited liability company agreement. These provisions exist to assure Mr. Allen that he will be able to control Charter Communications Holding Company, LLC in the event he was no longer able to control Charter through his ownership of Class B common stock. These events could have a material adverse impact on our business and the market price of the Class A common stock and the Notes. See “Risk Factors — Risks Related to Our Business.”

      Dividends. Holders of Class A common stock and Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows:

•	shares of Class A common stock may be paid only to holders of Class A common stock;

•	shares of Class B common stock may be paid only to holders of Class B common stock; and

•	the number of shares of each class of common stock payable per share of such class of common stock shall be equal in number.

      Our restated certificate of incorporation provides that we may not pay a stock dividend unless the number of outstanding Charter Communications Holding Company, LLC common membership units are adjusted accordingly. This provision is designed to maintain the equal value between shares of common stock and membership units and the one-to-one exchange ratio.

      Conversion of Class B Common Stock. Each share of outstanding Class B common stock will automatically convert into one share of Class A common stock if, at any time, Mr. Allen or any of his affiliates sells any shares of common stock of Charter or membership units of Charter Communications Holding Company, LLC and as a result of such sale, Mr. Allen and his affiliates no longer own directly and indirectly common stock and other equity interests in Charter and membership units in Charter Communications Holding Company, LLC that in total represent at least:

•	20% of the sum of the values, calculated as of November 12, 1999, of the shares of Class B common stock directly or indirectly owned by Mr. Allen and his affiliates and the shares of Class B common stock for which outstanding Charter Communications Holding Company, LLC membership units directly or indirectly owned by Mr. Allen and his affiliates were exchangeable on that date, and

•	5% of the sum of the values, calculated as of the measuring date, of shares of outstanding common stock and other equity interests in Charter and the shares of Charter common stock for which outstanding Charter Communications Holding Company, LLC membership units are exchangeable on such date.

      These provisions exist to assure that Mr. Allen will no longer be able to control Charter if after sales of his equity interests he owns an insignificant economic interest in our business. The conversion of all Class B common stock in accordance with these provisions would not trigger Charter Communications Holding Company, LLC’s limited liability company agreement provisions described above whereby Charter would lose its management rights and special voting rights relating to Charter Communications Holding Company, LLC in the event of an adverse determination of a court affecting the rights of the Class B common stock.

      Each holder of a share of Class B common stock has the right to convert such share into one share of Class A common stock at any time on a one-for-one basis. If a Class B common shareholder transfers any shares of Class B common stock to a person other than an authorized Class B common shareholder, these shares of Class B common stock will automatically convert into shares of Class A common stock. Authorized Class B common shareholders are Paul G. Allen entities controlled by Mr. Allen, Mr. Allen’s estate, any organization qualified under Section 501(c)(3) of the Internal Revenue Code that is Mr. Allen’s beneficiary upon his death and certain trusts established by or for the benefit of Mr. Allen. In this context “controlled” means the ownership of more than 50% of the voting power and economic interest of an entity and “transfer” means the transfer of record or beneficial ownership of any such share of Class B common stock.

      Other Rights. Shares of Class A common stock will be treated equally in the event of any merger or consolidation of Charter so that:

•	each class of common shareholders will receive per share the same kind and amount of capital stock, securities, cash and/or other property received by any other class of common shareholders, provided that any shares of capital stock so received may differ in a manner similar to the manner in which the shares of Class A common stock and Class B common stock differ; or

•	each class of common shareholders, to the extent they receive a different kind (other than as described above) or different amount of capital stock, securities, cash and/or other property than that received by any other class of common shareholders, will receive for each share of common stock they hold, stock, securities, cash and/or either property having a value substantially equivalent to that received by such other class of common shareholders.

      Upon Charter’s liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to preferred shareholders, if any, all common shareholders, regardless of class, are entitled to share ratably in any assets and funds available for distribution to common shareholders.

      No shares of any class of common stock are subject to redemption or have preemptive right to purchase additional shares of common stock.

Preferred Stock

      Charter’s board of directors is authorized, subject to the approval of the holders of the Class B common stock, to issue from time to time up to a total of 250 million shares of preferred stock in one or more series and to fix the numbers, powers, designations, preferences, and any special rights of the shares of each such series thereof, including:

•	dividend rights and rates;

•	conversion rights;

•	voting rights;

•	terms of redemption (including any sinking fund provisions) and redemption price or prices;

•	liquidation preferences; and

•	the number of shares constituting and the designation of such series.

      Pursuant to their authority the board of directors has designated 1 million of the above-described 250 million shares as Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”). Holders of the Series A Preferred Stock have no voting rights but are entitled to receive cumulative cash dividends at an annual rate of 5.75%, payable quarterly. If for any reason Charter fails to pay the dividends on the Series A Preferred Stock on a timely basis, the dividend rate on each share increases to an annual rate of 7.75% until the payment is made. The Series A Preferred Stock is redeemable by Charter at its option on or after August 31, 2004 and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. The Series A Preferred Stock is convertible, in whole or in part, at the option of the holders on or before August 31, 2008, into shares of common stock at an initial conversion rate equal to a conversion price of $24.71 per share of common stock, subject to certain customary adjustments. The redemption price per share of Series A Preferred Stock is the liquidation preference of $100, subject to certain customary adjustments. At September 30, 2003, there were 545,259 shares of Series A Preferred Stock outstanding, with an aggregate liquidation preference of approximately $54.5 million. These shares are convertible into approximately 2.2 million shares of Class A common stock.

      Charter has no present plans to issue any other shares of preferred stock.

Options

      As of September 30, 2004, options to purchase a total of 2,863,779 membership units in Charter Communications Holding Company, LLC were outstanding pursuant to the 1999 Charter Communications Option Plan, and options to purchase a total of 25,349,630 shares of Class A common stock were outstanding pursuant to Charter’s 2001 Stock Incentive Plan. Of these options, 10,332,398 have vested. The membership units received upon exercise of any of the options under the 1999 Charter Communications Option Plan are automatically exchanged for shares of our Class A common stock on a one-for-one basis. In addition, a portion of the unvested options will vest each month. There are also additional options outstanding to purchase an aggregate of 289,268 shares of Class A common stock, which were issued to a consultant outside of the plan.

Convertible Notes

      We have outstanding $862.5 million principal amount of our 5.875% convertible senior notes due 2009, which are convertible (at approximately $2.42 per share) into a total of approximately 356 million shares of our Class A common stock. We also have outstanding approximately $588 million principal amount of our 5.75% senior convertible notes due 2005, which are convertible (at approximately $21.56 per share) into a total of approximately 27.3 million shares of Class A common stock, and approximately $156 million principal amount of its 4.75% senior convertible notes due 2006, which are convertible (at approximately $26.25 per share) into a total of approximately 5.9 million shares of Class A common stock. However, we have called for redemption all of the 5.75% convertible senior notes due 2005, and we expect to consummate the redemption on December 23, 2004.

Anti-takeover Effects of Provisions of Charter’s Restated Certificate of Incorporation and Bylaws

      Provisions of Charter’s restated certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

      Special Meeting of Shareholders. Our bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of our shareholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors.

      Advance Notice Requirements For Shareholder Proposals And Director Nominations. Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely prior written notice of their proposals. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 45 days nor more than 70 days prior to the first anniversary of the date on which we first mailed our proxy statement for the prior year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the shareholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. Our bylaws specify requirements as to the form and content of a shareholder’s notice. These provisions may limit shareholders in bringing matters before an annual meeting of shareholders or in making nominations for directors at an annual meeting of shareholders.

      Authorized But Unissued Shares. The authorized but unissued shares of Class A common stock are available for future issuance without shareholder approval and, subject to approval by the holders of the Class B common stock, the authorized but unissued shares of Class B common stock and preferred stock are available for future issuance. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Membership Units of Charter Communications Holding Company

      The Charter Communications Holding Company, LLC limited liability company agreement provides for three separate classes of common membership units designed Class A, Class B and Class C and one class of preferred membership units designated Class A. As of September 30, 2004, there were 643,985,486 Charter Communications Holding Company, LLC common membership units issued and outstanding, 304,853,455 of which were held by Charter.

      Class A Common Membership Units. As of September 30, 2004, there were a total of 324,300,479 issued and outstanding Class A common membership units, consisting of 217,585,246 units owned by Charter Investment, Inc. and 106,715,233 units owned by Vulcan Cable III Inc.

      Class B Common Membership Units. As of September 30, 2004, there were a total of 304,853,455 issued and outstanding Class B common membership units, all of which are owned by Charter.

      Class C Common Membership Units. As of September 30, 2004, there were a total of 14,831,552 issued and outstanding Class C common membership units, consisting of 5,233,612 units owned by Charter Investment, Inc. and 9,597,940 units owned by Vulcan Cable III Inc.

      In addition, Charter Investment, Inc., an affiliate of Mr. Allen owns 24,273,943 units of CC VIII, LLC membership units. An issue has arisen regarding the ultimate ownership of such CC VIII, LLC membership interests following Mr. Allen’s acquisition of those interests on June 6, 2003. See “Certain Relations and Related Transactions — Transactions Arising out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.”

      Convertible Preferred Membership Units. As of September 30, 2004, there were a total of 545,259 issued and outstanding convertible preferred membership units. These units are owned by Charter and mirror the terms of Charter’s Series A Preferred Stock.

      Any matter requiring a vote of the members of Charter Communications Holding Company, LLC requires the affirmative vote of a majority of the Class B common membership units. Charter owns all Class B common membership units and therefore controls Charter Communications Holding Company, LLC. Because Mr. Allen owns high vote Class B common stock of Charter that entitles him to approximately 93% of the voting power of the outstanding common stock of Charter, Mr. Allen controls us and through us has voting control of Charter Communications Holding Company, LLC.

      The net cash proceeds that Charter receives from any issuance of shares of common stock will be immediately transferred to Charter Communications Holding Company, LLC in exchange for membership units equal in number to the number of shares of common stock issued by Charter.

Exchange Agreement

      Charter is a party to an agreement permitting Vulcan Cable III Inc., Charter Investment, Inc. and any other affiliate of Mr. Allen to exchange at any time on a one-for-one basis any or all of their Charter

Holdco common membership units for shares of Class B common stock. This exchange may occur directly or, at the election of the exchanging holder, indirectly through a tax-free reorganization such as a share exchange or a statutory merger of any Allen-controlled entity with and into Charter or a wholly owned subsidiary of Charter. In the case of an exchange in connection with a tax-free share exchange or a statutory merger, shares of Class A common stock held by Mr. Allen or the Allen-controlled entity will also be exchanged for Class B common stock. Mr. Allen currently owns shares of Class A common stock as a result of the exercise of put rights granted to sellers in the Falcon acquisition and the Rifkin acquisition.

      Charter Holdco common membership units held by Mr. Allen and his affiliates are exchangeable at any time for shares of our Class B common stock, which is then convertible into shares of Class A common stock. The exchange agreement and the Charter Communications Option Plan state that common membership units are exchangeable for shares of common stock at a value equal to the fair market value of the common membership units. The exchange ratio of common membership units to shares of Class A common stock will be one to one because Charter and Charter Holdco have been structured so that the fair market value of a share of the Class A common stock equals the fair market value of a common membership unit owned by Charter.

      Our organizational documents achieve this result by:

•	limiting the assets and liabilities that Charter may hold; and

•	requiring the number of shares of our common stock outstanding at any time to equal the number of common membership units owned by Charter.

      If we fail to comply with these provisions or they are changed, the exchange ratio may vary from one to one and will then be based on a pre-determined formula contained in the exchange agreements and the 1999 Charter Communications Option Plan. This formula will be based on the then current relative fair market values of common membership units and common stock.

Special Tax Allocation Provisions.

      Charter Communications Holding Company, LLC’s amended and restated limited liability company agreement contains a number of provisions affecting allocation of net tax losses and net tax profits to its members. In some situations, these provisions could result in Charter having to pay income taxes in an amount that is more or less than it would have had to pay if these provisions did not exist. For additional information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Income Taxes.”

Other Material Terms of the Amended and Restated Limited Company Agreement of Charter Communications Holding Company, LLC

      General. Charter Communications Holding Company, LLC’s amended and restated limited liability company agreement contains provisions that permit each member (and its officers, directors, agents, shareholders, members, partners or affiliates) to engage in businesses that may compete with the businesses of Charter Communications Holding Company, LLC or any subsidiary. However, the directors of Charter, including Mr. Allen, are subject to fiduciary duties under Delaware corporate law that generally require them to present business opportunities in the cable transmission business to Charter.

      The amended and restated limited liability company agreement restricts the business activities that Charter Communications Holding Company, LLC may engage in.

      Transfer Restrictions. The amended and restated limited liability company agreement restricts the ability of each member to transfer its membership interest unless specified conditions have been met. These conditions include:

•	the transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by Charter Communications Holding Company, LLC and is materially useful in its business as then conducted or proposed to be conducted;

•	the transfer will not result in a material and adverse limitation or restriction on the operations of Charter Communications Holding Company, LLC and its subsidiaries taken as a whole;

•	the proposed transferee agrees in writing to be bound by the limited liability company agreement; and

•	except for a limited number of permitted transfers under the limited liability company agreement, the transfer has been approved by the manager in its sole discretion.

      Amendments to the Limited Liability Company Agreement. Any amendment to the limited liability company agreement generally may be adopted only upon the approval of a majority of the Class B common membership units. The agreement may not be amended in a manner that adversely affects the rights of any class of common membership units without the consent of holders holding a majority of the membership units of that class.

Registration Rights

      Holders of Class B Common Stock. Charter, Mr. Allen, Charter Investment, Inc. and Vulcan Cable III Inc., are parties to a registration rights agreement. The agreement gives Mr. Allen and his affiliates the right to cause us to register the shares of Class A common stock issued to them upon conversion of any shares of Class B common stock that they may hold.

      This registration rights agreement provides that each eligible holder is entitled to unlimited “piggyback” registration rights permitting them to include their shares of Class A common stock in registration statements filed by us. These holders may also exercise their demand rights causing us, subject to specified limitations, to register their Class A shares, provided that the amount of shares subject to each demand has a market value at least equal to $50 million or, if the market value is less than $50 million, all of the Class A shares of the holders participating in the offering are included in such registration. We are obligated to pay the costs associated with all such registrations.

      Holders may elect to have their shares registered pursuant to a shelf registration statement if at the time of the election, Charter is eligible to file a registration statement on Form S-3 and the amount of shares to be registered has a market value equal to at least $100 million on the date of the election.

      All shares of Class A common stock issuable to the registration rights holders in exchange for Charter Communications Holding Company, LLC membership units and upon conversion of outstanding Class B common stock and conversion of Class B common stock issuable to the registration rights holders upon exchange of Charter Communications Holding Company, LLC membership units are subject to the registration rights described above.

Transfer Agent and Registrar

      The transfer agent and registrar for our Class A common stock is Mellon Investor Services, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

      As of September 30, 2004, we had 304,803,455 shares of Class A common stock issued and outstanding, all of which are eligible for immediate resale (subject to limitations of Rule 144 in the case of shares held by affiliates).

      As of September 30, 2004, the following additional shares of Class A common stock are or will be issuable after giving effect to the issuance of shares described in “Registered Borrow Facility”;

•	339,132,031 shares of Class A common stock will be issuable upon conversion of Class B common stock issuable upon exchange of Charter Communications Holding Company, LLC membership units held by Vulcan Cable III Inc. and Charter Investment, Inc. These membership units are exchangeable for shares of Class B common stock on a one-for-one basis. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis.

•	24,273,943 shares of Class A common stock may be issuable upon the exchange of Charter Communications Holding Company, LLC membership units potentially issuable in exchange for CC VIII, LLC membership units held by an affiliate of Mr. Allen. An issue has arisen regarding the ultimate ownership of such CC VIII, LLC membership interests following Mr. Allen’s acquisition of those interests on June 6, 2003. See“Certain Relations and Related Transactions — Transactions Arising out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.”

•	50,000 shares of Class A common stock will be issuable upon conversion of outstanding Class B common stock on a one-for-one basis.

•	Up to 90,000,000 shares of Class A common stock (or units exchangeable for Class A common stock) are authorized for issuance pursuant to Charter’s 2001 Stock Incentive Plan and 1999 Charter Communications Option Plan. At September 30, 2004, 903,970 shares had been issued under the plans upon exercise of options, 160,645 shares had been issued upon vesting of restricted stock grants, and 2,104,978 shares are subject to future vesting under restricted stock agreements. Of the remaining 86,830,407 shares covered by the plans, as of September 30, 2004, 28,213,409 were subject to outstanding options (34% of which were vested) and 58,616,998 remain eligible for future grant. Of the 58,616,998 shares remaining there are 6,663,600 performance units granted under Charter’s long-term incentive program as of September 30, 2004, which will be issued on the third anniversary of the date of grant conditional upon Charter’s performance against financial targets approved by the board of directors at the time of the awards.

•	356,404,924 shares of Class A common stock are issuable upon conversion of our 5.875% convertible senior notes due 2009.

•	An aggregate of 8,145,909 shares of Class A common stock would be issuable upon conversion of our 4.75% convertible senior notes due 2006 and our Series A convertible redeemable preferred stock.

•	Upon consummation of the settlement of our outstanding class action lawsuits as more fully described in “Business — Legal Proceedings”, an as yet undetermined number of shares will issued to the claimants and carriers (having an aggregate value of $45 million, as determined by the applicable formula), together with warrants to purchase an additional undetermined number of shares (which warrants will have a value of $40 million, as determined by the applicable formula).

•	Up to 150 million shares of Class A common stock to be issued as described in “Registered Borrow Facility.”

      All of the shares of Class A common stock issuable upon exchange of Charter Communications Holding Company, LLC membership units and upon conversion of shares of our Class B common stock are subject to demand and piggyback registration rights.

      All of the shares of Class A common stock issuable upon conversion of outstanding convertible senior notes due 2006 and convertible preferred stock would be eligible for immediate resale. Shares issuable upon conversion of the notes are expected to be eligible for resale pursuant to this resale shelf registration statement, which is required to become effective on or before April 21, 2005. All of the shares issuable to claimants pursuant to the settlements will be eligible for immediate resale and, upon filing of an anticipated shelf registration statement for the issuance of warrant shares, all of the shares issuable upon exercise of the warrants will also be eligible for immediate resale. Any and all shares issued pursuant the terms described in “Registered Borrow Facility” are expected to be eligible for immediate resale.

      A registration statement on Form S-8 covering the Class A common stock issuable pursuant to the exercise of options under the 1999 Charter Communications Option Plan was filed with the Securities and Exchange Commission in May 2000 and registration statements on Form S-8 covering shares issuable under the 2001 Stock Incentive Plan were filed in May 2001 and November 2003. The shares of Class A common stock covered by the Form S-8 registration statements generally may be resold in the public market without restriction or limitation, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 of the Securities Act of 1933.

      The sale of a substantial number of shares of Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A common stock. In addition, any such sale or perception could make it more difficult for us to sell equity securities or equity related securities in the future at a time and price that we deem appropriate.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the notes and our Class A common stock into which the notes may be converted. This discussion applies only to notes that are held as capital assets.

      This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

•	persons subject to the alternative minimum tax.

      This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of notes are strongly urged to consult with their tax advisors regarding all aspects of the United States federal income tax consequences of an investment in the notes and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Notes

      We believe that the notes will be treated as indebtedness subject to the special Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”). Such regulations generally apply to debt instruments that provide for one or more payments that are contingent in timing or amount, if the likelihood of such payment being made is not “remote” and the amount of such payment is not “incidental.” While it is unclear whether in fact any of the alternative payments on the notes are remote, we intend to take position that the potential receipt of the Early Conversion Make Whole Amount may be a contingency that is not “remote” or “incidental” within the meaning of the contingent debt regulations. Accordingly, while the correct treatment of the notes is uncertain, we intend to treat the Notes as debt instruments subject to the contingent debt regulations because of the potential receipt of the Early Conversion Make Whole Amount. Moreover, under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in a note each holder of a note is deemed to have agreed (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule” determined by us as described below, and our treatment of the fair market value of any common stock received upon conversion of a note as a contingent payment.

      We do not intend to seek a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax consequences discussed below. Due to the absence of authorities that directly address the proper characterization of the notes and the application of the contingent payment regulations to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the notes as indebtedness or the tax consequences described herein. Holders should be aware that a different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. For example, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of a note into common stock, and might recognize capital gain or loss upon a taxable disposition of a note.

      The remainder of this discussion assumes that the notes are treated as indebtedness subject to the contingent debt regulations.

Tax Consequences to U.S. Holders

      As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code.

Interest Accruals on the Notes

      Pursuant to the contingent debt regulations, U.S. Holders of the notes are required to accrue interest income on the Notes on a constant-yield basis, based on a comparable yield to maturity as described below, regardless of whether such holders use the cash or accrual method of tax accounting. As such, U.S. Holders generally are required to include interest in income each year in excess of any stated interest payments actually received in that year.

      The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

•	the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

      The “issue price” of the notes is the first price at which a substantial amount of the Notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

      The term “comparable yield” as used in the contingent debt regulations means the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is 15%, compounded semi-annually. The precise manner of calculating the comparable yield is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield determined by us.

      The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (which we refer to as “projected payments”) on the notes. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes an estimate for a payment at maturity taking into account the conversion feature. In this regard, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment. U.S. Holders also may obtain the projected payment schedule by submitting a written request for such information to us at: Charter Communications, Inc., 12405 Powerscourt Drive, St. Louis, Missouri 63131. Attention: Senior Vice President, Investor Relations.

      The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder’s interest accruals and adjustments thereto in respect of the notes for U.S. federal income tax purposes. They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the notes, or the value at any time of the common stock into which the notes may be converted. For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

Adjustments to Interest Accruals on the Notes

      If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such Notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

      If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

      A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion, redemption or repurchase of the notes.

Purchasers of Notes at a Price Other than the Adjusted Issue Price

      If a U.S. Holder purchases a note in the secondary market for an amount that differs from the “adjusted issue price” (as defined above) of the notes at the time of purchase, such holder will be required to accrue interest income on the notes in accordance with the comparable yield even if market conditions have changed since the date of issuance. A U.S. Holder must reasonably determine whether the difference between the tax basis in a note and the adjusted issue price of a note is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the notes or a change in daily portion of interest, or both, and allocate the difference accordingly. If the tax basis in a note is less than its adjusted issue price, a positive adjustment discussed above in “— Adjustments to Interest Accruals on the Notes” will result, and if the tax basis exceeds the adjusted issue price of a note, a negative adjustment discussed above in “— Adjustments to Interest Accruals on the Notes” will result.

Adjustments allocated to the contingent payments will be taken into account when the contingent payments are made. Adjustments allocated to the daily portion of interest will be taken into account as the daily portion of interest accrues. Any negative or positive adjustment of the kind described above made by a U.S. Holder will decrease or increase, respectively, the holder’s tax basis in the notes. U.S. Holders should consult their own tax advisors regarding these allocations.

Sale, Exchange, Conversion, Redemption or Repurchase of Notes

      Generally the sale, exchange, conversion, redemption or repurchase of a note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange, conversion, redemption or repurchase of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received, and (b) the U.S. Holder’s adjusted tax basis in the note.

      A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

      Gain recognized by a U.S. Holder upon a sale, exchange, conversion, redemption or repurchase of a Note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

      A U.S. Holder’s tax basis in common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

      If at any time we were to make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase may be deemed to be the payment of a taxable dividend to holders of the notes to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment.

      If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to holders, notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of our common stock.

      Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders.

      Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable constructive dividend.

Taxation of Distributions on Common Stock

      Distributions paid on our common stock received upon a conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years prior to 2009 will be eligible to be taxed at reduced rates if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

      Gain or loss realized by a U.S. Holder on the sale or other disposition of our common stock received upon a conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A U.S. Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

      As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

      Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and foreign tax consequences that may be relevant to them.

Payments on the Notes

      Generally, all payments on the notes made to a Non-U.S. Holder, including a payment in our common stock or cash pursuant to a conversion, exchange, redemption or retirement of a note and any gain realized on a sale of the notes, will be exempt from United States federal withholding tax, provided that:

1. in the case of gain realized on the sale, exchange, conversion, redemption or repurchase of the Notes, we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange, redemption or retirement and the period during which the Non-U.S. Holder held the notes, a U.S. real property holding corporation; and

2. (a) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest and the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder; or

(b) such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

      If, contrary to our expectations, the notes were not treated as indebtedness, any of the payments thereon could be subject to United States federal withholding tax despite a Non-U.S. Holder’s compliance with all of the requirements enumerated above in clauses 1 and 2.

      We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

      The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that is not a U.S. person and provides its name and address.

      If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if the payments on the notes are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the notes, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Constructive Dividends

      If a Non-U.S. Holder were deemed to have received a constructive dividend (see “— Tax Consequences to U.S. Holders — Constructive Dividends” above), the Non-U.S. Holder generally will be subject to withholding tax at a 30% rate, subject to reduction by an applicable tax treaty, on the taxable amount of the dividend. To claim the benefit of a tax treaty, a Non-U.S. Holder must comply with all certification requirements necessary to qualify for treaty benefits. In the case of any constructive dividend it is possible that the U.S. federal tax on this constructive dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Common Stock

      Dividends paid to a Non-U.S. Holder of common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

      If a Non-U.S. Holder of a common stock is engaged in a trade or business in the United States, and if the dividends (or constructive dividends) are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “— Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

      A Non-U.S. Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of common stock received upon a conversion of a note, unless:

•	the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States;

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the Non-U.S. Holder held the common stock. We believe that we were not, are not, and do not anticipate becoming, a U.S. real property holding corporation.

Backup Withholding Tax and Information Reporting

      Information returns may be filed with the IRS in connection with payments on the notes, common stock and the proceeds from a sale or other disposition of the notes or common stock. A U.S. Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to United States backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

Convertible Senior Notes and Shares of Class A Common Stock Issuable Upon Conversion

      We originally sold the 5.875% convertible senior notes offered hereby on November 22, 2004 to certain initial purchasers, who have advised us that the convertible senior notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers”, as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the convertible senior notes and/or shares of the Class A common stock issuable upon conversion of the convertible senior notes pursuant to this prospectus.

      The convertible senior notes and the shares of Class A common stock issuable upon conversion of the convertible senior notes have been registered in accordance with a registration rights agreement. Pursuant to the registration rights agreement, we were required to file a registration statement with regard to the convertible senior notes and the shares of our Class A common stock issuable upon conversion of the convertible senior notes and we are required to keep the registration statement effective until the earliest of:

      (1) the sale of all the registrable securities registered under the registration rights agreement;

      (2) the expiration of the holding period applicable to these securities under Rule 144(k) under the Securities Act with respect to persons who are not our affiliates; or

      (3) there are no registrable securities outstanding.

      The selling securityholders may choose to sell convertible senior notes and/or the shares of Class A common stock issuable upon conversion of the convertible senior notes from time to time. See “Plan of Distribution.”

Table Listing Securities Offered In This Prospectus

      The following table sets forth:

      (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement entered into in connection with the issuance of the convertible senior notes or shares of Class A common stock, as applicable, of its possible intent to sell or otherwise dispose of convertible senior notes and/or shares of Class A common stock;

      (2) the amount of outstanding convertible senior notes beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the convertible senior notes, and the principal amount of convertible senior notes which it may sell pursuant to the registration statement of which this prospectus forms a part; and

      (3) the principal number of shares of our Class A common stock issued or issuable to the selling securityholder prior to the offering, and the principal number of shares which it may sell pursuant to the registration statement of which this prospectus forms a part. The information contained under the column heading “Shares That May be Sold” assumes conversion of the full amount of the convertible senior notes held by the holder at the initial rate of 413.3321 shares of Class A common stock per each $1,000 principal amount of convertible senior notes prior to the offering.

      To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

      A selling securityholder may offer all or some portion of the convertible senior notes and shares of the Class A common stock. Accordingly, no estimate can be given as to the amount or percentage of convertible senior notes or our Class A common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their convertible senior notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

	Convertible Senior Notes		Shares of Class A Common Stock

			Shares of
			Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

Sutton Brook Capital Portfolio LP	$12,500,000	$12,500,000	5,165,288	5,165,288
Sphinx Convertible Arbitrage Fund SPC	$350,000	$350,000	144,628	144,628
Oppenheimer Convertible Securities Fund	$1,000,000	$1,000,000	413,223	413,223

Quest Global Convertible Master Fund Ltd.	$840,000	$840,000	347,107	347,107
Lyxor/Quest Fund Ltd.	$1,260,000	$1,260,000	520,661	520,661
KDC Convertible Arbfund L.P.	$2,000,000	$2,000,000	826,446	826,446
Tenor Opportunity Master Fund Ltd.	$2,000,000	$2,000,000	826,446	826,446
Basso Holdings Ltd.	$4,500,000	$4,500,000	1,859,503	1,859,503
Highbridge International LLC	$27,000,000	$27,000,000	11,157,023	11,157,023
Deephaven Domestic Convertible Trading Ltd.	$4,650,000	$4,650,000	1,921,994	1,921,994
Man Mac I, Limited	$3,391,000	$3,391,000	1,401,239	1,401,239
Guggenheim Portfolio Company VIII	$1,138,000	$1,138,000	470,247	470,247
(Cayman), Ltd.
Fore Convertible Master Fund, Ltd.	$1,500,000	$1,500,000	619,834	619,834
Fore Opportunity Fund, LP	$269,000	$269,000	111,157	111,157
Fore Opportunity Offshore Fund, Ltd.	$431,000	$431,000	178,099	178,099
Fore Credit Master Fund, Ltd.	$350,000	$350,000	144,628	144,628
Fore Plan Asset Fund, Ltd.	$179,000	$179,000	73,966	73,966
Ritchie Convertible Arbitrage Trading	$200,000	$200,000	82,666	82,666
Mohican VCA Master Fund, Ltd.	$300,000	$300,000	123,999	123,999
Evergreen Equity Investment Fund	$8,850,000	$8,850,000	3,657,024	3,657,024
Sentinel Capital Markets Income Fund	$150,000	$150,000	61,983	61,983
Basso Mutlit-Strategy Holding Fund Ltd.	$10,500,000	$10,500,00	4,338,842	4,338,842
DKR SoundShore Strategic Holding Fund Ltd.	$1,000,000	$1,000,000	413,223	413,223
DKR Saturn Event Driven Holding Fund Ltd.	$1,250,000	$1,250,000	516,528	516,528
DKR Saturn Multi-Strategy Holding Fund Ltd.	$1,250,000	$1,250,000	516,528	516,528
Citigroup Global Markets Inc.	$1,732,000	$1,732,000	715,891	715,891

PLAN OF DISTRIBUTION

      We are registering the convertible senior notes and the shares of our Class A common stock issuable upon conversion of the convertible senior notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the convertible senior notes and the shares of our Class A common stock covered by this prospectus.

      We will not receive any of the proceeds from the offering or sale by the selling securityholders of the convertible senior notes or the shares of our Class A common stock covered by this prospectus. The convertible senior notes and shares of Class A common stock may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If convertible senior notes or shares of Class A common stock are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agents’ commissions.

      The convertible senior notes or shares of Class A common stock may be sold:

•	in one or more transactions at fixed prices,

•	at prevailing market prices at the time of sale,

•	at varying prices determined at the time of sale, or

•	at negotiated prices.

      These sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

•	on any national securities exchange or quotation service on which the convertible senior notes or shares of Class A common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market or

•	through the writing of options.

      In connection with sales of the convertible senior notes or shares of Class A common stock, any selling securityholder may loan or pledge convertible senior notes or shares of our Class A common stock to broker-dealers that in turn may sell the securities.

      The outstanding Class A common stock is publicly traded on the Nasdaq National Market. The initial purchasers of the convertible senior notes have advised us that certain of the initial purchasers are making and currently intend to continue making a market in the convertible senior notes. However, they are not obligated to do so and any market-making of this type may be discontinued at any time without notice, in the sole discretion of the initial purchasers. We do not intend to apply for listing of the convertible senior notes on the Nasdaq National Market or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

      The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the convertible senior notes or the shares of Class A common stock to be offered by selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the convertible senior notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

      There is no assurance that any selling securityholder will sell any or all of the convertible senior notes or shares of Class A common stock to be offered by selling securityholders as described in this prospectus, and any selling securityholders may transfer, devise or gift the securities by other means not described in this prospectus.

      We originally sold the convertible senior notes to the initial purchasers in November 2004 in a private placement. We agreed to indemnify and hold the initial purchasers of the convertible senior notes harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the convertible senior notes by the initial purchasers. The registration rights agreement we entered into in connection with the sale of the convertible senior notes provides for us and those selling securityholders listed on the Selling Securityholders Table as holders of convertible senior notes to indemnify each other against certain liabilities arising under the Securities Act.

      Pursuant to the registration rights agreement we entered into in connection with the sale of the convertible senior notes, we agreed to use reasonable efforts to cause the registration statement to which this prospectus relates to become effective within 150 days after the date the convertible senior notes were originally issued and to keep the registration statement effective until the earlier of (1) the date as of which all the Notes or the Class A common stock issuable upon conversion of the Notes have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement; (2) the date as of which all the Notes or the Class A common stock issuable upon conversion of the Notes held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; and (3) the date on which there are no outstanding registrable securities.

      The registration rights agreement we entered into in connection with the sale of the convertible senior notes provides that, under certain circumstances, we may suspend the use of this prospectus in connection with sales of convertible senior notes and shares of Class A common stock for a period not to exceed an aggregate of 45 days in any 90-day period or 90 days in any 12-month period. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

LEGAL MATTERS

      The validity of the securities offered by this prospectus has been passed upon for Charter Communications, Inc. by Irell & Manella, LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2003 and 2002 and for the three year periods ended December 31, 2003, which are included in Charter Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report included in this prospectus, which includes explanatory paragraphs regarding the adoption, effective January 1, 2002, of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and, effective January 1, 2003, of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FASB Statement No. 123.” The consolidated financial statements referred to above have been included in this prospectus in reliance upon the authority of KPMG LLP as experts in giving said report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Charter Communications, Inc.:

      We have audited the accompanying consolidated balance sheets of Charter Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 3 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

      As discussed in Note 19 to the consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.

/s/ KPMG LLP

St. Louis, Missouri

March 1, 2004

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except share data)

	December 31,

	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127	$321
Accounts receivable, less allowance for doubtful accounts of $17 and $19, respectively	189	259
Receivables from related party	—	8
Prepaid expenses and other current assets	34	45

Total current assets	350	633

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated depreciation of $3,950 and $2,634, respectively	7,014	7,679
Franchises, net of accumulated amortization of $3,445 and $3,452, respectively	13,680	13,727

Total investment in cable properties, net	20,694	21,406

OTHER NONCURRENT ASSETS	320	345

Total assets	$21,364	$22,384

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,235	$1,345

Total current liabilities	1,235	1,345

LONG-TERM DEBT	18,647	18,671

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	899	1,212

MINORITY INTEREST	689	1,050

PREFERRED STOCK — REDEEMABLE; $.001 par value; 1 million shares authorized; 545,259 and 505,664 shares issued and outstanding, respectively	55	51

SHAREHOLDERS’ EQUITY (DEFICIT):
Class A Common stock; $.001 par value; 1.75 billion shares authorized; 295,038,606, and 294,536,830 shares issued and outstanding, respectively	—	—
Class B Common stock; $.001 par value; 750 million shares authorized; 50,000 shares issued and outstanding	—	—
Preferred stock; $.001 par value; 250 million shares authorized; no non-redeemable shares issued and outstanding	—	—
Additional paid-in capital	4,700	4,697
Accumulated deficit	(4,851)	(4,609)
Accumulated other comprehensive loss	(24)	(47)

Total shareholders’ equity (deficit)	(175)	41

Total liabilities and shareholders’ equity (deficit)	$21,364	$22,384

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share and share data)

	Year Ended December 31,

	2003	2002	2001

REVENUES	$4,819	$4,566	$3,807

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	1,952	1,807	1,486
Selling, general and administrative	940	963	826
Depreciation and amortization	1,479	1,439	2,693
Impairment of franchises	—	4,638	—
Gain on sale of system	(21)	—	—
Option compensation expense (income), net	4	5	(5)
Special charges, net	21	36	18
Unfavorable contracts and other settlements	(72)	—	—

	4,303	8,888	5,018

Income (loss) from operations	516	(4,322)	(1,211)

OTHER INCOME AND EXPENSES:
Interest expense, net	(1,557)	(1,503)	(1,310)
Gain (loss) on derivative instruments and hedging activities, net	65	(115)	(50)
Gain on debt exchange, net	267	—	—
Loss on equity investments	(3)	(3)	(54)
Other, net	(13)	(1)	(5)

	(1,241)	(1,622)	(1,419)

Loss before minority interest, income taxes and cumulative effect of accounting change	(725)	(5,944)	(2,630)
MINORITY INTEREST	377	3,176	1,461

Loss before income taxes and cumulative effect of accounting change	(348)	(2,768)	(1,169)
INCOME TAX BENEFIT	110	460	12

Loss before cumulative effect of accounting change	(238)	(2,308)	(1,157)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX	—	(206)	(10)

Net loss	(238)	(2,514)	(1,167)
Dividends on preferred stock — redeemable	(4)	(3)	(1)

Net loss applicable to common stock	$(242)	$(2,517)	$(1,168)

LOSS PER COMMON SHARE, basic and diluted	$(0.82)	$(8.55)	$(4.33)

Weighted average common shares outstanding, basic and diluted	294,597,519	294,440,261	269,594,386

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Dollars in millions)

					Accumulated	Total
	Class A	Class B	Additional		Other	Shareholders’
	Common	Common	Paid-In	Accumulated	Comprehensive	Equity
	Stock	Stock	Capital	Deficit	Income (Loss)	(Deficit)

BALANCE, December 31, 2000	$—	$—	$3,691	$(924)	$—	$2,767
Issuance of common stock related to acquisitions	—	—	2	—	—	2
Net proceeds from issuance of common stock	—	—	1,218	—	—	1,218
Redeemable securities reclassified as equity	—	—	9	—	—	9
Contributions from Charter Investment, Inc.	—	—	25	—	—	25
Changes in fair value of interest rate agreements	—	—	—	—	(17)	(17)
Option compensation expense, net	—	—	(3)	—	—	(3)
Loss on issuance of equity by subsidiary	—	—	(253)	—	—	(253)
Stock options exercised	—	—	5	—	—	5
Dividends on preferred stock — redeemable	—	—	—	(1)	—	(1)
Net loss	—	—	—	(1,167)	—	(1,167)

BALANCE, December 31, 2001	—	—	4,694	(2,092)	(17)	2,585
Issuance of common stock related to acquisitions	—	—	2	—	—	2
Changes in fair value of interest rate agreements	—	—	—	—	(30)	(30)
Option compensation expense, net	—	—	2	—	—	2
Loss on issuance of equity by subsidiary	—	—	(1)	—	—	(1)
Dividends on preferred stock — redeemable	—	—	—	(3)	—	(3)
Net loss	—	—	—	(2,514)	—	(2,514)

BALANCE, December 31, 2002	—	—	4,697	(4,609)	(47)	41
Changes in fair value of interest rate agreements	—	—	—	—	23	23
Option compensation expense, net	—	—	2	—	—	2
Issuance of common stock related to acquisitions	—	—	2	—	—	2
Loss on issuance of equity by subsidiary	—	—	(1)	—	—	(1)
Dividends on preferred stock — redeemable	—	—	—	(4)	—	(4)
Net loss	—	—	—	(238)	—	(238)

BALANCE, December 31, 2003	$—	$—	$4,700	$(4,851)	$(24)	$(175)

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(238)	$(2,514)	$(1,167)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	(377)	(3,176)	(1,461)
Depreciation and amortization	1,479	1,439	2,693
Impairment of franchises	—	4,638	—
Option compensation expense (income), net	4	5	(5)
Noncash interest expense	414	395	295
Loss on equity investments	3	3	54
Loss (gain) on derivative instruments and hedging activities, net	(65)	115	50
Gain on debt exchange, net	(267)	—	—
Gain on sale of system	(21)	—	—
Deferred income taxes	(110)	(460)	(12)
Cumulative effect of accounting change, net	—	206	10
Unfavorable contracts and other settlements	(72)	—	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	70	27	(73)
Prepaid expenses and other current assets	5	26	(11)
Accounts payable and accrued expenses and other	(69)	47	111
Receivables from and payables to related party, including deferred management fees	9	(3)	—
Other operating activities	—	—	5

Net cash flows from operating activities	765	748	489

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(854)	(2,167)	(2,913)
Change in accounts payable and accrued expenses related to capital expenditures	(33)	(55)	(88)
Proceeds from sale of system	91	—	—
Payments for acquisitions, net of cash acquired	—	(139)	(1,755)
Purchases of investments	(11)	(12)	(3)
Other investing activities	(10)	10	(15)

Net cash flows from investing activities	(817)	(2,363)	(4,774)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	2	1,223
Borrowings of long-term debt	738	4,106	7,310
Repayments of long-term debt	(1,368)	(2,134)	(4,290)
Proceeds from issuance of debt	529	—	—
Payments for debt issuance costs	(41)	(40)	(87)

Net cash flows from financing activities	(142)	1,934	4,156

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(194)	319	(129)
CASH AND CASH EQUIVALENTS, beginning of period	321	2	131

CASH AND CASH EQUIVALENTS, end of period	$127	$321	$2

CASH PAID FOR INTEREST	$1,111	$1,103	$994

NONCASH TRANSACTIONS:
Issuance of debt by CCH II, LLC	$1,572	$—	$—
Retirement of debt	1,866	—	—
Reclassification of redeemable securities to equity and minority interest	—	—	1,105
Exchange of cable system for acquisition	—	—	25
Issuances of preferred stock — redeemable, as payment for acquisitions	4	—	51
Issuances of equity as partial payments for acquisitions	2	—	2

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

1.	Organization and Basis of Presentation

      Charter Communications, Inc. (“Charter”) is a holding company whose principal assets at December 31, 2003 are the 46% controlling common equity interest in Charter Communications Holding Company, LLC (“Charter Holdco”) and “mirror” notes that are payable by Charter Holdco to Charter which have the same principal amount and terms as those of Charter’s convertible senior notes. Charter Holdco is the sole owner of Charter Communications Holdings, LLC (“Charter Holdings”). The consolidated financial statements include the accounts of Charter, Charter Holdco, Charter Holdings and all of their wholly owned subsidiaries where the underlying operations reside, collectively referred to herein as the “Company.” The Company consolidates Charter Holdco on the basis of voting control. Charter Holdco’s limited liability agreement provides that so long as Charter’s Class B common stock retains its special voting rights, Charter will maintain 100% voting interest in Charter Holdco. Voting control gives Charter full authority and control over the operations of Charter Holdco. All significant intercompany accounts and transactions among consolidated entities have been eliminated. The Company is a broadband communications company operating in the United States. The Company offers its customers traditional video programming (analog and digital video) as well as high-speed data services and in some areas advanced broadband services such as high definition television, video on demand, telephony and interactive television. The Company sells its video programming, high-speed data and advanced broadband services on a subscription basis.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies. Actual results could differ from those estimates.

      Restatement of 2001 Results. In 2002, the Company restated its consolidated financial statements for 2001 and prior. The restatements were primarily related to the following categories: (i) launch incentives from programmers; (ii) customer incentives and inducements; (iii) capitalized labor and overhead costs; (iv) customer acquisition costs; (v) rebuild and upgrade of cable systems; (vi) deferred tax liabilities/franchise assets; and (vii) other adjustments. These adjustments reduced revenue by $146 million and decreased consolidated net loss by $11 million for the year ended December 31, 2001 and decreased shareholders’ equity by $356 million as of January 1, 2001. In addition, as a result of certain of these adjustments, the Company’s statement of cash flow was also restated at the time. Net cash flows from operating activities for the year ended December 31, 2001 was reduced by $30 million.

      Reclassifications. Certain 2002 and 2001 amounts have been reclassified to conform with the 2003 presentation.

2.	Liquidity and Capital Resources

      The Company recognized income from operations of $516 million in 2003 and incurred losses from operations of $4.3 billion and $1.2 billion in 2002 and 2001, respectively. The Company’s net cash flows from operating activities were $765 million, $748 million and $489 million for the years ending December 31, 2003, 2002 and 2001, respectively. The Company has historically required significant cash to fund capital expenditures and debt service costs. Historically, the Company has funded these requirements through cash flows from operating activities, borrowing under the credit facilities of the Company’s subsidiaries, by issuances of debt and equity securities and by cash on hand. The mix of funding sources

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

changes from period to period, but for the year ended December 31, 2003, approximately 80% of the Company’s funding requirements were satisfied from cash flows from operating activities and 20% was from cash on hand. For the year ended December 31, 2003, the Company received $91 million from the sale of the Port Orchard, Washington cable system. Additionally, the Company had net cash flows used in financing activities of $142 million, reflecting a net repayment of debt, and reduced cash on hand by $194 million.

      The Company expects that cash on hand, cash flows from operating activities and the funds available under its subsidiaries’ credit facilities will be adequate to meet its 2004 cash needs. However, these credit facilities are subject to certain restrictive covenants, portions of which are subject to the operating results of the Company’s subsidiaries. The Company expects to maintain compliance with these covenants in 2004. If the Company’s actual operating results do not result in compliance with these covenants, or if other events of noncompliance occur, funding under the credit facilities may not be available and defaults on some or potentially all debt obligations could occur. Additionally, no assurances can be given that the Company will not experience liquidity problems because of adverse market conditions or other unfavorable events. Further, cash flows from operating activities and amounts available under credit facilities may not be sufficient to permit the Company to satisfy its principal repayment obligations that come due in 2005 and thereafter.

      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions up to its formulaic capacity to Charter Holdco for payment of interest on the convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under the indentures and other specified tests are met. However, in the event that Charter Holdings could not incur any additional debt under the 8.75 to 1.0 leverage ratio, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments in Charter Holdco or Charter, up to its formulaic capacity, if there is no default under the indentures. There were no defaults under the Charter Holdings indentures and other specified tests were met for the quarter ended December 31, 2003. However, Charter Holdings did not meet the leverage ratio test at December 31, 2003, and as a result, distributions from Charter Holdings to Charter will be restricted until that test is met. Charter’s ability to make payments on its convertible senior notes is dependent on Charter Holdco’s liquidity or on the ability for it to obtain distributions from Charter Holdings and the Company’s other subsidiaries making distributions, loans, or payments to Charter Holdco, and on Charter Holdco paying or distributing such funds to Charter. As of December 31, 2003, Charter Holdco had $41 million in cash on hand and is owed $37 million in intercompany loans, which are available to Charter Holdco to service interest on Charter’s convertible senior notes, which is scheduled to be approximately $43 million in 2004. Accordingly, Charter’s ability to make interest payments, or principal payments at maturity in 2005 and 2006, with respect to its currently outstanding convertible senior notes is contingent upon it obtaining additional financing or receiving distributions or other payments from its subsidiaries.

      On October 1, 2003 the Company closed on the sale of its Port Orchard, Washington system for approximately $91 million, resulting in a $21 million gain recorded as gain on sale of system in the Company’s consolidated statement of operations. On March 1, 2004, the Company closed the sale of cable systems in Florida, Pennsylvania, Maryland, Delaware and West Virginia with Atlantic Broadband Finance, LLC. The Company anticipates that an additional closing for a cable system in New York will occur during the first quarter of 2004. After giving effect to the sale of the New York system, net proceeds will be approximately $735 million, subject to post-closing adjustments. The Company will use these proceeds to repay bank debt.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      The Company’s long-term financing structure as of December 31, 2003 includes $7.2 billion of credit facility debt, $10.6 billion of high-yield notes and $774 million of convertible senior debentures. Approximately $188 million of this financing matures during 2004, and the Company expects to fund this through availability under its credit facilities. Note 9 summarizes the Company’s current availability under its credit facilities and its long-term debt.

3.	Summary of Significant Accounting Policies

Cash Equivalents

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost, which approximates market value.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost, including all material, labor and certain indirect costs associated with the construction of cable transmission and distribution facilities. Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are capitalized. Costs capitalized as part of initial customer installations include materials, labor, and certain indirect costs. These indirect costs are associated with the activities of the Company’s personnel who assist in connecting and activating the new service and consist of compensation and overhead costs associated with these support functions. Overhead costs primarily include employee benefits and payroll taxes, direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

      Depreciation is recorded using the straight-line method over management’s estimate of the useful lives of the related assets as follows:

Cable distribution systems	7-15 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture and fixtures	5 years

Franchises

      Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems. Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite life as defined by Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. On January 1, 2002, the Company adopted SFAS No. 142, which eliminates the amortization of goodwill and indefinite lived intangible assets. Accordingly, beginning January 1, 2002, all franchises that qualify for indefinite life treatment under SFAS No. 142 are no longer amortized against earnings but instead are tested for impairment annually as of October 1, or more frequently as warranted by events or changes in circumstances (See Note 7). The Company concluded

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

that 99% of its franchises qualify for indefinite-life treatment; however, certain franchises did not qualify for indefinite-life treatment due to technological or operational factors that limit their lives. These franchise costs are amortized on a straight-line basis over 10 years. Costs incurred in renewing cable franchises are deferred and amortized over 10 years.

      Prior to the adoption of SFAS No. 142, costs incurred in obtaining and renewing cable franchises were deferred and amortized using the straight-line method over a period of 15 years. Franchise rights acquired through the purchase of cable systems were generally amortized using the straight-line method over a period of 15 years. The period of 15 years was management’s best estimate of the useful lives of the franchises and assumed that substantially all of those franchises that expired during the period would be renewed but not indefinitely. The Company evaluated the recoverability of franchises for impairment when events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable.

Other Noncurrent Assets

      Other noncurrent assets primarily include goodwill, deferred financing costs and investments in equity securities. Costs related to borrowings are deferred and amortized to interest expense using the effective interest method over the terms of the related borrowings. As of December 31, 2003 and 2002, other noncurrent assets include $203 million and $231 million of deferred financing costs, net of accumulated amortization of $128 million and $106 million, respectively.

      Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Charter recognizes losses for any decline in value considered to be other than temporary. Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income or loss.

      The following summarizes investment information as of and for the years ended December 31, 2003 and 2002:

			Gain (Loss)
	Carrying		for the
	Value at		Years Ended
	December 31,		December 31,

	2003	2002	2003	2002

Equity investments, under the cost method	$30	$17	$(2)	$—
Equity investments, under the equity method	11	16	(1)	(5)
Marketable securities, at market value	—	—	—	2

	$41	$33	$(3)	$(3)

Valuation of Property, Plant and Equipment

      The Company evaluates the recoverability of property, plant and equipment for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or poor operating results. If a review indicates that the carrying value of such asset is not recoverable from estimated undiscounted cash flows, the carrying value of such asset is reduced to its estimated fair value. While the Company believes that its estimates of future cash flows are reasonable, different

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

assumptions regarding such cash flows could materially affect its evaluations of asset recoverability. No impairment of property, plant and equipment occurred in 2003, 2002 and 2001.

Derivative Financial Instruments

      The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which became effective for the Company on January 1, 2001. The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of the Company’s subsidiaries. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable the Company to otherwise pay lower market rates. Interest rate collar agreements are used to limit exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates. The Company does not hold or issue any derivative financial instruments for trading purposes.

Revenue Recognition

      Revenues from residential and commercial video and high-speed data services are recognized when the related services are provided. Advertising sales are recognized at estimated realizable values in the period that the advertisements are broadcast. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5% of gross revenues as defined in the franchise agreement. Such fees are collected on a monthly basis from the Company’s customers and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues on a gross basis with a corresponding expense pursuant to Emerging Issues Task Force (“EITF”) Issue No. 01-14, Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred.

Programming Costs

      The Company has various contracts to obtain analog, digital and premium video programming from program suppliers whose compensation is typically based on a flat fee per customer. The cost of the right to exhibit network programming under such arrangements is recorded in operating expenses in the month the programming is available for exhibition. Programming costs are paid each month based on calculations performed by the Company and are subject to adjustment based on periodic audits performed by the programmers. Additionally, certain programming contracts contain launch incentives to be paid by the programmers. The Company receives these payments related to the promotion and activation of the programmer’s cable television channel and recognizes the launch incentives on a straight-line basis over the life of the programming agreement as a reduction of programming expense. This offset to programming expense was $62 million, $57 million and $35 million for the years ended December 31, 2003, 2002 and 2001, respectively. Programming costs included in the accompanying statement of operations were $1.2 billion, $1.2 billion and $963 million for the years ended December 31, 2003, 2002 and 2001, respectively. As of December 31, 2003 and 2002, the deferred amount of launch incentives, included in other long-term liabilities, totaled $148 million and $210 million, respectively.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

Advertising Costs

      Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred. Such advertising expense was $62 million, $60 million and $43 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Stock-Based Compensation

      The Company has historically accounted for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123 using the prospective method under which the Company will recognize compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date consistent with the method described in Financial Accounting Standards Board Interpretation (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Adoption of these provisions resulted in utilizing a preferable accounting method as the consolidated financial statements will present the estimated fair value of stock-based compensation in expense consistently with other forms of compensation and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, the fair value method will be applied only to awards granted or modified after January 1, 2003, whereas awards granted prior to such date will continue to be accounted for under APB No. 25, unless they are modified or settled in cash. Management believes the adoption of these provisions will not have a material impact on the consolidated results of operations or financial condition of the Company. The ongoing effect on consolidated results of operations or financial condition will be dependent upon future stock-based compensation awards granted by the Company.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the compensation expense for these plans had been determined using the fair value method. The following table presents the Company’s net loss and loss per share as reported and the pro forma amounts that would have been reported using the fair value method under SFAS No. 123 for the years presented:

	Year Ended December 31,

	2003	2002	2001

Net loss applicable to common stock	$(242)	$(2,517)	$(1,168)
Add back stock-based compensation expense (income) related to stock options included in reported net loss (net of minority interest)	2	2	(2)
Less employee stock-based compensation expense determined under fair value based method for all employee stock option awards (net of minority interest)	(14)	(56)	(56)

Pro forma	$(254)	$(2,571)	$(1,226)

Loss per common shares, basic and diluted	$(0.82)	$(8.55)	$(4.33)
Add back stock-based compensation expense (income) related to stock options included in reported net loss (net of minority interest)	0.01	0.01	(0.01)
Less employee stock-based compensation expense determined under fair value based method for all employee stock option awards (net of minority interest)	(0.05)	(0.19)	(0.21)

Pro forma	$(0.86)	$(8.73)	$(4.55)

      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the years ended December 31, 2003, 2002 and 2001, respectively: risk-free interest rates of 3.0%, 3.6%, and 4.7%; expected volatility of 93.6%, 64.2% and 56.2%; and expected lives of 3.5 years, 3.3 years and 3.7 years, respectively. The valuations assume no dividends are paid.

Unfavorable Contracts and Other Settlements

      The Company recognized $72 million of benefit for the year ended December 31, 2003 as a result of the settlement of estimated liabilities recorded in connection with prior business combinations. The majority of this benefit (approximately $52 million) is due to the renegotiation of a major programming contract, for which a liability had been recorded for the above market portion of the agreement in conjunction with the Falcon acquisition in 1999 and the Bresnan acquisition in 2000. The remaining benefit relates to the reversal of previously recorded liabilities, which, based on an evaluation of current facts and circumstances, are no longer required.

Income Taxes

      The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and tax law, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment (see Note 21).

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

Minority Interest

      Minority interest on the consolidated balance sheets represents the portion of members’ equity of Charter Holdco not owned by Charter, plus preferred membership interests in two indirect subsidiaries of Charter held by Mr. Paul G. Allen and certain sellers of the Helicon systems. Minority interest totaled $689 million and $1.0 billion as of December 31, 2003 and 2002, respectively, on the accompanying consolidated balance sheets. Gains or losses arising from issuances by Charter Holdco of its membership units are recorded as capital transactions thereby increasing or decreasing shareholders’ equity and decreasing or increasing minority interest on the consolidated balance sheets. These losses totaled $1 million, $1 million and $253 million for the years ended December 31, 2003, 2002 and 2001, respectively, on the accompanying consolidated statements of changes in shareholders’ equity. Operating losses are allocated to the minority owners based on their ownership percentage, thereby reducing the Company’s net loss.

Loss per Common Share

      Basic loss per common share is computed by dividing the net loss applicable to common stock by 294,597,519 shares, 294,440,261 shares and 269,594,386 shares for the years ended December 31, 2003, 2002 and 2001, representing the weighted-average common shares outstanding during the respective periods. Diluted loss per common share equals basic loss per common share for the periods presented, as the effect of stock options is antidilutive because the Company incurred net losses. All membership units of Charter Holdco are exchangeable on a one-for-one basis into common stock of Charter at the option of the holders. Should the holders exchange units for shares, the effect would not be dilutive.

Segments

      SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decisionmaker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

      The Company’s operations are managed on the basis of geographic divisional operating segments. The Company has evaluated the criteria for aggregation of the geographic operating segments under paragraph 17 of SFAS No. 131 and believes it meets each of the respective criteria set forth. The Company delivers similar products and services within each of its geographic divisional operations. Each geographic and divisional service area utilizes similar means for delivering the programming of the Company’s services; have similarity in the type or class of customer receiving the products and services; distributes the Company’s services over a unified network; and operates within a consistent regulatory environment. In addition, each of the geographic divisional operating segments has similar economic characteristics. In light of the Company’s similar services, means for delivery, similarity in type of customers, the use of a unified network and other considerations across its geographic divisional operating structure, management has determined that the Company has one reportable segment, broadband services.

4.	Acquisitions

      On February 28, 2002, CC Systems, LLC, a subsidiary of the Company, and High Speed Access Corp. (“HSA”) closed the Company’s acquisition from HSA of the contracts and associated assets, and assumed related liabilities, that served certain of the Company’s high-speed data customers. At closing, the

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

Company paid approximately $78 million in cash and delivered 37,000 shares of HSA’s Series D convertible preferred stock and all the warrants to buy HSA common stock owned by the Company. An additional $2 million of purchase price was retained to secure indemnity claims. The purchase price has been allocated to assets acquired and liabilities assumed based on fair values as determined in the fourth quarter of 2002 by a third-party valuation expert, including approximately $8 million assigned to intangible assets and amortized over an average useful life of three years and approximately $54 million assigned to goodwill. In 2003, as part of the finalization of the HSA acquisition, goodwill was reduced to $52 million. The finalization of the purchase price did not have a material effect on amortization expense previously reported. During the period from 1997 to 2000, certain subsidiaries of the Company entered into Internet-access related service agreements with HSA, and both Vulcan Ventures and certain of the Company’s subsidiaries made equity investments in HSA. (See Note 22 for additional information).

      In April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of Charter Holdings, completed the purchase of certain assets of Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, serving approximately 21,600 (unaudited) customers, for a total cash purchase price of $48 million. In September 2002, Charter Communications Entertainment I, LLC purchased all of Enstar Income Program II-1, L.P.’s Illinois cable systems, serving approximately 6,400 (unaudited) customers, for a cash purchase price of $15 million. Enstar Communications Corporation, a direct subsidiary of Charter Holdco, is a general partner of the Enstar limited partnerships but does not exercise control over them. The purchase prices were allocated to assets acquired based on fair values, including $41 million assigned to franchises and $4 million assigned to other intangible assets amortized over a useful life of three years.

      The 2002 acquisitions were funded primarily from borrowings under the credit facilities of the Company’s subsidiaries.

      During the second and third quarters in 2001, the Company acquired cable systems in two separate transactions. In connection with the acquisitions, the Company paid a total cash consideration of $1.8 billion, transferred a cable system valued at $25 million, issued 505,664 shares of Charter Series A Convertible Redeemable Preferred Stock valued at $51 million, and in the first quarter of 2003 issued 39,595 additional shares of Series A Convertible Redeemable Preferred Stock to certain sellers subject to certain holdback provisions of the acquisition agreement valued at $4 million. The purchase prices were allocated to assets acquired and liabilities assumed based on fair values, including amounts assigned to franchises of $1.5 billion.

      The transactions described above were accounted for using the purchase method of accounting, and, accordingly, the results of operations of the acquired assets and assumed liabilities have been included in the consolidated financial statements from their respective dates of acquisition. The purchase prices were allocated to assets acquired and liabilities assumed based on fair values.

      The summarized operating results of the Company that follow are presented on a pro forma basis as if the following had occurred on January 1, 2001: all acquisitions and dispositions completed during 2001; the issuance of Charter Holdings senior notes and senior discount notes in January 2002 and 2001; the issuance of Charter Holdings senior notes and senior discount notes in May 2001; and the issuance of and sale by Charter of convertible senior notes and Class A common stock in May 2001. Adjustments have been made to give effect to amortization of franchises acquired prior to July 1, 2001, interest expense,

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

minority interest, and certain other adjustments. Pro forma results for the year ended December 31, 2003 and 2002 would not differ significantly from historical results.

Year Ended December 31, 2001

Revenues	$3,969
Loss from operations	(1,211)
Loss before minority interest, income taxes and cumulative effect of accounting change	(2,724)
Net loss	(1,251)
Loss per common share, basic and diluted	(4.64)

      The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

5.	Allowance for Doubtful Accounts

      Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

	Year Ended December 31,

	2003	2002	2001

Balance, beginning of year	$19	$33	$12
Acquisitions of cable systems	—	—	1
Charged to expense	79	108	95
Uncollected balances written off, net of recoveries	(81)	(122)	(75)

Balance, end of year	$17	$19	$33

6.	Property, Plant and Equipment

      Property, plant and equipment consists of the following as of December 31, 2003 and 2002:

	2003	2002

Cable distribution systems	$9,507	$8,950
Land, buildings and leasehold improvements	583	580
Vehicles and equipment	874	783

	10,964	10,313
Less: accumulated depreciation	(3,950)	(2,634)

	$7,014	$7,679

      The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future. A significant change in assumptions about the extent or timing of future asset retirements, or in the Company’s use of new technology and upgrade programs, could materially affect future depreciation expense.

      Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $1.5 billion, $1.4 billion and $1.2 billion, respectively.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

7.	Franchises and Goodwill

      The Company constructs and operates its cable systems under non-exclusive franchises that are granted by state or local government authorities for varying lengths of time. As of December 31, 2003, the Company had approximately 4,400 franchises in areas located throughout the United States. The Company obtained these franchises primarily through acquisitions of cable systems accounted for as purchase business combinations. These acquisitions have primarily been for the purpose of acquiring existing franchises and related infrastructure and, as such, the primary asset acquired by the Company has historically been cable franchises.

      On January 1, 2002, the Company adopted SFAS No. 142, which eliminates the amortization of indefinite lived intangible assets. Accordingly, beginning January 1, 2002, all franchises that qualify for indefinite life treatment under SFAS No. 142 are no longer amortized against earnings but instead will be tested for impairment annually, or more frequently as warranted by events or changes in circumstances. During the first quarter of 2002, the Company had an independent appraiser perform valuations of its franchises as of January 1, 2002. Based on the guidance prescribed in EITF Issue No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, franchises were aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represented geographic clusters of the Company’s cable systems, which management then believed represented the highest and best use of those assets. Fair value was determined based on estimated discounted future cash flows using assumptions that are consistent with internal forecasts. As a result, the Company determined that franchises were impaired and recorded the cumulative effect of a change in accounting principle of $206 million (approximately $572 million before minority interest effects of $306 million and tax effects of $60 million). The effect of adoption was to increase net loss and loss per share by $206 million and $0.70, respectively. As required by SFAS No. 142, the standard has not been retroactively applied to the results for the period prior to adoption.

      The Company performed its annual impairment assessment as of October 1, 2002 using an independent third-party appraiser and following the guidance of EITF Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, which was issued in October 2002 and requires the consideration of assumptions that marketplace participants would consider, such as expectations of future contract renewals and other benefits related to the intangible asset. Revised estimates of future cash flows and the use of a lower projected long-term growth rate in the Company’s valuation, led to recognition of a $4.6 billion impairment charge in the fourth quarter of 2002.

      The independent third-party appraiser’s valuations as of January 1, 2002, October 1, 2002 and October 1, 2003 yielded total enterprise values of approximately $30 billion, $25 billion and $25 billion, respectively, which included approximately $2.4 billion, $3.1 billion and $3.2 billion, respectively, assigned to customer relationships. SFAS No. 142 does not permit the recognition of intangible assets not previously recognized. Accordingly, the impairment included approximately $572 million and $3.1 billion, before tax effects, attributable to customer relationships as of January 1, 2002 and October 1, 2002, respectively. The valuation completed at October 1, 2003 showed franchise values in excess of book value and thus resulted in no impairment. Additionally, as a result of the sale of the Port Orchard, Washington cable system on October 1, 2003, net carrying value of franchises were reduced by $42 million.

      In determining whether its franchises have an indefinite life, the Company considered the exclusivity of the franchise, its expected costs of franchise renewals, and the technological state of the associated cable systems with a view to whether or not the Company is in compliance with any technology upgrading requirements. Certain franchises did not qualify for indefinite-life treatment due to technological or

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

operational factors that limit their lives. These franchise costs will be amortized on a straight-line basis over 10 years.

      The effect of the adoption of SFAS No. 142 as of December 31, 2003 and 2002 is presented in the following table:

	December 31,

	2003			2002

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$17,018	$3,412	$13,606	$17,076	$3,428	$13,648
Goodwill	52	—	52	54	—	54

	$17,070	$3,412	$13,658	$17,130	$3,428	$13,702

Finite-lived intangible assets:
Franchises with finite lives	$107	$33	$74	$103	$24	$79

      Franchise amortization expense for each of the years ended December 31, 2003 and 2002 was $9 million which represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals. The Company expects amortization expense on franchise assets will decrease to approximately $4 million annually based on its ability in 2003 to renew franchise agreements the Company previously classified as having finite lives without substantial costs. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors. Franchise amortization expense for the year ended December 31, 2001 was $1.5 billion.

      As required by SFAS No. 142, the standard has not been retroactively applied to the results for the period prior to adoption. A reconciliation of net loss for the years ended December 31, 2003, 2002 and 2001, as if SFAS No. 142 had been adopted as of January 1, 2001, is presented below:

	Year Ended December 31,

	2003	2002	2001

NET LOSS:
Reported net loss applicable to common stock	$(242)	$(2,517)	$(1,168)
Add back: amortization of indefinite-lived franchises	—	—	1,453
Less: minority interest impact	—	—	(808)

Adjusted net loss applicable to common stock	$(242)	$(2,517)	$(523)

BASIC AND DILUTED LOSS PER COMMON SHARE:
Reported net loss per share	$(0.82)	$(8.55)	$(4.33)
Add back: amortization of indefinite-lived franchises	—	—	5.39
Less: minority interest impact	—	—	(3.00)

Adjusted net loss per share	$(0.82)	$(8.55)	$(1.94)

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

8.	Accounts Payable and Accrued Expenses

      Accounts payable and accrued expenses consist of the following as of December 31, 2003 and 2002:

	2003	2002

Accounts payable	$163	$185
Capital expenditures	108	141
Accrued interest	277	243
Programming costs	268	282
Franchise related fees	70	70
State sales tax	61	67
Other accrued expenses	288	357

	$1,235	$1,345

9.	Long-Term Debt

      Long-term debt consists of the following as of December 31, 2003 and 2002:

	2003		2002

	Face	Accreted	Face	Accreted
	Value	Value	Value	Value

Long-Term Debt
Charter Communications, Inc.:
October and November 2000
5.75% convertible senior notes due 2005	$618	$618	$750	$750
May 2001
4.75% convertible senior notes due 2006	156	156	633	633
Charter Holdings:
March 1999
8.250% senior notes due 2007	451	450	600	599
8.625% senior notes due 2009	1,244	1,242	1,500	1,497
9.920% senior discount notes due 2011	1,108	1,082	1,475	1,307
January 2000
10.000% senior notes due 2009	640	640	675	675
10.250% senior notes due 2010	318	318	325	325
11.750% senior discount notes due 2010	450	400	532	421
January 2001
10.750% senior notes due 2009	874	873	900	900
11.125% senior notes due 2011	500	500	500	500
13.500% senior discount notes due 2011	675	517	675	454

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

	2003		2002

	Face	Accreted	Face	Accreted
	Value	Value	Value	Value

May 2001
9.625% senior notes due 2009
(includes January 2002 additional bond issue)	640	638	700	698
10.000% senior notes due 2011 (includes January 2002 additional bond issue)	710	708	875	873
11.750% senior discount notes due 2011	939	717	1,018	693
January 2002
12.125% senior discount notes due 2012	330	231	450	280
CCH II:
10.250% senior notes due 2010	1,601	1,601	—	—
CCO Holdings:
8 3/4% senior notes due 2013	500	500	—	—
Renaissance:
10.00% senior discount notes due 2008	114	116	114	113
CC V Holdings:
11.875% senior discount notes due 2008	113	113	180	163
Other long-term debt	—	—	1	1
Credit Facilities
Charter Operating	4,459	4,459	4,542	4,542
CC VI	868	868	926	926
Falcon Cable	856	856	1,155	1,155
CC VIII Operating	1,044	1,044	1,166	1,166

	$19,208	$18,647	$19,692	$18,671

      The accreted values presented above represent the face value of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date.

      In September 2003, Charter, Charter Holdings and their indirect subsidiary, CCH II, LLC (“CCH II”) purchased, in a non-monetary transaction, a total of approximately $609 million principal amount of Charter’s outstanding convertible senior notes and approximately $1.3 billion principal amount of the senior notes and senior discount notes issued by Charter Holdings from institutional investors in a small number of privately negotiated transactions. As consideration for these securities, CCH II issued approximately $1.6 billion principal amount of 10.25% notes due 2010, achieving approximately $294 million of debt discount. CCH II also issued an additional $30 million principal amount of 10.25% notes for an equivalent amount of cash and used the proceeds for transaction costs and for general corporate purposes. See discussion of the CCH II notes below for more details.

      5.75% Charter Convertible Notes. In October and November 2000, Charter issued 5.75% convertible senior notes with a total principal amount at maturity of $750 million. As of December 31, 2003, there was $618 million in total principal amount of these notes outstanding. The 5.75% Charter convertible notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 46.3822 shares per $1,000 principal amount of notes, which is equivalent to a price of $21.56 per share,

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

subject to certain adjustments. Specifically, the adjustments include anti-dilutive provisions, which cause adjustments to occur automatically based on the occurrence of specified events to provide protection rights to holders of the notes. Additionally, Charter may adjust the conversion ratio under certain circumstances when deemed appropriate. These notes are redeemable at Charter’s option at amounts decreasing from 102.3% to 100% of the principal amount plus accrued and unpaid interest beginning on October 15, 2003, to the date of redemption. Interest is payable semiannually on April 15 and October 15, beginning April 15, 2001, until maturity on October 15, 2005.

      The 5.75% Charter convertible notes rank equally with any of Charter’s future unsubordinated and unsecured indebtedness, but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter’s subsidiaries. Upon a change of control, subject to certain conditions and restrictions, Charter may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.

      4.75% Charter Convertible Notes. In May 2001, Charter issued 4.75% convertible senior notes with a total principal amount at maturity of $633 million. As of December 31, 2003, there was $156 million in total principal amount of these notes outstanding. The 4.75% Charter convertible notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 38.0952 shares per $1,000 principal amount of notes, which is equivalent to a price of $26.25 per share, subject to certain adjustments. Specifically, the adjustments include anti-dilutive provisions, which automatically occur based on the occurrence of specified events to provide protection rights to holders of the notes. Additionally, Charter may adjust the conversion ratio under certain circumstances when deemed appropriate. These notes are redeemable at Charter’s option at amounts decreasing from 101.9% to 100% of the principal amount, plus accrued and unpaid interest beginning on June 4, 2004, to the date of redemption. Interest is payable semiannually on December 1 and June 1, beginning December 1, 2001, until maturity on June 1, 2006.

      The 4.75% Charter convertible notes rank equally with any of Charter’s future unsubordinated and unsecured indebtedness, but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter’s subsidiaries. Upon a change of control, subject to certain conditions and restrictions, Charter may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.

      March 1999 Charter Holdings Notes. The March 1999 Charter Holdings notes were issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Communications Capital Corporation (“Charter Capital”), as the issuers, and BNY Midwest Trust Company, as trustee. Charter Holdings and Charter Capital exchanged these notes for new March 1999 Charter Holdings notes with substantially similar terms, except that the new March 1999 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer and are not subject to further registration or special interest obligations.

      The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The March 1999 8.250% Charter Holdings notes mature on April 1, 2007, and as of December 31, 2003, there was $451 million in total principal amount outstanding. The March 1999 8.625% Charter Holdings notes mature on April 1, 2009 and as of December 31, 2003, there was $1.2 billion in total principal amount outstanding. The March 1999 9.920% Charter Holdings notes mature on April 1, 2011 and as of December 31, 2003, the total principal amount outstanding and accreted value was $1.1 billion. Cash interest on the March 1999 9.920% Charter Holdings notes will not accrue prior to April 1, 2004.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      The March 1999 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital, including the January 2000, January 2001, May 2001 and January 2002 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings, LLC (“CCO Holdings”) notes, and the credit facilities.

      Charter Holdings and Charter Capital will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. On or after April 1, 2004, Charter Holdings and Charter Capital may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the March 1999 Charter Holdings senior notes contain restrictive covenants that limit certain transactions or activities by Charter Holdings and its restricted subsidiaries. All but two of Charter Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries.

      January 2000 Charter Holdings Notes. The January 2000 Charter Holdings notes were issued under three separate indentures, each dated as of January 12, 2000, among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In June 2000, Charter Holdings and Charter Capital exchanged these notes for new January 2000 Charter Holdings notes, with substantially similar terms, except that the new January 2000 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer and are not subject to further registration or special interest obligations.

      The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2000 10.00% Charter Holdings notes mature on April 1, 2009, and as of December 31, 2003, there was $640 million in total principal amount of these notes outstanding. The January 2000 10.25% Charter Holdings notes mature on January 15, 2010 and as of December 31, 2003, there was $318 million in total principal amount of these notes outstanding. The January 2000 11.75% Charter Holdings notes mature on January 15, 2010 and as of December 31, 2003, the total principal amount outstanding was $450 million and the total accreted value of these notes was approximately $400 million. Cash interest on the January 2000 11.75% Charter Holdings notes will not accrue prior to January 15, 2005.

      The January 2000 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital, including the March 1999, January 2001, May 2001 and January 2002 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, and the credit facilities.

      Charter Holdings and Charter Capital will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity date on April 1, 2009. On or after January 15, 2005, Charter Holdings and Charter Capital may redeem some or all of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2000

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes.

      January 2001 Charter Holdings Notes. The January 2001 Charter Holdings notes were issued under three separate indentures, each dated as of January 10, 2001, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In March 2001, Charter Holdings and Charter Capital exchanged these notes for new January 2001 Charter Holdings notes, with substantially similar terms, except that the new January 2001 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer, and are not subject to further registration or special interest obligations.

      The January 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2001 10.750% Charter Holdings notes mature on October 1, 2009, and as of December 31, 2003, there was $874 million in total principal amount of these notes outstanding. The January 2001 11.125% Charter Holdings notes mature on January 15, 2011 and as of December 31, 2003, there was $500 million in total principal amount outstanding. The January 2001 13.500% Charter Holdings notes mature on January 15, 2011 with a total principal amount at maturity of $675 million. As of December 31, 2003, the total accreted value of these 13.500% notes was approximately $517 million. Cash interest on the January 2001 13.500% Charter Holdings notes will not accrue prior to January 15, 2006.

      The January 2001 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital, including the March 1999, January 2000, May 2001 and January 2002 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, and the credit facilities.

      Charter Holdings and Charter Capital will not have the right to redeem the January 2001 10.750% Charter Holdings notes prior to their maturity date on October 1, 2009. On or after January 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2009.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the January 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 and January 2000 Charter Holdings notes.

      May 2001 Charter Holdings Notes. The May 2001 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

Trust Company, as trustee. In September 2001, Charter Holdings and Charter Capital exchanged substantially all of these notes for new May 2001 Charter Holdings notes, with substantially similar terms, except that the new May 2001 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer, and are not subject to further registration or special interest obligations.

      The May 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The May 2001 9.625% Charter Holdings notes mature on November 15, 2009, and as of December 31, 2003, combined with the January 2002 additional bond issue discussed below, there was $640 million in total principal amount outstanding. The May 2001 10.000% Charter Holdings notes mature on May 15, 2011 and as of December 31, 2003, combined with the January 2002 additional bond issue discussed below, there was $710 million in total principal amount outstanding. The May 2001 11.750% Charter Holdings notes issued in the total principal amount at maturity of $1.0 billion mature on May 15, 2011 and as of December 31, 2003, the total principal amount outstanding was $939 million and the total accreted value of the 11.750% notes was approximately $717 million. Cash interest on the May 2001 11.750% Charter Holdings notes will not accrue prior to May 15, 2006.

      The May 2001 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital, including the March 1999, January 2000, January 2001 and January 2002 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, and the credit facilities.

      Charter Holdings and Charter Capital will not have the right to redeem the May 2001 9.625% Charter Holdings notes prior to their maturity date on November 15, 2009. Before May 15, 2004, Charter Holdings and Charter Capital may redeem up to 35% of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes, in each case, at a premium with proceeds of certain offerings of equity securities. In addition, on or after May 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the May 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after May 15, 2009.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding May 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the May 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000 and January 2001 Charter Holdings notes.

      January 2002 Charter Holdings Notes. The January 2002 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Capital, as the issuers, and BNY Midwest Trust Company, as trustee, two of which were supplements to the indentures for the May 2001 Charter Holdings notes. In July 2002, Charter Holdings and Charter Capital exchanged substantially all of these notes for new January 2002 Charter Holdings notes, with substantially similar terms, except that the new January 2002 notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer and are not subject to further registration or special interest obligations.

      The January 2002 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2002 Charter Holdings notes consisted of $350 million in total principal

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

amount of 9.625% senior notes due 2009, $300 million in total principal amount of 10.000% senior notes due 2011 (both combined with their respective May 2001 issue in the tabular presentation above) and $330 million in total principal amount at maturity of 12.125% senior discount notes due 2012.

      The January 2002 12.125% senior discount notes mature on January 15, 2012, and as of December 31, 2003, the total principal amount outstanding was $330 million and the total accreted value of these notes was approximately $231 million. Cash interest on the January 2002 12.125% Charter Holdings notes will not accrue prior to January 15, 2007.

      The January 2002 Charter Holdings notes are senior debts of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CCH II notes, the CCO Holdings notes, and the credit facilities.

      The Charter Holdings 12.125% senior discount notes are redeemable at the option of the issuers at amounts decreasing from 106.063% to 100% of accreted value beginning January 15, 2007. At any time prior to January 15, 2005, the issuers may redeem up to 35% of the total principal amount of the 12.125% senior discount notes at a redemption price of 112.125% of the accreted value under certain conditions.

      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2002 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

      The indentures governing the January 2002 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes.

      CCH II Notes. In September 2003, CCH II and CCH II Capital Corp. jointly issued $1.6 billion total principal amount of 10.25% senior notes due 2010. The CCH II notes are general unsecured obligations of CCH II and CCH II Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCH II and CCH II Capital Corp. The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes and the credit facilities.

      Interest on the CCH II notes accrues at 10.25% per annum, from September 23, 2003 or, if interest already has been paid, from the date it was most recently paid. Interest is payable semi-annually in arrears on each March 15 and September 15, commencing on March 15, 2004.

      At any time prior to September 15, 2006, the issuers of the CCH II notes may redeem up to 35% of the total principal amount of the CCH II notes on a pro rata basis at a redemption price equal to 110.25% of the principal amount of CCH II notes redeemed, plus any accrued and unpaid interest.

      On or after September 15, 2008, the issuers of the CCH II notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after September 15, 2009 of 100.0% of the principal amount of the CCH II notes redeemed, plus, in each case, any accrued and unpaid interest.

      In the event of specified change of control events, CCH II must offer to purchase the outstanding CCH II notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      CCO Holdings Notes. In November 2003, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million total principal amount of 8 3/4% senior notes due 2013. The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of its subsidiaries, including the credit facilities.

      Interest on the CCO Holdings senior notes accrues at 8 3/4% per year, from November 10, 2003 or, if interest already has been paid, from the date it was most recently paid. Interest is payable semi-annually in arrears on each May 15 and November 15, commencing on May 15, 2004.

      At any time prior to November 15, 2006, the issuers of the CCO Holdings senior notes may redeem up to 35% of the total principal amount of the CCO Holdings senior notes to the extent of public equity proceeds they have received on a pro rata basis at a redemption price equal to 108.75% of the principal amount of CCO Holdings senior notes redeemed, plus any accrued and unpaid interest.

      On or after November 15, 2008, the issuers of the CCO Holdings senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings senior notes redeemed, plus, in each case, any accrued and unpaid interest.

      In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

      Renaissance Notes. In connection with the acquisition of Renaissance in April 1999, the Company assumed $163 million principal amount at maturity of 10.000% senior discount notes due 2008 of which $49 million was repurchased in May 1999. The Renaissance notes did not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008.

      CC V Holdings Notes. Charter Holdco acquired CC V Holdings in November 1999 and assumed CC V Holdings’ outstanding 11.875% senior discount notes due 2008 with an accreted value of $113 million as of December 31, 2003. Commencing December 1, 2003, cash interest on the CC V Holdings 11.875% notes will be payable semi-annually on June 1 and December 1 of each year.

      High-Yield Restrictive Covenants; Limitation on Indebtedness. The indentures governing the notes of the Company’s subsidiaries contain certain covenants that restrict the ability of Charter Holdings, Charter Capital, CCH II, CCH II Capital Corp., CCO Holdings, CCO Holdings Capital Corp., the CC V Holdings notes issuers, Renaissance Media Group, and all of their restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on equity or repurchase equity;

•	grant liens;

•	make investments;

•	sell all or substantially all of their assets or merge with or into other companies;

•	sell assets;

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

•	enter into sale-leasebacks;

•	in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the bond issuers, guarantee their parent companies debt, or issue specified equity interests; and

•	engage in certain transactions with affiliates.

      Charter Operating Credit Facilities. The Charter Communications Operating, LLC (“Charter Operating”) credit facilities were amended and restated as of June 19, 2003 to allow for the insertion of intermediate holding companies between Charter Holdings and Charter Operating. In exchange for the lenders’ consent to the organizational restructuring, Charter Operating’s pricing increased by 50 basis points across all levels in the pricing grid then in effect under the Charter Operating credit facilities.

      Obligations under the Charter Operating credit facilities are guaranteed by Charter Holdings, CCO Holdings and by Charter Operating’s subsidiaries, other than the non-recourse subsidiaries, subsidiaries precluded from so guaranteeing by reason of the provisions of other indebtedness to which they are subject, and immaterial subsidiaries. The non-recourse subsidiaries include CCO NR Holdings, LLC, and subsidiaries contributed to CCO NR Holdings, LLC by Charter Holdings in the recent organizational restructuring that occurred in June and July of 2003, including the CC V/CC VIII Companies, the CC VI Companies and the CC VII Companies and their respective subsidiaries. The obligations under the Charter Operating credit facilities are secured by pledges of all equity interests in Charter Operating’s direct subsidiaries, all equity interests owned by its guarantor subsidiaries in their respective subsidiaries, and intercompany obligations owing to Charter Operating and/or its guarantor subsidiaries by their affiliates. The obligations are also secured by a pledge of CCO Holdings’ equity interests in all of its direct subsidiaries (including Charter Operating) as collateral under these credit facilities.

      The Charter Operating credit facilities provide for borrowings of up to $5.1 billion and provide for four term facilities: two Term A facilities with a total principal amount of $1.1 billion that matures in September 2007, each with different amortization schedules, one that began in June 2002 and one beginning in September 2005; and two Term B facilities with a total principal amount of $2.7 billion, of which $1.8 billion matures in March 2008 and $884 million matures in September 2008. The amortization of the principal amount of the Term B term loan facilities is substantially “back-ended,” with more than 90% of the principal balance due in the year of maturity. The Charter Operating credit facilities also provide for two revolving credit facilities, in a total amount of $1.3 billion, one which will reduce annually beginning in March 2004 and one which will reduce quarterly beginning in September 2005, with a maturity date in September 2007. Supplemental credit facilities in the amount of $100 million may be available from lenders within or outside the lending group that agree to provide it. Amounts under the Charter Operating credit facilities bear interest at the Eurodollar rate or the base rate, each as defined, plus a margin of up to 3.0% for Eurodollar loans (3.15% to 3.92% as of December 31, 2003 and 3.13% to 4.58% as of December 31, 2002) and 2.0% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facilities.

      As of December 31, 2003, outstanding borrowings under the Charter Operating credit facilities were approximately $4.5 billion and the unused total potential availability was $681 million, although financial covenants limited the availability under these facilities to $213 million as of December 31, 2003.

      CC VI Operating Credit Facilities. The obligations under the CC VI Operating credit facilities are guaranteed by CC VI Operating’s parent, CC VI Holdings, LLC, and by the subsidiaries of CC VI Operating other than immaterial subsidiaries. The obligations under the CC VI Operating credit facilities are secured by pledges of all equity interests owned by CC VI Operating and its guarantor subsidiaries in

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

other persons, and by intercompany obligations owing CC VI Operating and/or its guarantor subsidiaries by their affiliates, but are not secured by other assets of CC VI Operating or its subsidiaries. The obligations under the CC VI Operating credit facilities are also secured by pledges by CC VI Holdings of all equity interests it holds in other persons, and intercompany obligations owing to it by its affiliates, but are not secured by the other assets of CC VI Holdings.

      The CC VI Operating credit facilities provide for two term facilities, one with a principal amount of $380 million that matures May 2008 (Term A), and the other with a principal amount of $372 million that matures November 2008 (Term B). The CC VI Operating credit facilities also provide for a $350 million reducing revolving credit facility with a maturity date in May 2008. Supplemental credit facilities in the amount of approximately $300 million may be available until December 31, 2004 from lenders within or outside the lending group that agree to provide it. Amounts under the CC VI Operating credit facilities bear interest at the Eurodollar rate or the base rate, each as defined, plus a margin of up to 2.5% for Eurodollar loans (2.40% to 3.66% as of December 31, 2003 and 2.62% to 4.31% as of December 31, 2002) and 1.5% for base rate loans. A quarterly commitment fee of 0.25% per year is payable on the unborrowed balance of the Term A facility and the revolving facility.

      As of December 31, 2003, outstanding borrowings under the CC VI Operating credit facilities were $868 million and unused total potential availability was $234 million, although financial covenants limited the availability under these facilities to $119 million as of December 31, 2003.

      Falcon Cable Credit Facilities. The obligations under the Falcon credit facilities are guaranteed by the direct parent of Falcon Cable Communications, Charter Communications VII, LLC, and by the subsidiaries of Falcon Cable Communications (except for certain excluded subsidiaries). The obligations under the Falcon credit facilities are secured by pledges of all of the equity interests in the guarantor subsidiaries of Falcon Cable Communications, but are not secured by other assets of Falcon Cable Communications or its subsidiaries. The obligations under the Falcon credit facilities are also secured by a pledge of the equity interests of Charter Communications VII in Falcon Cable Communications and intercompany obligations owing to Charter Communications VII by Falcon Cable Communications and its guarantor subsidiaries, but are not secured by the other assets of Charter Communications VII.

      The Falcon credit facilities provide for two term facilities, one with a principal amount of $190 million that matures June 2007 (Term B), and the other with the principal amount of $285 million that matures December 2007 (Term C). The Falcon credit facilities also provide for a reducing revolving facility of up to approximately $60 million (maturing in December 2006), a reducing supplemental facility of up to approximately $105 million (maturing in December 2007) and a second reducing revolving facility of up to $670 million (maturing in June 2007). Supplemental credit facilities in the amount of up to $486 million may also be available from lenders within or outside the lending group that agree to provide it. Amounts under the Falcon Cable credit facilities bear interest at the Eurodollar rate or the base rate, each as defined, plus a margin of up to 2.25% for Eurodollar loans (2.40% to 3.42% as of December 31, 2003 and 2.69% to 4.07% as of December 31, 2002) and up to 1.25% for base rate loans. A quarterly commitment fee of between 0.25% and 0.375% per year is payable on the unborrowed balance of the revolving facilities.

      As of December 31, 2003, outstanding borrowings were $856 million and unused total potential availability was $454 million, although financial covenants limited the availability under these facilities to $366 million as of December 31, 2003.

      CC VIII Operating Credit Facilities. The obligations under the CC VIII Operating credit facilities are guaranteed by the parent company of CC VIII Operating, CC VIII Holdings, LLC, and by the

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

subsidiaries of CC VIII Operating other than immaterial subsidiaries. The obligations under the CC VIII Operating credit facilities are secured by pledges of all equity interests owned by CC VIII Operating and its guarantor subsidiaries in other persons, and by intercompany obligations owing to CC VIII Operating and/or its guarantor subsidiaries by their affiliates, but are not secured by other assets of CC VIII Operating or its subsidiaries. The obligations under the CC VIII Operating credit facilities are also secured by pledges of equity interests owned by CC VIII Holdings in other persons, and by intercompany obligations owing to CC VIII Holdings by its affiliates, but are not secured by the other assets of CC VIII Holdings.

      The CC VIII Operating credit facilities provide for borrowings of up $1.4 billion as of December 31, 2003. The CC VIII Operating credit facilities provide for two term facilities, a Term A facility with a reduced current total principal amount of $375 million, that continues reducing quarterly until it reaches maturity in June 2007, and a Term B facility with a principal amount of $490 million, that continues reducing quarterly until it reaches maturity in February 2008. The amortization of the principal amount of the Term B term loan facilities is substantially “back-ended,” with more than 90% of the principal balance due in the year of maturity. The CC VIII Operating credit facilities also provide for two reducing revolving credit facilities, in the total amount of $542 million, which reduce quarterly beginning in June 2002 and September 2005, respectively, with maturity dates in June 2007. Supplemental facilities in the amount of approximately $300 million may be available from lenders within or outside the lending group that agree to provide it. Amounts under the CC VIII Operating credit facilities bear interest at the Eurodollar rate or the base rate, each as defined, plus a margin of up to 2.50% for Eurodollar loans (2.15% to 3.66% as of December 31, 2003 and 2.89% to 4.54% as of December 31, 2002) and up to 1.50% for base rate loans. A quarterly commitment fee of 0.25% is payable on the unborrowed balance of the revolving credit facilities.

      As of December 31, 2003, outstanding borrowings were $1.0 billion, and unused total potential availability was $363 million although financial covenants limited the availability under these facilities to $130 million.

      Credit Facility Restrictive Covenants. Each of the credit facilities of the Company’s subsidiaries contain representations and warranties, affirmative and negative covenants similar to those described above with respect to the indentures governing the Company’s notes and the notes of the Company’s subsidiaries, information requirements, events of default and financial covenants. The financial covenants, as defined, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense on a quarterly basis or as applicable. Additionally, the credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of the borrower within a specified period. The Charter Operating credit facility also provides that in the event that any indebtedness of CCO Holdings remains outstanding on the date, which is six months prior to the scheduled final maturity, the term loans under the Charter Operating credit facility will mature and the revolving credit facilities will terminate on such date.

      In the event of a default under the Company’s subsidiaries’ credit facilities or notes, the subsidiaries’ creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, the subsidiaries’ credit facilities and indentures that were so accelerated or were otherwise in default will not permit the Company’s subsidiaries to distribute funds to Charter Holdco or the Company to pay interest or principal on the notes. A default under the covenants governing any of the Company’s debt instruments could result in the acceleration of its payment obligations under that debt and, under certain circumstances, in cross-defaults under the Company’s other

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

debt obligations, which would have a material adverse effect on the Company’s consolidated financial condition or results of operations. In addition, the lenders under the Company’s credit facilities could foreclose on their collateral, which includes equity interests in the Company’s subsidiaries, and exercise other rights of secured creditors. In any such case, the Company might not be able to repay or make any payments on its notes. Additionally, such a default would cause a cross-default in the indentures governing the Charter Holdings notes and the convertible senior notes and would trigger the cross-default provision of the Charter Operating Credit Agreement. Any default under any of the subsidiaries’ credit facilities or notes might adversely affect the holders of the Company’s notes and the Company’s growth, financial condition and results of operations and could force the Company to examine all options, including seeking the protection of the bankruptcy laws.

      Based upon outstanding indebtedness as of December 31, 2003, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, total future principal payments on the total borrowings under all debt agreements as of December 31, 2003, are as follows:

Year	Amount

2004	$188
2005	1,044
2006	1,155
2007	2,531
2008	3,762
Thereafter	10,528

$19,208

      For the amounts of debt scheduled to mature during 2004, it is management’s intent to fund the repayments from borrowings on the Company’s revolving credit facility. The accompanying consolidated balance sheet reflects this intent by presenting all debt balances as long-term while the table above reflects actual debt maturities as of the stated date.

10.	Minority Interest and Equity Interest of Charter Holdco

      The Company is a holding company whose primary asset is a controlling equity interest in Charter Holdco, the indirect owner of the Company’s cable systems and mirror notes that are payable by Charter Holdco to the Company which have the same principal amount and terms as those of Charter’s convertible senior notes. Minority interest on the Company’s consolidated balance sheets represents the ownership percentages of Charter Holdco not owned by the Company, or 54% of total members’ equity of Charter Holdco, plus $694 million, $668 million and $655 million of preferred membership interests in CC VIII, LLC (CC VIII), an indirect subsidiary of Charter Holdco, as of December 31, 2003, 2002 and 2001, respectively. As more fully described in Note 22, this preferred interest arises from the approximately $630 million of preferred membership units issued by CC VIII in connection with the Bresnan acquisition in February, 2000. As of December 31, 2003 and December 31, 2002, minority interest also includes $25 million of preferred interest in Charter Helicon, LLC issued in connection with the Helicon acquisition.

      Members’ equity of Charter Holdco was ($57) million, $662 million and $7.0 billion as of December 31, 2003, 2002 and 2001, respectively. Gains and losses arising from the issuance by Charter Holdco of its membership units are recorded as capital transactions, thereby increasing or decreasing

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

shareholders’ equity and decreasing or increasing minority interest on the accompanying consolidated balance sheets. Minority interest was 53.5% as of December 31, 2003, 2002 and 2001. Minority interest includes the proportionate share of changes in fair value of interest rate risk management derivative agreements. Such amounts are temporary as they are contractually scheduled to reverse over the life of the underlying instrument. Additionally, reported losses allocated to minority interest on the statement of operations will be limited to the extent of any remaining minority interest on the balance sheet related to Charter Holdco. Accordingly, commencing in 2004, the Company expects to absorb all, or substantially all, future losses before income taxes, since the minority interest in Charter Holdco was substantially eliminated at December 31, 2003, subject to any changes in Charter Holdco’s capital structure. Changes to minority interest consist of the following for the periods presented:

Minority
Interest

Balance, December 31, 2000	$4,571
Equity reclassified from redeemable securities (26,539,746 shares of Class A common stock)	1,096
Minority interest in loss of a subsidiary	(1,461)
Minority interest in change in accounting principle	(14)
Minority interest in income tax benefit	16
Changes in fair value of interest rate agreements	(22)
Gain on issuance of equity by Charter Holdco	253
Other	(5)

Balance, December 31, 2001	4,434
Minority interest in loss of a subsidiary	(3,176)
Minority interest in change in accounting principle	(306)
Minority interest in income tax benefit	132
Changes in fair value of interest rate agreements	(35)
Other	1

Balance, December 31, 2002	1,050
Minority interest in loss of a subsidiary	(377)
Minority interest in income tax benefit	(8)
Changes in fair value of interest rate agreements	25
Other	(1)

Balance, December 31, 2003	$689

11.	Preferred Stock — Redeemable

      On August 31, 2001, in connection with its acquisition of Cable USA, Inc. and certain cable system assets from affiliates of Cable USA, Inc., the Company issued 505,664 shares of Series A Convertible Redeemable Preferred Stock (the Preferred Stock) valued at and with a liquidation preference of $51 million. Holders of the Preferred Stock have no voting rights but are entitled to receive cumulative cash dividends at an annual rate of 5.75%, payable quarterly. If for any reason Charter fails to pay the dividends on the Preferred Stock on a timely basis, the dividend rate on each share increases to an annual rate of 7.75% until the payment is made. The Preferred Stock is redeemable by Charter at its option on or

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

after August 31, 2004 and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. The Preferred Stock is convertible, in whole or in part, at the option of the holders from April 1, 2002 through August 31, 2008, into shares of common stock at an initial conversion rate equal to a conversion price of $24.71 per share of common stock, subject to certain customary adjustments. The redemption price per share of Preferred Stock is the Liquidation Preference of $100, subject to certain customary adjustments. In the first quarter of 2003, the Company issued 39,595 additional shares of preferred stock valued at and with a liquidation preference of $4 million.

12.	Common Stock

      The Company’s Class A common stock and Class B common stock are identical except with respect to certain voting, transfer and conversion rights. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. The Class B common stock is subject to significant transfer restrictions and is convertible on a share for share basis into Class A common stock at the option of the holder.

13.	Comprehensive Loss

      Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive loss on the accompanying consolidated balance sheets. The Company reports changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss, after giving effect to the minority interest share of such gains and losses. Comprehensive loss for the years ended December 31, 2003, 2002 and 2001 was $219 million, $2.5 billion and $1.2 billion, respectively.

14.	Accounting for Derivative Instruments and Hedging Activities

      The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of its credit facilities. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company agrees to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit the Company’s exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

      Effective January 1, 2001, the Company adopted SFAS No. 133. Interest rate agreements are recorded in the consolidated balance sheet at December 31, 2003 and 2002 as either an asset or liability measured at fair value. In connection with the adoption of SFAS No. 133, the Company recorded a loss of $10 million (approximately $24 million before minority interest effects) as the cumulative effect of change in accounting principle. The effect of adoption was to increase net loss and loss per share by $10 million and $0.04 per share, respectively, for the year ended December 31, 2001.

      The Company does not hold or issue derivative instruments for trading purposes. The Company does however have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments are those that effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the years ended December 31, 2003, 2002 and 2001, net gain (loss) on derivative instruments and hedging activities includes gains of $8 million and losses of $14 million and $2 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations are reported in accumulated other comprehensive loss. For the years ended December 31, 2003, 2002 and 2001, a gain of $48 million and losses of $65 million and $39 million, respectively, related to derivative instruments designated as cash flow hedges was recorded in accumulated other comprehensive loss and minority interest. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).

      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value with the impact recorded as gain (loss) on derivative instruments and hedging activities in the Company’s statement of operations. For the years ended December 31, 2003, 2002 and 2001, net gain (loss) on derivative instruments and hedging activities includes gains of $57 million and losses of $101 million and $48 million, respectively, for interest rate derivative instruments not designated as hedges.

      As of December 31, 2003, 2002 and 2001, the Company had outstanding $3.0 billion, $3.4 billion and $3.3 billion and $520 million, $520 million and $520 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

15.	Fair Value of Financial Instruments

      The Company has estimated the fair value of its financial instruments as of December 31, 2003 and 2002 using available market information or other appropriate valuation methodologies. Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

      The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments. The Company is exposed to market price risk volatility with respect to investments in publicly traded and privately held entities.

      The fair value of interest rate agreements represents the estimated amount the Company would receive or pay upon termination of the agreements. Management believes that the sellers of the interest rate agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate agreements are with certain of the participating banks under the Company’s credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company’s consolidated financial condition or results of operations.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      The estimated fair value of the Company’s notes, credit facilities and interest rate agreements at December 31, 2003 and 2002 are based on quoted market prices or a discounted cash flow analysis using the Company’s incremental borrowing rate for similar types of borrowing arrangements and dealer quotations.

      A summary of the carrying value and fair value of the Company’s debt and related interest rate agreements at December 31, 2003 and 2002 is as follows:

	2003		2002

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Debt
Charter convertible notes	$774	$732	$1,383	$295
Charter Holdings debt	8,316	7,431	9,222	3,867
CCH II debt	1,601	1,680	—	—
CCO Holdings debt	500	510	—	—
Credit facilities	7,227	6,949	7,789	6,367
Other	229	238	277	212
Interest Rate Agreements
Assets (Liabilities)
Swaps	(171)	(171)	(258)	(258)
Collars	(8)	(8)	(34)	(34)

      The weighted average interest pay rate for the Company’s interest rate swap agreements was 7.25% and 7.40% at December 31, 2003 and 2002, respectively. The Company’s interest rate collar agreements are structured so that if LIBOR falls below 5.3%, the Company pays 6.7%. If the LIBOR rate is between 5.3% and 8.0%, the Company pays LIBOR. The LIBOR rate is capped at 8.0%, if LIBOR is between 8.0% and 9.9%. If the LIBOR rate rises above 9.9%, the cap is removed.

16.	Revenues

      Revenues consist of the following for the years presented:

	Year Ended December 31,

	2003	2002	2001

Video	$3,461	$3,420	$2,971
High-speed data	556	337	148
Advertising sales	263	302	197
Commercial	204	161	123
Other	335	346	368

	$4,819	$4,566	$3,807

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

17.	Operating Expenses

      Operating expenses consist of the following for the years presented:

	Year Ended December 31,

	2003	2002	2001

Programming	$1,249	$1,166	$963
Advertising sales	88	87	64
Service	615	554	459

	$1,952	$1,807	$1,486

18.	Selling, General and Administrative Expenses

      Selling, general and administrative expenses consist of the following for the years presented:

	Year Ended December 31,

	2003	2002	2001

General and administrative	$833	$810	$689
Marketing	107	153	137

	$940	$963	$826

19.	Stock Compensation Plans

      The Company grants stock options, restricted stock and other incentive compensation pursuant to the 2001 Stock Incentive Plan of Charter (the “2001 Plan”). Prior to 2001, options were granted under the 1999 Option Plan of Charter Holdco (the “1999 Plan”).

      The 1999 Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and current and prospective non-employee directors of Charter. Options granted generally vest over five years from the grant date, with 25% vesting 15 months after the anniversary of the grant date and ratably thereafter. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than 10 years from the date of grant. Membership units received upon exercise of the options are automatically exchanged into Class A common stock of Charter on a one-for-one basis.

      The 2001 Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 3,000,000), as each term is defined in the 2001 Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Plan. Options granted generally vest over four years from the grant date, with 25% vesting on the anniversary of the grant date and ratably thereafter. Generally, options expire 10 years from the grant date.

      The 2001 Plan allows for the issuance of up to a total of 90,000,000 shares of Charter Class A common stock (or units convertible into Charter Class A common stock). The total shares available reflect a July 2003 amendment to the 2001 Plan approved by the board of directors and the shareholders of Charter to increase available shares by 30,000,000 shares. In 2001, any shares covered by options that terminated under the 1999 Plan were transferred to the 2001 Plan, and no new options can be granted under the 1999 Plan.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      During July and October 2003, in connection with new employment agreements and related option agreements entered into by the Company, certain executives and directors were awarded a total of 80,603 shares of restricted Class A common stock. The shares vest monthly over a twelve-month period beginning on the date of grant. During September and October 2001, in connection with new employment agreements and related option agreements entered into by the Company, certain executives of the Company were awarded a total of 256,000 shares of restricted Class A common stock, of which 140,063 shares had been cancelled as of December 31, 2003. The shares vested 25% upon grant, with the remaining shares vesting monthly over a three-year period beginning after the first anniversary of the date of grant. As of December 31, 2003, deferred compensation remaining to be recognized in future periods totaled $0.2 million.

      A summary of the activity for the Company’s stock options, excluding granted shares of restricted Class A common stock, for the years ended December 31, 2003, 2002 and 2001, is as follows (amounts in thousands, except per share data):

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding, beginning of period	53,632	$14.22	46,558	$17.10	28,482	$19.24
Granted	7,983	3.53	13,122	4.88	29,395	16.01
Exercised	(165)	3.96	—	—	(278)	19.23
Cancelled	(13,568)	14.10	(6,048)	16.32	(11,041)	19.59

Options outstanding, end of period	47,882	$12.48	53,632	$14.22	46,558	$17.10

Weighted average remaining contractual life	8 years		8 years		9 years

Options exercisable, end of period	22,861	$16.36	17,844	$17.93	9,994	$18.51

Weighted average fair value of options granted	$2.71		$2.89		$9.15

      The following table summarizes information about stock options outstanding and exercisable as of December 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted-			Weighted-
		Average	Weighted-		Average	Weighted-
		Remaining	Average		Remaining	Average
Range of	Number	Contractual	Exercise	Number	Contractual	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Life	Price

	(In thousands)			(in thousands)
$ 1.11 — $ 2.85	9,809	9 years	$2.31	1,718	9 years	$2.49
$ 3.91 — $ 9.13	6,309	9 years	5.52	319	8 years	9.13
$11.99 — $19.47	20,243	7 years	14.65	12,191	7 years	15.34
$20.00 — $23.09	11,521	6 years	21.19	8,633	6 years	20.83

      On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123, under which the Company recognizes compensation expense of a stock-based award to an employee over

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

the vesting period based on the fair value of the award on the grant date. Adoption of these provisions resulted in utilizing a preferable accounting method as the consolidated financial statements present the estimated fair value of stock-based compensation in expense consistently with other forms of compensation and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 123, the fair value method will be applied only to awards granted or modified after January 1, 2003, whereas awards granted prior to such date will continue to be accounted for under APB No. 25, unless they are modified or settled in cash. The ongoing effect on consolidated results of operations or financial condition will be dependent upon future stock based compensation awards granted. The Company recorded $4 million of option compensation expense for the year ended December 31, 2003.

      Prior to the adoption of SFAS No. 123, the Company used the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, to account for the option plans. Option compensation expense of $5 million and net option compensation benefit of $5 million for the years ended December 31, 2002 and 2001, respectively, was recorded in the consolidated statements of operations since the exercise prices of certain options were less than the estimated fair values of the underlying membership interests on the date of grant. A reversal of previously recognized option compensation expense of $22 million for the year ended December 31, 2001 was recorded in the consolidated statements of operations primarily in connection with the waiver of the right to approximately seven million options by the Company’s former President and Chief Executive Officer as part of his September 2001 separation agreement. This was partially offset by expense recorded because exercise prices on certain options were less than the estimated fair values of the Company’s stock at the time of grant. Estimated fair values were determined by the Company using the valuation inherent in the companies acquired by Paul G. Allen in 1998 and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being recorded with the method described in FASB Interpretation No. 28 over the vesting period of the individual options that varies between four and five years. As of December 31, 2003, no deferred compensation remained to be recognized in future periods. No stock option compensation expense was recorded for the options granted after November 8, 1999, since the exercise price was equal to the estimated fair value of the underlying membership interests or shares of Class A common stock on the date of grant. Since the membership units are exchangeable into Class A common stock of Charter on a one-for-one basis, the estimated fair value was equal to the quoted market values of Class A common stock.

      In January 2004, the Company commenced an option exchange program in which employees of the Company and its subsidiaries were offered the right to exchange all stock options (vested and unvested) issued under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employees outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, Charter issued that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, Charter instead paid the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options (vested and unvested) to purchase a total of 22,929,573 shares of Class A common stock, or approximately 48% of the Company’s 47,882,365 total options issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Those members of the Company’s board of directors who were not also employees of the Company or any of its subsidiaries were not eligible to participate in the exchange offer.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      In the closing of the exchange offer on February 20, 2004, the Company accepted for cancellation eligible options to purchase approximately 18,137,664 shares of its Class A common stock. In exchange, the Company granted 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The grants of restricted stock were effective as of February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.

      Based on the results above, the cost to the Company of the Stock Option Exchange Program was approximately $12 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $8 million to be expensed ratably over the three-year vesting period of the restricted stock in the exchange.

      In January 2004, the Compensation Committee of the board of directors of Charter approved Charter’s Long-Term Incentive Program (“LTIP”), which is a program administered under the 2001 Stock Incentive Plan. Employees of Charter and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options, and more senior level employees are eligible to receive stock options and performance shares. Under the LTIP, the stock options vest 25% on each of the first four anniversaries of the date of grant. The performance shares are earned on the third anniversary of the grant date, conditional upon Charter’s performance against financial performance measures and customer growth targets established by Charter’s management and approved by its board of directors as of the time of the award. No awards were made under the LTIP in 2003.

20.	Special Charges

      In the fourth quarter of 2002, the Company recorded a special charge of $35 million, of which $31 million was associated with its workforce reduction program and the consolidation of its operations from three divisions and ten regions into five operating divisions, elimination of redundant practices and streamlining its management structure. The remaining $4 million related to legal and other costs associated with the Company’s ongoing grand jury investigation, shareholder lawsuits and SEC investigation. The $31 million charge related to realignment activities, included severance costs of $28 million related to approximately 1,400 employees identified for termination as of December 31, 2002 and lease termination costs of $3 million. During the year ended December 31, 2003, an additional 1,400 employees were identified for termination and additional severance costs of $20 million and additional lease costs of $6 million were recorded in special charges. In total, approximately 2,600 employees were terminated during the year ended December 31, 2003. Severance payments are generally made over a period of up to twelve months with approximately $39 million paid during the year ended December 31, 2003. The Company paid $4 million in lease termination costs during the year ended December 31, 2003. As of December 31, 2003 and December 31, 2002, a liability of approximately $14 million and $31 million, respectively, is recorded on the accompanying consolidated balance sheets related to the realignment activities. For the year ended December 31, 2003, the additional severance costs were offset by a $5 million settlement from the Internet service provider Excite@Home related to the conversion of high-speed data customers to Charter Pipeline service in 2001.

      During the year ended December 31, 2001, the Company recorded $18 million in special charges that represent $15 million of costs associated with the transition of approximately 145,000 (unaudited) data customers from the Excite@Home Internet service to the Charter Pipeline Internet service.

      In December 2001, the Company implemented a restructuring plan to reduce its workforce in certain markets and reorganize its operating divisions from two to three and operating regions from twelve to ten.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

The restructuring plan was completed during the first quarter of 2002, resulting in the termination of approximately 320 employees and severance costs of $4 million of which $1 million was recorded in the first quarter of 2002 and $3 million was recorded in the fourth quarter of 2001.

21.	Income Taxes

      All operations are held through Charter Holdco and its direct and indirect subsidiaries. Charter Holdco and the majority of its subsidiaries are not subject to income tax. However, certain of these subsidiaries are corporations and are subject to income tax. All of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, Charter Investment, Inc. and Vulcan Cable III Inc. Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to it in accordance with the Charter Holdco limited liability company agreement (“LLC Agreement”) and partnership tax rules and regulations.

      The LLC Agreement provides for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts). Pursuant to the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable III Inc. and Charter Investment, Inc. (the “Special Loss Allocations”) to the extent of their respective capital account balances. After 2003, pursuant to the LLC Agreement, net tax losses of Charter Holdco are to be allocated to Charter, Vulcan Cable III Inc. and Charter Investment, Inc. based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances. The LLC Agreement further provides that, beginning at the time Charter Holdco generates net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units will instead generally be allocated to Vulcan Cable III Inc. and Charter Investment, Inc. (the “Special Profit Allocations”). The Special Profit Allocations to Vulcan Cable III Inc. and Charter Investment, Inc. will generally continue until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations. The amount and timing of the Special Profit Allocations are subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph. The LLC Agreement generally provides that any additional net tax profits are to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.

      Because the respective capital account balance of each of Vulcan Cable III Inc. and Charter Investment, Inc. was reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003 (subject to resolution of the issue described in Note 22) and possibly later years to Vulcan Cable III Inc. and Charter Investment, Inc. will instead be allocated to Charter (the “Regulatory Allocations”). The LLC Agreement further provides that, to the extent possible, the effect of the Regulatory Allocations is to be offset over time pursuant to certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments are made, each member’s capital account balance is equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement. The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations through the year ended December 31, 2003 is approximately $2.0 billion to $2.6 billion pending the resolution of the issue described in Note 22.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      As a result of the Special Loss Allocations and the Regulatory Allocations referred to above, the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable III Inc. and Charter Investment, Inc. is in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units. The cumulative amount of such excess losses was approximately $3.1 billion through December 31, 2002 and $2.0 billion to $2.5 billion through December 31, 2003, depending upon the resolution of the issue described in Note 22.

      In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members. This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws. Further, in the event of new capital contributions to Charter Holdco, it is possible that the tax effects of the Special Profit Allocations, Special Loss Allocations, Regulatory Allocations and Curative Allocation Provisions will change significantly pursuant to the provisions of the income tax regulations. Such change could defer the actual tax benefits to be derived by Charter with respect to the net tax losses allocated to it or accelerate the actual taxable income to Charter with respect to the net tax profits allocated to it. As a result, it is possible under certain circumstances, that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards.

      In addition, under their exchange agreement with Charter, Vulcan Cable III Inc. and Charter Investment, Inc. may exchange some or all of their membership units in Charter Holdco for Charter’s Class B common stock, be merged with Charter, or be acquired by Charter in a non-taxable reorganization. If such an exchange were to take place prior to the date that the Special Profit Allocation provisions had fully offset the Special Loss Allocations, Vulcan Cable III Inc. and Charter Investment, Inc. could elect to cause Charter Holdco to make the remaining Special Profit Allocations to Vulcan Cable III Inc. and Charter Investment, Inc. immediately prior to the consummation of the exchange. In the event Vulcan Cable III Inc. and Charter Investment, Inc. choose not to make such election or to the extent such allocations are not possible, Charter would then be allocated tax profits attributable to the membership units received in such exchange pursuant to the Special Profit Allocation provisions. Mr. Allen has generally agreed to reimburse Charter for any incremental income taxes that Charter would owe as a result of such an exchange and any resulting future Special Profit Allocations to Charter.

      For the years ended December 31, 2003, 2002 and 2001, the Company recorded deferred income tax benefits as shown below. The income tax benefits were realized through reductions in the deferred tax liabilities related to Charter’s investment in Charter Holdco, as well as the deferred tax liabilities of certain of Charter’s indirect corporate subsidiaries. In 2003, Charter received tax loss allocations from Charter Holdco. Previously, the tax losses had been allocated to Vulcan Cable III Inc. and Charter Investment, Inc. in accordance with the Special Loss Allocations provided under the Charter Holdco amended and restated limited liability company agreement. The Company does not expect to recognize a similar benefit related to its investment in Charter Holdco after 2003 due to limitations on its ability to offset future tax benefits against the remaining deferred tax liabilities. However, the actual tax provision calculation in future periods will be the result of current and future temporary differences, as well as future operating results.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      Current and deferred income tax expense (benefit) is as follows:

	December 31,

	2003	2002	2001

Current expense:
Federal income taxes	$1	$—	$—
State income taxes	1	2	—

Current income tax expense	2	2	—

Deferred benefit:
Federal income taxes	(98)	(456)	(11)
State income taxes	(14)	(66)	(1)

Deferred income tax benefit:	(112)	(522)	(12)

Total income benefit	$(110)	$(520)	$(12)

      The Company recorded the portion of the income tax benefit associated with the adoption of SFAS No. 142 as a $60 million reduction of the cumulative effect of accounting change on the accompanying statement of operations for the year ended December 31, 2002.

      The Company’s effective tax rate differs from that derived by applying the applicable federal income tax rate of 35%, and average state income tax rate of 5% for the years ended December 31, 2003, 2002 and 2001 as follows:

	December 31,

	2003	2002	2001

Statutory federal income taxes	$(122)	$(969)	$(409)
State income taxes, net of federal benefit	(17)	(138)	(58)
Valuation allowance provided	29	587	455

Provision for income taxes	$(110)	$(520)	$(12)

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      The tax effects of these temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 which are included in long-term liabilities are presented below.

	December 31,

	2003	2002

Deferred tax assets:
Net operating loss carryforward	$1,723	$1,489
Other	6	9

Total gross deferred tax assets	1,729	1,498
Less: valuation allowance	(1,291)	(1,444)

Net deferred tax assets	$438	$54

Deferred tax liabilities:
Investment in Charter Holdco	$(553)	$(266)
Property, plant & equipment	(42)	(67)
Franchises	(260)	(240)

Gross deferred tax liabilities	(855)	(573)

Net deferred tax liabilities	$(417)	$(519)

      As of December 31, 2003, the Company has deferred tax assets of $1.7 billion, which primarily relate to financial and tax losses allocated to Charter from Charter Holdco. The deferred tax assets also include $912 million of tax net operating loss carryforwards (generally expiring in years 2004 through 2023) of Charter and its indirect corporate subsidiaries, which are subject to certain limitations. Valuation allowances of $480 million exist with respect to these carryforwards.

      The total valuation allowance for deferred tax assets as of December 31, 2003 and 2002 was $1.3 billion and $1.4 billion, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Because of the uncertainties in projecting future taxable income of Charter Holdco, valuation allowances have been established except for deferred benefits available to offset certain deferred tax liabilities.

      The Company is currently under examination by the Internal Revenue Service for the tax years ending December 31, 1999 and 2000. Management does not expect the results of this examination to have a material adverse effect on the Company’s consolidated financial condition or results of operation.

22.	Related Party Transactions

      The following sets forth certain transactions in which the Company and the directors, executive officers and affiliates of the Company are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

      Charter has entered into management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries. The management services include such services as centralized customer

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers’ compensation claims. Costs associated with providing these services are billed and charged directly to the Company’s operating subsidiaries and are included within operating costs in the accompanying consolidated statements of operations. Such costs totaled $210 million, $176 million and $119 million for the years ended December 31, 2003, 2002 and 2001, respectively. All other costs incurred on the behalf of the Company’s operating subsidiaries are considered a part of the management fee and are recorded as a component of selling, general and administrative expense, in the accompanying consolidated financial statements. For the years ended December 31, 2003, 2002 and 2001, the management fee charged to the Company’s operating subsidiaries approximated the expenses incurred by Charter Holdco and Charter on behalf of the Company’s operating subsidiaries. The credit facilities of the Company’s operating subsidiaries prohibit payments of management fees in excess of 3.5% of revenues until repayment of the outstanding indebtedness. In the event any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

      Mr. Allen, the controlling shareholder of Charter, and a number of his affiliates have interests in various entities that provide services or programming to Charter’s subsidiaries. Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter may not, and may not allow its subsidiaries to, engage in any business transaction outside the cable transmission business except for certain existing approved investments. Should Charter or its subsidiaries wish to pursue a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to Charter or its subsidiaries to engage in the business transaction, they will be able to do so. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable systems owned, operated or managed by Charter or its subsidiaries from time to time.

      Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which the Company does business or which provides it with products, services or programming. Among these entities are TechTV L.L.C. (“TechTV”), Oxygen Media Corporation (“Oxygen Media”), Digeo, Inc., Click2learn, Inc., Trail Blazer Inc., Action Sports Cable Network (“Action Sports”) and Microsoft Corporation. In addition, Mr. Allen and Mr. Savoy were directors of USA Networks, Inc. (“USA Networks”), who operates the USA Network, The Sci-Fi Channel, Trio, World News International and Home Shopping Network, owning approximately 5% and less than 1%, respectively, of the common stock of USA Networks. In 2002, Mr. Allen and Mr. Savoy sold their common stock and are no longer directors of the USA Network. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated (“Vulcan Ventures”) and Vulcan Inc. and is the president of Vulcan Ventures. Mr. Savoy was a vice president and a director of Vulcan Ventures until his resignation in September 2003. Mr. Savoy will remain as a member of the board of directors of Charter. The various cable, media, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one another. The agreements governing the Company’s relationship with Digeo, Inc. (“Digeo”) are an example of a cooperative business relationship among Mr. Allen’s affiliated companies. The Company can give no assurance that any of these business relationships will be successful, that the Company will realize any benefits from these relationships or that the Company will enter into any business relationships in the future with Mr. Allen’s affiliated companies.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of the Company and its business. The Company cannot assure that, in the event that the Company or any of its subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to the Company as terms it might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between the Company and Mr. Allen and his affiliates. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest.

      High Speed Access Corp. (“High Speed Access”) was a provider of high-speed Internet access services over cable modems. During the period from 1997 to 2000, certain Charter entities entered into Internet-access related service agreements, and both Vulcan Ventures and certain of Charter’s subsidiaries made equity investments in High Speed Access.

      On February 28, 2002, Charter’s subsidiary, CC Systems, purchased from High Speed Access the contracts and associated assets, and assumed related liabilities, that served the Company’s customers, including a customer contact center, network operations center and provisioning software. Immediately prior to the asset purchase, Vulcan Ventures beneficially owned approximately 37%, and the Company beneficially owned approximately 13%, of the common stock of High Speed Access (including the shares of common stock which could be acquired upon conversion of the Series D preferred stock, and upon exercise of the warrants owned by Charter Holdco). Following the consummation of the asset purchase, neither the Company nor Vulcan Ventures beneficially owned any securities of, or were otherwise affiliated with, High Speed Access.

      The Company receives or will receive programming for broadcast via its cable systems from TechTV, USA Networks, Oxygen Media and Action Sports. The Company pays a fee for the programming service generally based on the number of customers receiving the service. Such fees for the years ended December 31, 2003, 2002 and 2001 were each less than 1% of total operating expenses with the exception of USA Networks which was 2%, 2% and 3% of total operating expenses for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, the Company receives commissions from USA Networks for home shopping sales generated by its customers. Such revenues for the years ended December 31, 2003, 2002 and 2001 were less than 1% of total revenues. On November 5, 2002, Action Sports announced that it was discontinuing its business. The Company believes that the failure of Action Sports will not materially affect the Company’s business or results of operations.

      The Company entered into an equity issuance agreement pursuant to which Oxygen Media granted a subsidiary of Charter Holdco a warrant to purchase 2.4 million shares of common stock of Oxygen Media for an exercise price of $22.00 per share. Charter Holdco will also receive unregistered shares of Oxygen Media common stock with a guaranteed fair market value on the date of issuance of $34 million, on or prior to February 2, 2005 with the exact date to be determined by Oxygen Media. The Company currently recognizes the guaranteed value of the investment over the life of the programming agreement as a reduction of programming expense. For the year ended December 31, 2003, the Company recorded approximately $9 million as a reduction of programming expense. The carrying value of the Company’s investment in Oxygen was approximately $19 million as of December 31, 2003.

      The Company receives from TechTV programming for distribution via its cable system pursuant to an affiliation agreement. The affiliation agreement provides, among other things, that TechTV must offer the Company certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. The Company believes that TechTV has breached the TechTV affiliation agreement, and is involved in discussions with TechTV representatives in an effort to reach a settlement regarding the damages owed to

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

the Company for such breach. To date, no settlement has been reached and no formal legal proceedings have been commenced. In the event the parties are not able to reach a settlement, the Company intends to pursue its contractual and legal rights for relief.

      As discussed in Note 4, in April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly-owned subsidiary of the Company, completed the cash purchase of certain assets of Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar Income IV/PBD Systems Venture, serving approximately 21,600 (unaudited) customers, for a total cash sale price of approximately $48 million. In September 2002, Charter Communications Entertainment I, LLC purchased all of Enstar Income Program II-1, L.P.’s Illinois cable systems, serving approximately 6,400 (unaudited) customers, for a cash sale price of $15 million. Enstar Communications Corporation, a direct subsidiary of Charter Holdco, is a general partner of the Enstar limited partnerships but does not exercise control over them. All of the executive officers of Charter and Charter Holdco act as officers of Enstar Communications Corporation.

      The Company entered into various broadband carriage agreements with Digeo Interactive, LLC (“Digeo Interactive”), a wholly-owned subsidiary of Digeo. These agreements provide for the development by Digeo Interactive of future features to be included in the Basic i-TV service provided by Digeo and for Digeo’s development of an interactive “toolkit” to enable the Company to develop interactive local content. Furthermore, the Company may request that Digeo Interactive manage local content for a fee. The agreement provides for the Company to pay for development of the Basic i-TV service as well as license fees for customers who receive the service, and for the Company and Digeo to split certain revenues earned from the service. In 2003, the Company paid Digeo Interactive approximately $4 million for customized development of the i-channels and the local content tool kit. The Company received no revenues under the broadband carriage agreement in 2003.

      On June 30, 2003, Charter Holdco entered into an agreement with Motorola for the purchase of 100,000 broadband media centers, subject to the Company’s testing and approval of product performance and functionality. It is contemplated that the software for these broadband media centers would be supplied to Motorola by Digeo. License fees for Digeo to license such software to the Company and support fees for the broadband media centers and relevant content and support services are currently under negotiation.

      In March 2001, Charter Communications Ventures, LLC (“Charter Ventures”), the Company’s indirect subsidiary, and Vulcan Ventures formed DBroadband Holdings, LLC (“DBroadband”) for the sole purpose of purchasing equity interests in Digeo. In connection with the execution of the broadband carriage agreement, DBroadband purchased an equity interest in Digeo funded by contributions from Vulcan Ventures. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. Charter Ventures has a 100% profit interest in DBroadband. Vulcan Ventures also agreed to make, through January 24, 2004, certain additional contributions through DBroadband to acquire additional equity in Digeo as necessary to maintain Charter Ventures’ pro rata interest in Digeo in the event of certain future Digeo equity financings by the founders of Digeo. These additional equity interests are also subject to a priority return of capital to Vulcan Ventures up to amounts contributed by Vulcan Ventures on Charter Ventures’ behalf. DBroadband is therefore not included in the Company’s consolidated financial statements.

      The Company believes that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% equity interest in Digeo, Inc. Messrs. Allen and Vogel are directors of Digeo. Mr. Savoy was a

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

director and served on the compensation committee of Digeo until September 2003. Mr. Vogel owns options to purchase 10,000 shares of Digeo common stock.

      On January 10, 2003, Charter signed an agreement to carry two around-the-clock, high definition networks, HDNet and HDNet Movies. The Company believes that entities controlled by Mr. Mark Cuban, co-founder and president of HDNet, owns 85% of HDNet and HDNet Movies as of December 31, 2003. As of December 31, 2003 Mr. Cuban, owns an approximate 6.4% equity interest in Charter.

      Certain related parties, including members of the board of directors and management, hold interests in the Company’s senior convertible debt and senior notes and discount notes of the Company’s subsidiary of approximately $61.5 million of face value at December 31, 2003.

      As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, Charter’s indirect limited liability company subsidiary, issued, after adjustments, 24,279,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII, LLC. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII, LLC. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII, LLC. In the event of a liquidation of CC VIII, LLC, Mr. Allen would be entitled to a priority distribution with respect to the 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII, LLC’s profits or losses (as computed for capital account purposes) after June 6, 2003). The limited liability company agreement of CC VIII, LLC does not provide for a mandatory redemption of the CC VIII interest.

      An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Specifically, under the terms of the Bresnan transaction documents that were entered into in June 1999, the Comcast sellers originally would have received, after adjustments, 24,273,943 Charter Holdco membership units, but due to an FCC regulatory issue raised by the Comcast sellers shortly before closing, the Bresnan transaction was modified to provide that the Comcast sellers instead would receive the preferred equity interests in CC VIII, LLC represented by the CC VIII interest. As part of the last-minute changes to the Bresnan transaction documents, a draft amended version of the Charter Holdco limited liability company agreement was prepared, and contract provisions were drafted for that agreement that would have required an automatic exchange of the CC VIII interest for 24,273,943 Charter Holdco membership units if the Comcast sellers exercised the Comcast put right and sold the CC VIII interest to Mr. Allen or his affiliates. However, the provisions that would have required this automatic exchange did not appear in the final version of the Charter Holdco limited liability company

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

agreement that was delivered and executed at the closing of the Bresnan transaction. The law firm that prepared the documents for the Bresnan transaction brought this matter to the attention of Charter and representatives of Mr. Allen in 2002.

      Thereafter, the board of directors of Charter formed a Special Committee (currently comprised of Messrs. Tory, Wangberg and Merritt) to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.

      Mr. Allen disagrees with the Special Committee’s determinations described above and has so notified the Special Committee. Mr. Allen contends that the transaction is accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures.

      The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee is evaluating what further actions or processes it may undertake to resolve this dispute. To accommodate further deliberation, each party has agreed to refrain from initiating legal proceedings over this matter until it has given at least ten days’ prior notice to the other. In addition, the Special Committee and Mr. Allen have determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute. If the Special Committee and Mr. Allen are unable to reach a resolution through that mediation process or to agree on an alternative dispute resolution process, the Special Committee intends to seek resolution of this dispute through judicial proceedings in an action that would be commenced, after appropriate notice, in the Delaware Court of Chancery against Mr. Allen and his affiliates seeking contract reformation, declaratory relief as to the respective rights of the parties regarding this dispute and alternative forms of legal and equitable relief. The ultimate resolution and financial impact of the dispute are not determinable at this time.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

23.	Commitments and Contingencies

Commitments

      The following table summarizes the Company’s payment obligations as of December 31, 2003 for its contractual obligations.

	Total	2004	2005	2006	2007	2008	Thereafter

Contractual Obligations
Operating Lease Obligations(1)	$70	$17	$14	$11	$7	$5	$16
Programming Minimum Commitments(2)	1,949	320	329	355	386	317	242
Other(3)	282	63	47	39	24	25	84

Total	$2,301	$400	$390	$405	$417	$347	$342

(1)	The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended December 31, 2003, 2002 and 2001, were $30 million, $31 million and $25 million, respectively.

(2)	The Company pays programming fees under multi-year contracts ranging from three to six years typically based on a flat fee per customer, which may be fixed for the term or may in some cases, escalate over the term. Programming costs included in the accompanying statement of operations were $1.2 billion, $1.2 billion and $963 million for the years ended December 31, 2003, 2002 and 2001, respectively. Certain of the Company’s programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under the Company’s programming contracts.

(3)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to the Company’s billing services vendors.

      The following items are not included in the contractual obligation table due to various factors discussed below. However, the Company incurs these costs as part of its operations:

•	The Company also rents utility poles used in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2003, 2002 and 2001, was $40 million, $41 million and $33 million, respectively.

•	The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues earned from video service per year. The Company also pays other franchise related costs, such as public education grants under multi-year agreements. Franchise fees and other franchise-related costs included in the accompanying statement of operations were $162 million, $160 million and $144 million for the years ended December 31, 2003, 2002 and 2001, respectively.

•	The Company also has $153 million in letters of credit, primarily to its various worker’s compensation, property casualty and general liability carriers as collateral for reimbursement of claims. These letters of credit reduce the amount the Company may borrow under its credit facilities.

Litigation

      Fourteen putative federal class action lawsuits (the “Federal Class Actions”) have been filed against Charter and certain of its former and present officers and directors in various jurisdictions allegedly on

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

behalf of all purchasers of Charter’s securities during the period from either November 8 or November 9, 1999 through July 17 or July 18, 2002. Unspecified damages are sought by the plaintiffs. In general, the lawsuits allege that Charter utilized misleading accounting practices and failed to disclose these accounting practices and/or issued false and misleading financial statements and press releases concerning Charter’s operations and prospects. The Federal Class Actions were specifically and individually identified in public filings made by Charter prior to the date of this annual report.

      In October 2002, Charter filed a motion with the Judicial Panel on Multidistrict Litigation (the “Panel”) to transfer the Federal Class Actions to the Eastern District of Missouri. On March 12, 2003, the Panel transferred the six Federal Class Actions not filed in the Eastern District of Missouri to that district for coordinated or consolidated pretrial proceedings with the eight Federal Class Actions already pending there. The Panel’s transfer order assigned the Federal Class Actions to Judge Charles A. Shaw. By virtue of a prior court order, StoneRidge Investment Partners LLC became lead plaintiff upon entry of the Panel’s transfer order. StoneRidge subsequently filed a Consolidated Amended Complaint. The Court subsequently consolidated the Federal Class Actions for pretrial purposes. On June 19, 2003, following a pretrial conference with the parties, the Court issued a Case Management Order setting forth a schedule for the pretrial phase of the consolidated class action. Motions to dismiss the Consolidated Amended Complaint have been filed. On February 10, 2004, in response to a joint motion made by StoneRidge and defendants, Charter, Vogel and Allen, the court entered an order providing, among other things, that: (1) the parties who filed such motion engage in a mediation within ninety (90) days; and (2) all proceedings in the Consolidated Federal Class Actions are stayed for ninety (90) days.

      On September 12, 2002, a shareholders derivative suit (the “State Derivative Action”) was filed in Missouri state court against Charter and its then current directors, as well as its former auditors. A substantively identical derivative action was later filed and consolidated into the State Derivative Action. The plaintiffs allege that the individual defendants breached their fiduciary duties by failing to establish and maintain adequate internal controls and procedures. Unspecified damages, allegedly on Charter’s behalf, are sought by the plaintiffs.

      Separately, on February 12, 2003, a shareholders derivative suit (the “Federal Derivative Action”), was filed against Charter and its then current directors in the United States District Court for the Eastern District of Missouri. The plaintiff alleges that the individual defendants breached their fiduciary duties and grossly mismanaged Charter by failing to establish and maintain adequate internal controls and procedures. Unspecified damages, allegedly on Charter’s behalf, are sought by the plaintiffs.

      In addition to the Federal Class Actions, the State Derivative Action and the Federal Derivative Action, six putative class action lawsuits have been filed against Charter and certain of its then current directors and officers in the Court of Chancery of the State of Delaware (the “Delaware Class Actions”). The lawsuits were filed after the filing of a 13D amendment by Mr. Allen indicating that he was exploring a number of possible alternatives with respect to restructuring or expanding his ownership interest in Charter. Charter believes the plaintiffs speculated that Mr. Allen might have been contemplating an unfair bid for shares of Charter or some other sort of going private transaction on unfair terms and generally alleged that the defendants breached their fiduciary duties by participating in or acquiescing to such a transaction. The lawsuits were brought on behalf of Charter’s securities holders as of July 29, 2002, and seek unspecified damages and possible injunctive relief. The Delaware Class Actions are substantively identical. No such transaction by Mr. Allen has been presented. Plaintiffs’ counsel has granted the defendants an indefinite extension of time to respond to the only complaint that has been served in the Delaware Class Actions.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      The lawsuits discussed above are each in preliminary stages. No reserves have been established for potential losses or related insurance recoveries on these matters because the Company is unable to predict the outcome. Charter intends to vigorously defend the lawsuits.

      In August of 2002, Charter became aware of a grand jury investigation being conducted by the United States Attorney’s Office for the Eastern District of Missouri into certain of its accounting and reporting practices, focusing on how Charter reported customer numbers and its reporting of amounts received from digital set-top terminal suppliers for advertising. The U.S. Attorney’s Office has publicly stated that Charter is not currently a target of the investigation. Charter has also been advised by the U.S. Attorney’s Office that no member of its board of directors, including its Chief Executive Officer, is a target of the investigation. On July 24, 2003, a federal grand jury charged four former officers of Charter with conspiracy and mail and wire fraud, alleging improper accounting and reporting practices focusing on revenue from digital set-top terminal suppliers and inflated customer account numbers. On July 25, 2003, one of the former officers who was indicted entered a guilty plea. Charter is fully cooperating with the investigation.

      On November 4, 2002, Charter received an informal, non-public inquiry from the staff of the Securities and Exchange Commission (“SEC”). The SEC subsequently issued a formal order of investigation dated January 23, 2003, and subsequent related document and testimony subpoenas. The investigation and subpoenas generally concern Charter’s prior reports with respect to its determination of the number of customers, and various of its other accounting policies and practices including its capitalization of certain expenses and dealings with certain vendors, including programmers and digital set-top terminal suppliers. Charter is fully cooperating with the SEC Staff.

      Charter is generally required to indemnify each of the named individual defendants in connection with these matters pursuant to the terms of its Bylaws and (where applicable) such individual defendants’ employment agreements. Pursuant to the terms of certain employment agreements and in accordance with the Bylaws of Charter, in connection with the pending grand jury investigation, SEC investigation and the above described lawsuits, Charter’s current directors and its current and former officers have been advanced certain costs and expenses incurred in connection with their defense.

      Charter has liability insurance coverage that it believes is available for these matters, where applicable, and subject to the terms, conditions and limitations of the respective policies. There is no assurance that current coverage will be sufficient for all claims described above or any future claims that may arise.

      In October 2001, two customers, Nikki Nicholls and Geraldine M. Barber, filed a class action suit against Charter in South Carolina Court of Common Pleas (“South Carolina Class Action”), purportedly on behalf of a class of Charter customers, alleging that Charter improperly charged them a wire maintenance fee without request or permission. They also claimed that Charter improperly required them to rent analog and/or digital set-top terminals even though their television sets were “cable ready.” Charter removed this case to the United States District Court for the District of South Carolina in November 2001, and moved to dismiss the suit in December 2001. The federal judge remanded the case to the South Carolina Court of Common Pleas in August 2002 without ruling on the motion to dismiss. The plaintiffs subsequently moved for a default judgment, arguing that upon return to state court, Charter should have but did not file a new motion to dismiss. The state court judge granted the plaintiff’s motion over Charter’s objection in September 2002. Charter immediately appealed that decision to the South Carolina Court of Appeals and the South Carolina Supreme Court, but those courts have ruled that until a final judgment is entered against Charter, they lack jurisdiction to hear the appeal.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

      In January 2003, the Court of Common Pleas granted the plaintiffs’ motion for class certification. In October and November 2003, Charter filed motions (a) asking that court to set aside the default judgment, and (b) seeking dismissal of plaintiffs’ suit for failure to state a claim. In January 2004, the Court of Common Pleas granted in part and denied in part Charter’s motion to dismiss for failure to state a claim. It also took under advisement Charter’s motion to set aside the default judgment.

      Charter is unable to predict the outcome of the lawsuits and the government investigations described above. An unfavorable outcome in the lawsuits or the government investigations described above could have a material adverse effect on the Company’s consolidated financial condition, results of operations or its liquidity, including its ability to comply with the Company’s debt covenants.

      In addition to the matters set forth above, Charter is also party to other lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after taking into account recorded liabilities, the outcome of these other lawsuits and claims will not have a material adverse effect on the Company’s consolidated financial condition or results of operations.

Regulation in the Cable Industry

      The operation of a cable system is extensively regulated by the Federal Communications Commission (“FCC”), some state governments and most local governments. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations. The 1996 Telecom Act altered the regulatory structure governing the nation’s communications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

      The 1996 Telecom Act required the FCC to undertake a number of implementing rulemakings. Moreover, Congress and the FCC have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect the Company’s operations.

24.	Employee Benefit Plan

      The Company’s employees may participate in the Charter Communications, Inc. 401(k) Plan. Employees that qualify for participation can contribute up to 50% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 5% of participant contributions. The Company made contributions to the 401(k) plan totaling $7 million, $8 million and $9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

25.	Recently Issued Accounting Standards

      In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in variable interest entities created after December 31, 2003. For variable interests in variable interest entities created before December 31, 2003, the FIN 46R

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

will be applied beginning on March 31, 2004. For any variable interest entities that must be consolidated under FIN 46R that were created before December 31, 2003, the assets, liabilities and noncontrolling interests of the variable interest entity initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the variable interest entity. The Company has identified DBroadband Holdings, LLC as a variable interest entity in accordance with FIN 46R. As the Company is not the primary beneficiary of the variable interest entity (as defined by FIN 46R), DBroadband Holdings, LLC has not been included in the Company’s consolidated financial statements. In future periods, the Company will continue to reassess its relationship with DBroadband Holdings, LLC to ensure proper recognition of the relationship in accordance with FIN 46R. See Note 22 for additional information.

      In December 2003, the SEC issued Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of interpretative guidance on revenue recognition. SAB No. 104 became effective immediately upon release and requires registrants to either restate prior financial statements or report a change in accounting principle. The adoption of SAB No. 104 did not have a material impact on the Company’s consolidated financial statements.

26.	Parent Company Only Financial Statements

      As the result of limitations on, and prohibitions of, distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter, the parent company. The following condensed parent-only financial statements of Charter account for the investment in Charter Holdco under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

Charter Communications, Inc. (Parent Company Only)

Condensed Balance Sheet

	December 31,

	2003	2002

ASSETS
Cash and cash equivalents	$1	$10
Receivable from related party	9	3
Investment in Charter Holdco	—	308
Notes receivable from Charter Holdco	803	1,433

	$813	$1,754

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities	$10	$13
Convertible notes	774	1,383
Deferred income taxes	149	266
Preferred stock — redeemable	55	51
Shareholders’ equity (deficit)	(175)	41

Total liabilities and shareholders’ equity (deficit)	$813	$1,754

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

Condensed Statement of Operations

	Year Ended December 31,

	2003	2002	2001

REVENUES
Interest income	$69	$76	$61
Management fees	11	9	6

Total revenues	80	85	67

EXPENSES
Equity in losses of Charter Holdco	(359)	(2,922)	(1,168)
General and administrative expenses	(11)	(9)	(6)
Interest expense	(65)	(73)	(60)

Total expenses	(435)	(3,004)	(1,234)

Net loss before income taxes	(355)	(2,919)	(1,167)
Income taxes	117	405	—

Net loss	(238)	(2,514)	(1,167)
Dividend on preferred equity	(4)	(3)	(1)

Net loss after preferred dividends	$(242)	$(2,517)	$(1,168)

Condensed Statements of Cash Flows

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss after preferred dividends	$(242)	$(2,517)	$(1,168)
Equity in losses of Charter Holdco	359	2,922	1,168
Changes in operating assets and liabilities	(9)	10	—
Deferred income taxes	(117)	(405)	—

Net cash flows from operating activities	(9)	10	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and receivables from Charter Holdco	—	—	(633)
Investment in Charter Holdco	—	—	(1,224)

Net cash flows from investing activities	—	—	(1,857)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible notes	—	—	633
Net proceeds from issuance of common stock	—	—	1,218
Other	—	—	6

Net cash flows from financing activities	—	—	1,857

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9)	10	—
CASH AND CASH EQUIVALENTS, beginning of year	10	—	—

CASH AND CASH EQUIVALENTS, end of year	$1	$10	$—

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, 2002 AND 2001
(Dollars in millions, except where indicated)

27.	Unaudited Quarterly Financial Data

      The following table presents quarterly data for the periods presented on the consolidated statement of operations:

	Year Ended December 31, 2003

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$1,178	$1,217	$1,207	$1,217
Income from operations	86	112	117	210
Income (loss) before minority interest and income taxes	(301)	(286)	23	(161)
Net income (loss) applicable to common stock	(182)	(38)	36	(58)
Basic income (loss) per common share	(0.62)	(0.13)	0.12	(0.20)
Diluted Income (loss) per common share	(0.62)	(0.13)	0.07	(0.20)
Weighted-average shares outstanding, basic	294,466,137	294,474,596	294,566,878	294,875,504
Weighted-average shares outstanding, diluted	294,466,137	294,474,596	637,822,843	294,875,504

	Year Ended December 31, 2002

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$1,074	$1,137	$1,166	$1,189
Income (loss) from operations	97	85	91	(4,595)
Loss before minority interest, income taxes and cumulative effect of accounting change	(234)	(354)	(367)	(4,989)
Net loss applicable to common stock	(317)	(161)	(167)	(1,872)
Basic and diluted loss per common share before cumulative effect of accounting change	(0.38)	(0.55)	(0.57)	(6.36)
Basic and diluted loss per common share	(1.08)	(0.55)	(0.57)	(6.36)
Weighted-average shares outstanding	294,394,939	294,453,454	294,454,659	294,457,134

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except share data)

	September 30,	December 31,
	2004	2003

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$129	$127
Accounts receivable, less allowance for doubtful accounts of $16 and $17, respectively	186	189
Prepaid expenses and other current assets	30	34

Total current assets	345	350

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated depreciation of $4,933 and $3,950, respectively	6,415	7,014
Franchises, net of accumulated amortization of $3,300 and $3,445, respectively	9,885	13,680

Total investment in cable properties, net	16,300	20,694

OTHER NONCURRENT ASSETS	439	320

Total assets	$17,084	$21,364

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,301	$1,286

Total current liabilities	1,301	1,286

LONG-TERM DEBT	18,484	18,647

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	675	848

MINORITY INTEREST	637	689

PREFERRED STOCK — REDEEMABLE; $.001 par value; 1 million shares authorized; 545,259 shares issued and outstanding	55	55

SHAREHOLDERS’ DEFICIT:
Class A Common stock; $.001 par value; 1.75 billion shares authorized; 304,803,455 and 295,038,606 shares issued and outstanding, respectively	—	—
Class B Common stock; $.001 par value; 750 million shares authorized; 50,000 shares issued and outstanding	—	—
Preferred stock; $.001 par value; 250 million shares authorized; no non-redeemable shares issued and outstanding	—	—
Additional paid-in capital	4,783	4,700
Accumulated deficit	(8,856)	(4,851)
Accumulated other comprehensive loss	(9)	(24)

Total shareholders’ deficit	(4,082)	(175)

Total liabilities and shareholders’ deficit	$17,084	$21,364

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except share and per share data)
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

REVENUES	$1,248	$1,207	$3,701	$3,602

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	525	484	1,552	1,457
Selling, general and administrative	252	235	735	702
Depreciation and amortization	371	352	1,105	1,095
Impairment of franchises	2,433	—	2,433	—
(Gain) loss on sale of assets, net	—	10	(104)	23
Option compensation expense, net	8	1	34	1
Special charges, net	3	8	100	18

	3,592	1,090	5,855	3,296

Income (loss) from operations	(2,344)	117	(2,154)	306

OTHER INCOME AND EXPENSE:
Interest expense, net	(424)	(387)	(1,227)	(1,163)
Gain (loss) on derivative instruments and hedging activities, net	(8)	31	48	35
Loss on debt to equity conversions	—	—	(23)	—
Loss on extinguishment of debt	—	—	(21)	—
Gain on debt exchange, net	—	267	—	267
Other, net	—	(5)	—	(9)

	(432)	(94)	(1,223)	(870)

Income (loss) before minority interest, income taxes and cumulative effect of accounting change	(2,776)	23	(3,377)	(564)
MINORITY INTEREST	34	(14)	24	297

Income (loss) before income taxes and cumulative effect of accounting change	(2,742)	9	(3,353)	(267)
INCOME TAX BENEFIT	213	28	116	86

Income (loss) before cumulative effect of accounting change	(2,529)	37	(3,237)	(181)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX	(765)	—	(765)	—

Net income (loss)	(3,294)	37	(4,002)	(181)
Dividends on preferred stock — redeemable	(1)	(1)	(3)	(3)

Net income (loss) applicable to common stock	$(3,295)	$36	$(4,005)	$(184)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(10.89)	$0.12	$(13.38)	$(0.62)

Diluted	$(10.89)	$0.07	$(13.38)	$(0.62)

Weighted average common shares outstanding, basic	302,604,978	294,566,878	299,411,053	294,503,840

Weighted average common shares outstanding, diluted	302,604,978	637,822,843	299,411,053	294,503,840

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)
Unaudited

	Nine Months Ended
	September 30,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,002)	$(181)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	(24)	(297)
Depreciation and amortization	1,105	1,095
Impairment of franchises	2,433	—
Option compensation expense, net	30	1
Special charges, net	85	—
Noncash interest expense	237	319
(Gain) on derivative instruments and hedging activities, net	(48)	(35)
(Gain) loss on sale of assets, net	(104)	23
Loss on debt to equity conversions	23	—
Loss on extinguishment of debt	18	—
Gain on debt exchange, net	—	(267)
Deferred income taxes	(116)	(86)
Cumulative effect of accounting change, net	765	—
Other, net	(1)	4
Changes in operating assets and liabilities, net of effects from dispositions:
Accounts receivable	1	70
Prepaid expenses and other assets	2	7
Accounts payable, accrued expenses and other	(21)	(24)
Receivables from and payables to related party, including deferred management fees	—	9

Net cash flows from operating activities	383	638

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(639)	(503)
Change in accrued expenses related to capital expenditures	(23)	(109)
Proceeds from sale of assets	729	—
Purchases of investments	(15)	(8)
Other, net	(2)	(8)

Net cash flows from investing activities	50	(628)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,873	452
Repayments of long-term debt	(4,707)	(646)
Proceeds from issuance of debt	1,500	30
Payments for debt issuance costs	(97)	(32)

Net cash flows from financing activities	(431)	(196)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2	(186)
CASH AND CASH EQUIVALENTS, beginning of period	127	321

CASH AND CASH EQUIVALENTS, end of period	$129	$135

CASH PAID FOR INTEREST	$824	$756

NONCASH TRANSACTIONS:
Debt exchanged for Charter Class A common stock	$30	$—

Issuance of debt by CCH II, LLC	$—	$1,572

Retirement of debt	$—	$1,866

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

1.	Organization and Basis of Presentation

      Charter Communications, Inc. (“Charter”) is a holding company whose principal assets at September 30, 2004 are the 47.2% controlling common equity interest in Charter Communications Holding Company, LLC (“Charter Holdco”) and “mirror” notes which are payable by Charter Holdco to Charter and have the same principal amount and terms as those of Charter’s convertible senior notes. Charter Holdco is the sole owner of Charter Communications Holdings, LLC (“Charter Holdings”). The condensed consolidated financial statements include the accounts of Charter, Charter Holdco, Charter Holdings and all of their wholly owned subsidiaries where the underlying operations reside, collectively referred to herein as the “Company.” Charter consolidates Charter Holdco on the basis of voting control. Charter Holdco’s limited liability company agreement provides that so long as Charter’s Class B common stock retains its special voting rights, Charter will maintain a 100% voting interest in Charter Holdco. Voting control gives Charter full authority and control over the operations of Charter Holdco. All significant intercompany accounts and transactions among consolidated entities have been eliminated. The Company is a broadband communications company operating in the United States. The Company offers its customers traditional cable video programming (analog and digital video) as well as high-speed data services and, in some areas, advanced broadband services such as high definition television, video on demand, telephony and interactive television. The Company sells its cable video programming, high-speed data and advanced broadband services on a subscription basis.

      The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain information and footnote disclosures typically included in Charter’s Annual Report on Form 10-K have been condensed or omitted for this quarterly report. The accompanying condensed consolidated financial statements are unaudited and are subject to review by regulatory authorities. However, in the opinion of management, such financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies. Actual results could differ from those estimates.

Reclassifications

      Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

2.	Liquidity and Capital Resources

      The Company incurred net loss applicable to common stock of $3.3 billion and $4.0 billion for the three and nine months ended September 30, 2004, respectively, and $184 million for the nine months ended September 30, 2003. The Company achieved net income applicable to common stock of $36 million for the three months ended September 30, 2003. The Company’s net cash flows from operating activities were $383 million and $638 million for the nine months ended September 30, 2004 and 2003, respectively.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

      The Company has historically required significant cash to fund capital expenditures and debt service costs. Historically, the Company has funded these requirements through cash flows from operating activities, borrowings under its credit facilities, issuances of debt and equity securities and from cash on hand. The mix of funding sources changes from period to period, but for the nine months ended September 30, 2004, approximately 49% of the Company’s funding requirements were met from cash flows from operating activities and 51% from proceeds from the sale of systems. This gives effect to the use of proceeds from the sale of systems, described below, to repay long-term debt. For the nine months ended September 30, 2004, the Company had net cash flows used in financing activities of $431 million, reflecting a net repayment of $334 million of debt. Additionally, the Company increased cash on hand by $2 million to $129 million.

      The Company has a significant level of debt. The Company’s long-term financing as of September 30, 2004 consists of $5.4 billion of credit facility debt, $12.3 billion principal amount of high-yield notes and $744 million principal amount of convertible senior notes.

      In the fourth quarter of 2004, $7.5 million of the Company’s debt will mature. An additional $618 million and $186 million of the Company’s debt will mature in 2005 and 2006, respectively. In addition, the Charter Communications Operating, LLC (“Charter Operating”) credit facilities require the CC V Holdings, LLC notes to be redeemed within 45 days after the Charter Holdings leverage ratio, discussed below, is determined to be below 8.75 to 1.0. In 2007 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations.

      The Company’s ability to operate depends upon, among other things, its continued access to capital, including credit under the Charter Operating credit facilities. These credit facilities are subject to certain restrictive covenants, some of which require the Company to achieve specified operating results. The Company expects to maintain compliance with these covenants in 2004. If the Company’s operating performance results in non-compliance with these covenants, or if any of certain other events of non-compliance under these credit facilities or indentures governing the Company’s debt occurs, funding under the credit facilities may not be available and defaults on some or potentially all of the Company’s debt obligations could occur. The Company’s borrowing availability under the credit facilities totaled $957 million as of September 30, 2004, none of which was restricted due to covenants.

      The Company expects that cash on hand, cash flows from operating activities and the amounts available under its credit facilities will be adequate to meet its cash needs in 2004. However, as the principal amounts owing under the Company’s various debt obligations become due, meeting the Company’s liquidity needs in subsequent years will depend on its ability to access additional sources of capital. Currently, the Company does not expect that cash flows from operating activities and amounts available under its credit facilities will be sufficient to fund its operations and permit the Company to satisfy its principal repayment obligations that come due in 2005 and thereafter. In the event that the Company is not able to demonstrate that it has adequate access to liquidity in an amount sufficient to fund its business and to make principal repayment obligations that come due in 2005 and thereafter, Charter and its subsidiaries’ ability to receive an unqualified opinion from an independent registered public accounting firm may be adversely affected. The failure of Charter Operating to receive an unqualified opinion would constitute a default under Charter Operating’s credit facilities. An event of default under the covenants governing any of the Company’s debt instruments could result in the acceleration of its payment obligations under that debt and, under certain circumstances, in cross-defaults under its other debt obligations, which would have a material adverse effect on the Company’s consolidated financial condition or results of operations.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

      Charter’s ability to make interest payments on its convertible senior notes, and, in 2005 and 2006, to repay the outstanding principal of its convertible senior notes will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco or its subsidiaries, including CCH II, LLC (“CCH II”), CCO Holdings, LLC (“CCO Holdings”) and Charter Operating. The indentures governing the CCH II notes, CCO Holdings notes, and Charter Operating notes, however, restrict these entities and their subsidiaries from making distributions to their parent companies (including Charter and Charter Holdco) for payment of principal on Charter’s convertible senior notes, in each case unless there is no default under the applicable indenture and a specified leverage ratio test is met. In addition, each of CCH II, CCO Holdings and Charter Operating must independently assess whether such payments or distributions are advisable. CCH II, CCO Holdings and Charter Operating currently meet the applicable leverage ratio test under each of their respective indentures, and therefore are not currently prohibited from making any such distributions to their respective direct parent.

      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the Company’s convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio test of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and the other specified tests are met. For the quarter ended September 30, 2004, there were no defaults under the Charter Holdings indentures and the other specified tests were met. However, Charter Holdings continued not to meet the leverage ratio test of 8.75 to 1.0 at September 30, 2004. As a result, distributions from Charter Holdings to Charter or Charter Holdco have been restricted and will continue to be restricted until that test is met.

      During this restriction period, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments in Charter Holdco or Charter, up to an amount determined by a formula, as long as there is no default under the indentures. As of September 30, 2004, Charter Holdco had $31 million in cash on hand and was owed $39 million in intercompany loans from its subsidiaries, which were available to Charter Holdco to pay interest on Charter’s convertible senior notes, which is expected to be approximately $21 million for the remainder of 2004.

      As a result of the foregoing, it is likely that Charter or Charter Holdco will require additional funding to repay debt maturing in 2005 and 2006. The Company is working with its financial advisors to address such funding requirements. However, there can be no assurance that such funding will be available to the Company. Although Mr. Allen and his affiliates have purchased equity from the Company in the past, Mr. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to the Company in the future.

      On March 1, 2004, the Company closed the sale of certain cable systems in Florida, Pennsylvania, Maryland, Delaware and West Virginia to Atlantic Broadband Finance, LLC. The Company closed on the sale of an additional cable system in New York to Atlantic Broadband Finance, LLC in April 2004. These transactions resulted in a $105 million pretax gain recorded as a gain on sale of assets in the Company’s condensed consolidated statements of operations. Subject to post-closing contractual adjustments, the Company expects the total net proceeds from the sale of all of these systems to be approximately $733 million, of which $10 million is currently held in an indemnity escrow account (with the unused portion thereof to be released by March 1, 2005). The proceeds received to date have been used to repay a portion of amounts outstanding under the Company’s credit facilities.

3.	Franchises and Goodwill

      On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, which eliminates the amortization of indefinite-lived intangible assets. Accordingly, beginning

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

January 1, 2002, all franchises that qualify for indefinite-life treatment under SFAS No. 142 are no longer amortized against earnings but instead are tested for impairment annually, or more frequently as warranted by events or changes in circumstances. Based on the guidance prescribed in Emerging Issues Task Force (“EITF”) Issue No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, franchises are aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of the Company’s cable systems into groups by which such systems are managed. Management believes such grouping represents the highest and best use of those assets. Fair value is determined based on estimated discounted future cash flows using assumptions that are consistent with internal forecasts. The Company has historically followed a residual method of valuing its franchise assets, which had the effect of including goodwill with the franchise assets.

      In September 2004, the SEC staff issued Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. On September 30, 2004, the Company adopted Topic D-108 which resulted in the Company recording a cumulative effect of accounting change of $765 million (approximately $875 million before tax effects of $91 million and minority interest effects of $19 million) for the three and nine months ended September 30, 2004. The effect of the adoption was to increase net loss and loss per share by $765 million and $2.53 for the three months ended September 30, 2004, respectively, and $765 million and $2.56 for the nine months ended September 30, 2004, respectively.

      The Company performed an impairment assessment during the third quarter 2004 using an independent third-party appraiser and following the guidance of EITF Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, and Topic D-108. The use of lower projected growth rates and the resulting revised estimates of future cash flows in the Company’s valuation, primarily as a result of increased competition, led to the recognition of a $2.4 billion impairment charge for the three and nine months ended September 30, 2004.

      The independent third-party appraisers’ valuation as of September 30, 2004 yielded a total enterprise value of approximately $19.3 billion, which included approximately $2.0 billion assigned to customer relationships and approximately $0.9 billion assigned to goodwill. At October 1, 2003, the independent third-party appraisers’ valuation yielded an enterprise value of approximately $24.7 billion, which included approximately $3.2 billion assigned to customer relationships and approximately $1.1 billion assigned to goodwill. The valuation completed at October 1, 2003 resulted in no impairment. SFAS No. 142 does not permit the recognition of intangible assets not previously recognized.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

      As of September 30, 2004 and December 31, 2003, indefinite-lived and finite-lived intangible assets are presented in the following table:

	September 30, 2004			December 31, 2003

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$13,129	$3,287	$9,842	$17,018	$3,412	$13,606
Goodwill	52	—	52	52	—	52

	$13,181	$3,287	$9,894	$17,070	$3,412	$13,658

Finite-lived intangible assets:
Franchises with finite lives	$56	$13	$43	$107	$33	$74

      For the nine months ended September 30, 2004, the net carrying amount of indefinite-lived intangible assets was reduced by $484 million as a result of the sale of cable systems to Atlantic Broadband Finance, LLC discussed in Note 2. Additionally, in the first quarter of 2004, approximately $29 million of franchises that were previously classified as finite-lived were reclassified to indefinite-lived, based on the Company’s renewal of these franchise assets in 2003. Franchise amortization expense for the three and nine months ended September 30, 2004 was $1 million and $3 million, respectively, and franchise amortization expense for the three and nine months ended September 30, 2003 was $2 million and $6 million, respectively, which represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals. The Company expects that amortization expense on franchise assets will be approximately $4 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.

4.	Accounts Payable and Accrued Expenses

      Accounts payable and accrued expenses consist of the following as of September 30, 2004 and December 31, 2003:

	September 30,	December 31,
	2004	2003

Accounts payable — trade	$78	$163
Accrued capital expenditures	85	108
Accrued expenses:
Interest	443	277
Programming costs	303	319
Franchise-related fees	55	70
State sales tax	45	61
Other	292	288

	$1,301	$1,286

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

5.	Long-Term Debt

      Long-term debt consists of the following as of September 30, 2004 and December 31, 2003:

	September 30, 2004		December 31, 2003

	Face	Accreted	Face	Accreted
	Value	Value	Value	Value

Long-Term Debt
Charter Communications, Inc.:
October and November 2000 5.75% convertible senior notes due 2005	$588	$588	$618	$618
May 2001 4.75% convertible senior notes due 2006	156	156	156	156
Charter Holdings:
March 1999
8.250% senior notes due 2007	451	451	451	450
8.625% senior notes due 2009	1,244	1,242	1,244	1,242
9.920% senior discount notes due 2011	1,108	1,108	1,108	1,082
January 2000
10.000% senior notes due 2009	640	640	640	640
10.250% senior notes due 2010	318	318	318	318
11.750% senior discount notes due 2010	450	435	450	400
January 2001
10.750% senior notes due 2009	874	874	874	873
11.125% senior notes due 2011	500	500	500	500
13.500% senior discount notes due 2011	675	571	675	517
May 2001
9.625% senior notes due 2009 (includes January 2002 additional notes issue)	640	638	640	638
10.000% senior notes due 2011 (includes January 2002 additional notes issue)	710	708	710	708
11.750% senior discount notes due 2011	939	780	939	717
January 2002
12.125% senior discount notes due 2012	330	252	330	231
CCH II:
10.250% senior notes due 2010	1,601	1,601	1,601	1,601
CCO Holdings:
8 3/4% senior notes due 2013	500	500	500	500
Charter Operating:
8.000% senior second lien notes	1,100	1,100	—	—
8.375% senior second lien notes	400	400	—	—
Renaissance:
10.00% senior discount notes due 2008	114	116	114	116

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

	September 30, 2004		December 31, 2003

	Face	Accreted	Face	Accreted
	Value	Value	Value	Value

CC V Holdings:
11.875% senior discount notes due 2008	113	113	113	113
Credit Facilities
Charter Operating	5,393	5,393	4,459	4,459
CC VI Operating	—	—	868	868
Falcon Cable	—	—	856	856
CC VIII Operating	—	—	1,044	1,044

	$18,844	$18,484	$19,208	$18,647

      In April 2004, Charter’s indirect subsidiaries, Charter Operating and Charter Communications Operating Capital Corp., sold $1.5 billion of senior second lien notes in a private transaction. Additionally, Charter Operating amended and restated its $5.1 billion credit facilities, among other things, to defer maturities and increase availability under those facilities to approximately $6.5 billion, consisting of a $1.5 billion six-year revolving credit facility, a $2.0 billion six-year term loan facility and a $3.0 billion seven-year term loan facility. Charter Operating used the additional borrowings under the amended and restated credit facilities, together with proceeds from the sale of the Charter Operating senior second lien notes to refinance the credit facilities of its subsidiaries, CC VI Operating Company, LLC (“CC VI Operating”), Falcon Cable Communications, LLC (“Falcon Cable”), and CC VIII Operating, LLC (“CC VIII Operating”), all in concurrent transactions. In addition, Charter Operating was substituted as the lender in place of the banks under those subsidiaries’ credit facilities.

      Loss on debt to equity conversions. The Company recognized a loss of approximately $23 million for the nine months ended September 30, 2004 from privately negotiated exchanges of a total of $30 million principal amount of Charter’s 5.75% convertible senior notes for shares of Charter Class A common stock. The exchanges resulted in the issuance of more shares in the exchange transaction than would have been issuable under the original terms of the convertible senior notes.

6.	Minority Interest and Equity Interest of Charter Holdco

      Charter is a holding company whose primary asset is a controlling equity interest in Charter Holdco, the indirect owner of the Company’s cable systems, and $744 million of mirror notes which are payable by Charter Holdco to Charter and have the same principal amount and terms as those of Charter’s convertible senior notes. Minority interest on the Company’s consolidated balance sheets represents the percentage of Charter Holdco not owned by Charter, or 52.8% of total members’ equity of Charter Holdco, plus $705 million and $694 million of preferred membership interests in CC VIII, LLC (“CC VIII”), an indirect subsidiary of Charter Holdco, as of September 30, 2004 and December 31, 2003, respectively. As more fully described in Note 17, this preferred interest arises from the approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000. As of December 31, 2003, minority interest also includes $25 million of preferred interest in Charter Helicon, LLC, another indirect subsidiary of Charter Holdco, issued in connection with the 1999 Helicon acquisition. As of September 30, 2004, the preferred interest in Charter Helicon, LLC was reclassified to other long-term liabilities.

      Members’ deficit of Charter Holdco was $673 million and $57 million as of September 30, 2004 and December 31, 2003, respectively. Gains and losses arising from the issuance by Charter Holdco of its

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

membership units are recorded as capital transactions, thereby increasing or decreasing shareholders’ equity and decreasing or increasing minority interest on the accompanying consolidated balance sheets. Minority interest was 52.8% and 53.5% as of September 30, 2004 and December 31, 2003, respectively. Minority interest includes the proportionate share of changes in fair value of interest rate derivative agreements. Such amounts are temporary as they are contractually scheduled to reverse over the life of the underlying instrument. Additionally, reported losses allocated to minority interest on the consolidated statement of operations are limited to the extent of any remaining minority interest on the balance sheet related to Charter Holdco. Because minority interest in Charter Holdco was substantially eliminated at December 31, 2003, beginning in the first quarter of 2004, the Company began to absorb substantially all losses before income taxes that otherwise would have been allocated to minority interest. This resulted in an additional $1.7 billion and $2.0 billion of net loss for the three and nine months ended September 30, 2004, respectively. Subject to any changes in Charter Holdco’s capital structure, future losses will be substantially absorbed by Charter. Changes to minority interest consist of the following:

Minority
Interest

Balance, December 31, 2003	$689
Minority interest in loss of a subsidiary	(24)
Minority interest in cumulative effect of accounting change	(19)
Reclassification of Helicon, LLC interest	(25)
Changes in fair value of interest rate agreements	16

Balance, September 30, 2004	$637

7.	Comprehensive Loss

      Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive loss on the accompanying consolidated balance sheets. Additionally, the Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss, after giving effect to the minority interest share of such gains and losses. Comprehensive loss for the three and nine months ended September 30, 2004 was $3.3 billion and $4.0 billion, respectively. Comprehensive income for the three months ended September 30, 2003 was $48 million, and comprehensive loss for the nine months ended September 30, 2003 was $168 million.

8.	Accounting for Derivative Instruments and Hedging Activities

      The Company uses interest rate derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) to manage its interest costs. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company has agreed to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit the Company’s exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

      The Company does not hold or issue derivative instruments for trading purposes. The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments are those that effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the three months ended September 30, 2004 and 2003, net gain (loss) on derivative instruments and hedging activities includes gains of $1 million and $0, respectively, and for the nine months ended September 30, 2004 and 2003, net gain (loss) on derivative instruments and hedging activities includes gains of $3 million and $8 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria of SFAS No. 133 are reported in accumulated other comprehensive loss. For the three and nine months ended September 30, 2004, a gain of $2 million and $31 million, respectively, and for the three and nine months ended September 30, 2003, a gain of $21 million and $30 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss and minority interest. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).

      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as gain (loss) on derivative instruments and hedging activities in the Company’s condensed consolidated statements of operations. For the three months ended September 30, 2004 and 2003, net gain (loss) on derivative instruments and hedging activities includes losses of $9 million and gains of $31 million, respectively, and for the nine months ended September 30, 2004 and 2003 net gain (loss) on derivative instruments and hedging activities includes gains of $45 million and $27 million, respectively, for interest rate derivative instruments not designated as hedges.

      As of September 30, 2004 and December 31, 2003, the Company had outstanding $2.7 billion and $3.0 billion and $20 million and $520 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

9.	Revenues

      Revenues consist of the following for the three and nine months ended September 30, 2004 and 2003:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2004	2003	2004	2003

Video	$839	$866	$2,534	$2,607
High-speed data	189	145	538	403
Advertising sales	73	64	205	188
Commercial	61	52	175	149
Other	86	80	249	255

	$1,248	$1,207	$3,701	$3,602

10.	Operating Expenses

      Operating expenses consist of the following for the three and nine months ended September 30, 2004 and 2003:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2004	2003	2004	2003

Programming	$328	$307	$991	$934
Advertising sales	24	21	72	65
Service	173	156	489	458

	$525	$484	$1,552	$1,457

11.	Selling, General and Administrative Expenses

      Selling, general and administrative expenses consist of the following for the three and nine months ended September 30, 2004 and 2003:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2004	2003	2004	2003

General and administrative	$220	$204	$636	$622
Marketing	32	31	99	80

	$252	$235	$735	$702

      Components of selling expense are included in general and administrative and marketing expense.

12.	Special Charges

      In the fourth quarter of 2002, the Company recorded a special charge of $31 million associated with the Company’s workforce reduction and the consolidation of its operations from three divisions and ten regions into five operating divisions, elimination of redundant practices and streamlining its management structure. During the year ended December 31, 2003, additional severance-related costs of $26 million were incurred and recorded as a special charge. During the three and nine months ended September 30, 2004, an additional 300 and 450 employees, respectively, were identified for termination, and severance

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

costs of $6 million and $9 million, respectively, were recorded in special charges. Severance payments are made over a period of up to two years with approximately $3 million and $14 million paid during the three and nine months ended September 30, 2004, respectively, and $43 million paid during the year ended December 31, 2003. As of September 30, 2004 and December 31, 2003, a liability of approximately $9 million and $14 million, respectively, is recorded on the accompanying condensed consolidated balance sheets related to the reorganization activities discussed above. For the nine months ended September 30, 2004, special charges also includes approximately $85 million, representing the aggregate value of the Charter Class A common stock and warrants to purchase Charter Class A common stock contemplated to be issued as part of a settlement of consolidated federal and state class actions and federal derivative action lawsuits and approximately $9 million of litigation costs related to the tentative settlement of a national class action suit, all of which are subject to final documentation and court approval (see note 14). For the three and nine months ended September 30, 2004, the severance costs were offset by $3 million received from a third party in settlement of a dispute.

      During the three and nine months ended September 30, 2003, the Company recorded severance costs of $8 million and $23 million, respectively, in special charges. For the nine months ended September 30, 2003, the severance costs were offset by a $5 million settlement from the Internet service provider Excite@Home related to the conversion of approximately 145,000 high-speed data customers to our Charter High Speed service in 2001.

13.	Income Taxes

      All operations are held through Charter Holdco and its direct and indirect subsidiaries. Charter Holdco and the majority of its subsidiaries are not subject to income tax. However, certain of these subsidiaries are corporations and are subject to income tax. All of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, Charter Investment, Inc. (“Charter Investment”) and Vulcan Cable III Inc. (“Vulcan Cable”). Charter is responsible for its share of the taxable income or loss of Charter Holdco allocated to Charter in accordance with the Charter Holdco limited liability company agreement (the “LLC Agreement”) and partnership tax rules and regulations.

      As of September 30, 2004 and December 31, 2003, the Company had net deferred income tax liabilities of approximately $204 million and $417 million, respectively. Approximately $204 million and $267 million of the deferred tax liabilities recorded in the condensed consolidated financial statements at September 30, 2004 and December 31, 2003, respectively, relate to certain indirect subsidiaries of Charter Holdco, which file separate income tax returns.

      During the three and nine months ended September 30, 2004, the Company recorded $304 million and $207 million of income tax benefit, respectively. The Company recorded the portion of the income tax benefit associated with the adoption of Topic D-108 as a $91 million reduction of the cumulative effect of accounting change on the accompanying statement of operations for the three and nine months ended September 30, 2004. During the three and nine months ended September 30, 2003, the Company recorded $28 million and $86 million of income tax benefit, respectively. The sale of cable systems to Atlantic Broadband Finance, LLC on March 1 and April 30, 2004 resulted in $15 million of income tax expense for the nine months ended September 30, 2004.

      Income tax benefit is recognized through reductions in the deferred tax liabilities related to Charter’s investment in Charter Holdco, as well as the deferred tax liabilities of certain of Charter’s indirect corporate subsidiaries. The Company recorded an additional deferred tax asset of approximately $1.4 billion and $1.7 billion during the three and nine months ended September 30, 2004, respectively,

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

relating to net operating loss carryforwards, but recorded a valuation allowance with respect to these amounts because of the uncertainty of the ability to realize a benefit from these carryforwards in the future.

      The Company had deferred tax assets of approximately $3.4 billion and $1.7 billion as of September 30, 2004 and December 31, 2003, respectively, a portion of which relates to the excess of cumulative financial statement losses over cumulative tax losses allocated from Charter Holdco. The deferred tax assets also include approximately $1.8 billion and $912 million of tax net operating loss carryforwards as of September 30, 2004 and December 31, 2003, respectively (generally expiring in years 2004 through 2024), of Charter and its indirect corporate subsidiaries, which are subject to certain return limitations.

      The total valuation allowance for deferred tax assets was $3.0 billion and $1.3 billion as of September 30, 2004 and December 31, 2003, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will be realized. Because of the uncertainties in projecting future taxable income of Charter Holdco, valuation allowances have been established except for deferred benefits available to offset deferred tax liabilities.

      The Company is currently under examination by the Internal Revenue Service for the tax years ending December 31, 1999 and 2000. Management does not expect the results of this examination to have a material adverse effect on the Company’s financial position or results of operations.

14.	Contingencies

      As previously reported in the Company’s 2003 Annual Report on Form 10-K and 2004 Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, fourteen putative federal class action lawsuits (the “Federal Class Actions”) were filed against Charter and certain of its former and present officers and directors in various jurisdictions allegedly on behalf of all purchasers of Charter’s securities during the period from either November 8 or November 9, 1999 through July 17 or July 18, 2002. In general, the lawsuits alleged that Charter utilized misleading accounting practices and failed to disclose these accounting practices and/or issued false and misleading financial statements and press releases concerning Charter’s operations and prospects. The Federal Class Actions were specifically and individually identified in public filings made by Charter prior to the date of this quarterly report.

      On September 12, 2002, a shareholders derivative suit (the “State Derivative Action”) was filed in the Circuit Court of the City of St. Louis, State of Missouri (the “Missouri State Court”) against Charter and its then current directors, as well as its former auditors. A substantively identical derivative action was later filed and consolidated into the State Derivative Action. The plaintiffs allege that the individual defendants breached their fiduciary duties by failing to establish and maintain adequate internal controls and procedures. An action substantively identical to the State Derivative Action was filed in March 2004. The State Derivative Actions were specifically and individually identified in public filings made by Charter prior to the date of this quarterly report.

      Separately, on February 12, 2003, a shareholders derivative suit (the “Federal Derivative Action”) was filed against Charter and its then current directors in the United States District Court for the Eastern District of Missouri. The plaintiff in that suit alleged that the individual defendants breached their fiduciary duties and grossly mismanaged Charter by failing to establish and maintain adequate internal controls and procedures. The Federal Derivative Action was identified in public filings made by Charter prior to the date of this quarterly report.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

      On August 5, 2004, Charter entered into Memoranda of Understanding setting forth agreements in principle regarding settlement of the Federal Class Actions, the State Derivative Action(s) and the Federal Derivative Action (the “Actions”). In exchange for a release of all claims by plaintiffs against Charter and its former and present officers and directors named in the Actions, Charter will pay to the plaintiffs a combination of cash and equity collectively valued at $144 million, which will include the fees and expenses of plaintiffs’ counsel. Of this amount, $64 million will be paid in cash (by Charter’s insurance carriers) and the balance will be paid in shares of Charter Class A common stock having an aggregate value of $40 million and ten-year warrants to purchase shares of Charter Class A common stock having an aggregate warrant value of $40 million. The warrants would have an exercise price equal to 150% of the fair market value (as defined) of Charter Class A common stock as of the date of the entry of the order of final judgment approving the settlement. In addition, Charter expects to issue additional shares of its Class A common stock to its insurance carrier having an aggregate value of $5 million. As a result, in the second quarter of 2004, the Company recorded a $149 million litigation liability within other long-term liabilities and a $64 million insurance receivable as part of other non-current assets on its consolidated balance sheet and an $85 million special charge on its consolidated statement of operations. Additionally, as part of the settlements, Charter will also commit to a variety of corporate governance changes, internal practices and public disclosures, some of which have already been undertaken and none of which are inconsistent with measures Charter is taking in connection with the recent conclusion of the SEC investigation described below. The settlement of each of the lawsuits is conditioned upon, among other things, the parties’ approval and execution of definitive settlement agreements with respect to the matters described above, judicial approval of the settlements by the Court following notice to the class, and dismissal of the consolidated derivative actions now pending in Missouri State Court, which are related to the Federal Derivative Action.

      In August 2002, Charter became aware of a grand jury investigation being conducted by the U.S. Attorney’s Office for the Eastern District of Missouri into certain of its accounting and reporting practices, focusing on how Charter reported customer numbers, and its reporting of amounts received from digital set-top terminal suppliers for advertising. The U.S. Attorney’s Office has publicly stated that Charter is not a target of the investigation. Charter has also been advised by the U.S. Attorney’s office that no member of its board of directors, including its Chief Executive Officer, is a target of the investigation. On July 24, 2003, a federal grand jury charged four former officers of Charter with conspiracy and mail and wire fraud, alleging improper accounting and reporting practices focusing on revenue from digital set-top terminal suppliers and inflated customer account numbers. On July 25, 2003, one of the former officers who was indicted entered a guilty plea. Charter is fully cooperating with the investigation.

      On November 4, 2002, Charter received an informal, non-public inquiry from the staff of the SEC. The SEC issued a formal order of investigation dated January 23, 2003, and subsequently served document and testimony subpoenas on Charter and a number of its former employees. The investigation and subpoenas generally concerned Charter’s prior reports with respect to its determination of the number of customers, and various of its accounting policies and practices including its capitalization of certain expenses and dealings with certain vendors, including programmers and digital set-top terminal suppliers. On July 27, 2004, the SEC and Charter reached a final agreement to settle the investigation. In the Settlement Agreement and Cease and Desist Order, Charter agreed to entry of an administrative order prohibiting any future violations of United States securities laws and requiring certain other remedial internal practices and public disclosures. Charter neither admitted nor denied any wrongdoing, and the SEC assessed no fine against Charter.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

      Charter is generally required to indemnify each of the named individual defendants in connection with the matters described above pursuant to the terms of its bylaws and (where applicable) such individual defendants’ employment agreements. In accordance with these documents, in connection with the pending grand jury investigation, the now settled SEC investigation and the above described lawsuits, some of Charter’s current and former directors and current and former officers have been advanced certain costs and expenses incurred in connection with their defense.

      In October 2001, two customers, Nikki Nicholls and Geraldine M. Barber, filed a class action suit against Charter Holdco in South Carolina Court of Common Pleas (the “South Carolina Class Action”), purportedly on behalf of a class of Charter Holdco’s customers, alleging that Charter Holdco improperly charged them a wire maintenance fee without request or permission. They also claimed that Charter Holdco improperly required them to rent analog and/or digital set-top terminals even though their television sets were “cable ready.” A substantively identical case was filed in the Superior Court of Athens — Clarke County, Georgia by Emma S. Tobar on March 26, 2002 (the “Georgia Class Action”), alleging a nationwide class for these claims. The South Carolina Class Action and the Georgia Class Action were identified in public filings made by Charter prior to the date of this quarterly report.

      In April 2004, the parties to both the Georgia and South Carolina Class Actions participated in a mediation. The mediator made a proposal to the parties to settle the lawsuits. In May 2004, the parties accepted the mediator’s proposal and reached a tentative settlement, subject to final documentation and court approval. As a result of the tentative settlement, the Company recorded a special charge of $9 million in its consolidated statement of operations in the first quarter of 2004 (see note 12). On July 8, 2004, the Superior Court of Athens — Clarke County, Georgia granted a motion to amend the Tobar complaint to add Nicholls, Barber and April Jones as plaintiffs in the Georgia Class Action and to add any potential class members in South Carolina. The court also granted preliminary approval of the proposed settlement on that date. A hearing to consider final approval of the settlement is scheduled to occur on November 10, 2004. On August 2, 2004, the parties submitted a joint request to the South Carolina Court of Common Pleas to stay the South Carolina Class Action pending final approval of the settlement and on August 17, 2004, that court granted the parties’ request.

      In addition to the matters set forth above, Charter is also party to other lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after taking into account recorded liabilities, the outcome of these other lawsuits and claims are not expected to have a material adverse effect on the Company’s financial condition, results of operations or its liquidity.

15.	Earnings Per Share

      Basic earnings per share is based on the average number of shares of common stock outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options, convertible debt, convertible redeemable preferred stock and exchangeable membership units. Basic earnings per share equals diluted

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

earnings per share for the three months ended September 30, 2004 and the nine months ended September 30, 2003 and 2004.

	Three Months Ended
	September 30, 2003

			Earnings Per
	Earnings	Shares	Share

Basic earnings per share	$36	295	$0.12
Effect of stock options	—	4	—
Effect of Charter Investment Class B Common Stock	7	223	(0.04)
Effect of Vulcan Cable III Inc. Class B Common Stock	4	116	(0.01)

Diluted earnings per share	$47	638	$0.07

      The effect of stock options represents the shares resulting from the assumed exercise of outstanding stock options, calculated using the treasury stock method for all options whose exercise price was less than the average market price of the common shares. Charter Investment Class B common stock and Vulcan Cable III Inc. Class B common stock represent membership units in Charter Holdco that are exchangeable at any time on a one-for-one basis for shares of Charter Class B common stock, which are in turn convertible on a one-for-one basis into shares of Charter Class A common stock. Their effect on earnings represents the allocation of gains to minority interest based on their ownership of Charter Holdco.

      Certain options to purchase common stock, which were outstanding during the three months ended September 30, 2003, were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares. Charter’s 5.75% and 4.75% convertible senior notes, Charter’s series A convertible redeemable preferred stock and all of the outstanding exchangeable membership units in Charter’s indirect subsidiary, CC VIII, LLC, also were not included in the computation of diluted earnings per share because the effect of the conversions would have been antidilutive.

16.	Stock Compensation Plans

      The Company has historically accounted for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123 using the prospective method, under which the Company recognizes compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date consistent with the method described in Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Adoption of these provisions resulted in utilizing a preferable accounting method as the condensed consolidated financial statements will present the estimated fair value of stock-based compensation in expense consistently with other forms of compensation and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, the fair value method is being applied only to awards granted or modified after January 1, 2003, whereas awards granted prior to such date will continue to be accounted for under APB No. 25, unless they are modified or settled in cash. The ongoing effect on consolidated results of operations or financial condition will depend on future stock-based compensation awards granted by the Company.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

      SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the compensation expense for these plans had been determined using the fair value method. The following table presents the Company’s net income (loss) and income (loss) per share as reported and the pro forma amounts that would have been reported using the fair value method under SFAS No. 123 for the periods presented:

	Three Months
	Ended		Nine Months
	September 30,		Ended September 30,

	2004	2003	2004	2003

Net income (loss) applicable to common stock	$(3,295)	$36	$(4,005)	$(184)
Add back stock-based compensation expense related to stock options included in reported net income (loss) (net of minority interest)	8	1	34	1
Less employee stock-based compensation expense determined under fair value based method for all employee stock option awards (net of minority interest)	(6)	(3)	(37)	(11)
Effects of unvested options in stock option exchange	—	—	48	—

Pro forma	$(3,293)	$34	$(3,960)	$(194)

Income (loss) per common shares, basic:
As reported	$(10.89)	$0.12	$(13.38)	$(0.62)
Pro forma	$(10.88)	$0.12	$(13.23)	$(0.66)
Income (loss) per common shares, diluted:
As reported	$(10.89)	$0.07	$(13.38)	$(0.62)
Pro forma	$(10.88)	$0.07	$(13.23)	$(0.66)

      In January 2004, Charter began an option exchange program in which the Company offered its employees the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee’s outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, Charter issued to that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, Charter instead paid the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options (vested and unvested) to purchase a total of 22,929,573 shares of Charter Class A common stock, or approximately 48% of the Company’s 47,882,365 total options (vested and unvested) issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Those members of Charter’s board of directors who were not also employees of the Company were not eligible to participate in the exchange offer.

      In the closing of the exchange offer on February 20, 2004, the Company accepted for cancellation eligible options to purchase approximately 18,137,664 shares of Charter Class A common stock. In exchange, the Company granted 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options exchangeable under the program.

      The cost to the Company of the stock option exchange program was approximately $12 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $8 million to be expensed ratably over the three-year vesting period of the restricted stock issued in the exchange.

      In January 2004, the Compensation Committee of the board of directors of Charter approved Charter’s Long-Term Incentive Program (“LTIP”), which is a program administered under the 2001 Stock Incentive Plan. Employees of Charter and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options, and more senior level employees are eligible to receive stock options and performance shares. Under the LTIP, the stock options vest 25% on each of the first four anniversaries of the date of grant. The performance units vest on the third anniversary of the grant date and shares of Charter Class A common stock are issued, conditional upon Charter’s performance against financial performance targets established by Charter’s management and approved by its board of directors as of the time of the award.

17.	Related Parties

      CC VIII. As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, Charter’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to the 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003). The limited liability company agreement of CC VIII does not provide for a mandatory redemption of the CC VIII interest.

      An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Specifically, under the terms of the Bresnan transaction documents that were entered into in June 1999, the Comcast sellers originally would have received, after adjustments, 24,273,943 Charter Holdco membership units, but due to an FCC regulatory issue raised by the Comcast sellers shortly before closing, the Bresnan transaction was modified to provide that the Comcast sellers instead

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

would receive the preferred equity interests in CC VIII represented by the CC VIII interest. As part of the last-minute changes to the Bresnan transaction documents, a draft amended version of the Charter Holdco limited liability company agreement was prepared, and contract provisions were drafted for that agreement that would have required an automatic exchange of the CC VIII interest for 24,273,943 Charter Holdco membership units if the Comcast sellers exercised the Comcast put right and sold the CC VIII interest to Mr. Allen or his affiliates. However, the provisions that would have required this automatic exchange did not appear in the final version of the Charter Holdco limited liability company agreement that was delivered and executed at the closing of the Bresnan transaction. The law firm that prepared the documents for the Bresnan transaction brought this matter to the attention of Charter and representatives of Mr. Allen in 2002.

      Thereafter, the board of directors of Charter formed a Special Committee (currently comprised of Messrs. Merritt, Tory and Wangberg) to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.

      Mr. Allen disagrees with the Special Committee’s determinations described above and has so notified the Special Committee. Mr. Allen contends that the transaction is accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures.

      The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee is evaluating what further actions or processes it may undertake to resolve this dispute. To accommodate further deliberation, each party has agreed to refrain from initiating legal proceedings over this matter until it has given at least ten days’ prior notice to the other. In addition, the Special Committee and Mr. Allen have determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute. If the Special Committee and Mr. Allen are unable to reach a resolution through that mediation process or to agree on an alternative dispute resolution process, the Special Committee intends to seek resolution of this dispute through judicial proceedings in an action that would be commenced, after appropriate notice, in the Delaware Court of Chancery against Mr. Allen and his affiliates seeking contract reformation, declaratory relief as to the respective rights of the parties regarding this dispute and alternative forms of legal and equitable relief. The ultimate resolution and financial impact of the dispute are not determinable at this time.

      TechTV, Inc. TechTV, Inc. (“TechTV”) operated a cable television network that offered programming mostly related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided the Company with programming for distribution via its cable systems. The affiliation agreement provides, among other things, that TechTV must offer Charter certain terms and conditions that are no less favorable in the affiliation agreement than are given to any

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, the Company was entitled to incentive payments for channel launches through December 31, 2003.

      In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). The Company recognized approximately $5 million of the Vulcan Programming payment as an offset to programming expense during the nine months ended September 30, 2004 with the remaining $5 million to be recognized over the term of the agreement. The Company believes that Vulcan Programming, which is 100% owned by Mr. Allen, owned an approximate 98% equity interest in TechTV at the time of the transaction. Until September 2003, Mr. Savoy, a former Charter director, was the president and director of Vulcan Programming and was a director of TechTV. Mr. Wangberg, one of Charter’s directors, was the chairman, chief executive officer and a director of TechTV. Mr. Wangberg resigned as the chief executive officer of TechTV in July 2002. He remained a director of TechTV along with Mr. Allen until Vulcan Programming sold TechTV to an unrelated third party in May 2004.

      Digeo, Inc. On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive, LLC (“Digeo Interactive”), a wholly owned subsidiary of Digeo, Inc. (“Digeo”), under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deploys from a maximum of 10 headends through year-end 2004. This maximum number of headends was increased from 10 to 15 pursuant to a letter agreement executed on June 11, 2004 and was increased again from 15 to 20 pursuant to a second letter agreement dated August 4, 2004. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Total license and maintenance fees during the term of the agreement are expected to be approximately $3 million. The agreement provides that Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. In April 2004, the Company launched DVR service utilizing the Digeo proprietary software in its Rochester, Minnesota market.

      In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the purchase of 70,000 Digeo PowerKey DVR units. The term sheet provides that the parties will proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the purchase of the DVR units and that the parties will enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $40 million. The term sheet and any definitive agreements will be terminable at no penalty to Charter in certain circumstances.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

      Charter and Digeo entered into a letter agreement effective September 28, 2004 amending the April 2004 license agreement to reduce certain fees payable to Digeo by Charter and to increase the maximum number of headends in which Charter has the right to deploy the DVR units from a maximum of 20 by year end 2004, to a maximum of 30 by June 30, 2005.

      The Company believes that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% equity interest in Digeo, Inc. Messrs. Allen and Vogel are directors of Digeo. Mr. Vogel owns options to purchase 10,000 shares of Digeo common stock.

      Oxygen Media LLC. Oxygen Media LLC (“Oxygen”) provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen, whereby the Company agreed to carry programming content from Oxygen. Under the carriage agreement, the Company currently makes Oxygen programming available to approximately 5 million of its video customers. The term of the carriage agreement was retroactive to February 1, 2000, the date of launch of Oxygen programming by the Company, and runs for a period of five years from that date. For the nine months ended September 30, 2004 and 2003, the Company paid Oxygen approximately $10 million and $6 million, respectively, for programming content. In addition, Oxygen pays the Company marketing support fees for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. The Company recorded approximately $1 million and $696 million related to these launch incentives as a reduction of programming expense for each of the nine months ended September 30, 2004 and 2003, respectively.

      Concurrently with the execution of the carriage agreement, Charter Holdco entered into an equity issuance agreement pursuant to which Oxygen’s parent company, Oxygen Media Corporation (“Oxygen Media”), granted a subsidiary of Charter Holdco a warrant to purchase 2.4 million shares of Oxygen Media common stock for an exercise price of $22.00 per share. Charter Holdco was also to receive unregistered shares of Oxygen Media common stock with a guaranteed fair market value on the date of issuance of $34 million, on or prior to February 2, 2005, with the exact date to be determined by Oxygen Media.

      The Company recognizes the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the nine months ended September 30, 2004 and 2003, the Company recorded approximately $10 million and $6 million, respectively, as a reduction of programming expense. The carrying value of the Company’s investment in Oxygen was approximately $29 million and $19 million as of September 30, 2004 and December 31, 2003, respectively.

      In August 2004, Charter Holdco and Oxygen entered into agreements that amend and renew the carriage agreement. The amendment to the carriage agreement (a) revises the number of the Company’s customers to which Oxygen programming must be carried and for which the Company must pay, (b) releases Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) requires Oxygen to make payment on outstanding receivables for marketing support fees due to the Company under the affiliation agreement; and (d) requires that Oxygen provide its programming content to the Company on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than the Company. The renewal of the carriage agreement (a) extends the period that the Company will carry Oxygen programming to its customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks.

      In August 2004, Charter Holdco and Oxygen also amended the equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(UNAUDITED)
(Dollars in millions, except per share amounts and where indicated)

share plus accrued dividends to Charter Holdco on February 1, 2005 in place of the $34 million of unregistered shares of Oxygen Media common stock. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of Oxygen Media common stock on the conversion date.

      As of September 30, 2004, through Vulcan Programming, Mr. Allen owned an approximate 31% interest in Oxygen assuming no exercises of outstanding warrants or conversion or exchange of convertible or exchangeable securities.

      Marc Nathanson has an indirect beneficial interest of less than 1% in Oxygen.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities covered by this prospectus, all of which will be borne by the registrant. All amounts shown are estimates except the SEC filing fee.

Regulatory filing fees	$110,000
Legal fees and expenses	$1,500,000
Accounting fees and expenses	$500,000
Printing expenses	$250,000

Total expenses	$2,360,000

Item 14.	Indemnification of Directors and Officers

Indemnification Under the Certificate of Incorporation and Bylaws of Charter Communications, Inc.

      Charter Communications, Inc.’s certificate of incorporation provides that a director of Charter Communications, Inc. shall not be personally liable to Charter Communications, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors’ duty of loyalty to Charter Communications, Inc. or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation law; or (iv) for any transaction from which the director derived an improper personal benefit. Charter Communications, Inc.’s bylaws require Charter Communications, Inc., to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of Charter Communications, Inc. or is or was serving at the request of Charter Communications, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

Indemnification Under the Delaware General Corporation Law

      Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(i) for any breach of the director’s duty of loyalty to the corporation or its shareholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

      On March 29, 2004, Charter Communications, Inc. issued 2,385,705 shares of its Class A common stock in exchange for $10 million aggregate principal amount of Charter’s 5.75% convertible senior notes due 2005 in a privately negotiated transaction. The shares of Class A common stock issued in this exchange were exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

      On May 6, 2004, Charter Communications, Inc. issued 4,867,113 shares of its Class A common stock in exchange for $20 million aggregate principal amount of Charter’s 5.75% convertible senior notes due 2005 in a privately negotiated transaction. The shares of Class A common stock issued in this exchange were exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

      On November 22, 2004, Charter Communications, Inc. issued and sold $862.5 million original principal amount of 5.875% Convertible Senior Notes due 2009. The notes were sold in a private transaction to qualified institutional buyers, and the sale was exempt from registration by virtue of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. The notes were eligible for resale to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. The initial conversion rate, subject to adjustment in certain circumstances, will be 413.2231 shares of Charter’s Class A common stock per $1,000 original principal amount of notes, which represents a conversion price of approximately $2.42 per share. Consequently, the notes are convertible into an aggregate of approximately 356,405,000 shares of Class A common stock. A portion of the net proceeds from the sale of the notes were used to purchase a portfolio of U.S. Treasury securities which are pledged as security for the notes and which Charter expects to use to fund the first six scheduled interest payments on the notes. Charter also intends to use a portion of the net proceeds to redeem outstanding indebtedness in the aggregate principal amount of $588 million. Excess proceeds will be used for general corporate purposes.

      In December 2003, subject to certain conditions and finalizing appropriate documentation, the Company agreed to issue 18,638 shares of Class A common stock in exchange for cancellation of an option to purchase 186,385 shares which was issued in 2001 as compensation for services. The exchange is scheduled to be consummated in 2005. In addition, we agreed to issue to the same holder a new option to purchase an additional 289,268 shares of Class A common stock for an exercise price of $3.905 per share. The issuances were in exchange for services rendered or to be rendered, and were exempt from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 of Regulation D.

Item 16.	Exhibits

Exhibit		Description

2	.1(a)	Purchase and Contribution Agreement, entered into as of June 1999, by and among BCI (USA), LLC, William Bresnan, Blackstone BC Capital Partners L.P., Blackstone BC Offshore Capital Partners L.P., Blackstone Family Investment Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan LLC and Charter Communications Holding Company, LLC (Incorporated by reference to Exhibit 2.11 to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999 (File No. 333-83887)).
2	.1(b)	First Amendment to Purchase and Contribution Agreement dated as of February 14, 2000, by and among BCI (USA), LLC, William J. Bresnan, Blackstone BC Capital Partners L.P., Blackstone BC Offshore Capital Partners, L.P., Blackstone Family Media III L.P. (as assignee of Blackstone Family Investment III, L.P.), TCID of Michigan, Inc., TCI Bresnan, LLC and Charter Communications Holding Company, LLC. (Incorporated by reference to Exhibit 2.11(a) to the current report on Form 8-K filed by Charter Communications, Inc. on February 29, 2000 (File No. 000-27927)).
2.2		Asset Purchase Agreement, dated as of September 28, 2001, between High Speed Access Corp. and Charter Communications Holding Company, LLC (including as Exhibit A, the Form of Voting Agreement, as Exhibit B, the form of Management Agreement, as Exhibit C, the form of License Agreement, and as Exhibit D, the Form of Billing Letter Agreement) (Incorporated by reference to Exhibit 10.1 to Amendment No. 6 to Schedule 13D filed by Charter Communications, Inc. and others with respect to High Speed Access Corp., filed on October 1, 2001 (File No. 005-56431)).
2	.3(a)	Asset Purchase Agreement, dated August 29, 2001, by and between Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC, and Rifkin Acquisitions Partners, LLC and Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar IV/ PBD Systems Venture, and Enstar Cable of Macoupin County (Incorporated by reference to Exhibit 2.1 to the current report of Form 8-K filed by Enstar IV-2, L.P. on September 13, 2001 (File No. 000-15706)).
2	.3(b)	Letter of Amendment, dated September 10, 2001, by and between Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC, and Rifkin Acquisition Partners, LLC and Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar IV/ PBD Systems Venture, and Enstar Cable of Macoupin County (Incorporated by reference to Exhibit 2.1 to the current report of Form 8-K filed by Enstar IV-2, L.P. on September 13, 2001 (File No. 000-15706)).
2	.3(c)	Letter of Amendment, dated April 10, 2002, by and between Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC, and Rifkin Acquisition Partners, LLC and Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar IV/ PBD Systems Venture, and Enstar Cable of Macoupin County (Incorporated by reference to Exhibit 2.1 to the current report on Form 8-K filed by Enstar Income Program IV-1, L.P. on April 22, 2002 (File No. 000-15705)).
2.4		Asset Purchase Agreement, dated April 10, 2002, by and between Charter Communications Entertainment I, LLC, and Enstar Income Program II-1, L.P. (Incorporated by reference to Exhibit 2.2 to the current report on Form 8-K filed by Enstar Income Program II-1, L.P. on April 26, 2002 (File No. 000-14508)).

Exhibit		Description

3	.1(a)	Restated Certificate of Incorporation of Charter Communications, Inc. (Originally incorporated July 22, 1999) (Incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
3	.1(b)	Certificate of Amendment of Restated Certificate of Incorporation of Charter Communications, Inc. filed May 10, 2001 (Incorporated by reference to Exhibit 3.1(b) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927).
3	.2(a)	Amended and Restated By-laws of Charter Communications, Inc. as of November 5, 1999 (Incorporated by reference to Exhibit 3.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
3	.2(b)	Fourth Amendment to Amended and Restated By-Laws of Charter Communications, Inc. adopted as of October 3, 2003 (Incorporated by reference to Exhibit No. 3.3 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 3, 2003 (File No. 000-27927)).
3	.2(c)	Fifth Amendment to Amended and Restated By-Laws of Charter Communications, Inc. adopted as of October 28, 2003 (Incorporated by reference to Exhibit No. 3.3 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 3, 2003 (File No. 000-27927)).
3	.2(d)	Sixth Amendment to the Amended and Restated By-Laws of Charter Communications, Inc. adopted as of September 24, 2004 (Incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 30, 2004 (File No. 000-27927)).
3	.2(e)	Seventh Amendment to the Amended and Restated By-Laws of Charter Communications, Inc. adopted as of October 21, 2004 (Incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Charter Communications, Inc. filed on October 22, 2004 (File No. 000-27927)).
3	.2(f)	Eighth Amendment to the Amended and Restated By-Laws of Charter Communications, Inc. adopted as of December 14, 2004 (Incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 15, 2004 (File No. 000-27927)).
4.1		Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. and related Certificate of Correction of Certificate of Designation (Incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
4	.3(b)	Supplemental Indenture, dated as of March 26, 1999, by and among Avalon Cable of Michigan Holdings, Inc., Avalon Cable LLC and Avalon Cable Holdings Finance, Inc., as issuers, Avalon Cable of Michigan, Inc., as guarantor, and The Bank of New York, as trustee for the Notes (Incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable LLC, Avalon Cable Holdings Finance, Inc., Avalon Cable of Michigan Holdings, Inc. and Avalon Cable of Michigan, Inc. filed on May 28, 1999 (File No. 333-75415 and 333-75453)).
4.4		Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (Incorporated by reference to Exhibit 4.1(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

Exhibit	Description

4.5	Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (Incorporated by reference to Exhibit 4.2(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).
4.6	Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (Incorporated by reference to Exhibit 4.3(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).
4.7	Indenture relating to the 10.00% Senior Notes due 2009, dated as of January 12, 2000, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (Incorporated by reference to Exhibit 4.1(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
4.8	Indenture relating to the 10.25% Senior Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (Incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
4.9	Indenture relating to the 11.75% Senior Discount Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (Incorporated by reference to Exhibit 4.3(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
4.10	Indenture relating to 5.75% Convertible Senior Notes due 2005, dated as of October 30, 2000, among Charter Communications, Inc. and BNY Midwest Trust Company as trustee (Incorporated by reference to Exhibit 10.35 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2000 (File No. 000-27927)).
4.11	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.750% senior notes due 2009 (Incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
4.12	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.125% senior notes due 2011 (Incorporated by reference to Exhibit 4.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).

Exhibit		Description

4.13		Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.500% senior discount notes due 2011 (Incorporated by reference to Exhibit 4.2(c) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
4	.14(a)	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (Incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
4	.14(b)	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (Incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
4	.14(c)	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (Incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
4	.15(a)	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (Incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
4	.15(b)	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (Incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
4	.15(c)	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (Incorporated by reference to Exhibit 4.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
4.16		Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.750% Senior Discount Notes due 2011 (Incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
4.17		Indenture dated May 30, 2001 between Charter Communications, Inc. and BNY Midwest Trust Company as Trustee governing 4.75% Convertible Senior Notes due 2006 (Incorporated by reference to Exhibit 4.1(b) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).

Exhibit		Description

4	.18(a)	Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (Incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
4	.18(b)	First Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (Incorporated by reference to Exhibit 4.3 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
4	.19(a)	5.75% Mirror Note in the principal amount of $650 million dated as of October 30, 2000 made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (Incorporated by reference to Exhibit 4.4(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
4	.19(b)	5.75% Mirror Note in the principal amount of $100 million dated as of November 3, 2000 made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (Incorporated by reference to Exhibit 4.4(b) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
4.20		4.75% Mirror Note in the principal amount of $632.5 million dated as of May 30, 2001, made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (Incorporated by reference to Exhibit 4.5 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
4.21		Indenture relating to the 10.25% Senior Notes due 2010, dated as of September 23, 2003, among CCH II, LLC, CCH II Capital Corporation and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications Inc. filed on September 26, 2003 (File No. 000-27927)).
4.22		Exchange and Registration Rights Agreement relating to 10.25% Senior Notes due 2010, dated as of September 23, 2003, among CCH II, LLC, CCH II Capital Corp., and the purchasers set forth on the signature pages thereto (Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on September 26, 2003 (File No. 000-27927)).
4.23		CCI Senior Notes Exchange Agreement, dated as of September 18, 2003, by and between Charter Communications, Inc., CCH II, LLC and CCH II Capital Corp. (Incorporated by reference to Exhibit 10.4 to Charter Communications, Inc.’s current report on Form 8-K filed on September 26, 2003 (File No. 000-27927)).
4.24		Holdings Senior Notes Exchange Agreement, dated as of September 18, 2003, by CCH II, LLC and CCH II Capital Corp. (Incorporated by reference to Exhibit 10.5 to Charter Communications, Inc.’s current report on Form 8-K filed on September 26, 2003 (File No. 000-27927)).
4.25		Indenture relating to the 8 3/4% Senior Notes due 2013, dated as of November 10, 2003, by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (Incorporated by reference to Exhibit 4.1 to Charter Communications, Inc.’s current report on Form 8-K filed on November 12, 2003 (File No. 000-27927)).

Exhibit	Description

4.26	Exchange and Registration Rights Agreement, dated as of November 10, 2003, by and between CCO Holdings, LLC and CCO Holdings Capital Corp. (Incorporated by reference to Exhibit 4.2 to Charter Communications, Inc.’s current report on Form 8-K filed on November 12, 2003 (File No. 000-27927)).
4.27	Indenture relating to the 8% senior second lien notes due 2012 and 8 3/8% senior second lien notes due 2014, dated as of April 27, 2004, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wells Fargo Bank, N.A. as trustee (Incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).
4.29	Indenture relating to the 5.875% convertible senior notes due 2009, dated as of November 2004, by and among Charter Communications, Inc. and Wells Fargo Bank, N.A. as trustee (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.30	5.875% convertible senior notes due 2009 Resale Registration Rights Agreement, dated November 22, 2004, by and among Charter Communications, Inc. and Citigroup Global Markets Inc. and Morgan Stanley and Co. Incorporated as representatives of the initial purchasers (Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.31	Share Loan Registration Rights Agreement, dated November 22, 2004, by and between Charter Communications, Inc. and Citigroup Global Markets Inc. (Incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.32	Collateral Pledge and Security Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Wells Fargo Bank, N.A. as trustee and collateral agent (Incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.33	Collateral Pledge and Security Agreement, dated as of November 22, 2004 among Charter Communications, Inc., Charter Communications Holding Company, LLC and Wells Fargo Bank, N.A. as trustee and collateral agent (Incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.34	Share Lending Agreement, dated as of November 22, 2004 between Charter Communications, Inc., Citigroup Global Markets Limited, through Citigroup Global Markets, Inc. (Incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.35	Holdco Mirror Notes Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Charter Communications Holding Company, LLC (Incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.36	Unit Lending Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Charter Communications Holding Company, LLC (Incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).

Exhibit		Description

4.37		5.875% Mirror Convertible Senior Note due 2009, in the principal amount of $862,500,000 dated as of November 22, 2004 made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (Incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
4.38		Indenture dated as of December 15, 2004 among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of CCO Holdings, LLC filed on December 21, 2004 (File No. 333-112593)).
4.39		Exchange and Registration Rights Agreement dated December 15, 2004 by and among CCO Holdings, LLC, CCO Holdings Capital Corp, on the one hand, and Credit Suisse First Boston LLC and Citigroup Global Markets Inc, on the other hand, as representatives (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of CCO Holdings, LLC filed on December 21, 2004 (File No. 333-112593)).
5	.1**	Opinion regarding legality.
8	.1**	Opinion regarding tax matters.
10.1		Consulting Agreement, dated as of March 10, 1999, by and between Vulcan Northwest Inc., Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications Holdings, LLC (Incorporated by reference to Exhibit 10.3 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499)).
10.2		Letter Agreement, dated September 21, 1999, by and among Charter Communications, Inc., Charter Investment, Inc., Charter Communications Holding Company, Inc. and Vulcan Ventures Inc. (Incorporated by reference to Exhibit 10.22 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
10	.3(a)	First Amended and Restated Mutual Services Agreement, dated as of December 21, 2000, by and between Charter Communications, Inc., Charter Investment, Inc. and Charter Communications Holding Company, LLC (Incorporated by reference to Exhibit 10.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.3(b)	Letter Agreement, dated June 19, 2003, by and among Charter Communications, Inc., Charter Communications Holding Company, LLC and Charter Investment, Inc. regarding Mutual Services Agreement (Incorporated by reference to Exhibit No. 10.5(b) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.3(c)	Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003 between Charter Communications, Inc. and Charter Communications Holding Company, LLC (Incorporated by reference to Exhibit 10.5(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10.4		Form of Management Agreement, dated as of November 9, 1999, by and between Charter Communications Holding Company, LLC and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.2(d) to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).

Exhibit		Description

10.5		Amended and Restated Management Agreement, dated as of June 19, 2003, between Charter Communications Operating, LLC and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 333-83887)).
10.6		Management Agreement, dated as of November 12, 1999, by and between CC VI Operating Company, LLC and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.2(d) to Amendment No. 1 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on April 18, 2000 (File No. 333-77499)).
10.7		Management Agreement, dated as of November 12, 1999 by and between Falcon Cable Communications, LLC and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.2(e) to Amendment No. 1 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on April 18, 2000 (File No. 333-77499)).
10.8		Form of Exchange Agreement, dated as of November 12, 1999 by and among Charter Investment, Inc., Charter Communications, Inc., Vulcan Cable III Inc. and Paul G. Allen (Incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
10.9		Exchange Agreement, dated as of February 14, 2000, by and among Charter Communications, Inc., BCI (USA), LLC, William J. Bresnan, Blackstone BC Capital Partners L.P., Blackstone BC Offshore Capital Partners L.P., Blackstone Family Media, III L.P. (as assignee of Blackstone Family Investment III L.P.), TCID of Michigan, Inc., and TCI Bresnan LLC (Incorporated by reference to Exhibit 10.40 to the current report on Form 8-K of Charter Communications, Inc. filed on February 29, 2000 (File No. 000-27927)).
10	.10(a)+	Charter Communications Holdings, LLC 1999 Option Plan (Incorporated by reference to Exhibit 10.4 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499)).
10	.10(b)+	Assumption Agreement regarding Option Plan, dated as of May 25, 1999, by and between Charter Communications Holdings, LLC and Charter Communications Holding Company, LLC (Incorporated by reference to Exhibit 10.13 to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on August 27, 1999 (File No. 333-77499
10	.10(c)+	Form of Amendment No. 1 to the Charter Communications Holdings, LLC 1999 Option Plan (Incorporated by reference to Exhibit 10.10(c) to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on November 1, 1999 (File No. 333-83887)).
10	.10(d)+	Amendment No. 2 to the Charter Communications Holdings, LLC 1999 Option Plan (Incorporated by reference to Exhibit 10.4(c) to the annual report on Form 10-K filed by Charter Communications, Inc. on March 30, 2000 (File No. 000-27927)).
10	.10(e)+	Amendment No. 3 to the Charter Communications 1999 Option Plan (Incorporated by reference to Exhibit 10.14(e) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927).
10	.10(f)+	Amendment No. 4 to the Charter Communications 1999 Option Plan (Incorporated by reference to Exhibit 10.10(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).

Exhibit		Description

10	.11(a)+	Charter Communications, Inc. 2001 Stock Incentive Plan (Incorporated by reference to Exhibit 10.25 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on May 15, 2001 (File No. 000-27927)).
10	.11(b) +	Amendment No. 1 to the Charter Communications, Inc. 2001 Stock Incentive Plan (Incorporated by reference to Exhibit 10.11(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.11(c)+	Amendment No. 2 to the Charter Communications, Inc. 2001 Stock Incentive Plan (Incorporated by reference to Exhibit 10.10 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927).
10	.11(d)+	Amendment No. 3 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective January 2, 2002 (Incorporated by reference to Exhibit 10.15(c) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927).
10	.11(e)+	Amendment No. 4 to the Charter Communications, Inc. 2001 Stock Incentive Plan (Incorporated by reference to Exhibit 10.11(e) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.11(f)+	Amendment No. 5 to the Charter Communications, Inc. 2001 Stock Incentive Plan (Incorporated by reference to Exhibit 10.11(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.11(g)+	Description of Long-Term Incentive Program to the Charter Communications, Inc. 2001 Stock Incentive Plan (Incorporated by reference to Exhibit 10.11 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 15, 2004 (File No. 000-27927)).
10	.12(a)+	Letter Agreement, dated May 25, 1999, between Charter Communications, Inc. and Marc Nathanson (Incorporated by reference to Exhibit 10.36 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.12(b)+	Letter Agreement, dated March 27, 2000, between CC VII Holdings, LLC and Marc Nathanson, amending the Letter Agreement dated May 25, 1999 (Incorporated by reference to Exhibit 10.13(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.13+	Employment Agreement between Charter Communications, Inc. and Margaret A. “Maggie” Bellville, entered into as of April 27, 2003 (Incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 3, 2003 (File No. 000-27927)).
10	.14+	Employment Agreement, dated as of October 8, 2001, by and between Carl E. Vogel and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10	.15+	Employment Agreement, dated as of October 18 2001, by and between Stephen E. Silva and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10.16		Amended and Restated Credit Agreement among Charter Communications Operating, LLC, CCO Holdings, LLC and certain lenders and agents named therein dated April 27, 2004 (Incorporated by reference to Exhibit 10.25 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).

Exhibit		Description

10.17		Amended and Restated Limited Liability Company Agreement for Charter Communications Holding Company, LLC made as of August 31, 2001 (Incorporated by reference to Exhibit 10.9 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10.18		Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, dated as of March 31, 2003 (Incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10.19		Amended and Restated Limited Liability Company Agreement of Charter Communications Operating, LLC, dated as of June 19, 2003 (Incorporated by reference to Exhibit No. 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.20(a)	Commitment letter, dated April 14, 2003, from Vulcan Inc. to Charter Communications VII, LLC (Incorporated by reference to Exhibit No. 10.28 to the annual report on Form 10-K filed by Charter Communications, Inc. on April 15, 2003 (File No. 000-27927)).
10	.20(b)	Letter from Vulcan Inc. dated June 30, 2003 amending the Commitment Letter, dated April 14, 2003 (Incorporated by reference to Exhibit No. 10.3(b) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.20(c)	Notice of Termination of Commitment, dated November 14, 2003 (Incorporated by reference to Exhibit 10.8(c) to the registration statement on Form S-4 of CCO Holdings, LLC filed on February 6, 2004 (File No. 333-112593)).
10	.21+	Employment Offer Letter, dated December 2, 2003 by and between Charter Communications, Inc. and Derek Chang (Incorporated by reference to Exhibit 10.24 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 15, 2004 (File No. 000-27927)).
10	.22+	Employment Offer Letter, dated December 17, 2003 by and between Charter Communications, Inc. and Michael Huseby (Incorporated by reference to Exhibit 10.25 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 15, 2004 (File No. 000-27927)).
10	.23+	Separation Agreement and Release for Margaret A. Bellville, dated as of September 16, 2004 (Incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 4, 2004 (File No. 000-27927)).
10.24		Letter Agreement between Charter Communications, Inc. and Charter Investment Inc. and Vulcan Cable III Inc. amending the Amended and Restated Limited Liability Company Agreement of Charter Communications Holding Company, LLC, dated as of November 22, 2004 (Incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
21	.1*	Subsidiaries of Charter Communications, Inc.
23	.1*	Consent of KPMG LLP
23	.2**	Consent of Irell & Manella LLP
24.1		Power of Attorney (included on the signature page hereto).
25	.1**	Statement of Eligibility of Trustee.

*	Filed herewith

**	To be filed by amendment

+	Management compensatory plan or arrangement

Item 17.	Undertakings

The Undersigned Registrant Hereby Undertakes That:

(1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(2) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Undersigned Registrant Hereby Undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on December 21, 2004

CHARTER COMMUNICATIONS, INC.,
Registrant

By:	/s/ CARL E. VOGEL

Carl E. Vogel
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Curtis S. Shaw, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL G. ALLEN Paul G. Allen	Chairman of the Board of Directors	December 20, 2004

/s/ CARL E. VOGEL Carl E. Vogel	President, Chief Executive Officer, Director (Principal Executive Officer)	December 21, 2004

/s/ DEREK CHANG Derek Chang	Executive Vice President and Interim Co-Chief Financial Officer (Principal Financial Officer)	December 20, 2004

/s/ PAUL E. MARTIN Paul E. Martin	Senior Vice President, Controller and Interim Co-Chief Financial Officer (Principal Accounting Officer)	December 20, 2004

Signature	Title	Date

/s/ W. LANCE CONN W. Lance Conn	Director	December 20, 2004

/s/ JONATHAN L. DOLGEN Jonathan L. Dolgen	Director	December 20, 2004

/s/ CHARLES M. LILLIS Charles M. Lillis	Director	December 20, 2004

/s/ ROBERT P. MAY Robert P. May	Director	December 20, 2004

/s/ DAVID C. MERRITT David C. Merritt	Director	December 20, 2004

/s/ MARC B. NATHANSON Marc B. Nathanson	Director	December 20, 2004

/s/ JO ALLEN PATTON Jo Allen Patton	Director	December 20, 2004

/s/ JOHN H. TORY John H. Tory	Director	December 20, 2004

/s/ LARRY W. WANGBERG Larry W. Wangberg	Director	December 20, 2004